  As filed with the Securities and Exchange Commission on January 7, 2000

                                                 Registration No. 333-91377
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                        AMENDMENT NO. 1 TO FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                Stamps.com Inc.
             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                     5961                    77-0454966
                               (Primary Standard          (I.R.S. Employer
     (State or Other              Industrial             Identification No.)
     Jurisdiction of        Classification Number)
    Incorporation or
      Organization)

                               ----------------

                     3420 Ocean Park Boulevard, Suite 1040
                         Santa Monica, California 90405
                                 (310) 581-7200
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                                 John M. Payne
                      Chairman and Chief Executive Officer
                                Stamps.com Inc.
                     3420 Ocean Park Boulevard, Suite 1040
                         Santa Monica, California 90405
                                 (310) 581-7200
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   Copies to:
            Bruce R. Hallett                        Craig E. Sherman
    Brobeck, Phleger & Harrison LLP                  David R. Young
          38 Technology Drive                        Megan L. Muir
        Irvine, California 92618                    David T. Sobota
             (949) 790-6300                        Venture Law Group
                                               A Professional Corporation
                                                  4750 Carillon Point
                                               Kirkland, Washington 98033
                                                     (425) 739-8700

                               ----------------

   Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described in this registration statement.

                               ----------------

   If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              [LOGO OF stamps.com]

                             January   , 2000

Dear Stockholder of Stamps.com Inc.:

   Your board of directors has approved a merger agreement that would result in Stamps.com Inc. acquiring iShip.com, Inc., a provider of Web-based technology which is designed to help consumers, small businesses and large corporations price, ship, track and manage shipments over the Internet. Your board of directors is excited about this opportunity to expand Stamps.com's business. If the acquisition is completed, Stamps.com will issue up to 8 million shares of Stamps.com common stock to the former shareholders of iShip.com. The Stamps.com common stock is listed on the Nasdaq National Market under the symbol "STMP."

   In order to complete the acquisition, you are asked to vote, at a special
meeting of stockholders, to be held on February   , 2000, beginning at 9:00
a.m., at    . At that Stamps.com special meeting, your board of directors is asking that you approve (a) the agreement which provides for iShip.com becoming a wholly owned subsidiary of Stamps.com and (b) a 2.5 million share increase in the number of shares of Stamps.com common stock covered by our 1999 stock incentive plan. Only stockholders of record at the close of business on January 7, 2000 will be entitled to vote at the Stamps.com special meeting.

   Stamps.com cannot complete the acquisition unless Stamps.com's stockholders approve both of those proposals. Accordingly, Stamps.com asks that you either attend the Stamps.com special meeting or send back the enclosed proxy card.

   You should consider the "Risk Factors" described beginning at page 11, as well as all of the other information in this joint proxy statement and consent solicitation/prospectus.

   After careful consideration, your board of directors has unanimously approved the merger of a subsidiary of Stamps.com into iShip.com and unanimously recommends that you vote in favor of the approval of the merger agreement and the increase in the number of shares covered by Stamps.com's stock incentive plan.

   Your vote is very important. I urge you to vote in favor of both proposals at the Stamps.com special meeting.

                                          Very truly yours,

                                          John M. Payne
                                          Chairman and Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved the merger described in this joint proxy statement and consent solicitation/prospectus or the shares of Stamps.com common stock to be issued in connection with the merger. Furthermore, the Securities and Exchange Commission has not determined if this joint proxy statement and consent solicitation/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. This joint proxy statement and consent solicitation/prospectus is not an offer to sell and it is not soliciting an offer to buy securities in any jurisdiction where offers or sales are not permitted.

   This joint proxy statement and consent solicitation/prospectus is dated
January   , 2000 and was first mailed to Stamps.com's stockholders on or about
January   , 2000.

                            [LOGO OF iShip.com(TM)]

                             January   , 2000

Dear Shareholder of iShip.com Inc.:

   Your board of directors has approved a merger agreement that would result in Stamps.com Inc., a leading provider of services for purchasing and printing postage over the Internet, acquiring iShip.com, Inc. Stamps.com is offering a total of 8,000,000 of its shares of common stock to the holders of equity securities of iShip.com in connection with the acquisition, 800,000 of which will be held in escrow for one year. Your board of directors is excited about this opportunity.

   In order to complete the acquisition, you are asked to sign and return an action by written consent approving the agreement which provides for iShip.com becoming a wholly owned subsidiary of Stamps.com. Only shareholders of record at the close of business on the date of this letter will be entitled to give consents. The Stamps.com common stock is listed on the Nasdaq National Market under the symbol "STMP."

   iShip.com can not complete the acquisition unless iShip.com's shareholders approve the acquisition. Accordingly, iShip.com asks that you send back the enclosed written consent.

   You should consider the "Risk Factors" described beginning at page 11, as well as all of the other information in this joint proxy statement and consent solicitation/prospectus.

   After careful consideration, your board of directors has unanimously approved the merger of a subsidiary of Stamps.com into iShip.com and unanimously recommends that you vote in favor of the approval of the merger agreement. Accordingly, please complete and sign the enclosed written consent and return it as promptly as possible in the enclosed envelope.

   Your vote is very important. I urge you to vote in favor of the acquisition.

                                          Very truly yours,

                                          Stephen M. Teglovic
                                          President and Chief Executive
                                           Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved the merger described in this joint proxy statement and consent solicitation/prospectus or the shares of Stamps.com common stock to be issued in connection with the merger. Furthermore, the Securities and Exchange Commission has not determined if this joint proxy statement and consent solicitation/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. This joint proxy statement and consent solicitation/prospectus is not an offer to sell and it is not soliciting an offer to buy securities in any jurisdiction where offers or sales are not permitted.

   This joint proxy statement and consent solicitation/prospectus is dated
January   , 2000 and was first mailed to iShip.com's shareholders on or about
January   , 2000.

                                Stamps.com Inc.
                     3420 Ocean Park Boulevard, Suite 1040
                        Santa Monica, California 90405

To the Stockholders of Stamps.com Inc.:

   Stamps.com will hold a special meeting of the stockholders of Stamps.com
Inc. on       , February  , 2000, beginning at 9:00 a.m., local time, at     ,
for the following purpose:

  1. To consider and vote upon a proposal to approve the agreement and plan of merger, dated as of October 22, 1999, which provides for the merger of a subsidiary of Stamps.com into iShip.com, Inc. and the issuance of up to 8 million shares of Stamps.com common stock in exchange for all outstanding capital stock, options and warrants of iShip.com.

  2. To increase by 2.5 million the number of shares of Stamps.com common stock issuable under Stamps.com's 1999 stock incentive plan.

   Stamps.com will transact no other business at the special meeting, except such business as may properly be brought before the Stamps.com special meeting or any adjournment of it by the board of directors.

   Only holders of record of Stamps.com common stock at the close of business on January 7, 2000, the record date for the Stamps.com special meeting, are entitled to notice of, and to vote at, the Stamps.com special meeting and any adjournments or postponements of it.

   Stamps.com cannot complete the acquisition of iShip.com unless the holders of a majority of the shares of Stamps.com common stock present and entitled to vote at the special meeting vote in favor of both proposals. None of Stamps.com's stockholders will have appraisal rights in connection with the acquisition.

   Whether or not you plan to attend the Stamps.com special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage paid envelope.

                                          By Order of the Board of Directors

                                          Michael A. Zuercher
                                          Senior Director, Legal Affairs and
                                           Secretary

Santa Monica, California

January  , 2000

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Acquisition.........................................................   1
  Recommendation of Stamps.com's Board of Directors.......................   2
  Recommendation of iShip.com's Board of Directors........................   2
  Opinion of Stamps.com's Financial Advisor...............................   2
  Conditions to the Acquisition...........................................   2
  Termination of the Merger Agreement.....................................   2
  Termination Payment.....................................................   3
  Accounting Treatment....................................................   3
  Expenses................................................................   3
  The Merger is Intended to Qualify as a Reorganization for Income Tax
   Purposes...............................................................   3
  Market Price and Dividend Information...................................   3
  Vote Required of Stamps.com's Stockholders and iShip.com's
   Shareholders...........................................................   4
  Ownership of Shares by Directors and Officers...........................   4
  Dissenters' Rights......................................................   4
  Comparison of Rights of Stamps.com's Stockholders and iShip.com's
   Shareholders...........................................................   4
  Regulatory Matters......................................................   4
  Comparative Per Share Data..............................................   5
  Selected Historical Financial Data......................................   6
  Stamps.com..............................................................   6
  iShip.com...............................................................   7
  Unaudited Pro Forma Combined Financial Data.............................   8
  Where You Can Find More Information.....................................   8

RISK FACTORS..............................................................  10
  Stamps.com and iShip.com face risks associated with the acquisition.....  10
    The exchange ratio for Stamps.com common stock to be issued in the acquisition is fixed and will not be adjusted in the event of any change in stock price................................................  10
    The market price of Stamps.com's common stock may be adversely affected by several factors..........................................
    The failure to complete the acquisition may result in a decrease in the market value of Stamps.com's common stock........................  11

                                                                           Page
                                                                           ----
    The integration of Stamps.com and iShip.com following the acquisition will present significant challenges. Stamps.com and
     iShip.com may not be able to realize the benefits anticipated from the acquisition......................................................  11
    The price of the stock of the merged company may be affected by factors different from those affecting the price of Stamps.com or
     iShip.com............................................................  11
  Stamps.com faces risks associated with its operations which will not be reduced by the acquisition.............................................  11
    If Stamps.com does not effectively manage the commercial release of
     Stamps.com's Internet Postage service, Stamps.com's business will be harmed...............................................................  11
    Success by Pitney Bowes in its suit against Stamps.com alleging patent infringement could prevent Stamps.com from offering its Internet
     Postage service and severely harm Stamps.com's business or cause it to fail..............................................................  12
    The Internet postage and shipping markets are new and uncertain and
     Stamps.com's business may not develop................................  12
    Stamps.com has a history of losses and expects to incur losses in the future, and Stamps.com may never achieve profitability...............  13
    If Stamps.com cannot effectively manage its growth, its ability to provide services will suffer.........................................  14
    If Stamps.com is unable to maintain and develop its strategic relationships and distribution arrangements, Stamps.com's Internet
     Postage service may not achieve commercial acceptance................  14
    Stamps.com faces risks typical of early stage companies and of new and rapidly changing markets.............................................  15
    If Stamps.com does not achieve the brand recognition necessary to succeed in the Internet postage market, its business will suffer.....  15

                                                                           Page
                                                                           ----
    System and online security failures could harm Stamps.com's business and operating results................................................  15
    If Stamps.com does not expand its product and service offerings, its business may not grow................................................  16
    Fluctuations in Stamps.com's operating results could cause its stock price to fall........................................................  16
    Stamps.com relies on a relatively new management team and needs additional personnel to grow its business............................  17
    Third party assertions of violations of their intellectual property rights could adversely affect Stamps.com's business..................  18
    A failure to protect Stamps.com's own intellectual property could harm
     Stamps.com's competitive position....................................  18
    Stamps.com's growth and operating results could be impaired if
     Stamps.com is unable to meet Stamps.com's future capital
     requirements.........................................................  18
    Stamps.com could be required to register as an investment company and become subject to substantial regulation that would interfere with
     Stamps.com's ability to conduct Stamps.com's business................  19
  Stamps.com faces risks associated with Stamps.com's market..............  19
    If Stamps.com does not respond effectively to technological change,
     Stamps.com's service could become obsolete and Stamps.com's business will suffer..........................................................  19
    If Stamps.com is unable to compete successfully, particularly against large, traditional providers of postage products like Pitney Bowes who enter the online postage market, Stamps.com's revenues and operating results will suffer........................................  20
    The success of Stamps.com's business will depend on the continued
     growth of the Internet and the acceptance by customers of the
     Internet as a means for purchasing postage...........................  21
    US Postal Service regulation may cause disruptions or the

                                                                           Page
                                                                           ----
     discontinuance of Stamps.com's business..............................  21
    Stamps.com's operating results could be impaired if Stamps.com or the
     Internet become subject to additional government regulation and legal uncertainties........................................................  22
    If Stamps.com markets Stamps.com's Internet Postage service internationally, government regulation could disrupt Stamps.com's operations...........................................................  22
    The rights of Stamps.com's stockholders and iShip.com shareholders could be adversely affected because of the concentrated control of
     Stamps.com's stock...................................................  23
    Stamps.com's charter documents could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares...............................................................  23
    Additional shares held by existing Stamps.com stockholders may be sold into the public market in the near future, which could cause
     Stamps.com's stock price to decline..................................  23
INFORMATION REGARDING FORWARD LOOKING STATEMENTS..........................  24

THE SPECIAL MEETING.......................................................  26
  Date, Time and Place....................................................  26
  Purpose of the Stamps.com Special Meeting...............................  26
  Record Date; Stock Entitled to Vote; Quorum.............................  26
  Votes Required..........................................................  26
  Voting by Stamps.com's Directors and Executive Officers.................  26
  Voting of Proxies.......................................................  27
  Revocability of Proxies.................................................  27
  Solicitation of Proxies.................................................  27

THE ISHIP.COM WRITTEN CONSENT.............................................  28
  Consents Solicited......................................................  28
  Consents Required.......................................................  28
  Outstanding Shares......................................................  28
  Support Agreements......................................................  28

THE MERGER................................................................  29
  Background of the merger................................................  29
  Reasons for the merger and Stamps.com's and iShip.com's board of directors recommendations..............................................  31

                                                                           Page
                                                                           ----
  Opinion of Stamps.com's financial advisor ..............................  33
  Accounting treatment and future reporting...............................  39
  Directors and management after the acquisition..........................  39
  Comparison of Rights of Stamps.com's Stockholders and iShip.com's
   Shareholders...........................................................  39

THE MERGER AGREEMENT......................................................  43
  Terms of the Merger.....................................................  43
  Exchange of New Stock Certificates......................................  44
  Representations and Warranties..........................................  45
  Covenants...............................................................  46
  No Solicitation of Transactions.........................................  46
  Conditions to the Merger................................................  47
  Termination.............................................................  47
  Termination Fees and Expenses...........................................  48
  Federal Income Tax Considerations.......................................  48
RELATED AGREEMENTS........................................................  50
  Support Agreements......................................................  50
  Employment Agreements...................................................  50
  Lock-Up Agreements......................................................  50
APPROVAL OF AMENDMENT TO STAMPS.COM'S 1999 STOCK INCENTIVE PLAN...........  51
  Equity Incentive Programs...............................................  51
  Share Reserve...........................................................  51
  Eligibility.............................................................  52
  Valuation...............................................................  52
  Discretionary Option Grant Program......................................  52
  Salary Investment Option Grant Program..................................  53
  Stock Issuance Program..................................................  53
  Automatic Option Grant Program..........................................  54
  Director Fee Option Grant Program.......................................  54
  Limited Stock Appreciation Rights.......................................  55
  Predecessor Plan........................................................  55
  Stock Awards............................................................  55

OPTION TRANSACTIONS.......................................................  56
  New Plan Benefits.......................................................  56
  General Provisions......................................................  56
  Acceleration............................................................  56
  Stockholder Rights and Option Transferability...........................  57
  Changes in Capitalization...............................................  57
  Financial Assistance....................................................  57
  Special Tax Election....................................................  57
  Amendment and Termination...............................................  58
  Federal Income Tax Consequences.........................................  58
  Option Grants...........................................................  58
  Incentive Options.......................................................  58
  Non-Statutory Options...................................................  58
  Direct Stock Issuances..................................................  59

                                                                          Page
                                                                          ----
  Deductibility of Executive Compensation................................  59
  Accounting Treatment...................................................  59
  Vote Required..........................................................  60

PRICE RANGE OF STAMPS.COM COMMON STOCK...................................  61

DIVIDEND POLICY..........................................................  61

CAPITALIZATION...........................................................  62

SELECTED FINANCIAL DATA..................................................  63
STAMP.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  64
  Overview...............................................................  64
  Results of Operations..................................................  65
  Liquidity and Capital Resources........................................  65
  Recently Issued Accounting Pronouncements..............................  66

SELECTED FINANCIAL DATA OF ISHIP.COM.....................................  67

ISHIP.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS...............................................  68
  Overview...............................................................  68
  iShip.com's Results of Operations......................................  68
  Liquidity and Capital Resources........................................  69
  Recently Issued Accounting Pronouncements..............................  70
  Market for iShip.com's Common Equity and Related Shareholder Matters...  70

  Quantitative and Qualitative Disclosures About iShip.com's Market
   Risk..................................................................  70
STAMPS.COM...............................................................  72
  Stamps.com.............................................................  72
  Overview of Stamps.com's Industry......................................  72
    Growth of Internet Commerce..........................................  72
    Rapid Growth in Internet Usage by Small Businesses...................  73
    Traditional Postage Industry and the Emergence of the Internet
     Postage.............................................................  73
  The Stamps.com's Solution..............................................  74
  Stamps.com's Strategy..................................................  75
  Stamps.com's Internet Postage Service..................................  76
  The US Postal Service Certification Process............................  77
  Stamps.com's Certification Progress and Commercial Release.............  78
  Stamps.com's Strategic Distribution Partners...........................  78
  Stamps.com's Marketing and Sales.......................................  78
  Stamps.com's Competition...............................................  79

                                                                           Page
                                                                           ----
  Stamps.com's Technology.................................................  81
  Stamps.com's Intellectual Property......................................  81
  Stamps.com's Employees..................................................  81
  Stamps.com's Properties.................................................  82
  Legal Proceedings.......................................................  82

ISHIP.COM.................................................................  83
  Traditional Shipping Industry and the Emergence of Internet-Based
   Shipping...............................................................  83
  The iShip.com Solution..................................................  83
  iShip.com's Strategy....................................................  83
  iShip.com's Internet-Based Shipping Service.............................  84
  iShip.com's Strategic Partners..........................................  84
  iShip.com's Sales and Marketing.........................................  85
  iShip.com's Competition.................................................  85
  iShip.com's Technology..................................................  86
  iShip.com's Intellectual Property.......................................  87
  iShip.com's Employees...................................................  87
  iShip.com's Properties..................................................  87

MANAGEMENT................................................................  88
  Stamps.com's Directors and Executive Officers...........................  88
  Stamps.com's Classified Board of Directors..............................  91
  Stamps.com's Board Committees...........................................  91
  Stamps.com's Compensation Committee Interlocks and Insider
   Participation..........................................................  92
  Stamps.com's Director Compensation and Other Arrangements...............  92
  Stamps.com's Executive Compensation.....................................  92
  1999 Stock Incentive Plan...............................................  95
  1999 Employee Stock Purchase Plan.......................................  95
  iShip.com's Executive Officers..........................................  96

RELATED PARTY TRANSACTIONS................................................  98
  Sales of Securities.....................................................  98
  Transactions with Mr. Ananda............................................  98
  Consulting Services.....................................................  98

                                                                           Page
                                                                           ----
PRINCIPAL STAMPS.COM STOCKHOLDERS......................................... 100

PRINCIPAL ISHIP.COM SHAREHOLDERS.......................................... 102

  Related Party Transactions.............................................. 104
DESCRIPTION OF STAMPS.COM CAPITAL STOCK................................... 106
  Common Stock............................................................ 106
  Preferred Stock......................................................... 106
  Warrant................................................................. 106
  America Online Investment............................................... 106
  Anti-Takeover Effects of Provisions of Delaware Law and Stamps.com's
   Certificate of Incorporation and Bylaws................................ 107
  Registration Rights..................................................... 108
  Transfer Agent and Registrar............................................ 108
  Listing................................................................. 108

RIGHTS OF DISSENTING ISHIP.COM SHAREHOLDERS............................... 109

SHARES ELIGIBLE FOR FUTURE SALE........................................... 111

LEGAL MATTERS............................................................. 111

EXPERTS................................................................... 111

WHERE YOU CAN FIND ADDITIONAL INFORMATION................................. 112

STOCKHOLDER PROPOSALS FOR STAMPS.COM'S NEXT ANNUAL MEETING................ 112

INDEX TO FINANCIAL STATEMENTS............................................. F-1

Annex A--Agreement and Plan of Merger..................................... A-1

Annex B--Opinion of Thomas Weisel Partners LLC............................ B-1

Annex C--Washington Dissenters' Rights Statute............................ C-1

                  QUESTIONS AND ANSWERS ABOUT THE ACQUISITION

Q: Why is Stamps.com proposing to acquire iShip.com?

A: This is a unique opportunity to acquire a complementary shipping business which will provide Stamps.com the opportunity to offer a complete one-stop mailing, shipping and tracking solution over the Internet.

Q: Why is iShip.com proposing to be acquired?

A: The acquisition will allow iShip.com's shareholders to obtain liquidity and participate in the creation of a leading provider of Internet postage and shipping services.

Q: If Stamps.com is not itself merging why are Stamps.com's stockholders being asked to vote?

A: Stamps.com's common stock is traded on the Nasdaq National Market, which requires that Stamps.com's stockholders approve the merger agreement because at the time the merger agreement was executed, the consideration offered by Stamps.com in the acquisition potentially represented more than twenty percent of Stamps.com's outstanding shares of common stock. It is necessary for Stamps.com's stockholders to approve the proposed increase in options available for grant in order for those options to be eligible for favorable tax treatment.

Q: Can Stamps.com stockholders change their vote after they have sent a proxy authorization?

A: Yes. A vote can be changed at any time before the proxy is voted at the special meeting. This can be done in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and deliver a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to Stamps.com's Secretary at 3420 Ocean Park Blvd., Suite 1040, Santa Monica, California 90405. Third, you can attend the Stamps.com special meeting and vote in person.

Q: If my Stamps.com shares are held in "street name" by a broker, will the broker vote the shares for the shareholder?

A: The broker will vote the Stamps.com shares only if they are provided instructions on how to vote. Follow the directions provided by the broker regarding how to instruct the broker to vote the shares. Without instructions, the shares will not be voted.

Q: When do you expect the acquisition to be completed?

A: Stamps.com and iShip.com are working to complete the acquisition as soon as possible. Stamps.com and iShip.com expect to complete the acquisition during the first quarter of 2000.

Q: Who can help answer my questions?

A: If you have questions about the acquisition or if you need additional copies of this document or the enclosed proxy or written consent, you should contact:

                           [MacKenzie Partners Logo]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                                John E. Jamerson
                            Chief Financial Officer
                                iShip.com, Inc.
                    3535 Factoria Boulevard S.E., Suite 500
                           Bellevue, Washington 98006
                           Telephone: (425) 602-4848
                            E-mail: johnj@iship.com

Q:  When should I send in my iShip.com stock certificates?

A: iShip.com will send you a letter of transmittal for surrendering certificates representing shares of iShip.com capital stock. Do not send in your certificates until you receive the letter of transmittal.

                                    SUMMARY

   You should read the following summary together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this document. This document contains forward looking statements that involve risks and uncertainties. Stamps.com's actual results could differ materially from the results anticipated in these forward looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this document.

The Companies

Stamps.com Inc.
3420 Ocean Park Blvd., Suite 1040
Santa Monica, California 90405
(310) 581-7200

   Stamps.com offers a convenient, cost-effective and easy-to-use service for purchasing and printing postage over the Internet. Stamps.com's core service is approved by the US Postal Service and enables users to print information-based indicia, or electronic stamps, directly onto envelopes, labels or business documents using ordinary laser or inkjet printers. Stamps.com's service is currently the only commercially available offering that requires no additional hardware to purchase and print postage; the user's existing PC, printer and Internet setup are sufficient. Accessing the Stamps.com service is simple. Stamps.com's free software can be downloaded from the Internet or installed from a free CD-ROM. After installing the software and completing a brief registration process, customers can purchase and print postage 24 hours a day, seven days a week from their PCs. Customers are charged a monthly convenience fee based on their usage of service. Stamps.com's technology meets strict US government security standards and our service incorporates US Postal Service-mandated address verification features to enhance the efficiency of mail processing and delivery. In addition, Stamps.com's Internet Postage(TM) service is designed to interact with word processing, contact and address management, accounting and corporate applications to stamp letters, invoices, statements, checks and other business documents automatically.

   On October 22, 1999, Stamps.com commercially launched its Internet Postage service. Stamps.com was incorporated in Delaware as StampMaster, Inc. in January 1998 and changed its name to Stamps.com Inc. in December 1998. Information contained on Stamps.com's Web site does not constitute part of this document.

iShip.com, Inc.
3535 Factoria Blvd. S.E., Suite 500
Bellevue, Washington 98006
(425) 602-4848

   iShip.com has developed Web-based technology that is designed to provide a complete one-stop shipping and tracking solution. iShip.com's tools are designed to help consumers, small businesses and large corporations price, ship, track and manage shipments over the Internet. iShip.com's service will enable a comparison of rates and services among multiple carriers, including Airborne Express, Federal Express, UPS, the US Postal Service, Dynamex and Yellow Freight Systems. iShip.com was incorporated in Washington as MoveIt! Software, Inc. in May 1997 and changed its name to iShip.com, Inc. in May 1998. Information contained on iShip.com's Web site does not constitute part of this document.

The Acquisition (see page   )

   To accomplish the acquisition a wholly owned subsidiary of Stamps.com will be merged into iShip.com and, as a result, iShip.com will become a wholly owned subsidiary of Stamps.com. In connection with the acquisition, Stamps.com will issue up to 8 million shares of its common stock to the equity holders of iShip.com. Eight million shares of Stamps.com common stock had a market value
of approximately $   million based upon the closing price of Stamps.com common
stock on the Nasdaq National Market on January , 2000. Stamps.com and iShip.com incorporate by reference the full text of the merger agreement, which is attached as Annex A. You should read the merger agreement carefully in its entirety.

Recommendation of Stamps.com's Board of Directors (see page   )

   After careful consideration, the Stamps.com board of directors has unanimously approved the merger and unanimously recommends that you vote in favor of the approval of the merger agreement and the 2.5 million share increase in the number of shares of Stamps.com common stock covered by Stamps.com's 1999 stock incentive plan.

Recommendation of iShip.com's Board of Directors (see page   )

   After careful consideration, the iShip.com board of directors has unanimously approved the merger and unanimously recommends that you consent to the approval of the merger and the merger agreement.

Opinion of Stamps.com's Financial Advisor (see page   )

   Thomas Weisel Partners LLC, has delivered its written opinion dated October 22, 1999 to the Stamps.com board of directors that, as of that date and on the basis of and subject to the matters described in the opinion, the consideration to be paid to the shareholders of iShip.com in the merger was fair, from a financial point of view, to Stamps.com. The full text of the written opinion of Thomas Weisel Partners, which sets forth assumptions made, matters considered and the scope of the review undertaken, is attached as Annex B. The opinion is addressed to the Stamps.com board of directors and is not a recommendation as to how Stamps. com stockholders should vote at the Stamps.com special meeting. You should read the opinion of Thomas Weisel Partners carefully in its entirety.

Conditions to the Acquisition (see page   )

   Stamps.com and iShip.com will not complete the acquisition unless a number of conditions are satisfied or waived by Stamps.com and iShip.com. These include:

  .  approval by Stamps.com's stockholders and iShip.com's shareholders.

  . Stamps.com's retention of 95% of iShip.com's engineering and research and development employees.

  . the continued effectiveness of support agreements from some of iShip.com's shareholders.

  . receipt of opinions from Stamps.com's and iShip.com's respective counsel that the merger will qualify as a reorganization under the Internal Revenue Code.

Termination of the Merger Agreement (see page   )

   Stamps.com and iShip.com may terminate the merger agreement by mutual written consent, after receiving the approval of both Stamps.com's and iShip.com's boards of directors.

   Either company may terminate the merger agreement if it is not in material breach of the merger agreement and if:

  . Stamps.com and iShip.com do not complete the merger by February 29, 2000.

  . a final court order, which cannot be appealed, prevents the completion of the merger.

  . any governmental or regulatory authority enacts a law or rule that would make the merger illegal.

  . any governmental or regulatory authority enacts a law or order that would compel Stamps.com's disposition or separately holding any portion of iShip.com's properties.

   Stamps.com may terminate the merger agreement if:

  . any governmental or regulatory authority enacts a law or order that would prohibit Stamps.com's ownership or operation of any part of iShip.com's business.

  . iShip.com breaches any representation, warranty, covenant or agreement contained in the merger agreement and has not cured the breach within 15 days.

  . iShip.com may terminate the merger agreement if Stamps.com breaches any representation, warranty, covenant or agreement contained in the merger agreement and has not cured the breach within 15 days.

Termination Payment (see page   )

   iShip.com will be required to pay Stamps.com a termination fee of $5 million if iShip.com breaches its obligations under the merger agreement with respect to not seeking or entertaining third-party acquisition proposals.

Accounting Treatment (see page   )

   Stamps.com will account for the acquisition using the purchase method of accounting under generally accepted accounting principles. Stamps.com will therefore recognize goodwill in connection with the acquisition which will be amortized as an expense over an appropriate period.

Expenses (see page   )

   Stamps.com and iShip.com will bear their respective expenses incurred in connection with the merger. If the acquisition is completed, Stamps.com and iShip.com agree that the first $200,000 of transaction costs plus all costs incurred in connection with the preparation of this document would be incurred by Stamps.com and any expenses in excess of that amount would reduce the value of the consideration received by iShip.com's shareholders. Stamps.com's expenses include the costs of filing with the Securities and Exchange Commission the registration statement of which this document is a part, and printing and mailing this document.

The Merger is Intended to Qualify as a Reorganization for Income Tax Purposes
(see page   )

   iShip.com and Stamps.com intend that the merger will qualify as a reorganization for United States federal income tax purposes. If the merger qualifies as a reorganization, shareholders of iShip.com will generally not recognize gain or loss for United States federal income tax purposes upon the receipt of Stamps.com common stock in the acquisition. It is a condition to completion of the merger that Stamps.com and iShip.com each receives a legal opinion from its counsel to the effect that the acquisition constitutes a reorganization within the meaning of the Internal Revenue Code.

Market Price and Dividend Information (see page   )

   Shares of Stamps.com common stock are listed on the Nasdaq National Market under the symbol "STMP." iShip.com is a privately held company. The following table presents:

  . the last reported sale price of one share of Stamps.com common stock, as reported on the Nasdaq National Market.

  . the market value of one share of iShip.com common stock, iShip.com Series A Preferred Stock and iShip.com Series B Preferred Stock on an equivalent per share basis as if the merger had been completed on October 22, 1999, the last full trading day prior to the public
     announcement of the proposed merger, and on January   , 2000, the last
     day for which that information could be calculated prior to the date of this document. The equivalent price per share data for iShip.com common stock has been determined by multiplying the last reported sale price of one share of Stamps.com common stock on each of these dates by the appropriate exchange ratio. The equivalent per share prices for the iShip.com Series A Preferred Stock and the iShip.com Series B Preferred Stock are calculated based on the liquidation preferences for those different series as provided in iShip.com's articles of incorporation.

                                           Equivalent Price Per Share of iShip.com
                         Closing Price of --------------------------------------------------
                            Stamps.com    Common             Series A           Series B
   Date                    Common Stock    Stock         Preferred Stock    Preferred Stock
   ----                  ---------------- -------------  ----------------   ----------------
October 22, 1999........     $38.125              $8.66               $9.07              $9.48
January  , 2000.........     $            $                   $                  $

   You are urged to obtain current market quotations for Stamps.com common stock before making a decision with respect to the merger.

   Stamps.com has never declared nor paid cash dividends on its capital stock. Stamps.com currently intends to retain all available funds for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

Vote Required of Stamps.com's Stockholders and iShip.com's Shareholders

   At the special meeting, Stamps.com's stockholders will vote on a resolution to approve the merger agreement and a resolution to increase by 2.5 million the number of shares of Stamps.com's common stock issuable under Stamps.com's 1999 stock incentive plan. Other resolutions may be considered if properly brought before the special meeting or any adjournment of it by your board of directors. As of the date of this document, Stamps.com's board of directors knows of no other matters to be brought before the Stamps.com special meeting.

   The vote required of Stamps.com's stockholders for each proposal described in this document is a majority of the shares of Stamps.com present and entitled to vote the special meeting. Approval by Stamps.com stockholders of both the resolution to approve the merger agreement and the resolution to increase the number Stamps.com common stock shares issuable under the stock incentive plan are conditions to the completion of the acquisition.

   The merger agreement and the merger must also be approved by the holders of
(a) a majority of iShip.com's outstanding common stock and (b) at least two-thirds of the outstanding shares of iShip.com's Series A Preferred Stock and Series B Preferred Stock, voting together. iShip.com is soliciting the written consent of its shareholders approving the merger agreement and the merger which it currently expects to receive before the special meeting.

Ownership of Shares by Directors and Officers

   As of December 31, 1999, Stamps.com directors and executive officers owned of record 4,378,788 shares of Stamps.com common stock, representing approximately 10.7% of the outstanding shares. Each of Stamps.com's directors and executive officers intends to vote at the special meeting in favor of the approval of the merger agreement and the increase in the number of shares of Stamps.com common stock issuable under Stamps.com's 1999 stock incentive plan. As of December 31, 1999, iShip.com's directors and executive officers controlled 6,647,890 shares, or approximately 88.7% of the outstanding shares of iShip.com common stock, 7,466,668 shares, or approximately 83.1% of the outstanding shares of iShip.com Series A Preferred Stock and 10,613,312 shares, or approximately 83.1% of the outstanding shares of Series B Preferred Stock. Each of iShip.com's directors and executive officers intend to provide a written consent to approve the merger agreement and the merger.

Dissenters' Rights

   Stamps.com's stockholders will not have dissenters' rights in connection with the acquisition. iShip.com's shareholders have dissenters' rights under Washington law in connection with the acquisition. Stamps.com is not obligated to complete the merger if the holders of more than 5% of iShip.com's outstanding shares exercise dissenters' rights.

Comparison of Rights of Stamps.com's Stockholders and iShip.com's Shareholders
(see page   )

   If the acquisition is completed, holders of iShip.com capital stock will receive shares of Stamps.com common stock. There are numerous differences between the rights of a shareholder in iShip.com, a Washington corporation, and the rights of a stockholder in Stamps.com, a Delaware corporation. For example, the rights of iShip.com shareholders are currently governed by the Washington Business Corporation Act, iShip.com's articles of incorporation and iShip.com's bylaws. The rights of Stamps.com stockholders are and will be governed by the Delaware General Corporation Law, Stamps.com's certificate of incorporation and Stamps.com's bylaws.

Regulatory Matters

   No regulatory approvals, filings or consents are required to complete the acquisition.

Comparative Per Share Data

   The following tables present unaudited historical and pro forma per share data that reflect the completion of the acquisition based upon the historical financial statements of Stamps.com and iShip.com. The pro forma adjustments are based upon available information and assumptions Stamps.com believes are reasonable in the circumstances. The pro forma data are not indicative of the results of future operations or the actual results that would have occurred had the acquisition been consummated at the beginning of the periods presented. You should read the data presented below together with the historical consolidated financial statements, including applicable notes, and the unaudited pro forma condensed combined financial data.

   The average common shares outstanding used in calculating pro forma loss per share of common stock are calculated assuming that the estimated 5,911,000 shares of Stamps.com common stock to be issued in the acquisition were outstanding from the beginning of the periods presented.

   The book value per share of Stamps.com common stock was calculated by dividing stockholders' equity by the number of shares Stamps.com common stock outstanding, at the end of the period. The number of shares of Stamps.com common stock outstanding used in calculating pro forma combined book value per common share are 34,864,807 of Stamps.com common stock outstanding at September 30, 1999 plus 5,911,000 million shares representing the estimated number of common shares to be issued in the merger. This calculation excludes 1,289,000 shares reserved for option and warrant holders of iShip.com common stock, 800,000 shares reserved for the escrow fund, 5.75 million shares issued in Stamps.com's December 6, 1999 follow-on offering and 327,500 shares issued to America Online, Inc. Stamps.com issued these shares to America Online, Inc. in connection with a three-year marketing and distribution agreement between Stamps.com and America Online, Inc. executed by the parties in October 1999.

   iShip.com pro forma equivalent amounts are calculated by multiplying the applicable exchange ratio times the number of outstanding shares as of September 30, 1999. The assumed exchange ratios as of October 22, 1999 were
0.227186 for the iShip.com common stock, 0.237863 for the iShip.com Series A Preferred Stock and 0.248540 for the iShip.com Series B Preferred Stock. Stamps.com's date of inception is January 9, 1998; accordingly all information for the year ended December 31, 1998 with respect to Stamps.com is from the date of inception to December 31, 1998.

                                                                Year ended and
                                     Nine months ended and     at December 31,
                                     at September 30, 1999           1998
                                     ------------------------  -----------------
                                      Actual      Pro Forma    Actual  Pro Forma
                                     ----------  ------------  ------  ---------
Stamps.com-Historical
 Loss Per Common Share
  Basic and diluted................. $    (1.59)  $    (4.11)  $(0.85)  $(7.58)
Cash Dividend Per Common Share......        --           --       --       --
Book Value Per Common Share.........       1.91         8.84    (0.57)   22.63

iShip.com-Historical
 Loss Per Common Share
  Basic and Diluted................. $    (0.63)  $    (0.20)  $(0.29)  $(0.14)
Cash Dividend Per Common Share......        --           --       --       --
Book Value Per Common Share.........       0.71         0.81     0.17     0.31


Selected Historical Financial Data

   Stamps.com and iShip.com are providing the following historical financial information to aid you in your analysis of the financial aspects of the acquisition. The information is only a summary and you should read it together with Stamps.com and iShip.com financial statements and other financial information, from which this information was derived.

 Stamps.com

   Net loss per share is computed on the basis described in the notes to Stamps.com's financial statements.

   The following selected financial data should be read with the financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Stamps.com included elsewhere in this document. The statement of operations data for the period from inception through December 31, 1998 and the balance sheet data at December 31, 1998, are derived from Stamps.com's financial statements which have been audited by Arthur Andersen LLP, Stamps.com's independent public accountants, and are included elsewhere in this document. The statements of operations data for the period January 9, 1998 (inception) through September 30, 1999, are derived from Stamps.com's unaudited interim financial statements included elsewhere in this document. The statement of operations data displayed in the "Pro Forma for iShip.com Acquisition" column give effect to the acquisition as if it were completed on January 1, 1998. The pro forma general and administrative expenses include expenses related to the amortization of intangibles and deferred compensation, which would have been $57.2 million for the nine months ended September 30, 1999. The balance sheet data displayed in the "As Adjusted and Pro Forma for iShip.com Acquisition" column reflect the net proceeds of $355.5 million from Stamps.com's December 6, 1999 follow-on offering of 5.75 million shares and $11.0 million from the October 1999 sale of 327,500 shares of common stock to AOL as well as the proposed iShip.com acquisition as if it were completed on September 30, 1999. Stamps.com's unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of Stamps.com's management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                                              Nine Months Ended
                            Period from     Period from      September 30, 1999
                          January 9, 1998 January 9, 1998 -------------------------
                          (inception) to  (inception) to              Pro Forma for
                           December 31,    September 30,                iShip.com
                               1998            1998         Actual     Acquisition
                          --------------- --------------- ----------- -------------
                                            (unaudited)   (unaudited)  (unaudited)
                                    (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................      $   --          $   --       $    --      $    --
Costs and expenses:
 Research and
  development...........        1,532             548         5,049        6,542
 Sales and marketing....          632             --         10,856       11,090
 General and
  administrative........        2,016           1,126         8,276       67,527
                              -------         -------      --------     --------
   Total costs and
    expenses............        4,180           1,674        24,181       85,159
                              -------         -------      --------     --------
Loss from operations....       (4,180)         (1,674)      (24,181)     (85,159)
Interest expense, net...          (16)             (2)        1,078        1,214
                              -------         -------      --------     --------
Net loss................      $(4,196)        $(1,676)     $(23,103)    $(83,945)
                              =======         =======      ========     ========
Basic and diluted net
 loss per share.........      $ (0.85)        $ (0.35)     $  (1.59)    $  (4.11)
                              =======         =======      ========     ========
Pro forma basic and
 diluted net loss per
 share..................      $ (0.36)                     $  (0.74)    $  (2.26)
                              =======                      ========     ========
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per share
 calculation............        4,956           4,738        14,496       20,407
Weighted average shares
 outstanding used in pro
 forma basic and diluted
 net loss per share
 calculation............       11,593                        31,260       37,171

                                                    As of September 30, 1999
                                                   ---------------------------
                                                               As Adjusted and
                                         As of                  Pro Forma for
                                      December 31,                iShip.com
                                          1998       Actual      Acquisition
                                      ------------ ----------- ---------------
                                                   (unaudited)   (unaudited)
                                                   (in thousands)
Balance Sheet Data:
Cash and cash equivalents............    $3,470      $61,198      $427,720
Working capital......................     1,385       61,380       426,879
Total assets.........................     4,426       74,185       731,789
Line of credit, capital lease
 obligations and other long-term
 liabilities.........................     1,473        1,972         4,000
Redeemable preferred stock...........     5,978          --            --
Total stockholders' equity
 (deficit)...........................    (3,951)      66,652       721,540

   Stamps.com's statement of operations data for the period from inception through December 31, 1998 excludes approximately $35,000 of expenses incurred prior to incorporation. Prior to incorporation, the founders of Stamps.com primarily investigated the feasibility of entering into the US Postal Service's Information Based Indicia Program and initiated the certification process.

   Please refer to note 1 of the notes to Stamps.com's financial statements for a description of the method used to compute basic and diluted loss per share and pro forma basic and diluted loss per share. Stamps.com's pro forma loss per share calculations give effect to the conversion of all outstanding shares of Stamps.com's preferred stock into share of Stamps.com common stock upon closing of Stamps.com's initial public offering as if the conversion occurred at inception or the date of original issue, if later.

 iShip.com

   The following selected financial data of iShip.com should be read with the financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of iShip.com included elsewhere in this document. The statement of operations data for the year ended December 31, 1998 and the balance sheet data at December 31, 1998 are derived from iShip.com's financial statements which have been audited by Moss Adams, LLP, iShip.com's independent public accountants, and are included elsewhere in this document. The statements of operations data for the nine months ended September 30, 1998 and the nine months ended September 30, 1999, and the balance sheet data at September 30, 1999, are derived from iShip.com's unaudited interim financial statements included elsewhere in this document. iShip.com's unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of iShip.com's management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                                    Nine months   Nine months
                                   ended and at      ended           Year
                                   September 30, September 30,   ended and at
                                       1999          1998      December 31, 1998
                                   ------------- ------------- -----------------
                                       (in thousands, except per share data)
Income Statement Data:
 Revenues........................     $   --        $   --          $   --
 Operating income (loss).........      (4,272)       (1,304)         (1,953)
 Net income (loss)...............      (4,136)       (1,229)         (1,866)
 Loss per common share
 Basic and Diluted...............     $  (.63)      $  (.19)        $  (.29)
 Dividends per common share......         --            --              --
Balance Sheet Data:
 Total assets....................     $ 7,849                       $ 1,627
 Total debt......................       1,592                           378
 Shareholders' equity............       5,132                         1,130

Unaudited Pro Forma Combined Financial Data

   The following unaudited selected pro forma combined condensed financial data are derived from the unaudited pro forma combined financial information included elsewhere in this document and should be read together with that data and with the notes to that data. These unaudited selected pro forma financial data:

  . are based upon the historical financial statements of iShip.com and Stamps.com as of and for the nine months ended September 30, 1999 and for the year ended December 31, 1998.

  .  are adjusted to give effect to the acquisition.

   These unaudited selected pro forma financial data are for illustrative purposes only and do not necessarily indicate the operating results or financial position that would have been achieved had the merger been completed as of the dates indicated or of the results that may be obtained in the future. These data also exclude the effects of the follow-on offering and the issuance of shares to America Online, Inc. In addition, the data does not reflect the synergies that might be achieved, if any.

                                                                 Nine months
                                                                ended and at
                                                             September 30, 1999
                                                             -------------------
                                                                 (unaudited)
   Income Statement Data:
     Revenues...............................................      $    --
     Operating loss.........................................       (85,159)
     Net loss...............................................       (83,945)
     Loss per common share:
       Basic and diluted....................................         (4.11)
     Dividends per common share.............................           --

                                                             As of September 30,
                                                                    1999
                                                             -------------------
                                                                 (unaudited)
   Balance Sheet Data:
     Total assets...........................................      $ 66,720
     Total debt.............................................         4,000
     Stockholders' equity...................................       360,540

Where You Can Find More Information

   Stamps.com files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. iShip.com is a privately held company and does not file reports or other information with the Securities and Exchange Commission.

   You may read and copy any reports, statements or other information on file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549 or at one of the Securities and Exchange Commission's other public reference rooms in New York City and Chicago. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at www.sec.gov.

   This document is a part of the registration statement on Form S-4 and constitutes a prospectus. Stamps.com has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of Stamps.com common stock which iShip.com security holders will receive in the acquisition.

   You may obtain any documents through the Securities and Exchange Commission or the Securities and Exchange Commission's Internet world wide web site described above. Documents are also available from Stamps.com without charge, and may be obtained by a request in writing or by telephone at the following address:

     Mackenzie Partners Logo
     156 Fifth Avenue
     New York, New York 10010
     (212) 929-5500 (Call Collect)
               or
     Call Toll-Free: (800) 322-2885

   If you would like to request documents of Stamps.com, please do so by February , 2000 to receive them before the special meeting.

   You should rely on the information contained in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than January , 2000, and neither the mailing of this document to Stamps.com stockholders and iShip.com shareholders nor the issuance or receipt of shares of Stamps.com common stock in the acquisition shall create any implication to the contrary.

                                  RISK FACTORS

   You should carefully consider the risks described below as well as other information provided to you in this document in deciding how to vote, including information in the section of this document entitled "--Information Regarding Forward Looking Statements." The risks and uncertainties described below are not the only ones facing Stamps.com and iShip.com. Additional risks and uncertainties not presently known to Stamps.com and iShip.com or that Stamps.com and iShip.com currently believe are immaterial may also impair Stamps.com's and iShip.com's respective or combined business operations. If any of the following risks actually occur, Stamps.com's and iShip.com's businesses, financial condition or results of operations could be materially adversely affected, the value of the Stamps.com common stock could decline, and you may lose all or part of your investment.

      Stamps.com and iShip.com face risks associated with the acquisition

The exchange ratio for Stamps.com common stock to be issued in the acquisition is fixed and will not be adjusted in the event of any change in stock price.

   Under the merger agreement, each share of iShip.com capital stock will be converted into the right to receive shares of Stamps.com common stock. The number of shares of Stamps.com common stock issuable under the merger agreement is fixed and will not be adjusted in the event of any decrease in the price of Stamps.com common stock. If the price of Stamps.com's common stock were to decrease, iShip.com shareholders would receive securities with a reduced market value for their iShip.com shares without iShip.com having the right to renegotiate the transaction based upon the lower market value of the merger consideration. The price of Stamps.com common stock at the closing of the acquisition may vary from the price on the date of this document and on the date of the special meeting. Stamps.com's price may vary because of changes in the business, operations or prospects of Stamps.com or iShip.com, market assessments of the likelihood that the acquisition will be completed, the timing of the completion of the acquisition, the prospects of post-acquisition operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the acquisition is completed may be later than the date of the special meeting and the date of the giving of consents, the price of Stamps.com common stock on the date of the special meeting and date of the giving of consents may not be indicative of the price on the date the acquisition is completed. Stamps.com and iShip.com urge you to obtain current market quotations of Stamps.com common stock.

The market price of Stamps.com's common stock may be adversely affected by several factors.

   The market price of Stamps.com's common stock could fluctuate significantly in response to various factors and events, including:

  .  operating results below market expectations;

  . developments in, and the outcome of, Stamps.com's litigation with Pitney Bowes;

  . announcements of technological innovations or new products by Stamps.com or Stamps.com's competitors;

  .  loss of any strategic relationship;

  . changes in, or Stamps.com's failure to meet, financial estimates by securities analysts;

  .  industry developments;

  .  economic and other external factors; and

  .  period-to-period fluctuations in Stamps.com's financial results.

   In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of Stamps.com's common stock. Past stock price performance is not an indication of future performance.

The failure to complete the acquisition may result in a decrease in the market value of Stamps.com's common stock.

   The acquisition is subject to a number of contingencies, including approval by the shareholders of iShip.com and the stockholders of Stamps.com and other customary closing conditions. As a result, there can be no assurance that the acquisition will be completed. If the Stamps.com stockholders were to vote against the proposals at the special meeting or if acquisition is not completed for any other reason, the trading price of Stamps.com's common stock may fall.


The integration of Stamps.com and iShip.com following the acquisition will present significant challenges. Stamps.com and iShip.com may not be able to realize the benefits anticipated from the acquisition.

   If the acquisition is completed, Stamps.com will face significant challenges in integrating organizations, operations, technology, product lines and services in a timely and efficient manner and in retaining key personnel and strategic partnerships of both companies. Cost synergies, revenue growth, technological development and other synergistic benefits may not materialize. Diversion of management attention, loss of management-level and other highly qualified employees, and an inability to integrate management, systems and operations of these two companies may all result from the acquisition. The failure to integrate Stamps.com and iShip.com successfully and to manage the challenges presented by the integration process may result in Stamps.com and iShip.com not achieving the anticipated potential benefits of the acquisition. Delays encountered in the transition process could have a material adverse effect upon the combined company.

   Further, the physical expansion in facilities that would occur as a result of this acquisition may result in disruptions that seriously impair Stamps.com's business. In particular, if the acquisition is completed, Stamps.com will have operations in multiple facilities in geographically distant areas. Stamps.com is not experienced in managing facilities or operations in geographically distant areas.

The price of the stock of the merged company may be affected by factors different from those affecting the price of Stamps.com or iShip.com.

   Upon completion of the acquisition, holders of iShip.com shares will become holders of Stamps.com common stock. Stamps.com's business differs from that of iShip.com, and Stamps.com's operations, as well as the price of Stamps.com common stock, may be affected by factors different from those affecting a stand-alone entity. For a discussion of Stamps.com business and other factors to consider in connection with these businesses, see the discussion below.

             Stamps.com faces risks associated with its operations
                  which will not be reduced by the acquisition

If Stamps.com does not effectively manage the commercial release of Stamps.com's Internet Postage service, Stamps.com's business will be harmed.

   On August 9, 1999, Stamps.com's Internet Postage service was approved by the US Postal Service for commercial release. On October 22, 1999, Stamps.com began to offer the service commercially. Stamps.com will face numerous risks coincident with the introduction of Stamps.com's services. For example, Stamps.com's software and Internet Postage service have not yet been subjected to the demands of widespread commercial use. Stamps.com cannot be sure that Stamps.com's service will successfully process large numbers of user transactions. If Stamps.com experiences problems with the scalability or functionality of Stamps.com's Internet Postage service, Stamps.com's full commercial deployment could be delayed and Stamps.com's results of operations would be adversely impacted.

   The continued commercial roll-out of Stamps.com's service is dependent upon the service continuing to meet US Postal Service performance specifications and regulations. Stamps.com is currently conducting a national customer registration campaign; however, Stamps.com has very limited experience conducting marketing campaigns, and Stamps.com may fail to generate significant interest. On the other hand, if Stamps.com experiences extensive interest in these services, Stamps.com may fail to meet the expectations of customers due to limited experience in operating these services and the strains this demand will place on the Stamps.com Web site, network infrastructure and systems.

   Stamps.com's ability to obtain and retain customers depends on the attractiveness of Stamps.com's service to Stamps.com's customers and on Stamps.com's customer service capabilities. If Stamps.com is unable at any time during and after the national launch to address customer service issues adequately or to provide a satisfactory customer experience for current or potential customers, Stamps.com's business and reputation may be harmed.

Success by Pitney Bowes in its suit against Stamps.com alleging patent infringement could prevent Stamps.com from offering its Internet Postage service and severely harm Stamps.com's business or cause it to fail.

   On June 16, 1999, Pitney Bowes filed a patent infringement lawsuit against Stamps.com. The suit alleges that Stamps.com is infringing two patents held by Pitney Bowes related to postage application systems and electronic indicia. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. Stamps.com answered the complaint on August 6, 1999, denying the allegations of patent infringement and asserting a number of affirmative defenses. Pitney Bowes filed a similar complaint in early June 1999 against one of Stamps.com's competitors, E-Stamp Corporation, alleging infringement of seven Pitney Bowes patents.

   The outcome of the litigation that Pitney Bowes has brought against Stamps.com is uncertain. Therefore, Stamps.com can give no assurance that Pitney Bowes will not prevail in its suit against Stamps.com.

   If Pitney Bowes prevails in its suit against Stamps.com, Stamps.com may be prevented from selling postage on the Internet. Alternatively, the Pitney Bowes suit could result in limitations on how Stamps.com implements its service, delays and costs associated with redesigning Stamps.com's service and payments of its license fees and other payments. Thus, if Pitney Bowes prevails in its suit against Stamps.com, its business could be severely harmed or fail.

   In addition, the litigation could result in significant expenses and diversion of management time and other resources.

   On August 17, 1998, Pitney Bowes issued a press release stating that it holds dozens of US patents related to computer-based postage metering and that it intended to engage in discussions with other marketers of computer-based postal products to license Pitney Bowes technology. Prior to Pitney Bowes filing a lawsuit against Stamps.com, Stamps.com was in license discussions with Pitney Bowes. Stamps.com intends to continue these discussions; however, Stamps.com cannot predict whether these discussions will continue, the outcome of these discussions or the impact of Pitney Bowes' intellectual property claims on Stamps.com's business or the Internet postage market. If Pitney Bowes is unable to prevail in its claims against Stamps.com and if Stamps.com does not enter into a license relationship with Pitney Bowes, Stamps.com's business could be impacted severely or fail. In addition, as described above, Pitney Bowes could obtain monetary and injunctive relief against Stamps.com.

The Internet postage and shipping markets are new and uncertain and Stamps.com's business may not develop.

   The market for Internet postage has not developed, and its development is subject to substantial uncertainty. Stamps.com cannot assure you that the Internet postage market will develop. Stamps.com depends on the commercial acceptance of Stamps.com's Internet Postage service. Stamps.com cannot predict if Stamps.com's target customers will choose the Internet as a means of purchasing postage, or if customers will be willing to pay a fee to use Stamps.com's service, or if potential users will select Stamps.com's system over Stamps.com's competitors. Stamps.com's target customers often have alternatives to the US Postal Service and shipping services, including online invoicing, bill payment and financial transactions. The General Accounting Office, in a report issued on October 21, 1999, stated that competition from these alternatives could lead to substantial declines in the US Postal Service's First Class Mail volume in the next decade. These trends could limit the market opportunity for Stamps.com's Internet Postage service.

   In addition, if the acquisition is completed, Stamps.com will enter the market for online shipping services. There can be no assurance that iShip.com will succeed as a business. The market for online shipping services is new and uncertain and may not develop. iShip.com faces many risks frequently experienced by early stage companies and companies in new, rapidly changing markets. iShip.com has not released its services commercially. It currently has no customers and no revenues, and its ability to obtain and retain customers will depend on the attractiveness of its service to its customers and on its customer service capabilities. If iShip.com experiences significant system, customer service, security or other problems once it begins commercial operation, customers may stop using or refuse to try iShip.com's services. In addition, shippers may terminate or limit their relationships with iShip.com. The occurrence of these problems could have a material adverse effect on iShip.com's and Stamps.com's business, financial condition or results of operations.

Stamps.com has a history of losses and expect to incur losses in the future, and Stamps.com may never achieve profitability.

   As of September 30, 1999, Stamps.com had not generated any revenues and had a deficit accumulated during the development stage of $27.3 million. Stamps.com's lack of revenues can be attributed primarily to the fact that Stamps.com's Internet Postage service had not been released commercially until October 22, 1999. Due to the need to establish Stamps.com's brand and service, Stamps.com expects to incur increasing sales and marketing, research and development, and administrative expenses and therefore could continue to incur net losses for at least the next several years or longer. As a result, Stamps.com will need to generate significant revenues to achieve and maintain profitability.

   Stamps.com's ability to generate gross margins generally assumes that if a market for Internet postage develops, Stamps.com must generate significant revenues from a large base of active customers. Stamps.com currently charges Stamps.com's customers a fee to use Stamps.com's Internet Postage service. From time to time, Stamps.com may offer special promotions to attract new customers. These promotions involve waiving or discounting convenience fees, discounts on supplies offered through Stamps.com's online store, or free postage. See "Business-Stamps.com's Internet Postage Service." However, given the lack of an established or proven commercial market for Internet postage, Stamps.com cannot be sure that customers will be receptive to Stamps.com's fee structure. Even if Stamps.com are able to establish a sizeable base of users, Stamps.com still may not generate sufficient gross margins to become profitable. In addition, Stamps.com's ability to generate revenues or achieve profitability could be adversely affected by special promotions or changes to its pricing plans.

   Since inception, iShip.com has not generated any significant revenues and had an accumulated deficit of $5.9 million as of September 30, 1999. If the iShip.com acquisition is completed, Stamps.com expects that Stamps.com's losses will increase even more significantly because of additional costs and expenses related to:

  .  an increase in the number of employees;

  .  an increase in sales and marketing activities;

  .  additional facilities and infrastructure; and

  .  assimilation of operations and personnel.

   If the iShip.com acquisition is completed, Stamps.com will record a significant amount of intangibles, the amortization of which will significantly and adversely affect Stamps.com's operating results. As denoted in the unaudited pro forma condensed combined balance sheet as of September 30, 1999, Stamps.com expects these intangibles to equal approximately $288.8 million, which will be amortized over a four-year period. To the extent Stamps.com does not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to an immediate write-down of up to the full amount of the investment. In this event, Stamps.com's net loss in any given period could be greater than anticipated and the market price of Stamps.com's stock could decline.

If Stamps.com cannot effectively manage its growth, its ability to provide services will suffer.

   Stamps.com's reputation and ability to attract, serve and retain Stamps.com's customers depends upon the reliable performance of Stamps.com's Web site, network infrastructure and systems. Stamps.com has a limited basis upon which to evaluate the capability of Stamps.com's systems to handle controlled or full commercial availability of Stamps.com's Internet Postage service. Stamps.com has recently expanded operations significantly, and further expansion will be required to address the anticipated growth in Stamps.com's user base and market opportunities. To manage the expected growth of operations and personnel, Stamps.com will need to improve existing and implement new systems, procedures and controls. In addition, Stamps.com will need to expand, train and manage an increasing employee base. Stamps.com will also need to expand Stamps.com's finance, administrative and operations staff. If the acquisition is completed, Stamps.com will need to assimilate substantially all of iShip.com's operations into Stamps.com's operations.

   Stamps.com may not be able to manage Stamps.com's growth effectively. Stamps.com's current expansion has and will continue to place a significant strain on Stamps.com's managerial, operational and financial resources. Stamps.com's current and planned personnel, systems, procedures and controls may be inadequate to support Stamps.com's future operations. If Stamps.com is unable to manage growth effectively or experiences disruptions during expansion, Stamps.com's business will suffer and Stamps.com's financial condition and results of operations will be seriously affected.

If Stamps.com is unable to maintain and develop its strategic relationships and distribution arrangements, Stamps.com's Internet Postage service may not achieve commercial acceptance.

   Stamps.com has established strategic relationships with a number of third parties. Stamps.com's strategic relationships generally involve the promotion and distribution of Stamps.com's service through Stamps.com's partners' products, services and Web sites. Additionally, some of Stamps.com's relationships provide for the inclusion of Stamps.com's logo or promotional offers for Stamps.com's service in packaging and marketing materials utilized by Stamps.com's partners. In return for promoting Stamps.com's service, Stamps.com's partners may receive revenue-sharing opportunities. In order to achieve wide distribution of Stamps.com's service, Stamps.com believes Stamps.com must establish additional strategic relationships to market Stamps.com's service effectively. Stamps.com has limited experience in establishing and maintaining strategic relationships and Stamps.com may fail in Stamps.com's efforts to establish and maintain these relationships.

   Stamps.com's current strategic relationships have not yet resulted in significant revenues, primarily because Stamps.com has only recently commercially released Stamps.com's Internet Postage service. As a result, Stamps.com's strategic partners may not view their relationships with Stamps.com as significant or vital to their businesses and consequently, may not perform according to Stamps.com's expectations. Stamps.com has little ability to control the efforts of Stamps.com's strategic partners and, even if Stamps.com is successful in establishing strategic relationships, these relationships may not be successful.

   In addition, if the acquisition is completed, iShip.com will be dependent on strategic relationships with Dynamex, eBay, Mail Boxes Etc., UPS, Yellow Freight Systems and the other major U.S. shipping services. If one or more of these companies terminates or limits its relationship with iShip.com, its business could be severely harmed or fail. iShip.com has limited experience in establishing strategic relationships and it may not be able to develop and maintain them sufficiently for its business to succeed.

Stamps.com faces risks typical of early stage companies and of new and rapidly changing markets.

   You should consider Stamps.com's prospects in light of the risks and difficulties frequently encountered by early stage companies and those in new and rapidly evolving markets. These risks include, among other things,
Stamps.com's:

  . ability to meet and maintain government specifications for Stamps.com's service, specifically US Postal Service requirements;

  . complete dependence on a service that currently does not have broad market acceptance;

  .  need to expand Stamps.com's sales and support organizations;

  .  ability to establish and promote Stamps.com's brand name;

  . ability to expand Stamps.com's operations to meet the commercial demand for Stamps.com's service;

  .  development of and reliance on strategic and distribution relationships;

  .  ability to prevent and respond quickly to service interruptions;

  .  ability to minimize fraud and other security risks; and

  . ability to compete with companies with greater capital resources and brand awareness.

If Stamps.com does not achieve the brand recognition necessary to succeed in the Internet postage market, its business will suffer.

   Stamps.com must quickly build the Stamps.com brand to gain market acceptance for Stamps.com's service. Stamps.com believes it is imperative to Stamps.com's long term success that Stamps.com obtain significant market share for Stamps.com's services before other competitors enter the Internet postage market. Stamps.com must make substantial expenditures on product development, strategic relationships and marketing initiatives in an effort to establish Stamps.com's brand awareness. In addition, Stamps.com must devote significant resources to ensure that its users are provided with a high quality online experience supported by a high level of customer service. Stamps.com cannot be certain that it will have sufficient resources to build its brand and realize commercial acceptance of its service. If Stamps.com fails to gain market acceptance for its service, its business will suffer dramatically or may fail.

System and online security failures could harm Stamps.com's business and operating results.

   Stamps.com's services depend on the efficient and uninterrupted operation of Stamps.com's computer and communications hardware systems. In addition, Stamps.com must provide a high level of security for the transactions Stamps.com executes. Stamps.com relies on internally-developed and third-party technology to provide secure transmission of postage and other confidential information. Any breach of these security measures would severely impact Stamps.com's business and reputation and would likely result in the loss of customers. Furthermore, if Stamps.com is unable to provide adequate security, the US Postal Service could prohibit Stamps.com from selling postage over the Internet.

   Stamps.com's systems and operations are vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. Stamps.com has entered into an Internet hosting agreement with Exodus Communications, Inc. to maintain Stamps.com's Internet postage servers at Exodus' data center in Southern California. Stamps.com's operations depend on Exodus' ability to protect its and Stamps.com's systems in the data center against damage or interruption. Exodus does not guarantee that Stamps.com's Internet access will be uninterrupted, error-free or secure. Stamps.com's servers are also vulnerable to computer viruses, physical, electrical or electronic break-ins and similar disruptions. Stamps.com has experienced minor system interruptions in the past and may experience them again in the future. Any substantial interruptions in the future could result in the loss of data and could completely impair Stamps.com's ability to generate revenues from its service. Stamps.com does not presently have a formal disaster recovery plan in effect. Stamps.com has business interruption insurance; however, Stamps.com cannot be certain that its coverage will be sufficient to compensate for losses that may occur as a result of business interruptions.

   A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Anyone who is able to circumvent Stamps.com's security measures could misappropriate confidential information or cause interruptions in its operations. Stamps.com may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. Stamps.com relies on specialized technology to provide the security necessary for secure transmission of postage and other confidential information. Advances in computer capabilities, new discoveries in security technology, or other events or developments may result in a compromise or breach of the algorithms Stamps.com uses to protect customer transaction data. Should someone circumvent Stamps.com's security measures, Stamps.com's reputation, business, financial condition and results of operations could be seriously harmed. Security breaches could also expose Stamps.com to a risk of loss or litigation and possible liability for failing to secure confidential customer information. As a result, Stamps.com may be required to expend a significant amount of financial and other resources to protect against security breaches or to alleviate any problems that they may cause.

If Stamps.com does not expand its product and service offerings, its business may not grow.

   Stamps.com may establish subsidiaries, enter into joint ventures or pursue the acquisition of new or complementary businesses, products or technologies in an effort to enter into new business areas, diversify Stamps.com's resources of revenue and expand Stamps.com's product and service offerings outside the Internet postage market. With the exception of the merger agreement, Stamps.com has no commitments or agreements and is not currently engaged in discussions for any material acquisitions or investments. Stamps.com continues to evaluate incremental revenue opportunities and derivative applications of Stamps.com's technology from ticketing, couponing and enterprise mailing systems and plans to pursue and develop those opportunities with strategic partners and investors. For instance, Stamps.com announced on November 16, 1999 the formation of a subsidiary, Encryptix, Inc., to develop secure printing opportunities in the events, travel and financial services industries. To the extent Stamps.com pursues new or complementary businesses, Stamps.com may not be able to expand Stamps.com's service offerings and related operations in a cost-effective or timely manner. Stamps.com may experience increased costs, delays and diversions of management's attention when integrating any new businesses or services. Stamps.com may lose key personnel from Stamps.com's operations or those of any acquired business. Furthermore, any new business or service Stamps.com launches that is not favorably received by users could damage Stamps.com's reputation and brand name in the Internet postage or other markets that Stamps.com enters. Stamps.com also cannot be certain that it will generate satisfactory revenues from any expanded services or products to offset related costs. Any expansion of Stamps.com's operations would also require significant additional expenses, and these efforts may strain Stamps.com's management, financial and operational resources. Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on Stamps.com's business, financial condition and operating results. New issuances of securities may also have rights, preferences and privileges senior to those of Stamps.com's common stock.

Fluctuations in Stamps.com's operating results could cause its stock price to fall.

   Prior to its commercial launch on October 22, 1999, Stamps.com had not generated any revenues from its operations. Accordingly, Stamps.com has a limited basis upon which to predict future operating results. Stamps.com expects that its revenues, margins and operating results will fluctuate significantly due to a variety of factors, many of which are outside of its control. These factors include:

  . the success of the commercial release of Stamps.com's Internet Postage service;

  . the costs of the Pitney Bowes litigation or other intellectual property claims or litigation;

  . the costs of Stamps.com's marketing programs to establish and promote the Stamps.com brand name;

  .  the demand for Stamps.com's Internet Postage service;

  . Stamps.com's ability to develop and maintain strategic distribution relationships;

  . the number, timing and significance of new products or services introduced by both Stamps.com and Stamps.com's competitors;

  . Stamps.com's ability to develop, market and introduce new and enhanced services on a timely basis;

  .  the level of service and price competition;

  . the increases in Stamps.com's operating expenses as Stamps.com expands operations; and

  .  general economic factors.

   Stamps.com's cost of revenues includes costs for systems operations, customer service, Internet connection and security services; all of these costs will fluctuate depending upon the demand for Stamps.com's service. In addition, a substantial portion of Stamps.com's operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Stamps.com's operating expense levels are based, in significant part, on its expectations of future revenues. If Stamps.com's expenses precede increased revenues, both gross margins and results of operations would be materially and adversely affected.

   Due to the foregoing factors and the other risks discussed in this document, you should not rely on period-to-period comparisons of Stamps.com's results of operations as an indication of future performance. It is possible that in some future periods Stamps.com's results of operations will be below the expectations of public market analysts and investors. In this event, the market price of Stamps.com's common stock is likely to fall.

Stamps.com relies on a relatively new management team and needs additional personnel to grow its business.

   Stamps.com's management team is relatively new. Stamps.com hired its Chairman and Chief Executive Officer in October 1998, its President and Chief Operating Officer in October 1999 and its Chief Financial Officer in September 1998. There can be no assurance that Stamps.com will successfully assimilate its recently hired managers or that Stamps.com can successfully locate, hire, assimilate and retain qualified key management personnel. Stamps.com's business is largely dependent on the personal efforts and abilities of its senior management, including its Chairman and Chief Executive Officer, its President and Chief Operating Officer, and its Chief Financial Officer. Any of Stamps.com's officers or employees can terminate his or her employment relationship at any time. The loss of these key employees or Stamps.com's inability to attract or retain other qualified employees could have a material adverse effect on Stamps.com's results of operations and financial condition.

   Stamps.com's future success depends on its ability to attract, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. Also, if Stamps.com completes the acquisition, Stamps.com's success will also depend on a successful integration of iShip.com's management with Stamps.com's senior management team. Stamps.com plans to hire additional personnel in all areas of its business. Competition for qualified personnel is intense, particularly in the Internet and high technology industries. As a result, Stamps.com may be unable to successfully attract, assimilate or retain qualified personnel. Further, Stamps.com may be unable to retain the employees Stamps.com currently employs or attract additional technical personnel. The failure to retain and attract the necessary personnel could seriously harm Stamps.com's business, financial condition and results of operations.

Third party assertions of violations of their intellectual property rights could adversely affect Stamps.com's business.

   In addition to the Pitney Bowes claim described above, as is customary with technology companies, Stamps.com may receive or become aware of correspondence claiming potential infringement of other parties' intellectual property rights. Stamps.com could incur significant costs and diversion of management time and resources to defend claims against Stamps.com regardless of their validity. Stamps.com may not have adequate resources to defend against these claims and any associated costs and distractions could have a material adverse effect on Stamps.com's business, financial condition and results of operations. As an alternative to litigation, Stamps.com may seek licenses for other parties' intellectual property rights. Stamps.com may not be successful in obtaining all of the necessary licenses on commercially reasonable terms, if at all.

A failure to protect Stamps.com's own intellectual property could harm Stamps.com's competitive position.

   Stamps.com relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect Stamps.com's rights in Stamps.com's products, services, know-how and information. Stamps.com has three issued US patents and has filed 20 patent applications in the United States, and one international patent application. Stamps.com has also applied to register several trademarks and service marks. Stamps.com plans to apply for other patents in the future. Stamps.com may not receive patents for any of Stamps.com's patent applications. Even if patents are issued to Stamps.com, claims issued in these patents may not protect Stamps.com's technology. In addition, any of Stamps.com's patents might be held invalid or unenforceable by a court. If Stamps.com's patents fail to protect Stamps.com's technology, Stamps.com's competitive position could be harmed. Even if Stamps.com's patents are upheld or are not challenged, third parties may develop alternative technologies or products without infringing Stamps.com's patents. Stamps.com generally enters into confidentiality agreements with Stamps.com's employees, consultants and other third parties to control and limit access and disclosure of Stamps.com's confidential information. These contractual arrangements or other steps taken to protect Stamps.com's intellectual property may not prove to be sufficient to prevent misappropriation of technology or deter independent third party development of similar technologies. Additionally, the laws of foreign countries may not protect Stamps.com's services or intellectual property rights to the same extent as do the laws of the United States.

   In addition, if the acquisition is completed, Stamps.com will face the additional risk that third parties will challenge iShip.com's intellectual property rights. The costs of defending against any litigation, including the diversion of management time and resources, could adversely affect Stamps.com's business, financial condition and results of operations. Any loss resulting from intellectual property litigation could severely limit iShip.com's operations, cause it to pay license fees, or prevent it from doing business.

   iShip.com has applied for three patents for its intellectual property and has applied to register six trademarks and servicemarks. The failure to obtain these patents, or to obtain patents on future proprietary technology or trademark protection for its brand name, could have a material adverse effect on iShip.com's and Stamps.com's business, financial condition and results of operations.

Stamps.com's growth and operating results could be impaired if Stamps.com is unable to meet Stamps.com's future capital requirements.

   Stamps.com believes that its current cash balances will allow Stamps.com to fund its operations, including the operation of iShip.com following its anticipated acquisition, for at least the next 24 months. However, Stamps.com may require substantial working capital to fund its business and Stamps.com may need to raise additional capital. Stamps.com cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. Stamps.com's future capital needs depend on many factors, including:

  .  market acceptance of Stamps.com's postage and shipping services;

  . the level of promotion and advertising of Stamps.com's postage and shipping services;

  .  the level of Stamps.com's development efforts;

  . rate of customer acquisition and retention of Stamps.com's postage and shipping services; and

  .  changes in technology.

   The various elements of Stamps.com's business and growth strategies, including its plans to support fully the commercial release of its service, Stamps.com's introduction of new products and services and its investments in infrastructure will require additional capital. If Stamps.com is unable to raise additional necessary capital in the future, Stamps.com may be required to curtail its operations significantly or obtain funding through the relinquishment of significant technology or markets. Also, raising additional equity capital would have a dilutive effect on existing stockholders.

Stamps.com could be required to register as an investment company and become subject to substantial regulation that would interfere with Stamps.com's ability to conduct Stamps.com's business.

   Stamps.com plans to invest the proceeds of the follow-on offering in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. This could result in Stamps.com being treated as an investment company under the Investment Company Act of 1940 and therefore being required to register as an investment company under the Investment Company Act. The Investment Company Act requires the registration of companies which are engaged primarily in the business of investing, reinvesting or trading in securities or which are engaged in investing, reinvesting, owning, holding or trading in securities and over 40% of whose assets on an unconsolidated basis (other than government securities and cash) consist of investment securities. While Stamps.com does not believe that it is engaged primarily in the business of investing, reinvesting or trading in securities, Stamps.com may invest its cash and cash equivalents in government securities to the extent necessary to avoid having over 40% of its assets consist of investment securities. Government securities are defined as securities issued by the U.S. government and federal agencies. These securities generally yield lower rates of income than other short-term instruments in which Stamps.com has invested to date. Accordingly, investing substantially all of Stamps.com's cash and cash equivalents in government securities could result in lower levels of interest income, which could cause Stamps.com's losses to increase.

   If Stamps.com were required to register as an investment company under the Investment Company Act, Stamps.com would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliated persons, if any, and other matters, incur substantial costs and experience a disruption of its business. Application of the provisions of the Investment Company Act to Stamps.com would materially and adversely affect Stamps.com's business, prospects, financial condition and results of operations.

           Stamps.com faces risks associated with Stamps.com's market

If Stamps.com does not respond effectively to technological change, Stamps.com's service could become obsolete and Stamps.com's business will suffer.

   The development of Stamps.com's service and other technology entails significant technical and business risks. To remain competitive, Stamps.com must continue to enhance and improve the responsiveness, functionality and features of its online operations. The Internet and the electronic commerce industry are characterized by:

  .  rapid technological change;

  .  changes in user and customer requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  .  the emergence of new industry standards and practices.

   The evolving nature of the Internet or the Internet postage market could render Stamps.com's existing technology and systems obsolete. Stamps.com's success will depend, in part, on its ability to:

  .  license or acquire leading technologies useful in Stamps.com's business;

  .  enhance its existing service;

  . develop new services and technology that address the increasingly sophisticated and varied needs of its current and prospective users; and

  . respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

   Future advances in technology may not be beneficial to, or compatible with, Stamps.com's business. Furthermore, Stamps.com may not be successful in using new technologies effectively or adapting Stamps.com's technology and systems to user requirements or emerging industry standards on a timely basis. Stamps.com's ability to remain technologically competitive may require substantial expenditures and lead time. If Stamps.com is unable to adapt in a timely manner to changing market conditions or user requirements, Stamps.com's business, financial condition and results of operations could be seriously harmed.

   If Stamps.com is unable to compete successfully, particularly against large, traditional providers of postage products like Pitney Bowes who enter the online postage market, Stamps.com's revenues and operating results will suffer

   The market for Internet postage products and services is new and Stamps.com expects it to be intensely competitive. At present, E-Stamp has a hardware-based product commercially available and Pitney Bowes and Neopost Industries are seeking certification through the Information Based Indicia Program and have hardware products available for beta testing. All three of these vendors have also announced that they intend to offer software-based solutions; one of these, Pitney Bowes, has a software-based product in the final phase of beta testing as of December 15, 1999. If any of Stamps.com's competitors, including Pitney Bowes, could provide the same or similar service as Stamps.com, Stamps.com's operations could be adversely impacted.

   Internet postage may not be adopted by customers. These customers may continue to use traditional means to purchase postage, including purchasing postage from their local post office. If Internet postage becomes a viable market, Stamps.com may not be able to establish or maintain a competitive position against current or future competitors as they enter the market. Many of Stamps.com's competitors have longer operating histories, larger customer bases, greater brand recognition, greater financial, marketing, service, support, technical, intellectual property and other resources than Stamps.com. As a result, Stamps.com's competitors may be able to devote greater resources, to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than Stamps.com. This increased competition may result in reduced operating margins, loss of market share and a diminished brand. Stamps.com may from time to time make pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. These actions could result in reduced margins and seriously harm Stamps.com's business.

   If the market for Internet postage develops, Stamps.com could face competitive pressures from new technologies or the expansion of existing technologies approved for use by the US Postal Service. Stamps.com may also face competition from a number of indirect competitors that specialize in electronic commerce and other companies with substantial customer bases in the computer and other technical fields. Additionally, companies that control access to transactions through a network or Web browsers could also promote Stamps.com's competitors or charge Stamps.com a substantial fee for inclusion. Stamps.com's competitors may also be acquired by, receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies as use of the Internet and other online services increases. In addition, changes in postal regulations could adversely affect Stamps.com's service and significantly impact Stamps.com's competitive position. Stamps.com may be unable to compete successfully against current and future competitors, and the competitive pressures Stamps.com faces could seriously harm Stamps.com's business.

   If the acquisition is completed, Stamps.com will also compete with companies that provide shipping solutions to businesses. Customers may continue using the direct services of the US Postal Service, UPS and other major shippers, instead of adopting iShip.com's online service. Alternatively, potential competitors with greater resources than iShip.com, like Pitney Bowes, may develop more successful Internet solutions. In addition, companies including TanData Corporation, GoShip.com, BITS, Inc./Intershipper.net, Kewill Systems, PackageNet and Virtan, Inc./SmartShip are competing in shipping services. iShip.com also faces a significant risk that large shipping companies will collaborate in the development and operation of an online shipping system that could make iShip.com's service obsolete.

The success of Stamps.com's business will depend on the continued growth of the Internet and the acceptance by customers of the Internet as a means for purchasing postage.

   Stamps.com's success depends in part on widespread acceptance and use of the Internet as a way to purchase postage. This practice is at an early stage of development, and market acceptance of Internet postage is uncertain. Stamps.com cannot predict the extent to which customers will be willing to shift their purchasing habits from traditional to online postage purchasing. To be successful, Stamps.com's customers must accept and utilize electronic commerce to satisfy their product needs. Stamps.com's future revenues and profits, if any, substantially depend upon the acceptance and use of the Internet and other online services as an effective medium of commerce by Stamps.com's target users.

   The Internet may not become a viable long-term commercial marketplace due to potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. The commercial acceptance and use of the Internet may not continue to develop at historical rates. Stamps.com's business, financial condition and results of operations would be seriously harmed if:

  . use of the Internet and other online services does not continue to increase or increases more slowly than expected;

  . the infrastructure for the Internet and other online services does not effectively support future expansion of electronic commerce or Internet postage;

  .  concerns over security and privacy inhibit the growth of the Internet;
     or

  . the Internet and other online services do not become a viable commercial marketplace.

US Postal Service regulation may cause disruptions or the discontinuance of Stamps.com's business.

   Stamps.com is subject to continued US Postal Service scrutiny and other government regulations. The US Postal Service could change its certification requirements or specifications for Internet postage or revoke the approval of Stamps.com's service at any time. Any changes in requirements or specifications for Internet postage could adversely affect Stamps.com's pricing, cost of revenues, operating results and margins by increasing the cost of providing Stamps.com's Internet postage service. For example, the US Postal Service could decide to charge Internet postage vendors fees for the enrollment of each unique customer of the Internet postage product, which would be a cost that Stamps.com would either absorb or pass through to customers. The US Postal Service could also decide that Internet postage should no longer be an approved postage service due to security concerns or other issues. Stamps.com's business would suffer dramatically if Stamps.com is unable to adapt Stamps.com's Internet Postage service to any new requirements or specifications or if the US Postal Service were to discontinue Internet postage as an approved postage method. Alternatively, the US Postal Service could introduce competitive programs or amend Internet postage requirements to make certification easier to obtain, which could lead to more competition from third parties or the US Postal Service itself. See "--If Stamps.com is unable to compete successfully, particularly against large, traditional providers of postage products like Pitney Bowes who enter the online postage market, Stamps.com's revenues and operating results will suffer."

   In addition, US Postal Service regulations may require that Stamps.com's personnel with access to postal information or resources receive security clearance prior to doing relevant work. Stamps.com may experience delays or disruptions if Stamps.com's personnel cannot receive necessary security clearances in a timely manner, if at all. The regulations may limit Stamps.com's ability to hire qualified personnel. For example, sensitive clearance may only be provided to US citizens or aliens who are specifically approved to work on US Postal Service projects.

Stamps.com's operating results could be impaired if Stamps.com or the Internet become subject to additional government regulation and legal uncertainties.

   With the exception of US Postal Service and Department of Commerce regulations, Stamps.com is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

  .  user privacy;

  .  pricing;

  .  content;

  .  copyrights;

  .  distribution;

  .  characteristics and quality of products and services; and

  .  export controls.

   The adoption of any additional laws or regulations may hinder the expansion of the Internet. A decline in the growth of the Internet could decrease demand for Stamps.com's products and services and increase Stamps.com's cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues, including property ownership, export of specialized technology, sales tax, libel and personal privacy. Stamps.com's business, financial condition and results of operations could be seriously harmed by any new legislation or regulation. The application of laws and regulations from jurisdictions whose laws do not currently apply to Stamps.com's business, or the application of existing laws and regulations to the Internet and other online services could also harm Stamps.com's business.

   Stamps.com offers its Internet Postage service in multiple states and plans to expand both domestically and internationally. These jurisdictions may claim that Stamps.com is required to qualify to do business as a foreign corporation in each state or foreign country. Stamps.com's failure to qualify as a foreign corporation in a jurisdiction where Stamps.com is required to do so could subject Stamps.com to taxes and penalties. Other states and foreign countries may also attempt to regulate Stamps.com's Internet Postage service or prosecute Stamps.com for violations of their laws. Further, Stamps.com might unintentionally violate the laws of foreign jurisdictions and those laws may be modified and new laws may be enacted in the future.

If Stamps.com markets Stamps.com's Internet Postage service internationally, government regulation could disrupt Stamps.com's operations.

   One element of Stamps.com's strategy is to provide service in international markets. Stamps.com's ability to provide service in international markets would likely be subject to rigorous governmental approval and certification requirements similar to those imposed by the US Postal Service. For example, Stamps.com's service cannot currently be used for international mail because foreign postal authorities do not currently recognize information-based indicia postage. If foreign postal authorities accept postage generated by Stamps.com's service in the future, and if Stamps.com obtains the necessary foreign certification or approvals, Stamps.com would be subject to ongoing regulation by foreign governments and agencies. To date, efforts to create a certification process in Europe and other foreign markets are in a preliminary stage and these markets may not prove to be a viable opportunity for Stamps.com. As a result, Stamps.com cannot predict when, or if, international markets will become a viable source of revenues for a postage service similar to Stamps.com.

   Stamps.com's ability to provide service in international markets may also be impacted by the export control laws of the United States. Stamps.com's software technology makes Stamps.com subject to stronger export controls, and may prevent Stamps.com from being able to export Stamps.com's products and services.

   If Stamps.com achieves significant international acceptance of its Internet Postage service, Stamps.com's business activities will be subject to a variety of potential risks, including the adoption of laws and regulatory requirements, political and economic conditions, difficulties protecting Stamps.com's intellectual property rights and actions by third parties that would restrict or eliminate Stamps.com's ability to do business in these jurisdictions. If Stamps.com begins to transact business in foreign currencies, Stamps.com will become subject to the risks attendant to transacting in foreign currencies, including the potential adverse effects of exchange rate fluctuations.

The rights of Stamps.com's stockholders and iShip.com shareholders could be adversely affected because of the concentrated control of Stamps.com's stock.

   After the acquisition, Stamps.com's executive officers, directors and 5% stockholders will control approximately 48.2% of Stamps.com's voting stock. These stockholders will have significant influence and ability to control most matters requiring board and stockholder approval, including a significant corporate transaction like the sale of Stamps.com, a change in control, or the terms of future equity financings. These stockholders could use their control in ways that may not be beneficial to you.

Stamps.com's charter documents could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

   The provisions of Stamps.com's Amended and Restated Certificate of Incorporation, Bylaws and Delaware law could make it difficult for a third party to acquire Stamps.com, even it would be beneficial to Stamps.com's stockholders. In addition, Stamps.com is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prohibit or delay a merger or other takeover of Stamps.com, and discourage attempts to acquire Stamps.com.

Additional shares held by existing Stamps.com stockholders may be sold into the public market in the near future, which could cause Stamps.com's stock price to decline.

   Sales of substantial amounts of Stamps.com's common stock in the public market could adversely affect the prevailing market price of Stamps.com's common stock. Stamps.com estimates that prior to acquisition of iShip.com, approximately 11.5 million of Stamps.com's 41.0 million shares of outstanding common stock were freely tradeable. On December 22, 1999, upon the expiration of lock-up agreements entered into in connection with Stamps.com's initial public offering, an additional 2.1 million shares of Stamps.com's outstanding common stock became available for immediate sale. On February 4, 2000, the lock-up described below will expire for approximately 6.8 million shares of Stamps.com's outstanding common stock and, on March 5, 2000, the lock-up described below will expire for all remaining shares subject to the lock-up. Prior to these dates, shares subject to lock-up agreements cannot be offered or sold without the prior written consent of Goldman, Sachs & Co. All of the shares subject to the lock-up will be available for immediate sale, subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933. Of these shares, approximately 22.5 million held by investment funds may, be distributed by them from time to time to their investors. Upon distribution, those shares will be available for immediate sale.

   As part of the follow-on public offering completed in December 1999, Stamps.com's executive officers and directors, other significant stockholders and iShip.com's significant shareholders, who will receive at least

95% of the shares of Stamps.com common stock issued in the acquisition, executed agreements with the underwriters that they will not offer or sell any shares of Stamps.com common stock until February 4, 2000 without the prior written consent of Goldman, Sachs & Co. On February 4, 2000, the lock-up will expire for 20% of the shares held by these stockholders. On March 5, 2000, the lock-up will expire for the remaining 80% of the shares held by these stockholders. Prior to these dates, any shares subject to lock-up agreements cannot be offered or sold without the prior written consent of Goldman, Sachs & Co. In addition, the merger agreement provides that Stamps.com is not obligated to file an S-8 registration statement for options assumed in the acquisition until the expiration of the 90 day lock-up period for the follow-on offering, which date is March 5, 2000. Goldman, Sachs & Co. may, in its sole discretion, at any time and without notice, release all or a portion of the shares Stamps.com common stock subject to these agreements. Sales of substantial amounts of Stamps.com common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price for Stamps.com's common stock and could impair Stamps.com's ability to raise capital through a public offering of equity securities.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

   Stamps.com and iShip.com have each made forward-looking statements in this document, all of which are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future business success or financial results. The forward-looking statements include, but are not limited to, statements as to expectations regarding:

  .  Stamps.com's and iShip.com's commercial releases;

  .  future revenue opportunities;

  .  the outcome of the Pitney Bowes litigation;

  . the national customer registration campaign for Stamps.com's Internet Postage service;

  .  the integration of iShip.com;

  . the development of the Internet postage and shipping markets and the future growth of customer base;

  . future expense levels (including research and development, selling, general and administrative expenses, legal expenses related to the Pitney Bowes litigation and amortization of goodwill and other intangibles);

  .  strategic relationships and distribution relationships;

  .  future capital needs;

  .  the emergence of new technologies;

  .  expansion of marketing and sales forces;

  .  investment in new product development and enhancements;

  .  expansion into new markets, like the international postage market;

  .  acquisition of complementary products, technologies and businesses;

  .  Stamps.com use of net proceeds of the follow-on offering; and

  .  future financial pronouncements.

   When Stamps.com or iShip.com uses words like "believe," "expect," "anticipate" or similar words, they are making forward-looking statements.

   You should note that an investment in Stamps.com common stock involves risks and uncertainties that could affect our future business success or financial results. Stamps.com's actual results could differ materially from those anticipated expressly or implicitly in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this document.

   Stamps.com believes that it is important to communicate its expectations to its investors. However, there may be events in the future that Stamps.com is not able to predict accurately or over which Stamps.com has no control. You should be aware that the occurrence of the events described in the risk factors and elsewhere in this document could materially and adversely affect the business, financial condition and operating results of Stamps.com. Stamps.com undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                              THE SPECIAL MEETING

   Stamps.com is furnishing this document to Stamps.com's stockholders as part of the solicitation by the board of directors of Stamps.com of proxies for use at the special meeting.

Date, Time and Place

   Stamps.com will hold the special meeting on      , February  , 2000,
beginning at 9:00 a.m., local time, at     .

Purpose of the Stamps.com Special Meeting

   At the Special Meeting, Stamps.com's stockholders will be asked to vote on proposals to:

  .  approve the merger agreement for the acquisition of iShip.com; and

  . increase by 2.5 million the number of shares of Stamps.com common stock issuable under Stamps.com's 1999 stock incentive plan.

   Stamps.com will be asked to consider any other matter properly brought before the special meeting or any adjournment of it by Stamps.com's board of directors. As of the date of this document, Stamps.com's board of directors knows of no other matter to be considered at the Stamps.com special meeting. No person (including news media and press members) other than Stamps.com's stockholders of record and invited guests will be admitted to the Stamps.com special meeting. Accordingly, if your broker holds Stamps.com's shares in "street name," in order to be admitted to the special meeting, you must either bring a letter from your broker or a copy of your brokerage statement confirming your stock ownership as of the record date.

Record Date; Stock Entitled to Vote; Quorum

   Only holders of record of Stamps.com common stock at the close of business on January 7, 2000, the record date, are entitled to vote at the Stamps.com
special meeting. On the record date,      shares of Stamps.com common stock
were issued and outstanding and held by approximately    holders of record. A
quorum will be present at the Stamps.com special meeting if a majority of the issued and outstanding shares of Stamps.com common stock entitled to vote on the record date are represented in person or by proxy. If a quorum is not present at the Stamps.com special meeting, the Stamps.com special meeting will be adjourned or postponed to solicit additional proxies. No shares voted against either proposal will be voted in favor of one of these adjournments or postponements. Stamps.com's stockholders will be entitled to one vote for each share of Stamps.com common stock held of record at the close of business on the record date.

Votes Required

   A majority of the issued and outstanding shares present at the special meeting and entitled to vote must be voted in favor of the merger proposal in order for it to be adopted, and a majority of the issued and outstanding shares present or represented at the special meeting and entitled to vote must be voted in favor of the proposal to increase the share reserve under Stamps.com's 1999 plan in order for that proposal to be adopted. Stamps.com does not intend to proceed with the acquisition if either proposal, but not both proposals, is adopted.

Voting by Stamps.com's Directors and Executive Officers

   At the close of business on the record date, members of Stamps.com's board of directors and Stamps.com's executive officers owned of record and were
entitled to vote     shares of Stamps.com common stock, which represented
approximately % of the outstanding shares. Each of Stamps.com's directors and Stamps.com's executive officers intends to vote in favor of both proposals at the Stamps.com special meeting.

Voting of Proxies

   All shares represented by properly executed proxies received in time for the special meeting will be voted at the Stamps.com special meeting in the manner specified by the holders of Stamps.com common stock. If you do not provide voting instructions but properly return a proxy, your shares will be voted in favor of both proposals.

   Stamps.com will treat shares abstaining from voting at the Stamps.com special meeting as present for purposes of determining whether a quorum is present at the special meeting.

   Brokers who hold shares of Stamps.com common stock in "street name" for customers who are the beneficial owners of shares held by brokers may not give a proxy to vote their customers' shares unless specific instructions are received from their customers. These non-voted shares are referred to as broker non-votes and will not be counted as present for determining whether there is a quorum at the special meeting.

   Mr. John Payne and Mr. John LaValle, the holders of proxies under the enclosed proxy cards, may vote all shares represented by proxies in favor of one or more adjournments or postponements of the special meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against either or both of the proposals will be voted in favor of one of these adjournments or postponements. In the event any matter other than the two proposals described in this joint proxy statement/prospectus is properly brought before the special meeting, your shares of Stamps.com common stock will be voted by Messrs. Payne and LaValle in their discretion.

Revocability of Proxies

   Stamps.com stockholders may revoke their proxy at any time prior to its being voted, by filing an instrument of revocation with the Secretary of Stamps.com addressed as follows: Corporate Secretary, Stamps.com Inc., 3420 Ocean Park Blvd., Suite 1040, Santa Monica, California 90405. Stamps.com stockholders may also revoke their proxy by filing a duly executed proxy bearing a later date or by appearing at Stamps.com special meeting in person, notifying the Secretary and voting by ballot at the Stamps.com special meeting. Stamps.com stockholders who attend the Stamps.com special meeting, may vote in person whether or not they have previously given a proxy, but their presence without notification to the Secretary of Stamps.com will not revoke a previously given proxy. In addition, if Stamps.com stockholders beneficially hold shares of Stamps.com common stock that are not registered in their own name, they will need additional documentation from the record holder of the shares to attend and vote personally at the Stamps.com special meeting.

Solicitation of Proxies

   Stamps.com will bear the cost of the solicitation of proxies from Stamps.com stockholders. In addition to solicitation by mail, Stamps.com directors, officers and employees and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Stamps.com will cause brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Stamps.com common stock held of record by these persons. Stamps.com will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so. Stamps.com has engaged MacKenzie Partners, Inc. to represent Stamps.com in connection with the solicitation of proxies at a cost
to Stamps.com of approximately $      plus expenses, and will indemnify
MacKenzie Partners, Inc. against any losses arising out of proxy soliciting services on Stamps.com's behalf.

   The matters to be considered at the special meeting are of great importance to all Stamps.com stockholders. Stamps.com's board urges you to read and carefully consider all of the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

                         THE ISHIP.COM WRITTEN CONSENT

   iShip.com is furnishing this document to iShip.com's shareholders as part of the solicitation by the board of directors of iShip.com of written consents to approval of the merger agreement and the merger.

Consents Solicited

   iShip.com is soliciting written consents of its shareholders to the approval of the merger agreement and the merger.

Consents Required

   The written consent of the holders of (a) a majority of the outstanding shares of iShip.com's common stock and (b) at least two-thirds of the outstanding shares of iShip.com's Series A Preferred Stock and Series B Preferred Stock, voting together as a class, is required for the approval of the merger agreement and the merger. Each share of Series A Preferred Stock, Series B Preferred Stock and common stock of iShip.com is entitled to one vote with respect to the approval of the merger agreement and the merger. The iShip.com board of directors has set the close of business on the date of mailing of consents as the record date for shares entitled to provide written consents to the approval of the merger agreement and the merger. Written
consents must be submitted to iShip.com, by February   , 2000. Written consents
should be mailed to Venture Law Group, 4750 Carillon Point, Kirkland, Washington 98033, Attention: David R. Young.

Outstanding Shares

   The outstanding capital stock of iShip.com as of October 22, 1999 is described as follows:

                                               Outstanding Shares Record Holders
                                               ------------------ --------------
   Series A Preferred Stock...................      8,986,668           11
   Series B Preferred Stock...................     10,133,334           16
   Common Stock...............................      7,492,720           52

Support Agreements

   The holders of more than two-thirds of the outstanding shares of iShip.com's Series A Preferred Stock and Series B Preferred Stock, together as a class, have agreed with Stamps.com to provide written consents to the approval of the merger agreement and the merger. The holders of a majority of the outstanding shares of iShip.com's common stock have agreed with Stamps.com to provide written consents to the approval of the merger agreement and the merger.

                                   THE MERGER

Background of the merger

   Stamps.com and iShip.com originally became familiar with one another in May 1999. From May 1999 through July 1999, representatives from the companies had conversations regarding a potential strategic distribution and marketing relationship. During that time, the possibility of an acquisition was never discussed.

   On August 3, 1999, representatives of Stamps.com traveled to iShip.com's offices in Bellevue, Washington to continue discussions with iShip.com's management about a strategic distribution and marketing relationship. After returning from the visit, these representatives suggested to John M. Payne, Chief Executive Officer of Stamps.com, that Stamps.com consider iShip.com as a strategic acquisition possibility. After discussing the idea with Stamps.com management, Mr. Payne invited Stephen M. Teglovic, President and Chief Executive Officer of iShip.com, to Stamps.com's office in Santa Monica, California on August 12, 1999 to discuss a potential business combination of the parties. From this time through the execution of a definitive agreement on October 22, 1999, Mr. Payne provided periodic updates on the proposed transaction and discussed progress with Stamps.com's non-employee directors.

   On August 12, 1999, Mr. Teglovic, Mr. Payne and John W. LaValle, Stamps.com's Chief Financial Officer, met for dinner to discuss a strategic relationship, a meeting at which Mr. Payne introduced the possibility of a business combination between Stamps.com and iShip.com. Mr. Teglovic indicated that he would consult with management of iShip.com, including its board of directors, regarding a possible transaction.

   On August 18, 1999, Mr. Teglovic telephoned Mr. Payne and indicated that members of the iShip.com board of directors had authorized him and management to enter into discussions about a potential business combination. From this time through the execution of a definitive agreement on October 22, 1999, Mr. Teglovic provided periodic updates on the proposed transaction and discussed progress with iShip.com's non-employee directors.

   On August 26, 1999, Mr. Teglovic, John Jamerson, Chief Financial Officer of iShip.com, William Smith, Senior Vice President of Engineering of iShip.com, and John Dietz, Senior Vice President of Operations of iShip.com, traveled to Stamps.com's offices for a full day meeting. At this meeting, management of Stamps.com made presentations about Stamps.com's business and organization. No discussions or negotiations about the business combination occurred at this meeting.

   On August 31, 1999 and September 1, 1999, members of Stamps.com's management, including members of the engineering, strategy, legal and finance groups, traveled to iShip.com's offices to discuss the business, operations and organization of iShip.com. At these meetings, the companies discussed potential issues resulting from the integration of the businesses and organizations of the two companies; however, no other discussions or negotiations regarding the terms of a transaction occurred at these meetings. From this time until the execution of a definitive agreement on October 22, 1999, each of Stamps.com and iShip.com, and their respective legal and accounting advisors, conducted in-depth business, financial and legal due diligence reviews.

   On September 2, 1999, Messrs. Teglovic and Jamerson and Brian Finn, a non-employee member of the iShip.com board, traveled to Santa Monica for a dinner meeting with Messrs. Payne, LaValle and other members of Stamps.com's management team. At this meeting, potential transaction terms and valuation ranges for iShip.com were discussed initially. However, no specific share consideration amount or exchange ratio mechanics were discussed at this meeting. At the conclusion of the meeting, the parties agreed to continue discussions and negotiations for a business combination.

   On September 8, 1999, at a regular meeting of the Stamps.com board, Mr. Teglovic and Mr. Jamerson made a presentation about the iShip.com business. Following the presentation, Mr. Teglovic and Mr. Jamerson were excused, and the Stamps.com board discussed the status of discussions to date and the initial results of due diligence by the Stamps.com management. At the conclusion of the discussion, the Stamps.com board authorized Stamps.com's management to continue discussions and negotiations.
In addition, Stamps.com's in-house and outside legal advisors discussed the board's fiduciary duties in considering a strategic business combination and strategic alternatives.

   From September 8, 1999 through October 22, 1999, Stamps.com and iShip.com, together with their respective legal, financial and accounting advisors, conducted due diligence reviews and negotiated the terms of the definitive merger agreement and other agreements related to the merger, including employment agreements for each of Messrs. Teglovic, Jamerson, Smith and Dietz. During this period of time, from September 9 through September 11, Messrs. Payne and LaValle and Messrs. Teglovic and Jamerson negotiated a fixed share amount of 8 million shares of Stamps.com common stock for all of iShip.com's outstanding capital stock, options and warrants. It was also agreed over this period of time that the aggregate share consideration would be subject to no adjustments due to fluctuations in the market price of Stamps.com's common stock.

   At board meetings held by Stamps.com on September 22, October 6 and October 13, Stamps.com management presented status on the discussions and negotiations with iShip.com and board members raised questions, had discussions and made recommendations about the progress of the transaction. During the same period of time, iShip.com's management periodically informed its board of directors about the status of discussions and negotiations.

   On October 1, 1999, Stamps.com engaged Thomas Weisel Partners LLC to render a fairness opinion to the Stamps.com board of directors in connection with the acquisition of iShip.com. From this date through October 22, 1999, Thomas Weisel Partners performed financial due diligence and prepared its valuation analyses of a potential business combination of Stamps.com and iShip.com.

   On October 22, 1999, Stamps.com's board of directors met with senior management and Stamps.com's in-house and outside legal and financial advisors at a special telephonic meeting to discuss the status of final negotiations with iShip.com. To begin the meeting, in-house legal counsel presented the terms of the merger agreement and related agreements. Next, Thomas Weisel Partners made a presentation regarding its analysis of the proposed transaction and delivered its oral opinion, subsequently confirmed in writing, that, as of October 22, 1999, the consideration to be paid to the stockholders of iShip.com in the merger was fair, from a financial point of view, to Stamps.com. Following this presentation, Stamps.com's board of directors engaged in a full discussion of the proposed merger. Stamps.com's board of directors concluded that the merger agreement was fair to Stamps.com and that the proposed merger was in the best interests of Stamps.com and its stockholders. Stamps.com's board of directors unanimously approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger documents.

   By unanimous written consent dated October 21, 1999, iShip.com's board of directors, after reviewing the financial and other terms of the merger, approved the merger and the terms of the merger agreement and authorized management to proceed with the execution of the transaction documents.

   During the late afternoon of October 22, 1999, Stamps.com and iShip.com entered into the merger agreement; several shareholders of iShip.com entered into support agreements with Stamps.com; Messrs. Teglovic, Jamerson, Smith and Dietz executed employment agreements that become effective on the closing of the merger and the directors and several officers of iShip.com entered into affiliate agreements.

   The merger was jointly announced by Stamps.com and iShip.com on the morning of October 25, 1999.

Reasons for the merger and Stamps.com's and iShip.com's board of directors recommendations

 Stamps.com's Reasons for the Merger.

   The Stamps.com board of directors considered the factors below as reasons that the merger will be beneficial to Stamps.com and its stockholders:

  . the potential of the combined companies to offer a complete one-stop mailing, shipping and tracking solution over the Internet;

  . the strength of iShip.com's management, engineering resources and understanding of the shipping market;

  . iShip.com's established strategic relationships and investors, including UPS, eBay and Mail Boxes Etc.;

  . the complementary nature of the companies' service offerings and possible synergies from combining Stamps.com and iShip.com;

  . the terms and conditions of the merger agreement, including termination fees and closing conditions;

  . the terms and conditions of employment agreements with key management of iShip.com;

  .  the expected qualification of the merger as a reorganization under
     Section 368(a) of the Internal Revenue Code;

  .  the transaction being accounted for as a purchase; and

  . the opinion dated October 22, 1999 of Thomas Weisel Partners that, as of that date and on the basis of and subject to the matters described in the opinion, the consideration to be paid to the shareholders of iShip.com in this merger was fair, from a financial point of view, to Stamps.com.

   In the course of deliberations, the Stamps.com board of directors also considered a number of additional factors relevant to the merger, including:

  . information relating to the business, assets, management, competitive position, operating performance and prospects of each of Stamps.com and iShip.com;

  .  current industry, market and economic conditions;

  . the risks to stockholder value of Stamps.com relying on its Internet Postage service as a single source of revenues;

  .  the impact of the merger on Stamps.com's and iShip.com's employees;

  . the impact of the merger on Stamps.com's and iShip.com's existing and potential customers and business relationships; and

  .  the likelihood that the merger would be completed.

   The Stamps.com board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including:

  . the risk that the operations and back office systems of Stamps.com and iShip.com might not be successfully integrated;

  . the risk that, despite the efforts of Stamps.com and iShip.com after the acquisition, key personnel might leave Stamps.com and iShip.com;

  . the difficulty of managing operations in the different geographic locations in which Stamps.com and iShip.com operate or are considering to operate;

  . the risk that the potential benefits of the merger might not be fully realized;

  . the risk that competitors may overtake iShip.com in the market for online shipping and tracking solutions; and

  . the risk that other acquisition opportunities may be less dilutive to existing stockholders.

   The Stamps.com board of directors believed that some of these risks were unlikely to occur, that Stamps.com could avoid or mitigate others, and that overall, these risks were outweighed by the potential benefits of the merger.

   In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger and the increase in shares issuable under the Stamps.com 1999 stock incentive plan, the Stamps.com board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the Stamps.com board of directors may have given different weight to different factors.

   Recommendation of Stamps.com Board of Directors. After careful consideration, the Stamps.com board of directors, on October 22, 1999, unanimously determined that the terms of the merger agreement and the merger and the increase in shares issuable under the Stamps.com 1999 stock incentive plan are fair to, and in the best interests of, Stamps.com and its stockholders and has approved the merger agreement and the merger and the increase in shares issuable under the Stamps.com 1999 stock incentive plan. In reaching its decision to approve the merger agreement and the merger and to recommend adoption of the merger agreement and the increase in shares issuable under the Stamps.com 1999 stock incentive plan by Stamps.com stockholders, the Stamps.com board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The Stamps.com board of directors unanimously recommends that the stockholders of Stamps.com vote "for" the approval of the merger agreement and "for" the 2.5 million-share increase in shares issuable under the Stamps.com 1999 stock incentive plan.

 iShip.com's Reasons for the Merger.

   The iShip.com board of directors considered the factors listed below as reasons that the merger will be beneficial to iShip.com and its shareholders:

  . the potential of the combined companies to offer customers a more complete set of postage and shipping services;

  .  Stamps.com's established relationship with the US Postal Service;

  . the complementary nature of the companies' service offerings and possible synergies from combining iShip.com and Stamps.com;

  .  the terms and conditions of the merger agreement;

  .  the expected qualification of the merger as a reorganization under
     Section 368(a) of the Internal Revenue Code;

  . information relating to the business, assets, management, competitive position, operating performance and prospects of each of Stamps.com and iShip.com;

  .  current industry, market and economic conditions;

  . the potential benefits to shareholder value of being a company with a more diversified product line;

  . the potential benefits to shareholders of owning shares of a company that are traded on a national market;

  . the impact of the merger on Stamps.com's and iShip.com's customers, suppliers and employees;

  .  the likelihood that the merger would be completed;

  .  the synergistic fit of the senior management teams of both companies;
     and

  . the synergistic fit of the transaction-based revenue models of both companies.

   In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the iShip.com board of directors did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of the iShip.com board of directors may have given different weight to different factors.

 Recommendation of iShip.com Board of Directors.

   After careful consideration, the iShip.com board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, iShip.com and its shareholders and has approved the merger agreement and the merger. In reaching its decision to approve the merger agreement and the merger, the iShip.com board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The iShip.com board of directors unanimously recommends that the shareholders of iShip.com execute and return the written consent soliciting approval of the merger and the merger agreement.

Opinion of Stamps.com's financial advisor

   Thomas Weisel Partners was selected by the Stamps.com board of directors to act as Stamps.com's financial advisor based on Thomas Weisel Partners' qualifications, expertise and reputation. Thomas Weisel Partners is a nationally recognized merchant bank specializing in technology and information services businesses. At the meeting of the Stamps.com board of directors held on October 22, 1999, Thomas Weisel Partners delivered to the Stamps.com board its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Thomas Weisel Partners' written opinion, the consideration to be paid to the shareholders of iShip.com in the merger was fair, from a financial point of view, to Stamps.com.

   Stamps.com determined the consideration to be paid in the merger through negotiations with iShip.com. Stamps.com did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion. Further, Stamps.com did not request the advice of Thomas Weisel Partners with respect to alternatives to the merger.

   The full text of Thomas Weisel Partners' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex B to this document. You should read this opinion carefully and in its entirety. The following description of the Thomas Weisel Partners opinion is only a summary of the written opinion and is qualified and not a substitute for the written opinion.

   Thomas Weisel Partners directed its opinion to the Stamps.com board of directors. The opinion does not constitute a recommendation to the stockholders of Stamps.com as to how they should vote with respect to the merger. The opinion addresses only the financial fairness of the consideration to be paid by Stamps.com in the merger. It does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address the business decision of the Stamps.com board of directors to proceed with or effect the merger.

   In connection with its opinion, Thomas Weisel Partners, among other things:

  . reviewed publicly available financial and other data with respect to Stamps.com, including the consolidated financial statements for recent years and interim periods to June 30, 1999, and other relevant financial and operating data relating to Stamps.com made available to Thomas Weisel Partners from published sources and from the internal records of Stamps.com;

  . reviewed the consolidated financial statements of iShip.com for recent years and interim periods to September 30, 1999 and other relevant financial and operating data relating to iShip.com made available to Thomas Weisel Partners from the internal records of iShip.com;

  . reviewed the financial terms and conditions of a draft, dated October 20, 1999, of the merger agreement;

  . reviewed publicly available information concerning the trading of Stamps.com common stock;

  . compared iShip.com and Stamps.com from a financial point of view with other Internet-based service companies which Thomas Weisel Partners deemed to be relevant;

  . considered the financial terms, to the extent publicly available, of selected recent business combinations of Internet-based service companies which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

  .  completed a discounted cash flow analysis of iShip.com;

  . reviewed and discussed with representatives of the managements of iShip.com and Stamps.com information of a business and financial nature regarding iShip.com and Stamps.com, furnished to Thomas Weisel Partners by iShip.com and Stamps.com, including financial forecasts and related assumptions of iShip.com and Stamps.com;

  . made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Stamps.com's counsel; and

  . performed other analyses and examinations as Thomas Weisel Partners deemed appropriate.

   In preparing its opinion, Thomas Weisel Partners assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it and did not assume any responsibility to verify independently the information referred to above or undertake an independent evaluation, appraisal or physical inspection of any of the assets or liabilities of iShip.com or Stamps.com and was not furnished with that kind of evaluation or appraisal. Thomas Weisel Partners also assumed the following:

  . with respect to the financial forecasts of iShip.com and Stamps.com provided to Thomas Weisel Partners by their respective managements, upon their advice and with their consent, Thomas Weisel Partners assumed that these forecasts (a) had been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performances of iShip.com and Stamps.com and (b) provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

  . that there had been no material changes in the assets, financial condition, results of operations, business or prospects of iShip.com or Stamps.com since the respective dates of their last financial statements made available to Thomas Weisel Partners;

  . that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the federal securities laws and all other applicable federal and state statutes, rules and regulations;

  . that the merger would be recorded as a purchase under generally accepted accounting principles; and

  . that the merger would be consummated in accordance with the terms described in the October 20, 1999 draft of the merger agreement, without further amendments thereto, and without any waiver by Stamps.com of any of the conditions to its obligations thereunder.

   The Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion. In preparing its opinion, Thomas Weisel Partners relied on advice of Stamps.com counsel and independent accountants as to all legal and financial reporting matters with respect to Stamps.com, the merger and the merger agreement.

   The following is a summary of the financial analyses performed by Thomas Weisel Partners in connection with preparing its opinion to the Stamps.com board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

   Comparable Company Analysis. Thomas Weisel Partners compared the valuation multiples implied by the merger to those of selected publicly-traded Internet companies. Since there are no directly comparable publicly-traded companies, Thomas Weisel Partners analyzed companies with similar business models in three areas: business-to-business, consumer e-commerce and Internet infrastructure. In so doing, Thomas Weisel Partners did not attach any weight to any category. Thomas Weisel Partners noted that iShip.com is currently focused on the consumer segment of the potential customer universe and that the management of iShip.com believes there are significant opportunities to expand iShip.com's products and services for use by large and small businesses. The companies included in each category are:

  Business-to-Business                  Consumer E-Commerce


  .  bamboo.com                         .  eBay


  .  E-Stamp                            .  priceline.com


  .  ImageX.com                         Internet Infrastructure


  .  Interactive Pictures               .  Cyber Source


  .  NIC                                .  Keynote Systems


  .  pcOrder.com                        .  Purchase Pro.com


  .  Private Business                   .  Tumbleweed Communications

   For each of these companies, Thomas Weisel Partners calculated the multiples of enterprise value to estimates of total revenues for the fiscal years 1999 through 2003. For purposes of this analysis, Thomas Weisel Partners defined enterprise value as equity value plus debt less cash and cash equivalents and calculated equity value on the basis of closing stock prices on October 22, 1999. Estimated revenues for the comparable companies were derived from equity research reports published by investment banks. Thomas Weisel Partners then compared the median multiples of enterprise value to revenue estimates for fiscal years 1999 through 2001 to the multiples of iShip.com implied by the consideration to be received in the merger as follows:

                                  Median Multiples
                         -----------------------------------
                         Business to
Enterprise Value to:      Business   Consumer Infrastructure Stamps.com iShip.com
--------------------     ----------- -------- -------------- ---------- ---------
Estimated 1999 Revenues
 .......................    27.8x     64.6x       106.5x     3,0002.6x   798.0x
Estimated 2000
 Revenues...............    15.1x     40.7x        52.8x         88.8x    26.7x
Estimated 2001
 Revenues...............     9.4x     30.5x        22.9x         27.2x     9.0x

   Thomas Weisel Partners also compared the valuation multiples of Stamp.com in relation to those of selected publicly-traded logistics and shipping services company. Thomas Weisel Partners analyzed companies in three areas: logistics software providers, traditional logistics outsourcing companies and bricks and mortar shipping services. The companies included in each category are:

  Logistics Software Providers          Traditional Logistics Outsourcing
                                        Companies

   .  i2 Technologies
                                        .  Air Express International

   .  Manugistics
                                        .  Eagle USA Airfreight

  Bricks & Mortar Shipping Services
                                        .  Expeditors Int'l of WA

   .  Pitney Bowes

   For each of these companies, Thomas Weisel Partners also calculated the multiples of enterprise value to estimates of total revenues for the fiscal years 1999 through 2003. Thomas Weisel Partners then compared the median multiples of enterprise value to revenue estimates for fiscal years 1999 and 2000 to the multiples of Stamps.com as follows:

                             Median Multiples

                         Logistics Software Traditional Logistics  Bricks
Enterprise Value to:         Providers           Outsourcing      & Mortar Stamps.com
--------------------     ------------------ --------------------- -------- ----------
Estimated 1999
 Revenues...............        5.5x                4.0x            3.2x   3,002.62x
Estimated 2000
 Revenues...............        4.2x                3.3x            2.9x       88.8x

   Comparable Transactions Analysis. Thomas Weisel Partners reviewed the following eleven comparable acquisitions of selected Business-to-Business Internet Companies and other Internet-based service companies that have been announced since January 1, 1999:

   Announcement Date   Name of Acquiror                Name of Target
   -----------------   ----------------                --------------
   September 22, 1999  Chemdex                         Promedix.com
   September 13, 1999  National Information Consortium eFed
   September 8, 1999   Prodigy Communications          BizOnThe.net
   July 13, 1999       Verio                           digitalNATION
   July 13, 1999       Excite@Home                     iMall
   July 1, 1999        Go2Net                          Authorize.net
   May 18, 1999        eBay                            Billpoint
   April 29, 1999      Go2Net                          Virtual Avenue (USAOnline)
   April 26, 1999      Amazon.com                      Accept.com
   April 22, 1999      Inktomi                         Impulse! Buy Network
   July 19, 1999       Commerce One                    Veo Systems

   Revenue information was publicly available for only five of these transactions: the acquisition of digitalNATION by Verio; the acquisition of iMall by Excite@Home; the acquisition of Authorize.net by Go2Net; the acquisition of Virtual Avenue (USAOnline) by Go2Net; and the acquisition of Veo Systems by Commerce One. For each of these transactions, Thomas Weisel Partners calculated multiples of the enterprise value of the target company implied by the transaction to latest twelve month revenues of the target company, as well as ratios of the target's implied latest twelve month revenue multiple to that of the acquiror.

   Thomas Weisel Partners advised the Stamps.com board of directors that the two most comparable transactions were the acquisition of iMall by Excite@Home and the acquisition of Authorize.net by Go2Net. Using the revenue estimate provided by the management of iShip.com for fiscal year 1999, Thomas Weisel Partners then compared the implied multiples and ratios of these two transactions, as well as the median of the multiples and ratios for all five transactions with the multiples and ratios for iShip.com implied by the consideration to be received in the merger as follows:

                              Excite@Home/    Go2Net/     Median for
                                 iMall     Authorize.net Transactions iShip.com
                              ------------ ------------- ------------ ---------
Enterprise Value to latest
 twelve month revenues......     159.0x        18.7x         18.7x      798.0x
Target's latest twelve month
 revenue multiple to
 Acquiror's latest twelve
 month revenue multiple.....     254.6%         8.0%         56.1%       26.6%

   Although Thomas Weisel Partners analyzed the multiples for all Internet related transactions announced in 1999, Thomas Weisel Partners noted that the median Enterprise Value to latest twelve month revenues multiple for these transactions was 15.3, and that this statistic was not as relevant as the statistics for the transactions summarized in the table above. No company or transaction used in the comparable company or comparable transactions analyses is identical to Stamps.com or iShip.com or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Stamps.com, iShip.com and the merger are being compared.

   Comparative Financing Analysis. Based on information provided by the managements of Stamps.com and iShip.com, Thomas Weisel Partners compared the increases in equity valuations of Stamps.com and iShip.com implied by the funds raised in various financing rounds for each company. Thomas Weisel Partners informed the Stamps.com board of directors that this analysis provides a framework within which to analyze significant increases in value over relatively short periods of time.

   Discounted Cash Flow Analysis. Using management estimates of iShip.com's projected free cash flows for fiscal years 2000 through 2004, Thomas Weisel Partners performed a discounted cash flow analysis. For purposes of this analysis, free cash flows means earnings before interest and taxes, less taxes, depreciation and amortization, changes in working capital and capital expenditures.

   Thomas Weisel Partners calculated implied enterprise values and implied equity values of iShip.com by utilizing discount rates ranging from 20.0% to 30.0% and terminal value multiples of estimated 2004 revenue ranging from 5.0x to 7.5x. Thomas Weisel Partners arrived at these discount rates based on its judgment of the weighted average cost of capital of selected publicly traded companies, and arrived at these terminal multiples based on its review of the trading characteristics of the common stock of selected publicly traded companies and the expectation that revenue multiplies will decrease significantly from their currently high levels as Internet companies experience high growth. This analysis implied an enterprise value range of $155.7 million to $359.3 million. Adjusting this range of implied enterprise value by iShip.com's estimated net debt, Thomas Weisel Partners calculated an implied equity value range of $165.3 million to $368.9 million. Thomas Weisel Partners noted that the equity value to be paid by Stamps.com pursuant to the merger was $305.0 million.

   Contribution Analysis. Based on the number of shares outstanding and covered by options and warrants as of October 22, 1999, following the merger, iShip.com shareholders and Stamps.com stockholders will own approximately 16.4% and 83.6%, respectively, of the combined company. Using estimates prepared by the managements of Stamps.com and iShip.com, Thomas Weisel Partners calculated the estimated contribution by Stamps.com and iShip.com to total revenues and earnings before interest, taxes, depreciation, and amortization (EBITDA) of the combined company for the fiscal years 2000 to 2004. In light of the negative EBITDA projected for fiscal years 2000 and 2001, Thomas Weisel Partners focused on EBITDA contributions in fiscal years 2002 to 2004.

   Thomas Weisel Partners then compared these relative contributions to the relative contributions of Stamps.com and iShip.com to the combined company's enterprise value (which Thomas Weisel Partners defined for purposes of this analysis as equity value plus total debt minus cash) and equity value (calculated on the basis of closing stock prices on October 22, 1999).

   This analysis yielded the following relative contributions:

                                                            Stamps.com iShip.com
                                                            ---------- ---------
   Estimated Revenues
     2000..................................................    60.1%     39.9%
     2001..................................................    62.3%     37.7%
     2002..................................................    65.5%     34.5%
     2003..................................................    63.5%     36.5%
     2004..................................................    62.1%     37.9%
   Estimated EBITDA
     2002..................................................    43.5%     56.5%
     2003..................................................    60.5%     39.5%
     2004..................................................    65.9%     34.1%
   Enterprise Value........................................    83.4%     16.6%
   Aggregate Equity Value..................................    83.6%     16.4%

   Pro Forma Merger Analysis. Thomas Weisel Partners reviewed the pro forma effects of the merger on the combined company's earnings per share, utilizing financial forecasts for iShip.com and Stamps.com provided by their respective managements and not taking into account any merger-related cost savings or revenue enhancements. This analysis assumed a research and development write-off of 15% of iShip.com's equity value.

   This analysis indicated that the impact of the merger on the combined company's earnings per share before taking into account goodwill and deferred compensation would be dilutive in 2000 and 2001, and accretive in 2002, 2003 and 2004. On this basis, the pro forma earnings per share accretion or dilution is as follows:

   Year                                           Per share Accretion/(Dilution)
   ----                                           ------------------------------
   2000..........................................             $(0.05)
   2001..........................................             $(0.06)
   2002..........................................             $ 0.01
   2003..........................................             $ 0.19
   2004..........................................             $ 0.38

   This analysis further indicated that the impact of the merger on the combined company's earnings per share, taking into account goodwill and deferred compensation, would be dilutive in all years analyzed. If no write-off were taken, the dilution would be increased. Assuming the research and development write-off, the pro forma earnings per share dilution is as follows:

   Year                                                 Per Share Dilution
   ----                                                 ------------------
   2000..........................................             $(1.22)
   2001..........................................             $(1.24)
   2002..........................................             $(1.15)
   2003..........................................             $(0.85)
   2004..........................................             $(0.64)

   The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to us. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Stamps.com or iShip.com.

   In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Stamps.com and iShip.com. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be paid by Stamps.com pursuant to the merger, and were provided to Stamps.com in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

   Under its engagement letter dated October 1, 1999, Stamps.com agreed to pay Thomas Weisel Partners a fee of $250,000 upon the delivery of its opinion and $150,000 upon the earlier of (a) the consummation of the merger or (b) December 31, 1999. Stamps.com also agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

   In the ordinary course of its business, Thomas Weisel Partners actively trades the equity securities of Stamps.com for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Thomas Weisel Partners also acted as underwriter in connection with public offerings of Stamps.com's securities, is currently a co-manager of the follow-on offering and has performed various investment banking services for Stamps.com.

Accounting treatment and future reporting

   The merger of iShip.com and Stamps.com is being accounted for using the purchase method of accounting under Accounting Principles Board Opinion No. 16. Under this accounting treatment, as of the effective time of the merger, the excess of the cost of acquiring iShip.com, including the value of the shares of Stamps.com common stock offered by this document, over the fair market value of the assets and liabilities of iShip.com assumed will be recorded as goodwill. Stamps.com intends to amortize this goodwill on a straight line basis over four years. iShip.com's results of operations will be included in Stamps.com's consolidated results of operations following completion of the merger.

Directors and management after the acquisition

   Stamps.com's current directors and management are expected to continue to serve after the acquisition is completed, subject to any resignations or retirements in the period prior to completion of the acquisition. In addition, upon the closing of the acquisition two persons nominated by iShip.com will be elected to the Stamps.com board of directors. Stamps.com has not determined whether these nominees will take new board seats or whether two incumbent directors will voluntarily resign to create two vacant seats.

Comparison of Rights of Stamps.com's Stockholders and iShip.com's Shareholders

   The rights of iShip.com shareholders are currently governed by the Washington Business Corporation Act, iShip.com's articles of incorporation, iShip.com's bylaws and a voting agreement among iShip.com and some of its shareholders. The rights of Stamps.com stockholders are currently governed by the General Corporation Law of the State of Delaware, Stamps.com's certificate of incorporation and Stamps.com's bylaws. Upon completion of the acquisition, the rights of Stamps.com stockholders and of iShip.com shareholders who become Stamps.com stockholders as a result of the merger will be governed by the General Corporation Law of the State of Delaware, Stamps.com's certificate of incorporation and Stamps.com's bylaws.

   The rights of iShip.com shareholders under the Washington Business Corporation Act, the iShip.com articles of incorporation and the iShip.com bylaws prior to the merger are substantially the same as the rights of Stamps.com stockholders under the General Corporation Law of the State of Delaware, the Stamps.com certificate of incorporation and the Stamps.com bylaws, with the following principal exceptions:

 Indemnification

iShip.com
                                        Stamps.com

 .  Organizational documents require     .  Organizational documents require
   indemnification to the fullest          indemnification to the fullest
   extent of Washington law;               extent of Delaware law;

 .  Under the Washington Business        .  Under the General Corporation Law
   Corporations Act, a corporation         of the State of Delaware a
   has the power to indemnify a            corporation has the power to
   director or officer, except no          indemnify its directors,
   indemnification shall be allowed        officers, employees and agents
   on account of: (i) acts or              for expenses, judgments or
   omissions of the director or            settlements actually and
   officer finally adjudged to be          reasonably incurred by them in
   intentional misconduct or a             connection with suits and other
   knowing violation of the law;           legal actions or proceedings if
   (ii) conduct of the director or         they acted in good faith and in a
   officer finally adjudged to be an       manner reasonably believed to be
   unlawful distribution; or (iii)         in or not opposed to the best
   any transaction with respect to         interests of the corporation and,
   which it was finally adjudged           with respect to any criminal
   that the director or officer            action or proceeding, had no
   personally received a benefit in        reasonable cause to believe their
   money, property or services to          conduct was unlawful;
   which they were not legally
   entitled;

 .  Any indemnification of a director    .  Any indemnification in any suit
   in a derivative action must be          or action brought by or on behalf
   reported to the shareholders in         of the corporation is limited to
   writing.                                expenses reasonably incurred in
                                           defense or settlement of the suit
                                           or action;

                                        .  The Delaware General Corporation
                                           Law permits corporations to
                                           purchase and maintain insurance
                                           for directors and officers
                                           against liability for expenses,
                                           judgments or settlements whether
                                           or not the corporation would have
                                           the power to indemnify such
                                           persons therefor.

 Restrictions on Business Combinations

iShip.com                               Stamps.com

 .  Chapter 23B.19 of the Washington     .  Stamps.com is subject to section
   Business Corporations Act can           203 of the General Corporation
   affect acquisitions and business        Law of the State of Delaware;
   combinations of Washington
   corporations. However, Chapter       .  Section 203 prohibits mergers
   23B.19 does not apply to                with, dispositions of assets to,
   iShip.com because iShip.com does        the receipt of disproportionate
   not have a class of voting stock        financial benefits by or any
   registered pursuant to section 12       other transaction that would
   of Securities Exchange Act of           increase the interested
   1934 and has not elected to be          stockholder's proportionate
   subject to Chapter 23B.19 in its        ownership of any class or series
   articles of incorporation or            of the corporation's stock for a
   bylaws.                                 period of three years from the
                                           date a person became an
                                           interested stockholder;

                                        .  A corporation may "opt out" of
                                           section 203;

                                        .  Even if section 203 is triggered,
                                           a supermajority vote by
                                           stockholders may exempt a
                                           transaction from the restrictions
                                           contained in Section 203

                                        .  An interested shareholder owns
                                           15% or more of a corporation"s
                                           voting stock unless the
                                           transaction in which the person
                                           became an interested shareholder
                                           was approved by the corporation"s
                                           board of directors or 66.67%
                                           (excluding shares held by the
                                           interested stockholder) of the
                                           outstanding voting stock of the
                                           corporation

 Directors

iShip.com                               Stamps.com

 .  one year terms;                      .  three classes of three-year
                                           terms;
 .  removed with or without cause by
   shareholders;                        .  removal only for cause and by
                                           two-thirds of the outstanding
 .  not less than three nor more than       shares;
   nine;
                                        .  not less than six;
 .  vacancies filled by board or
   shareholders;                        .  vacancies filled only by board.

 .  one director elected by holders
   of Series A Preferred Stock, one
   director elected by holders of
   Series B Preferred Stock, two
   directors elected by holders of
   common stock and one director
   elected by UPS.


 Amendment of Organizational Documents

iShip.com                               Stamps.com

 .  Articles of incorporation amended    .  Certificate of incorporation
   by vote of (a) a majority of the        amended by a majority vote of
   outstanding common stock and (b)        stockholders, except a two-thirds
   at least two-thirds of the              vote of stockholders is required
   outstanding Series A Preferred          to amend provisions relating to
   Stock and Series B Preferred            staggered board, bylaws,
   Stock, voting together;                 amendments and indemnification;

 .  Bylaws amended by board of           .  Two-thirds vote of stockholders
   directors or majority vote of           to effect any amendment to
   shareholders.                           bylaws.


 Voting Rights

iShip.com                               Stamps.com

 .  One vote per share, except one       .  One vote per share, subject to
   director elected by holders of          the rights of any shares of
   Series A Preferred Stock, one           preferred stock;
   director elected by holders of
   Series B Preferred Stock, two        .  120 day advance notice
   directors elected by holders of         requirement for stockholders
   common stock and one director           proposals and director
   elected by UPS;                         nominations;

 .  A majority vote of common stock,     .  Majority vote to approve merger.
   and at least two-thirds of Series
   A Preferred Stock and Series B
   Preferred Stock, voting together
   to approve mergers.

 Treasury Shares

iShip.com                               Stamps.com

 .  Any shares repurchased are deemed    .  Treasury shares may be reissued
   to revert to authorized but             in the business judgment of the
   unissued shares upon acquisition.       board of directors;

                                        .  Shares held in treasury or owned
                                           by a subsidiary are not deemed to
                                           be outstanding and may not be
                                           voted.

 Stockholder Meetings

iShip.com                               Stamps.com

 .  Special meetings called by the       .  Special meetings called by the
   board of directors, the                 board of directors or the holders
   president, the chairman of the          of 40% of the capital stock
   board or the holders of 25% of          entitled to vote at that special
   the votes entitled to be cast at        meeting
   the special meeting;
                                        .  Advance notice requirements;
 .  Record date must be written
   within 70 days of meeting date.      .  Record date must be within 90
                                           days of meeting date.


 Dissenter's Rights

iShip.com                               Stamps.com

 .  Granted under Washington law for     .  Not granted under Delaware law if
   mergers, consolidations, share          the consideration consists
   exchanges, amendments to a              exclusively of publicly traded
   corporation"s certificate of            securities;
   incorporation that materially and
   adversely affects shareholders       .  Not granted under Delaware law
   rights and sales of all or              for a sale of all or
   substantially all of a                  substantially all of a
   corporation"s assets.                   corporation"s assets.


   The preceding summary of exceptions is not intended to be complete and is qualified in its entirety by reference to the General Corporation Law of the State of Delaware, the Washington Business Corporation Act, Stamps.com's certificate of incorporation, Stamps.com's bylaws, iShip.com's articles of incorporation and iShip.com's bylaws. Copies of Stamps.com's certificate of incorporation and Stamps.com's bylaws are incorporated by reference herein and will be sent to holders of shares of Stamps.com's common stock and iShip.com capital stock upon request of Stamps.com's Secretary (see "--Where You Can Find More Information").

                              THE MERGER AGREEMENT

   The following is a brief summary of the material provisions of the merger agreement. You are urged to read the annexed merger agreement carefully and in its entirety.

Terms of the Merger

 General

   The merger agreement contemplates the merger of a Stamps.com subsidiary into iShip.com. After the merger, iShip.com will survive as a wholly owned subsidiary of Stamps.com. The merger will be completed once Stamps.com files the articles of merger with the Secretary of State of the State of Washington. Stamps.com believes that this filing will occur at the same time as the closing under the merger agreement which, unless otherwise agreed, will occur promptly, and not more than five business days, after the satisfaction or waiver of the conditions to the merger.

 Conversion of Securities

   Once the merger is completed, the following will occur:

   The merger agreement contains a calculation of the exchange ratio for each class or series of iShip.com capital stock. In general, Stamps.com will not be required to issue more than 8 million shares of Stamps.com common stock in order to complete the acquisition.

   The exchange ratios applicable to iShip.com Series A Preferred Stock and Series B Preferred Stock reflect that in accordance with iShip.com's articles of incorporation each are entitled to receive their liquidation preference before sharing in the proceeds of the merger with the common stock.

  . The common stock exchange ratio is (a) 8 million minus the liquidation share number (defined below) divided by (b) the total number of shares of capital stock of iShip.com outstanding immediately prior to completion of the acquisition or issuable upon exercise of options or warrants outstanding immediately prior to the completion of the acquisition.

  . The liquidation share number is (a)(1) the number of shares of Series A Preferred Stock outstanding immediately prior to the completion of the acquisition multiplied by $0.375 plus (2) the number of shares of Series B Preferred Stock outstanding immediately prior to the completion of the acquisition, including shares issuable upon exercise of the warrant issued to Mail Boxes Etc., multiplied by $0.75, divided by (b) the average closing price of the Stamps.com common stock for the thirty trading days ending on the third trading day prior to completion of the acquisition.

  .  The Series A exchange ratio is (a) the common stock exchange ratio plus
     (b) $0.375 divided by the average closing price of the Stamps.com common stock for the thirty trading days ending on the third trading day prior to completion of the acquisition.

  .  The Series B exchange ratio is (a) the common stock exchange ratio plus
     (b) $0.75 divided by the average closing price of the Stamps.com for common stock the thirty trading days ending on the third trading day prior to completion of the acquisition.

   Each share of iShip.com capital stock will be converted into a number of shares of Stamps.com common stock as determined by the exchange ratio for that class or series of iShip.com capital stock.

   As of October 22, 1999, the exchange ratios were as follows:

                                                                        Exchange
   Class or Series of iShip.com Capital Stock                            Ratio
   ------------------------------------------                           --------
   Common Stock........................................................ 0.227186
   Series A Preferred Stock............................................ 0.237863
   Series B Preferred Stock............................................ 0.248540

   If Stamps.com or iShip.com issues additional shares or options prior to the completion of the merger, the exchange ratios will be adjusted to reflect the additional shares or options. Stamps.com will not issue any fractional shares of Stamps.com stock in the merger and all fractional shares will be eliminated.

 Stock Options and Other Stock Rights

   Once Stamps.com and iShip.com complete the merger, Stamps.com will assume each option or warrant to purchase shares of iShip.com's stock issued under iShip.com's stock option plan or warrant agreements or otherwise, excluding warrants that by their terms terminate upon the merger. This means that each iShip.com stock option and assumed warrant will be converted into an option or warrant to acquire shares of Stamps.com common stock. The number of shares of Stamps.com common stock to be subject to the option or assumed warrant will be the number of shares of iShip.com common stock subject to the option or assumed warrant multiplied by the applicable exchange ratio and rounded down to the next whole share of Stamps.com common stock. The exercise price per share of Stamps.com common stock under the option or assumed warrant will be equal to the exercise price per share of iShip.com capital stock under the option or assumed warrant divided by the applicable exchange ratio and rounded up to the next whole cent.

Exchange of New Stock Certificates

 Issuance of New Shares

   Once Stamps.com and iShip.com complete the merger, Stamps.com will issue the certificates representing the shares of Stamps.com common stock in exchange for the certificates for the shares of iShip.com capital stock. Upon surrender of iShip.com stock certificates to Stamps.com, the former iShip.com shareholders will be entitled to receive a certificate representing that number of whole shares of Stamps.com common stock plus any dividends, which they have the right to receive under the merger agreement. Their iShip.com stock certificates will then be canceled.

 Dividends and Distributions

   No dividends or other distributions declared or made after the merger with respect to Stamps.com common stock with a record date after the date the merger is completed will be paid to iShip.com shareholders until they surrender their iShip.com stock certificates.

   Following their surrender of iShip.com share certificates, as a record holder of certificates representing whole shares of Stamps.com common stock, they will be paid, without interest:

  . the amount of dividends or other distributions with a record date after the date the merger is completed already paid with respect to whole shares of Stamps.com common stock; and

  . the amount of dividends or other distributions with a record date after the date the merger is completed but prior to the date of surrender of the iShip.com stock certificate and a payment date subsequent to the date of surrender of the iShip.com stock certificate payable with respect to their whole shares of Stamps.com common stock.

   No interest will be paid or accrued on unpaid dividends and distributions, if any, which may be payable upon surrender of iShip.com stock certificates.

 No Transfers After Completion

   As soon as the merger is completed, the stock transfer books of iShip.com will be closed, and there will be no further registration of transfers of iShip.com stock.

 No Liability Under Abandoned Property Laws

   The combined company will not be liable to any iShip.com shareholder or Stamps.com stockholder for any undistributed Stamps.com common stock or cash from the proceeds of the sale of any excess Stamps.com shares which is delivered to a public official pursuant to an applicable abandoned property or similar laws.

 Holdback of Shares

   The combined company will not pay out 800,000 of Stamps.com shares to the shareholders of iShip.com at the time the merger is completed. These shares will be held in escrow by U.S. Stock Transfer Corporation for a period of up to one year following completion of the acquisition. The combined company may make a claim against those heldback shares if one or more breaches of any of iShip.com's representations, warranties or covenants in the merger agreement is discovered within one year of completion of the acquisition or if the third party costs incurred by iShip.com in connection with the acquisition exceed $200,000, except for costs incurred by iShip.com in connection with the preparation of this document.

Representations and Warranties

   The merger agreement contains various representations and warranties of iShip.com relating to, among other things:

  .  its organization and                 .  brokers;
     qualification and its
     subsidiaries;                        .  no impact of take-over statutes;

  .  its authority to enter into          .  employee benefit plans;
     the merger agreement;
                                          .  accounting treatment of the
  .  capitalization;                         merger;

  .  no violation of laws or other        .  identification of material
     agreements;                             contracts;

  .  receipt of consents and              .  absence of litigation;
     approvals required for the
     merger;                              .  environmental matters;

  .  compliance with laws                 .  intellectual property;
     applicable to the operation
     of iShip.com's business;             .  taxes;

  .  its financial statements;            .  the absence of intended or
                                             threatened adverse effects on
  .  absences of changes or events           Mail Boxes Etc.'s, eBay's and
     which would have a material             United Parcel Service's business
     adverse effect on iShip.com;            relationships with iShip.com;

  .  the absence of undisclosed           .  the accuracy of information
     liabilities;                            supplied by iShip.com in
                                             connection with this document;
  .  title to property;                      and

                                          .  vote necessary to approve the
                                             merger.

   The merger agreement also contains various representations and warranties made by Stamps.com and its merger subsidiary as to, among other things:

  .  their organization and               .  filings with the Securities and
     qualification and their                 Exchange Commission
     subsidiaries;
                                          .  intellectual property;
  .  their authority to enter into
     the merger agreement;                .  tax treatment of the merger;

  .  no violation of laws or other        .  absence of material changes or
     agreements;                             events not publicly disclosed;

  .  consents and approvals               .  brokers;
     required for the merger;
                                          .  vote necessary to approve the
  .  absence of changes or events            merger; and
     which will have a material
     adverse effect on Stamps.com         .  Year 2000 compliance.
     or its merger subsidiary.

Covenants

   iShip.com has agreed it will generally:

  . conduct its business in the ordinary course of business and consistent with past practice;

  .  not amend its organizational documents;

  . not pay any dividends on its common stock, reclassify its common stock in any way or issue any other securities instead of its common stock or acquire any shares of its common stock;

  . except for pay or benefits increases of less than five percent, not change the terms of its existing pay or benefits arrangements with management or its employees or otherwise enter into new employment or severance agreements with any of those persons;

  . not enter into any contract, commitment or transaction or incur any liability except in the ordinary course of business consistent with past practices;

  . except in the ordinary course of business consistent with past practice, not enter into any contract granting to any person manufacturing, marketing, distribution, licensing or similar rights with respect to iShip.com or any of its intellectual property;

  . except for $50,000 of obligations, not incur any debt, guarantee any debt securities of another person or make any loans or capital contributions to any other person;

  . not terminate, cancel or make any significant change in any contract or agreement material to iShip.com;

  . not take any action with respect to accounting policies, other than as required by law or by generally accepted accounting principles; and

  .  not make any tax election or settle any material income tax liability.

   Both iShip.com and Stamps.com have also agreed to:

  . cooperate with each other in the preparation of information filed with the Securities and Exchange Commission, including this document.

  . update the other with respect to changes to our respective companies up until the merger is completed, particularly with respect to any change that could be expected to violate the merger agreement;

  . ensure that there are no material misstatements or omissions contained in the documents filed with the Securities and Exchange Commission in connection with the merger; and

  . use best efforts to obtain the necessary stockholder approval required to approve the merger.

No Solicitation of Transactions

   iShip.com has agreed that it will not directly or indirectly solicit or entertain a proposal by a third party to acquire an interest in iShip.com or propose, enter into or participate in any discussions or negotiations regarding any proposal of that type. iShip.com has agreed that if it violates this term, it will pay Stamps.com a termination fee of $5 million.

   If iShip.com receives a proposal of that type, iShip.com must immediately inform Stamps.com of the material terms and conditions of such proposal and the identity of the person making it and will keep Stamps.com fully informed regarding any significant details or developments with respect to the proposal and of all significant steps iShip.com is taking in response to the proposal.

   iShip.com has agreed that neither its board nor any committee thereof will:

  . propose to withdraw or modify its recommendation to approve the merger agreement; or

  . propose to approve or recommend any third-party proposal to acquire an interest in iShip.com.

Conditions to the Merger

   Stamps.com's and iShip.com's respective obligations to complete the merger depend on the satisfaction or waiver by the other party of each of the following conditions:

  . the approval of the merger by the holders of two-thirds of the outstanding shares of iShip.com's preferred stock and by the holders of a majority of the outstanding shares of iShip.com's common stock and the approval of the merger agreement and the increase in the number of shares of Stamps.com common stock issuable under Stamps.com's 1999 stock incentive plan by a majority of the holders of Stamps.com common stock present in person or by proxy at the special meeting;

  . the listing of the shares of Stamps.com common stock to be issued in connection with the merger on the Nasdaq National Market, subject to official notice of issuance;

  . obtaining all approvals from governmental authorities and consents from third parties that are necessary and that there be no litigation which would impair Stamps.com's or iShip.com's ability to complete the merger;

  . the effectiveness of, and the absence of stop order proceedings with respect to, the registration statement of which this joint proxy statement/prospectus forms a part;

  . Stamps.com and iShip.com each receiving legal opinions from their respective tax counsel that the merger will qualify as a reorganization under the Internal Revenue Code;

  . the exercise of dissenters' rights by the holders of less than 5% of the outstanding shares of iShip.com's common stock;

  . iShip.com's and Stamps.com's representations and warranties are true and accurate in all material respects;

  . iShip.com and Stamps.com comply in all material respect with their respective covenants and obligations under the merger agreement;

  . two individuals designated by iShip.com are elected to the Stamps.com board of directors; and

  . the support agreements with iShip.com's shareholders and the employment agreements entered into in connection with signing the merger agreement remain in full force and effect.

   Stamps.com's obligation to complete the merger agreement also depends on the satisfaction or waiver of the conditions that iShip.com will have delivered to Stamps.com the letters from all persons who may be deemed to be "affiliates" within the meaning of the federal securities laws acknowledging the statutory restrictions on resales and consenting to the placement of appropriate legends on the Stamps.com certificates issued to those persons.

   Neither party has made a determination as to whether it would waive one or more foregoing conditions. Neither party may waive the requirement of stockholders' approval. If the waiver of any of the foregoing conditions constitutes a material change in the disclosure made in this document, the parties will recirculate a revised proxy statement and consent solicitation and resolicit stockholders' approval.

Termination

   The merger may be abandoned, at any time before Stamps.com and iShip.com complete the merger and before or after you approve the merger, in the following circumstances:

  .  by our mutual written consent;

  . by either one of us, if the merger is not completed before February 29, 2000 through no fault of the party wishing to terminate the merger agreement;

  . by either one of us, if a final decree, law, rule, regulation, order or injunction prevents the completion of the merger or if Stamps.com is compelled to dispose of or hold separate any portion of iShip.com's assets or properties;

  .  by Stamps.com, if

    . iShip.com takes action in furtherance of a competing proposal or transaction;

    . iShip.com's representations and warranties become untrue or because iShip.com breaches its representations and warranties or its covenants in a material way;

    .  iShip.com's shareholders fail to approve the merger;

  .  by iShip.com, if

    . Stamps.com's representations and warranties become untrue or because Stamps.com breaches its representations and warranties or covenants in a material way; or

    . Stamps.com's stockholders do not approve the merger agreement and the increase in the number of shares of Stamps.com common stock issuable under Stamps.com's 1999 stock incentive plan.

Termination Fees and Expenses

   All expenses incurred in the merger will be paid by the party incurring the expenses.

   If iShip.com incurs in excess of $200,000 of costs associated with the acquisition, excluding costs associated with the preparation of this document, iShip.com's shareholders will pay for those costs from shares held in escrow by U.S. Stock Transfer Corporation.

   iShip.com has agreed to pay Stamps.com $5 million if the merger agreement is terminated by iShip.com in order to accept another acquisition offer.

Federal Income Tax Considerations

   The following discussion constitutes the opinion of each of Brobeck Phleger and Harrison LLP and Venture Law Group, A Professional Corporation, regarding the material federal income tax considerations relevant to the exchange of shares of iShip.com capital stock for shares of Stamps.com common stock as a result of the merger that are generally applicable to holders of iShip.com capital stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change of that type, which may or may not be retroactive, could alter the tax consequences described in the following discussion.

   iShip.com shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular iShip.com shareholders in light of their particular circumstances, like shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Internal Revenue Code, who are foreign persons, who do not hold their iShip.com stock as capital assets, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

   In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not the transactions are undertaken in connection with the merger), including without limitation any transaction in which shares of iShip.com stock are acquired or shares of iShip.com stock are disposed of, or the tax consequences of the assumption by Stamps.com of the iShip.com options or the tax consequences of any receipt of rights to acquire Stamps.com common stock. ACCORDINGLY, ISHIP.COM SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

   The parties have not and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. However, the merger agreement provides that the completion of the acquisition is conditioned on the receipt by Stamps.com of an opinion from its counsel, Brobeck, Phleger & Harrison LLP, and the receipt by iShip.com of an opinion from its counsel, Venture Law Group, A Professional Corporation, to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code. iShip.com shareholders should be aware that the tax opinions do not bind the Internal Revenue Service and the Internal Revenue Service is therefore not precluded from successfully asserting a contrary opinion.

   Assuming the merger qualifies as a reorganization (consistent with the opinions of counsel that are a condition to the completion of the acquisition), then, subject to the limitations and qualifications referred to in this discussion, the merger will generally result in the following federal income tax consequences to the iShip.com shareholders:

  . No gain or loss will be recognized by holders of iShip.com stock solely upon their receipt of Stamps.com common stock in exchange for iShip.com stock in the merger (except to the extent of cash received in lieu of a fractional share of Stamps.com common stock).

  . The aggregate tax basis of the Stamps.com common stock received by iShip.com shareholders in the merger (reduced by any tax basis attributable to fractional shares deemed to be disposed of) will be the same as the aggregate tax basis of the iShip.com stock surrendered in exchange therefor.

  . The holding period of the Stamps.com common stock received by each iShip.com shareholder in the merger will include the period for which the iShip.com stock surrendered in exchange therefor was considered to be held, assuming that the iShip.com stock was held as a capital asset at the time of the merger.

  . Cash payments received by holders of iShip.com stock in lieu of a fractional share will be treated as if the fractional share of Stamps.com common stock had been issued in the merger and then redeemed by Stamps.com. An iShip.com stockholder receiving cash will recognize gain or loss, upon the payment, measured by the difference, if any, between the amount of cash received and the basis in the fractional share.

   Even though the merger qualifies as a reorganization, an iShip.com shareholder will recognize gain to the extent shares of Stamps.com common stock received in the merger are treated as received in exchange for services or property, other than solely iShip.com stock. All or a portion of any such gain could be taxable as ordinary income. Gain also will be recognized to the extent an iShip.com shareholder is treated as receiving directly or indirectly consideration other than Stamps.com common stock in exchange for iShip.com stock.

   A successful Internal Revenue Service challenge to the reorganization status of the merger would result in iShip.com shareholders recognizing taxable gain or loss with respect to each share of stock of iShip.com surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the time of completion of the merger, of the Stamps.com common stock received in exchange therefor. In that event, a shareholder's aggregate basis in the Stamps.com common stock so received would equal its fair market value, and the stockholder's holding period for the stock would begin the day after the merger is completed.

                               RELATED AGREEMENTS

Support Agreements

   In connection with the merger agreement, Stamps.com entered into support agreements with shareholders of iShip.com holding an aggregate of 6,722,448 shares of common stock and 17,213,336 shares of preferred stock of iShip.com. These amounts represent greater than a majority of the outstanding common stock and two-thirds of the outstanding preferred stock (voting together as a class) of iShip.com, respectively. Under these agreements, each of these iShip.com shareholders has agreed to vote in favor of the merger and against any competing proposal at any special meeting of shareholders or written consent to approve the merger. Each shareholder also has agreed not to engage in solicitation activities. The shareholders that have executed agreements are as follows:

                            Number of iShip.com Shares Beneficially Owned (Excluding
   Name of Shareholder      Warrants)
   -------------------      --------------------------------------------------------
   Stephen M. Teglovic      1,740,000 Common Stock
   John M. Dietz            2,140,000 Common Stock
   William W. Smith         2,040,000 Common Stock
   John E. Jamerson         661,224 Common Stock
   Draper Fisher Jurvetson  5,333,334 Series A Preferred and 1,333,334 Series B Preferred
   United Parcel Service    2,133,334 Series A Preferred and 1,013,332 Series B Preferred
   Intel Corporation        1,333,334 Series A Preferred and 733,334 Series B Preferred
   Mail Boxes Etc.          5,333,334 Series B Preferred

Employment Agreements

   In connection with the merger agreement with iShip.com, Stamps.com entered into two-year employment agreements with Stephen Teglovic, John Jamerson, John Dietz and William Smith. Each agreement becomes effective on the closing of the merger. Under the terms of these agreements, each of Messrs. Teglovic, Jamerson, Dietz and Smith will be granted an option to purchase 215,000 shares of Stamps.com common stock at an exercise price equal to the fair market value of Stamps.com common stock on the closing of the merger. These options will vest in 36 equal installments beginning on the closing of the merger. In addition, each of Messrs. Teglovic, Jamerson, Dietz and Smith has agreed not to compete with Stamps.com for a one-year period following any termination of his employment with Stamps.com. In addition, each of Messrs. Teglovic, Jamerson, Dietz and Smith will be liable for damages to Stamps.com if he voluntarily terminates his employment or if his employment is terminated by Stamps.com for cause. Any potential damages payable under this provision of the employment agreements are secured by the Stamps.com shares received by each of Messrs. Teglovic, Jamerson, Dietz and Smith in the merger.

Lock-Up Agreements

   In connection with the merger and Stamps.com's December 1999 follow-on offering of common stock, Stamps.com received lock-up agreements from the shareholders of iShip.com who will receive at least 95% of the shares of Stamps.com common stock issued in the proposed acquisition of iShip.com. These shareholders have executed agreements with the underwriters that they will not offer or sell any shares Stamps.com common stock until February 4, 2000 without the prior written consent of Goldman, Sachs & Co. On February 4, 2000, the lock-up will expire for 20% of the shares held by these stockholders. On March 5, 2000, the lock-up will expire for the remaining 80% of the shares held by these stockholders. Prior to March 5, 2000, any shares subject to lock-up agreements cannot be offered or sold without the prior written consent of Goldman, Sachs & Co. In addition, the merger agreement with iShip.com provides that Stamps.com are not obligated to file an S-8 registration statement for options assumed in the acquisition until the expiration of the 90 day lock-up period for the follow-on offering, which date is March 5, 2000.

                   APPROVAL OF AMENDMENT TO STAMPS.COM'S 1999
                              STOCK INCENTIVE PLAN

   Stamps.com stockholders are being asked to approve an amendment to the Stamps.com 1999 Stock Incentive Plan which will increase the number of shares Stamps.com common stock reserved for issuance under the 1999 plan by an additional 2,500,000 shares. Stamps.com's board of directors adopted the amendment on October 22, 1999, subject to stockholder approval at the special meeting.

   The share increase will assure that a sufficient reserve of Stamps.com common stock remains available under the 1999 plan in order to allow Stamps.com to continue to utilize equity incentives to attract and retain the services of key individuals essential to Stamps.com's long-term growth and financial success. Options to purchase at least 1,500,000 shares of Stamps.com common will be issued to former employees of iShip.com. Stamps.com relies significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that equity incentives are necessary for Stamps.com to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

   The following is a summary of the principal features of the 1999 plan, as most recently amended. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Stamps.com at 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 94045, Attention:
Corporate Secretary. The 1999 plan serves as the successor to Stamps.com's 1998 Stock Plan which terminated in connection with the initial public offering of Stamps.com common stock All outstanding options under the 1998 plan at the time of termination were transferred to the 1999 plan.

 Equity Incentive Programs

   The 1999 plan consists of five separate equity incentive programs: (i) the discretionary option grant program, (ii) the stock issuance program, (iii) the salary investment option grant program, (iv) the automatic option grant program for non-employee board members and (v) the director fee option grant program. The principal features of each program are described below. The compensation committee of Stamps.com's board of directors will have the exclusive authority to administer the discretionary option grant and stock issuance programs with respect to option grants and stock issuances made to Stamps.com's executive officers and non-employee board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Stamps.com board of directors may at any time appoint a secondary committee of one or more board members to have separate but concurrent authority with Stamps.com's compensation committee to make option grants and stock issuances under those two programs to individuals other than Stamps.com's executive officers and non-employee board members. The compensation committee will also have complete discretion to select the individuals who are to participate in the salary investment option grant program, but all grants made to the selected individuals will be governed by the express terms of that program.

   The term plan administrator, as used in this summary, will mean Stamps.com's compensation committee and any secondary committee, to the extent each of those entities is acting within the scope of its administrative jurisdiction under the 1999 plan. However, neither the compensation committee nor any secondary committee will exercise any administrative discretion under the automatic option grant or director fee option grant program. All grants under those programs will be made in strict compliance with the express provisions of those programs.

 Share Reserve

   At present, 11,019,551 shares of Stamps.com common stock are reserved for issuance over the term of the 1999 plan. The share reserve consists of (i) the 7,290,000 shares of Stamps.com common stock initially reserved for issuance under the 1999 plan (including the shares of Stamps.com common stock subject to the outstanding options under the Stamps.com predecessor 1998 plan which have been transferred to the 1999 plan;

plus (ii) 1,229,551 shares added to the share reserve as the result of an automatic annual reserve increase of three percent as of the last trading day of December 1999 as provided in the 1999 plan; plus (iii) the 2.5 million-share increase which is the subject of this proposal. In addition, the share reserve under the 1999 plan will continue to automatically increase on the first trading day of each calendar year by an amount equal to three percent of the total number of shares of Stamps.com common stock outstanding on the last trading day of the preceding calendar year, but in no event will any annual increase exceed 1,564,715 shares, subject to adjustment for subsequent stock splits, stock dividends and similar transactions.

   No participant in the 1999 plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 1,125,000 shares of Stamps.com common stock in total per calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Stockholder approval of this Proposal will also constitute approval of that 1,125,000-share limitation for purposes of Internal Revenue Code Section 162(m).

   The shares of Stamps.com common stock issuable under the 1999 plan may be drawn from shares of Stamps.com's authorized but unissued common stock or from shares of Stamps.com common stock which Stamps.com acquires, including shares purchased on the open market.

   Shares subject to any outstanding options under the 1999 plan (including options transferred from the predecessor plan) which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1999 plan which Stamps.com subsequently purchases, at the option exercise or direct issue price paid per share, pursuant to Stamps.com's purchase rights under the 1999 plan will be added back to the number of shares reserved for issuance under the 1999 plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 1999 plan will not be available for reissuance.

 Eligibility

   Officers and employees, non-employee Stamps.com board members and independent consultants in Stamps.com's service or in the service of Stamps.com's parent and subsidiaries (whether now existing or subsequently established) will be eligible to participate in the discretionary option grant and stock issuance programs. Stamps.com executive officers and other highly paid employees will also be eligible to participate in the salary investment option grant program. Participation in the automatic option grant and director fee option grant programs will be limited to the non-employee members of Stamps.com board of directors.

 Valuation

   The fair market value per share of Stamps.com common stock on any relevant date under the 1999 plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market.

 Discretionary Option Grant Program

   The plan administrator will have complete discretion under the discretionary option grant program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date and no granted option will have a term in excess of ten years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. However, the shares acquired under those options will be subject to repurchase by Stamps.com, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

   Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of the options in whole or in part. This discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

   The plan administrator is authorized to issue tandem stock appreciation rights under the discretionary option grant program which will provide the holders with the right to surrender their options for an appreciation distribution from Stamps.com. The amount of the distribution payable by Stamps.com will be equal to the excess of (a) the fair market value of the vested shares of Stamps.com common stock subject to the surrendered option over
(b) the aggregate exercise price payable for the shares. This appreciation distribution may, at the discretion of the plan administrator, be made in cash or in shares of Stamps.com common stock.

 Salary Investment Option Grant Program

   Stamps.com's compensation committee will have complete discretion in implementing the salary investment option grant program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to participation, each selected individual must, prior to the start of the calendar year of participation, file with the compensation committee an irrevocable authorization directing Stamps.com to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $10,000 nor more than $50,000 and to apply that amount to the acquisition of a special option grant under the program.

   Each selected individual who files a timely election will automatically be granted a non-statutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect. Stockholder approval of the 2.5 million-share increase which is the subject of this proposal will also constitute pre-approval of each option granted under the salary investment option grant program on the basis of the increase and the subsequent exercise of that option in accordance with the terms of the program summarized below.

   The number of shares subject to each option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Stamps.com common stock on the grant date, and the exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the salary reduction amount. The option will become exercisable in a series of twelve equal monthly installments upon the optionee's completion of each calendar month of service in the calendar year for which the salary reduction is in effect and will become immediately exercisable in all the option shares on an accelerated basis should Stamps.com experience changes in ownership or control. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the 10-year option term or (ii) the end of the 3-year period measured from the date of the optionee's cessation of service.

 Stock Issuance Program

   Shares may be issued under the stock issuance program for valid consideration under the Delaware General Corporation Law as the plan administrator deems appropriate. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. Shares of Stamps.com common stock may also be issued under the program pursuant to share right awards which entitle the recipients to receive those shares upon the attainment of designated performance goals. The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive stock issuances or share right awards, the time or times when those issuances or awards are to be made, the number of shares subject to each issuance or award and the vesting schedule to be in effect for the stock issuance or share rights award.

   The shares issued may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The plan administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the stock issuance program.

   Outstanding share right awards under the program will automatically terminate, and no shares of Stamps.com common stock will actually be issued in satisfaction of those awards, if the performance goals established for the awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of Stamps.com common stock in satisfaction of one or more outstanding share right awards as to which the designated performance goals are not attained.

 Automatic Option Grant Program

   Under the automatic option grant program, eligible non-employee members of Stamps.com's board of directors will receive a series of option grants over their period of board service. Each non-employee board member will, at the time of his or her initial election or appointment to the board, receive an option grant for 10,000 shares of Stamps.com common stock, as long as the individual has not previously been in Stamps.com's employ. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 2,500 shares of Stamps.com common stock, provided he or she has served as a non-employee board member for at least six months. There will be no limit on the number of 2,500-share option grants any one eligible non-employee board member may receive over his or her period of continued board service, and non-employee board members who have previously been in Stamps.com's employ will be eligible to receive one or more annual option grants over their period of board service.

   Stockholder approval of the 2.5 million-share increase which is the subject of this proposal will also constitute pre-approval of each option granted under the automatic option grant program on the basis of the increase and the subsequent exercise of that option in accordance with the terms of the program summarized below.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of Stamps.com common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under that option will be subject to repurchase by Stamps.com, at the exercise price paid per share, should the optionee cease board service prior to vesting in those shares. The shares subject to each initial 10,000-share automatic option grant will vest in a series of 36 successive equal monthly installments upon the optionee's completion of each month of board service over the 36-month period measured from the grant date. However, the shares subject to each initial option grant will immediately vest in full upon changes in control or ownership or upon the optionee's death or disability while a board member. The shares subject to each annual 2,500-share automatic grant will be fully vested at the time of the option grant. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of cessation of board service.

 Director Fee Option Grant Program

   The plan administrator will have complete discretion in implementing the director fee option grant program for one or more calendar years. If the program is implemented, each non-employee board member may elect, prior to the start of each calendar year, to apply all or any portion of any annual retainer fee otherwise payable in cash for his or her period of service on the board for that year to the acquisition of a below-market option grant. The option grant will be a nonstatutory option and will automatically be made on the first trading day in January in the calendar year for which one of those elections is in effect. The option will have a maximum term of 10 years measured from the grant date and an exercise price per share equal to one-third of the fair market value of the option shares on the award date. The number of shares subject to each option will be determined by dividing the amount of the retainer fee applied to the acquisition of that option by two-thirds of the fair market value per share of Stamps.com common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee applied to the acquisition of the option.

   The option will become exercisable in a series of 12 successive equal monthly installments upon the optionee's completion of each month of board service in the calendar year in which the option is granted, subject to full and immediate acceleration upon changes in control or ownership or upon the optionee's death or disability while a board member. Each option granted under the program will remain exercisable for vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the expiration of the 3-year period measured from the date of the optionee's cessation of board service.

Limited Stock Appreciation Rights

   Limited stock appreciation rights may be granted under the discretionary option grant program to one or more of Stamps.com's officers or non-employee board members as part of their option grants, and each option granted under the salary investment option grant, automatic option grant and director fee option grant program will automatically include a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than fifty percent of Stamps.com's outstanding voting securities or a change in a majority of Stamps.com's board of directors as a result of one or more contested elections for board membership, each outstanding option with a limited stock appreciation right may be surrendered to us in return for a cash distribution. The amount of the distribution payable by us per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under the option.

   Stockholder approval of the 2.5 million share increase which is the subject of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the salary investment option grant, automatic option grant or director fee option grant program on the basis of the increase and the subsequent exercise of that right in accordance with the foregoing terms.

Predecessor Plan

   All outstanding options under the predecessor 1998 plan which were transferred to the 1999 plan will continue to be governed by the terms of the agreements evidencing those options, and no provision of the 1999 plan will affect or otherwise modify the rights or obligations of the holders of the transferred options with respect to their acquisition of Stamps.com common stock. However, the plan administrator has complete discretion to extend one or more provisions of the 1999 plan to the transferred options, to the extent those options do not otherwise contain those provisions.

Stock Awards

   The table below shows, as to Stamps.com's Chief Executive Officer, Stamps.com's four other most highly compensated executive officers (with base salary and bonus for fiscal year 1998 in excess of $100,000) and the other individuals and groups indicated, the number of shares of Stamps.com common stock subject to option grants made under the 1999 plan and the predecessor 1998 plan through December 31, 1999, together with the weighted average exercise price payable per share. Stamps.com has not made any direct stock issuances to date under the 1999 plan or the predecessor 1998 plan.

                              OPTION TRANSACTIONS

                                                     Number of
                                                      Shares       Weighted
                                                    Underlying     Average
                                                      Options   Exercise Price
   Name and Position                                Granted (#) Per Share ($)
   -----------------                                ----------- --------------
   John M. Payne...................................          0      $ --
    Chairman and Chief Executive Officer (October
    1998 to present)

   John W. LaValle.................................    500,000      $7.48
    Chief Financial Officer and Senior Vice
    President of Operations

   Mohan P. Ananda.................................          0      $ --
    Chief Executive Officer and President (January
    1998 to October 1998)

   Douglas J. Walner...............................    366,357      $0.07
    Senior Vice President of Business Development

   All current executive officers as a group.......  1,816,757      $9.08


   All current non-employee directors as a group...    380,000      $6.89

   All employees, including current officers who
    are not executive officers, as a group.........  4,885,657      $7.18
   iShip.com management options to be granted upon
    closing........................................    360,000      $ --

   As of November 8, 1999, 7,082,414 shares of Stamps.com common stock were subject to outstanding options under the 1999 plan and warrants and 2,707,586 shares remained available for future issuance, assuming stockholder approval of this Proposal.

 New Plan Benefits

   No option grants or share issuances have been made to date on the basis of the share increase which is the subject of this Proposal.

 General Provisions

   Acceleration. In the event that Stamps.com is acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent Stamps.com's repurchase rights with respect to those shares are to be assigned to the successor corporation. The plan administrator will have complete discretion to grant one or more options under the discretionary option grant program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service is involuntarily terminated within a designated period (not to exceed 18 months) following the acquisition. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions. The plan administrator will also have the authority to grant options which will immediately vest in the event Stamps.com is acquired, whether or not those options are assumed by the successor corporation.

   The plan administrator is also authorized under the discretionary option grant and stock issuance programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control (whether by successful tender offer for more than 50% of Stamps.com's outstanding voting stock or by a change in the majority of Stamps.com's board of directors by reason of one or more contested elections for board membership). That accelerated vesting may occur either at the time of the change in ownership or control or upon the involuntary termination of the individual's service within a designated period (not to exceed 18 months) following the change in ownership or control.

   The plan administrator will have the discretionary authority to extend any of the acceleration provisions of the 1999 plan to one or more options transferred from the 1998 plan which do not otherwise contain those provisions. Currently, the transferred options are structured so that those options will immediately vest if Stamps.com is acquired by merger or asset sale and Stamps.com's repurchase rights with respect to the unvested shares subject to those options are not to be assigned to the successor entity or otherwise continued in effect. In addition, those options contain additional acceleration provisions pursuant to which those options will vest upon an involuntary termination of the optionee's employment within 18 months following an acquisition in which Stamps.com's repurchase rights with respect to the option shares continue in effect.

   The shares subject to each option under the salary investment option grant, automatic option grant and director fee option grant program will immediately vest in the event (i) Stamps.com is acquired by merger or asset sale, (ii) a tender offer for more than 50% of Stamps.com's outstanding voting stock or
(iii) there is a change in the majority of the board effected through one or more contested elections for board membership.

   The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of us.

   Stockholder Rights and Option Transferability. No optionee will have any stockholder rights with respect to the option shares until the optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options may be transferred or assigned during optionee's lifetime to one or more members of the optionee's family or to a trust established for one or more family members or to one or more other persons, to the extent the transfer is in connection with the optionee's estate or pursuant to a domestic relations order.

   Changes in Capitalization. In the event any change is made to the outstanding shares of Stamps.com common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without Stamps.com's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1999 plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1999 plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the automatic option grant program to new and continuing non-employee board members, (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option, (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option transferred from the predecessor 1998 plan to the 1999 plan and (vi) the maximum number and/or class of securities by which the share reserve under the 1999 plan is to increase automatically each year. These adjustments will be designed to preclude any dilution or enlargement of benefits under the 1999 plan or the outstanding options thereunder.

   Financial Assistance. The plan administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the discretionary option grant program or the purchase of shares under the stock issuance program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

   Special Tax Election. The plan administrator may provide one or more holders of options or unvested share issuances under the 1999 plan with the right to have the Company withhold a portion of the shares otherwise issuable to these individuals in satisfaction of the withholding taxes to which these individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the plan admin-istrator may allow these individuals to deliver previously acquired shares of Stamps.com common stock in payment of the withholding tax liability.

   Amendment and Termination. The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the board, the 1999 plan will terminate on the earliest of (i) June 30, 2009, (ii) the date on which all shares available for issuance under the 1999 plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with changes in control or ownership.

 Federal Income Tax Consequences

   Option Grants. Options granted under the 1999 plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet the requirements. The Federal income tax treatment for the two types of options differs as follows:

   Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition of the shares is made more than two years after the date the option for those shares is granted and more than one year after the date the option is exercised for those shares. If either of these two requirements is not satisfied, then a disqualifying disposition will result.

   Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over
(ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

   If the optionee makes a disqualifying disposition of the purchased shares, then Stamps.com will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of the shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, then Stamps.com will not be entitled to any income tax deduction.

   Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to that income.

   If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when Stamps.com's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

   Stamps.com will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which ordinary income is recognized by the optionee.

   Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of Stamps.com common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

   Stamps.com will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which the ordinary income is recognized.

   Direct Stock Issuances. The tax principles applicable to direct stock issuances under the 1999 plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

   Deductibility of Executive Compensation. Stamps.com anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code
Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to Stamps.com's executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by Stamps.com without limitation under Code Section 162(m).

 Accounting Treatment

   Under the current accounting principles in effect for equity incentive programs like the 1999 plan, the option grants under the discretionary option grant and automatic option grant programs will not result in any direct charge to Stamps.com's reported earnings. However, the fair value of those options is required to be disclosed in the notes to Stamps.com's financial statements, and Stamps.com must also disclose, in footnotes to Stamps.com's financial statements, the pro-forma impact those options would have upon Stamps.com's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining Stamps.com's earnings per share on a fully-diluted basis.

   On March 31, 1999, the Financial Accounting Standards Board issued an Exposure Draft of a proposed interpretation of APB Opinion 25, "Accounting for Stock Issued to Employees." Under the proposed interpretation, option grants made to non-employee consultants (but not non-employee board members) after December 15, 1998 will result in a direct charge to Stamps.com's reported earnings based upon the fair value of the option measured initially as of the grant date. The charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1997 will also trigger a direct charge to Stamps.com's earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

   Should one or more individuals be granted tandem stock appreciation rights under the 1999 plan, then those rights would result in a compensation expense to be charged against Stamps.com's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of Stamps.com common stock subject to outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent their fair market value is in excess of the aggregate exercise price in effect for those rights.

 Vote Required

   The affirmative vote of at least a majority of the shares of Stamps.com common stock present in person or by proxy at the special meeting and entitled to vote is required for approval of the amendment to the 1999 plan. Should stockholder approval not be obtained, then the 2.5 million-share increase to the share reserve under the 1999 plan will not be implemented, any stock options granted under the 1999 plan on the basis of that increase will immediately terminate without ever becoming exercisable for the shares of Stamps.com common stock subject to those options, and no additional options or stock issuances will be made on the basis of the proposed share increase. The 1999 plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the 1999 plan until all the shares of Stamps.com common stock available for issuance under the 1999 plan has been issued pursuant to option grants and direct stock issuances.

                     PRICE RANGE OF STAMPS.COM COMMON STOCK

   Stamps.com common stock has been quoted on the Nasdaq National Market under the symbol "STMP" since June 25, 1999. Prior to that time, there was no public market for Stamps.com common stock. The following table sets forth, for the periods indicated, the high and low closing prices per share of Stamps.com common stock as reported on the Nasdaq National Market.

       1999                                                        High   Low
       ----                                                       ------ ------
Second Quarter (since June 25, 1999)............................. $17.50 $13.25
Third Quarter.................................................... $48.00 $22.25
Fourth Quarter................................................... $88.25 $30.69
First Quarter (through January  , 2000).......................... $      $

   On January  , 2000, the reported last sale price of the common stock on the
Nasdaq National Market was $     .

                                DIVIDEND POLICY

   Stamps.com has never declared nor paid cash dividends on Stamps.com common stock. Stamps.com currently intends to retain all available funds for use in the operation and expansion of Stamps.com's business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table indicates Stamps.com's capitalization, as of September 30, 1999, on an actual basis and on a pro forma basis to give effect to the acquisition, including the issuance of 5,911,000 shares, and on as adjusted basis to give effect to the acquisition, including the issuance of 5,911,000 shares, the sale of 327,500 shares of Stamps.com common stock to America Online, Inc. at $33.59 per share and the follow-on offering of 5.75 million shares at a price of $65.00 per share.

                                                      September 30, 1999
                                                --------------------------------
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                         (unaudited)
                                                    (in thousands, except)
Line of credit and capital lease obligations... $  1,972  $  4,000    $  4,000
Preferred stock, par value $0.001; 5,000,000
 shares authorized; no shares issued and
 outstanding...................................      --        --          --
Stockholders' equity:
  Common stock, par value $0.001; 95,000,000
   shares authorized, 35,569,402 shares issued
   and 34,864,807 shares outstanding; shares
   authorized, 41,493,305 issued and
   outstanding, pro forma, 46,493,305 issued
   and outstanding, as adjusted................       35        41          47
Additional paid-in capital.....................  103,048   412,423     773,417
Notes receivable for stock sales...............     (107)     (107)       (107)
Deferred compensation..........................   (8,086)  (24,518)    (24,518)
Accumulated deficit during development stage...  (27,299)  (27,299)    (27,299)
Treasury Stock.................................     (939)      --          --
                                                --------  --------    --------
  Total stockholders' equity...................   66,652   360,540     721,540
                                                --------  --------    --------
    Total capitalization....................... $ 68,624  $364,540    $725,540
                                                ========  ========    ========

   The number of issued and outstanding shares set forth above excludes, as of November 8, 1999:

  . approximately 1.7 million shares of Stamps.com common stock issuable upon exercise of options and warrants to be issued in connection with the proposed iShip.com acquisition;

  . 2,707,586 shares of Stamps.com common stock that may be issued upon exercise of options that may be, but have not yet been, granted under Stamps.com's stock incentive plan or that may be, but have not been, issued under Stamps.com's stock purchase plan, assuming the stockholders approve an increase to the 1999 Stock Incentive Plan from 7,290,000 to 9,790,000; and

  . 7,082,414 shares of Stamps.com's common stock that may be issued upon exercise of options and warrants at a weighted average exercise price of $7.65 per share.

                            SELECTED FINANCIAL DATA
              (dollar amounts in thousands, except per share data)

   The following selected financial data should be read with Stamps.com's financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The statement of operations data for the period from inception through December 31, 1998 and the balance sheet data at December 31, 1998, are derived from Stamps.com's financial statements which have been audited by Arthur Andersen LLP, Stamps.com's independent public accountants, and are included elsewhere in this document. The statements of operations data for the period January 9, 1998 (inception) through September 30, 1998 and the nine month period ended September 30, 1999, and the balance sheet data at September 30, 1999, are derived from Stamps.com's unaudited interim financial statements included elsewhere in this document. Stamps.com's unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of Stamps.com's management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                            January 9, 1998     January 9, 1998   Nine Months Ended
                          (inception) through (inception) through   September 30,
                           December 31, 1998  September 30, 1998        1999
                          ------------------- ------------------- -----------------
                                    (In thousands, except per share data)
Statement of Operations
 Data:
Net revenues............        $   --              $   --            $    --
Costs and expenses:
  Research and
   development..........          1,532                 548              5,049
  Sales and marketing...            632                 --              10,856
  General and
   administrative.......          2,016               1,126              8,276
                                -------             -------           --------
    Total costs and
     expenses...........          4,180               1,674             24,181
                                -------             -------           --------
Loss from operations....         (4,180)             (1,674)           (24,181)
Interest expense, net...            (16)                 (2)             1,078
                                -------             -------           --------
Net loss................        $(4,196)            $(1,676)          $(23,103)
                                =======             =======           ========
Basic and diluted net
 loss per share.........        $ (0.85)            $ (0.35)          $  (1.59)
                                =======             =======           ========
Pro forma basic and
 diluted net loss per
 share..................        $ (0.36)                              $  (0.74)
                                =======                               ========
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per share
 calculation............          4,956               4,738             14,496
Weighted average shares
 outstanding used in pro
 forma basic and diluted
 net loss per share
 calculation............         11,593                                 31,260

                                                         As of         As of
                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                            (In thousands)
Balance Sheet Data:
Cash and cash equivalents............................   $ 3,470       $61,198
Working capital......................................     1,385        61,380
Total assets.........................................     4,426        74,185
Line of credit and capital lease obligations.........     1,473         1,972
Redeemable preferred stock...........................     5,978           --
Total stockholders' equity (deficit).................    (3,951)       66,652

   The statement of operations data for the period from inception through December 31, 1998 excludes approximately $35,000 of expenses incurred prior to incorporation. Prior to incorporation, the founders of Stamps.com primarily investigated the feasibility of entering into the US Postal Service's Information Based Indicia Program and initiated the certification process.

   Please refer to note 1 of the notes to Stamps.com's financial statements for a description of the method used to compute basic and diluted loss per share and pro forma basic and diluted loss per share.

              STAMPS.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of financial condition and results of Stamps.com's operations of Stamps.com should be read in conjunction with the "Selected Financial Data" and Stamps.com's financial statements and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results including those set forth in "Risk Factors" and elsewhere in this document.

Overview

   Stamps.com Inc. offers a convenient, cost effective and easy-to-use service for purchasing and printing postage over the Internet. On October 22, 1999, Stamps.com commercially launched its Internet Postage service. To date, Stamps.com's operating activities have consisted primarily of our efforts to promote our brand, build market awareness, attract new customers, recruit personnel, build operating infrastructure and develop its Web site and associated systems that Stamps.com uses to process customers' orders and payments. As of December 31, 1999, Stamps.com's customer base consisted of over 85,000 users who had downloaded its software and registered for its service.

   Stamps.com currently offers a single service plan to its users. Under its plan, a user purchases postage at cost and is charged a monthly convenience fee based upon how much postage he or she uses during the month. The current plan assesses a convenience fee equal to 10% of the postage printed during a month. This plan has a monthly minimum fee of $1.99 and a monthly maximum fee of $19.99. Convenience fees are calculated and charged at the end of a monthly billing cycle. From time to time, Stamps.com may offer special promotions to attract new customers. These promotions may involve waiving or discounting convenience fees, discounts on supplies offered through Stamps.com's online store, or free postage. Although Stamps.com has established this single pricing plan, Stamps.com may need to change its pricing plan given the lack of an established or proven commercial market for Internet postage. In addition, Stamps.com's ability to generate revenues or achieve profitability could be adversely affected by special promotions or changes to Stamps.com's pricing plans. See "Risk Factors--Stamps.com has a history of losses and expects to incur losses in the future and may never achieve profitability."

   Some options and shares granted to Stamps.com's employees from January 9, 1998 (inception) through September 30, 1999 have been considered to be compensatory. Deferred compensation associated with those options and shares amounted to $1.25 million for the fiscal year ended December 31, 1998 and $9.51 million for the nine months ended September 30, 1999. Of these amounts, $167,000 was operations for the nine months ended September 30, 1999 and the balance of $8.1 million will be amortized over the vesting periods of the applicable options through the fiscal year ending December 31, 2003.

   In October 1999, Stamps.com signed the merger agreement with iShip.com. Upon completion of the acquisition, up to 8,000,000 shares of Stamps.com common stock will be issued in exchange for all outstanding iShip.com capital stock, options and warrants. In addition, if the acquisition is completed, Stamps.com will record a significant amount of intangibles, the amortization of which will significantly and adversely affect Stamps.com operating results. As noted in the unaudited pro forma condensed combined balance sheet as of September 30, 1999, Stamps.com expects these intangibles to equal approximately $288.8 million, which will be amortized over a four-year period. To the extent Stamps.com does not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to an immediate write-down of up to the full amount of the investment. In this event, Stamps.com's net loss in any given period could be greater than anticipated. Stamps.com anticipates that the acquisition will close during the first quarter of 2000. The acquisition is subject to a number of closing conditions, including stockholder approval by both iShip.com and Stamps.com and other customary conditions. As a result, Stamps.com cannot be certain that the acquisition will be completed.

Results of Operations

 Costs and Expenses

   Sales and Marketing. Sales and marketing expenses principally consist of costs associated with Stamps.com's strategic relationships, advertising and promotional expenditures, compensation and related expenses for personnel engaged in marketing and business development activities. Sales and marketing expenses for the nine months ended September 30, 1999 were $10.9 million. Stamps.com began its first phase of beta testing in August 1998 and therefore we incurred no sales and marketing expenses during the nine months ended September 30, 1998. The increase in sales and marketing expenses is principally due to Stamps.com's marketing campaign and advertising of the launch of Stamps.com's Internet Postage solution in October 1999, as well as to an increase in marketing personnel. Stamps.com expects sales and marketing expenses to increase significantly as it fully rolls out its Internet Postage service and continues to promote the Stamps.com's brand through new strategic relationships and marketing campaigns.

   Research and Development. Research and development expenses principally consist of compensation for personnel involved in the development of Stamps.com's Internet Postage service and expenditures for consulting services and third-party software. Research and development expenses for the nine months ended September 30, 1999 were $5.0 million compared to $0.5 million for the period from January 9, 1998 (inception) to September 30, 1998. The increase is due to higher personnel and consulting costs and costs associated with the ongoing development of Stamps.com's Internet Postage service. Stamps.com believes that significant investments in research and development are required to remain competitive and expect to incur increasing research and development expenses.

   General and Administrative. General and administrative expenses principally consist of compensation and related costs for executive and administrative personnel, facilities fees, fees for legal and other professional services, and amortization of deferred compensation. General and administrative expenses for the nine months ended September 30, 1999 were $8.3 million compared to $1.1 million for the period from January 9, 1998 (inception) to September 30, 1998. Of the $7.2 million increase, $2.5 million is due to amortization of deferred compensation. The remaining increase is principally due to increased headcount and the expansion of our facilities related to the growth of Stamps.com's business, as well as to legal fees related to the Pitney Bowes patent infringement claim. Stamps.com expects general and administrative expenses to increase as it grows its business and incur additional costs related to the Pitney Bowes patent infringement claim.

   Interest Income (Expense), Net. Interest income (expense), net consists of income from our cash and cash equivalents net of interest expense related to financing Stamps.com's obligations. Interest income (expense), net for the nine months ended September 30, 1999 was $1.1 million compared to $(2,000) for the period from January 9, 1998 (inception) to September 30, 1998. This increase is due to earnings on a higher average cash equivalent balance as a result of Stamps.com's initial public offering in June 1999.

Liquidity and Capital Resources

   As of September 30, 1999, Stamps.com had approximately $61.2 million in cash and cash equivalents. In June 1999, Stamps.com completed an initial public offering in which the underwriters sold to the public 5,750,000 shares of common stock at $11.00 per share. Stamps.com's net proceeds from the offering were $10.23 per share, or $58.8 million in the aggregate. In December 1999, Stamps.com raised an additional $355.5 million in a follow-on public offering in which the underwriters sold to the public 5,750,000 shares of common stock at $65.00 per share. The net price per share to Stamps.com was $61.83. Stamps.com regularly invests excess funds in short-term money market funds and commercial paper and does not engage in hedging or speculative activities.

   In October 1999, Stamps.com entered into a distribution and marketing agreement with AOL that will require aggregate payments by Stamps.com of $56.0 million through April 2002. In addition, under this agreement, AOL purchased $6.0 million of Stamps.com's common stock in October 1999 and has agreed to purchase $5.0 million of our common stock concurrent with the closing of the follow-on offering. AOL also holds a three-year warrant to purchase up to 50% of the total number of shares it purchases from Stamps.com. See "Description of Capital Stock-America Online Investment."

   In May 1999, Stamps.com entered into a facility lease agreement for its corporate headquarters with aggregate minimum lease payments of approximately $4.8 million through May 2004. Stamps.com also entered into an agreement with Intuit/Quicken.com in May 1999, which requires aggregate payments by Stamps.com of $3.3 million through 2000.

   Net cash used in operating activities was $22.6 million for the nine months ended September 30, 1999 compared to $1.4 million for the period from January 9, 1998 (inception) to September 30, 1998. The increase in net cash used in operating activities resulted primarily from increases in net loss, principally due to sales and marketing expenses as well as research and development and general expenditures.

   Net cash used in investing activities was $4.8 million for the nine months ended September 30, 1999 compared to $0.2 million for the period from January 9, 1998 (inception) to September 30, 1998. The increase in net cash used in investing activities resulted primarily from increased capital expenditures for computer equipment, purchased software and office equipment.

   Net cash provided by financing activities was $85.1 million for the nine months ended September 30, 1999 compared to $2.3 million for the period from January 9, 1998 (inception) to September 30, 1998. The increase in net cash provided by financing activities resulted principally from the initial public offering in June 1999.

   Stamps.com anticipates that its current cash balances will be sufficient to fund its operations and the operations of iShip.com after the acquisition for at least the next 24 months. However, Stamps.com may require substantial working capital to fund its business and may need to raise additional capital. Stamps.com cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. See "Risk Factors--Stamps.com's growth and operating results could be impaired if we are unable to meet our future capital requirements."


Recently Issued Accounting Pronouncements

   The American Institute of Certified Public Accountants issued Statement of Position No. 98-1, Software for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. Currently, Stamps.com capitalizes costs of computer software obtained for internal use in Stamps.com's Web design and network operations. These capitalized costs are amortized based on their estimated useful life. Payroll and related costs are not capitalized, as the amounts are immaterial and principally relate to maintenance. Purchased or leased computer software used in research and development activities are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 2., "Accounting for Research and Development Costs." Statement of Financial Accounting Standards No. 2 generally requires all research and development costs to be charged to expense when incurred if no alternative future uses exist. Statement of Position No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Stamps.com does not expect that the adoption of Statement of Position No. 98-1 will have a material impact on Stamps.com's financial statements.

                      SELECTED FINANCIAL DATA OF ISHIP.COM

   The following selected financial data of iShip.com should be read with the financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of iShip.com included elsewhere in this document. The statement of operations data for the period from May 27, 1997 through December 31, 1997 and for the year ended December 31, 1998 and the balance sheet data at December 31, 1998 are derived from iShip.com's financial statements which have been audited by Moss Adams, LLP, iShip.com's independent public accountants, and are included elsewhere in this document. The statements of operations data for the nine months ended September 30, 1998 and the nine months ended September 30, 1999, and the balance sheet data at September 30, 1999, are derived from iShip.com's unaudited interim financial statements included elsewhere in this document. iShip.com's unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of iShip.com's management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                             May 27, 1997      January 1, 1998
                          (inception) through      through      Nine Months Ended  Nine Months Ended
                           December 31, 1997  December 31, 1998 September 30, 1998 September 30, 1999
                          ------------------- ----------------- ------------------ ------------------
                                                                   (unaudited)        (unaudited)
                                     (Dollar amounts, except per share data, in thousands)
Statement of Operations
 Data:
Net revenues............        $  --              $   --            $   --             $   --
Costs and expenses:
 General and
  administrative........           255               1,041               758              2,184
 Research and
  development...........           204                 784               508              1,664
 Selling and marketing..             1                  79                 6                350
 Product
  implementation........            19                  54                32                 74
                                ------             -------           -------            -------
  Total costs and
   expenses.............           479               1,958             1,304              4,272
                                ------             -------           -------            -------
Loss from operations....          (479)             (1,958)           (1,304)            (4,272)
Interest expense........           --                   (9)               (6)               (18)
Interest Income.........           --                   73                50                153
Other income ...........            72                  32                32                  1
                                ------             -------           -------            -------
Net loss................        $ (407)            $(1,862)           (1,229)            (4,136)
                                ======             =======
Basic and diluted net
 loss per share.........        $(0.07)            $ (0.29)          $ (0.19)           $ (0.63)
                                ======             =======           =======            =======
Pro forma basic and
 diluted net loss per
 share..................        $(0.06)            $ (0.14)          $ (0.10)           $ (0.20)
                                ======             =======           =======            =======
Weighted average shares
 outstanding used in
 basic and diluted net
 loss per share
 calculation............         6,123               6,419             6,367              6,594
Weighted average shares
 outstanding used in pro
 forma basic and diluted
 net loss per share
 calculation............         6,654              13,136            12,330             21,084

                                                As of             As of
                                          December 31, 1998 September 30, 1999
                                          ----------------- ------------------
                                                               (unaudited)
                                             (Dollar amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents................      $  386             $5,522
Working capital..........................       1,272              4,499
Total assets.............................       1,627              7,849
Line of credit and capital lease
 obligations.............................         215              1,763
Total shareholders' equity...............       1,130              5,132

              ISHIP.COM'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of financial condition and results of operations of iShip.com should be read in connection with the "Selected Financial Data of iShip.com" and iShip.com's financial statements and the related notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results including those set forth in "Risk Factors" and elsewhere in this document.

Overview

   iShip.com was founded in May 1997 and has developed Web-based technology that is designed to provide a complete one-stop shipping and tracking solution. iShip.com's tools are designed to help consumers, small businesses and large corporations price, ship, track and manage shipments over the Internet. iShip.com's service will enable online users to compare rates and services among multiple carriers, including Airborne Express, Federal Express, UPS, the US Postal Service, Yellow Freight and Dynamex, and will also allow users to print shipping labels directly from desktop printers and manage their shipping history.

   Following iShip.com's incorporation in May 1997, the founders began hiring additional employees and commenced development of its technology. In September 1997 and April 1998, iShip.com raised $600,000 and $2,770,000, respectively, in private placements of its Series A Preferred Stock. In April and May 1999 and August 1999, iShip.com raised $7,400,000 and $200,000, respectively, in private placements of its Series B Preferred Stock. In May 1998, iShip.com changed its name from MoveIt! Software, Inc. to iShip.com, Inc.

   In April 1999, iShip.com entered into a five-year Manifest System Services and Co-Branding Agreement with Mail Boxes Etc. to be the exclusive provider of an Internet-based retail package manifest system to its approximately 3,000 domestic retail centers. In October 1999, a Beta version of this service was deployed in ten retail centers. In May 1999, iShip.com entered into a five-year Co-Branding Agreement with eBay to provide fully integrated shipping services to eBay auction customers. The first phase of this service launched on eBay in July 1999.

   Through September 30, 1999, iShip.com has recognized no revenues, as it has not yet commenced revenue-based operations. In April 1998, iShip.com began providing its Internet-based shipping services, including label printing and package tracking to users. Under its agreement with Mail Boxes Etc., iShip.com will receive transaction-based license fees from Mail Boxes Etc. and its participating franchisees. iShip.com currently provides free information regarding "zip-to-zip" shipping charges to eBay auction buyers and sellers, and it is contemplated that in the future eBay shippers will pay iShip.com a fee when they print shipping labels using iShip.com's service. With the current limited use of its service and the lack of a commercial market for internet shipping services, iShip.com cannot be sure that these anticipated fees will be its ultimate pricing approach or that these fees will generate significant revenues, if at all. As a result, iShip.com cannot predict whether any contemplated pricing or fee structure will ever generate revenues or profits.

   In October 1999, iShip.com entered into the merger agreement, pursuant to which iShip.com will become a wholly owned subsidiary of Stamps.com and up to 8,000,000 shares of Stamps.com common stock will be issued in exchange for all outstanding iShip.com capital stock and options and warrants to purchase iShip.com capital stock. The acquisition is subject to a number of closing conditions, including approval by the shareholders of iShip.com and the stockholders of Stamps.com, and other customary conditions. As a result, iShip.com cannot be certain that the acquisition will be completed.

iShip.com's Results of Operations

   Cost of Revenues. Through September 30, 1999, iShip.com did not incur any costs associated with revenues. iShip.com expects its cost of revenues to primarily consist of costs associated with operating and maintaining its data centers, customer and technical support activities, depreciation of hardware and software utilized in its data centers, credit card processing fees and Internet connectivity, as well as overhead allocation.

   General and Administrative Expenses. iShip.com's general and administrative expenses have consisted primarily of salaries and related costs for general corporate infrastructure, including costs relating to finance, accounting, facilities and fees for legal and other professional services. iShip.com's general and administrative expenses for the year ended December 31, 1998 were $1.0 million. General and administrative expenses increased to $2.2 million for the nine months ended September 30, 1999 from approximately $758,000 for the nine months ended September 30, 1998. The increase is principally due to an increase in personnel, facility costs and professional service fees.

   Research and Development Expenses. iShip.com's research and development expenses have principally consisted of compensation for personnel involved in the development of its Internet-based shipping services, including its Web site and related systems, and other costs related to development. Research and development expenses for the year ended December 31, 1998 were $784,000. Research and development expenses increased to $1.7 million for the nine months ended September 30, 1999 from $508,000 for the nine months ended September 30, 1998. The increase results primarily from costs associated with iShip.com's increased personnel. iShip.com believes that significant investments in research and development will be required in the future to remain competitive and expects to continue to incur significant research and development expenses.

   Sales and Marketing Expenses. Through September 30, 1999, iShip.com incurred $350,000 in sales and marketing expenses. iShip.com expects that costs related to its sales and marketing efforts, which to date have not been significant, will dramatically increase in future periods as iShip.com enters into the production phase of its business. iShip.com expects its sales and marketing expenses to consist of expenses related to compensation for sales and marketing personnel, advertising, creative development, promotions, commissions and travel. iShip.com expects the majority of these costs to be directed to programs designed to build brand recognition, attract a customer base and retain the anticipated customer base.

   Product Implementation Expenses. Through September 30, 1999, iShip.com incurred $74,000 in product implementation expenses. These costs primarily consist of rent and lease payments on hardware and internet connectivity charges. iShip.com believes these costs will increase significantly and be included in cost of revenue once iShip.com enters the production phase of its business and begins generating revenue.

Liquidity and Capital Resources

   Since inception, iShip.com has financed its operations primarily through the private placement of equity securities, raising $11.0 million through September 30, 1999. At September 30, 1999, iShip.com had $5.5 million in cash and cash equivalents, and at September 30, 1998, iShip.com had $163,000 in cash and cash equivalents and $1.8 million in short term investments. iShip.com has had significant negative cash flows from operating activities in each fiscal and quarterly period to date.

   In July 1999, iShip.com entered into a new lease agreement relocating its corporate headquarters. Minimum payments under this lease total approximately $2.4 million through 2004.

   In August 1999, iShip.com entered into a Loan and Security Agreement with Imperial Bank, which expires in February 2003. The agreement includes $2.5 million for equipment purchases and $450,000 in a committed letter of credit line. As of September 30, 1999, the outstanding balance under this credit line was $1.7 million.

   Net cash used in operating activities was $2.8 million for the nine months ended September 30, 1999, $1.0 million for the nine months ended September 30, 1998 and $1.7 million for the year ended December 31, 1998. Cash used in operating activities consisted primarily of net operating losses and increases in prepaid expenses, which were partially offset by increases in accrued expenses and accounts payable.

   Net cash used in investing activities was $1.2 million for the nine months ended September 30, 1999, $1.9 million for the nine months ended September 30, 1998 and $1.1 million for the year ended December 31, 1998. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computer equipment, purchased software and office equipment, as well as the purchase of short-term investments.

   Net cash provided by iShip.com's financing activities was $9.2 million for the nine months ended September 30, 1999, $2.9 million for the nine months ended September 30, 1998 and $2.9 million for the year ended December 31, 1998. Net cash provided by financing activities was principally attributable to private placements of preferred stock and to the proceeds from an equipment line.

   iShip.com believes that its current cash balances will allow it to fund its operations through at least the end of the first quarter of 2000. However, iShip.com believes that it will require substantial working capital to fund its business and will need to raise additional capital. iShip.com cannot be certain that additional funds will be available on satisfactory terms when needed, if at all.

Recently Issued Accounting Pronouncements

   The American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. Currently, iShip.com capitalizes costs of computer software obtained for internal use in its network operations. These capitalized costs are amortized based on their estimated useful life. Payroll and related costs are not capitalized, as the amounts are immaterial and principally relate to maintenance. Purchased or leased computer software used in research and development activities are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 2., "Accounting for Research and Development Costs." Statement of Financial Accounting Standards No. 2 generally requires all research and development costs to be charged to expense when incurred if no alternative future uses exist. Statement of Position No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. iShip.com does not expect that the adoption of Statement of Position No. 98-1 will have a material impact on its financial statements.

Market for iShip.com's Common Equity and Related Shareholder Matters

   There is no established public trading market for any class of iShip.com's capital stock. On August 18, 1999, the most recent date on which iShip.com sold shares of its capital stock to a third-party investor, iShip.com sold shares of its Series B Preferred Stock at a price of $0.75 per share.

   iShip.com has never declared or paid cash dividends on its common stock and preferred stock. The payment of dividends will be at the discretion of iShip.com's board of directors, although iShip.com does not intend to pay a cash dividend for the foreseeable future.

Quantitative and Qualitative Disclosures About iShip.com's Market Risk

 Interest Rate Risk

   iShip.com's exposure to market risk for changes in interest rates relates primarily to iShip.com's investment portfolio and bank credit line. iShip.com places its investments with high credit quality issuers and, limits the amount of credit exposure to any one issuer. iShip.com seeks to preserve its invested funds by limiting default risk, market risk and reinvestment risk. The interest rate on the bank credit line fluctuates with Imperial Bank's prime rate.

   iShip.com mitigates default risk by attempting to invest in high credit quality securities that it believes to be low risk. iShip.com's portfolio is limited to marketable securities with active secondary or resale markets to ensure portfolio liquidity. As of September 30, 1999, iShip.com had $5.5 million of cash and cash equivalents bearing an average annual interest rate of 5.5% and held no short-term or long-term investments.

   iShip.com's only significant cash flow exposure is due to rate changes under the bank credit line. iShip.com primarily enters into debt obligations to support general corporate purposes including capital expenditures and working capital needs.

 Foreign Currency Risk

   At this time, iShip.com does not transact business in foreign currencies and does not have foreign operations. iShip.com, however, anticipates transacting business in foreign currencies and establishing foreign operations in future periods.

                                   STAMPS.COM

   This document contains forward looking statements that involve risks and uncertainties. Actual results and the timing of events could differ materially from those projected in the forward looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this document.

Stamps.com

   Stamps.com offers a convenient, cost effective and easy-to-use service for purchasing and printing postage over the Internet. Stamps.com's core service is designed to enable users to print information based indicia, or electronic stamps, directly onto envelopes, labels or business documents using ordinary laser or inkjet printers. Stamps.com's service is currently the only commercially available offering that requires no additional hardware to purchase and print postage; the user's existing PC, printer and Internet setup are sufficient. Accessing Stamps.com's service is simple. Stamps.com's free software can be downloaded from the Internet or installed from a free CD-ROM. After installing the software and completing a brief registration process, customers can purchase and print postage 24 hours a day, seven days a week from their PCs. Customers are charged a monthly convenience fee based on usage of Stamps.com's service. Stamps.com's technology meets strict US government security standards and its service incorporates US Postal Service-mandated address verification features to enhance the efficiency of mail processing and delivery. In addition, Stamps.com's Internet Postage service is designed to interact with word processing, contact and address management, accounting and corporate applications to stamp letters, invoices, statements, checks and other business documents automatically.

   On October 22, 1999, Stamps.com commercially launched its Internet Postage service. As of December 31, 1999, Stamps.com's customer base consisted of 87,360 users who had downloaded the Stamps.com software and registered for its service.

Overview of Stamps.com's Industry

 Growth of Internet Commerce

   The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically. A number of factors have contributed to the growth of the Internet and its commercial use, including:

  . the large and growing usage of personal computers in homes and businesses;

  .  improvements in network infrastructure and bandwidth;

  .  easier and cheaper access to the Internet;

  .  increased awareness of the Internet among consumer and business users;
     and

  .  the rapidly expanding availability of online content and commerce.

   According to International Data Corporation, the number of Web users worldwide will grow from an estimated 142.2 million in 1998 to 502.4 million by 2003. In addition, International Data Corporation estimates that the percentage of Web users buying goods and services on the Internet will grow from 22% in December 1998 to 36% in December 2003. International Data Corporation further estimates that the total value of goods and services purchased over the Web will increase from approximately $50.4 billion in 1998 to approximately $1.3 trillion in 2003. Business-to-business commerce is expected to contribute significantly to the future growth of Internet commerce. For example, International Data Corporation estimates that business-to-consumer commerce on the Internet will grow from approximately $14.9 billion in 1998 to approximately $177.7 billion in 2003 while business-to-business commerce on the Internet will grow from approximately $35.5 billion in 1998 to approximately $1.1 trillion in 2003.

 Rapid Growth in Internet Usage by Small Businesses

   The small office/home office and small business markets represent a large and growing customer segment. According to International Data Corporation, there were a combined 44.7 million small businesses and home offices in the United States in 1998, a number which International Data Corporation forecasts will grow to 57.6 million by 2002. For 1998, International Data Corporation reported that small businesses with less than 100 employees numbered 7.4 million of which 77% had fewer than 10 employees. In addition, home offices numbered 37.3 million, of which 22.2 million were income producing home offices, and the remainder were home offices used for corporate after hours work or telecommuting.

   Stamps.com believes that small businesses increasingly will rely on the functionality and pervasiveness of the Internet to reach and serve a large and global group of end users. The reduced cost of selling and marketing on the Internet, the ability to build and serve a large base of customers electronically and the potential for personalized low-cost customer interaction provide significant economic advantages. These overall benefits, combined with accessibility, have led to adoption of the Internet by small businesses and home offices. According to International Data Corporation, there will be 30.2 million US home offices accessing the Internet by 2002. According to Cyber Dialogue/FindSVP's 1999 US Small Business Internet Survey, 43% of businesses with fewer than 100 employees are estimated to be online in 1999. Of those small businesses that are currently online, 63% are already ordering products online and are spending an average of $171 monthly on postage. The Cyber Dialogue/FindSVP survey also found that 64% of online small businesses have employees who are online multiple times a day. This increased use of the Internet has resulted in small businesses becoming significant participants in the electronic commerce market. International Data Corporation estimates that small businesses accounted for $4.4 billion of electronic commerce in 1998 and will account for approximately $100.4 billion of electronic commerce activity in 2002.

 Traditional Postage Industry and the Emergence of the Internet Postage

   The traditional postage industry is large and growing. According to the US Postal Service Annual Report, the total postage market was $58.0 billion in 1998, of which $38.9 billion was represented by first class, priority and express mail with the remainder consisting of other classes of mail including periodicals, bulk and international. In addition, the US Postal Service processed over 197 billion pieces of mail in 1998. Despite the growth in the use of e-mail, the total US postage market increased by 3.1% in 1998 from 1997.

   Despite this consistent growth in the postage market, the US Postal Service has experienced:

  .  strong competition from overnight delivery services;

  .  loss of revenue due to postal fraud; and

  . continued public demand for more convenient access to US Postal Service products and services.

   Recently, the General Accounting Office, in a report issued on October 21, 1999, stated that competition from alternatives like online invoicing, bill payment and financial transactions could lead to substantial declines in the U.S. Postal Service's First Class Mail volume in the next decade. Specifically, the report projects that First Class Mail will grow at an average annual rate of 1.8% in fiscal years 1999 to 2002 and then decline at an average annual rate of 2.5% in fiscal years 2003 to 2008. In addition, the Postal Service also forecasts Standard A mail, which is primarily advertising mail and includes letters, flats and parcels that are not sent by first-class mail or priority mail, to increase by an average annual rate of 5.3% in fiscal years 1999 through 2002 and to increase by an average annual rate of 3.3% in fiscal years 2003 through 2008.

   In response to these challenges, in 1995 the US Postal Service announced a program for its first new postage method since the approval of the postage meter in 1920. The Information Based Indicia Program is a ten-stage certification process for commercial release of Information Based Indicia products, or electronic postage, that can be purchased over the Internet and printed from a computer using ordinary laser or inkjet printers. Indicia are a new type of US Postal Service approved postage marks similar to stamps or metered postage. Information Based Indicia, which are essentially digital stamps, consist of a two dimensional bar code

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containing an encrypted digital signature that make each indicium unique.
Through the Information Based Indicia Program, the US Postal Service is seeking to enhance user convenience with a new access channel for postage that allows users to print postage from their personal computer 24 hours a day, seven days a week. The Information Based Indicia Program is intended to achieve the US Postal Service's security and revenue objectives by incorporating technological security features in each unique digitally-signed indicium and a secure postage accounting vault to provide greater revenue security. All Internet postage products, including any subsequent enhancements or additional implementation of a product, must complete US Postal Service testing and evaluation to ensure operational reliability, financial integrity and security to become certified for commercial distribution. Overall, the Information Based Indicia Program aims to provide improved, accurate mail processing and increased productivity, a result which is intended to:

  .  reduce US Postal Service costs and postal fraud;

  . increase US Postal Service to underserved markets, including the rapidly growing small office/home office and other small business markets; and

  . improve the US Postal Service's competitive position against overnight delivery services.

   The emergence of Internet postage though the US Postal Service's Information Based Indicia Program has created an attractive channel for the sale of postage, particularly to small office/home office and other small businesses. According to a 1997 US Postal Service survey of over 1,600 home offices, 98% of the respondents would likely use commercial software products to print postage directly from their computers, 88% of the respondents did not use a postage meter and 43% of the respondents purchased over $50 of postage per month. Stamps.com believes that small businesses consider cost-effective mail generation, elimination of trips to the post office and the production of professional-looking mail as key components of an effective mailing system. Internet postage satisfies these requirements by providing 24 hours a day, seven day a week access to metered mail from the desktop. Furthermore, when considering the total cost of a traditional postage meter, including lease fees for both the meter and scale, meter resetting fees and special ink cartridges, small businesses pay a significant premium in addition to their normal postage expenditures for leasing a postage meter. Leasing a postage meter also requires space for additional hardware and the purchase of specialized materials and supplies. Meanwhile, small businesses that find leasing a postage meter uneconomical are still faced with the inconvenience of travelling to the post office, ATM or other locations to purchase stamps.

The Stamps.com's Solution

   Stamps.com offers a convenient, cost effective and easy-to-use service for purchasing and printing postage over the Internet. Stamps.com targets the small office/home office, other small business, corporate and consumer user markets and provide an Internet service that is accessible via free software downloaded from the Internet or installed from a free CD-ROM; the user's existing PC, printer and Internet set up are sufficient to purchase and print postage. Using Stamps.com's service requires no purchase or installation of a hardware device for a user's PC and users can access and print postage without the US Postal Service address matching CD-ROM needed by hardware-based Internet postage products. Stamps.com's Internet postage solution is the first commercially available software-based service approved by the US Postal Service and provides the following benefits to the user and the US Postal Service:

   Benefits to the User. Stamps.com's Internet postage service is designed to be convenient, cost effective and easy-to-use and provides the following benefits to the user:

  . unlimited, convenient access to postage from the desktop 24 hours a day, seven days a week;

  .  prints address and postage in one easy step;

  .  secure and accurate tracking of postage expenditures;

  .  cost effective relative to traditional postage meter solutions; and

  .  no additional hardware or address matching CD-ROM is required.


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   Once users determine the amount of postage required, they can purchase postage with their PC from Stamps.com's secure servers where and when it is most convenient. Stamps.com charges a monthly convenience fee based on usage of Stamps.com's service. Stamps.com's solution allows users to avoid common inconveniences, including running out of postage, using too much postage for a letter or parcel and enduring long lines at the post office. The Stamps.com service is designed to enable users to print postage in any denomination and rely on secure, accurate management of their postal dollars. Finally, Stamps.com will seek to enhance its convenient, easy-to-use service with other benefits, including integrating our software with a wide range of software applications to increase the efficiency of the everyday tasks of writing letters, paying bills or generating invoices.

   Benefits to the US Postal Service. Stamps.com's Internet postage service provides several benefits to the US Postal Service including:

  .  increased convenience to the postal consumer;

  .  increased security to protect postal revenues;

  . the ability to more effectively compete with overnight delivery services;

  . the use of advanced technology for more cost efficient mail processing and tracking; and

  . cost savings relating to printing and distribution of traditional postage stamps.

   Stamps.com believes Stamps.com's convenient, cost effective, easy-to-use Internet postage solution addresses the US Postal Service's goals for the Information Based Indicia Program. Stamps.com's service is designed to provide a high level of security and auditing capabilities, helping to reduce the millions of dollars of known postal fraud to the US Postal Service. As additional security and as required by US Postal Service specifications, Stamps.com's solution provides for the printing of unique, secure Information Based Indicia, or electronic postage, on ordinary laser or inkjet printers. Stamps.com's service is designed to promote postal efficiencies and cost savings for the US Postal Service with address verification and correction and extended zip code printing capabilities. Finally, Stamps.com's solution is designed to allow the US Postal Service to capitalize on advances in technology, especially as the US Postal Service seeks to phase out traditional postage methods.

Stamps.com's Strategy

   Our objective is to be the leading provider of convenient, cost effective and easy to use software-based Internet postage services. To achieve this objective, Stamps.com's strategy includes the following key elements:

   Enhance Brand Name. Stamps.com intends to increase its brand recognition through a variety of marketing and promotional techniques, including the prominent display of the Stamps.com logo on all pieces of mail generated through Stamps.com's service and co-marketing and co-branding agreements with strategic partners. Stamps.com also intends to promote its brand by conducting an ongoing public relations campaign and developing affiliations and affinity programs. Stamps.com believes that building the brand awareness of Stamps.com's Internet Postage service is critical to attracting and expanding Stamps.com's customer base.

   Leverage Strategic Partnerships. Stamps.com intends to develop and utilize strategic partnerships to gain access to large numbers of potential users, cooperatively market products and services, cross-sell additional services and gain entry into new markets. As of December 1999, Stamps.com has entered into strategic partnerships with AOL, IBM, Microsoft, Office Depot, Quicken.com and 3M, among others. Stamps.com believes that it can further utilize its strategic partnerships to enhance its brand name and grow its customer base.

   Exploit First-to-Market Advantages. On October 22, 1999, Stamps.com commercially launched its Internet Postage service. It is currently the only software-based Internet Postage service approved for commercial release by the US Postal Service. Stamps.com has a significant first-to-market advantage as a

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software-based solution in the Internet postage market. Stamps.com believes its potential market position will be enhanced by significant barriers to entry, including:

  . a ten-step US Postal Service certification process, including a three-phase beta testing requirement;

  . a software-based Internet Postage service that does not require additional hardware;

  . significant up-front time and investment by potential competitors in technology and technical infrastructure;

  .  strong brand awareness for its software-based Internet Postage service;
     and

  .  inconvenience of switching from one metered postage provider to another.

   Rapidly Grow Customer Base. Stamps.com intends to broaden Stamps.com's customer base by capitalizing on its brand, strategic partnerships and first-to-market advantages. Stamps.com believes that its service can achieve rapid distribution because there is no investment in hardware beyond a PC and printer, and users can obtain Stamps.com's software for free. Stamps.com is primarily targeting the small office/home office and small business markets as well as various segments of the corporate and consumer markets.

   Leverage Software-Based Solution and Technology. Stamps.com intends to utilize Stamps.com's scaleable, e-commerce platform to enhance Stamps.com's service offerings and expand the benefits of secure online transactions. Stamps.com believes that it has an inherent advantage relative to its competitors in the Internet postage industry because its solution does not require the use of additional hardware. Stamps.com believes Stamps.com can achieve rapid distribution of its services as users download or install Stamps.com's free software. Additionally, Stamps.com provides increased flexibility and scalability over competing solutions because transactions are processed through Stamps.com's secure server while competing hardware solutions require each user to utilize a CD-ROM and peripheral hardware device for each PC that is engaged in a postage transaction. Stamps.com will continue to invest in and enhance its technology in order to increase efficiency, reliability and bandwidth, and to expand its services and reduce its costs.

   Pursue Additional Revenue Opportunities. Stamps.com intends to utilize its brand, electronic commerce capabilities, infrastructure and user base to develop additional revenue opportunities. Stamps.com will consider the following opportunities:

  . Document Fulfillment Market. Stamps.com will consider investing in technology that will allow Stamps.com to extend Stamps.com's core Internet postage technology to print authenticated documents, including airline, movie and concert tickets, from laser or inkjet printers. For instance, Stamps.com announced in November 1999 the formation of a subsidiary, Encryptix, to develop secure printing opportunities in the events, travel and financial services industries.

  . Sale of Postage Related Products. Stamps.com intends to use its Web site to offer mailing-related products, including labels and envelopes, mechanical scales, PC-enabled digital scales and label printers. Stamps.com also intends to offer package insurance to Stamps.com's customers through third-party insurance companies.

  . International Internet Postage Market. Stamps.com believes that if foreign postal authorities accept the use of Internet postage there will be significant opportunities in international markets for its Internet postage service. Stamps.com intends to focus on those regions where there is a critical mass of Internet use and a large current postage market with a need for highly secure, transaction-oriented Internet services.

Stamps.com's Internet Postage Service

   Stamps.com offers a convenient, cost effective and easy-to-use service for purchasing and printing postage over the Internet. Stamps.com's core service is designed to enable users to print information based indicia, or electronic stamps, directly onto envelopes, labels or business documents using ordinary laser or inkjet printers. No additional hardware is necessary for a user to purchase and print Stamps.com's Internet postage; the user's

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existing PC, printer and Internet set-up are sufficient. As a complement to
Stamps.com's Internet Postage service, customers may purchase scales, printers, mailing supplies and other general office supplies from Stamps.com's online store.

   Accessing Stamps.com's service is simple. A user obtains Stamps.com's free software either via a download from the Internet or through an install from a CD-ROM. After installing the software and completing a brief registration process, the user can connect via the Internet to Stamps.com's secure server and purchase postage electronically 24 hours a day, seven days a week. Stamps.com acts as an ongoing intermediary between the US Postal Service and users by offering users the ability to purchase postage through Stamps.com's secure server. Stamps.com uses sophisticated technologies which meet strict US government security standards and Stamps.com's service incorporates the US Postal Service mandated address verification features to enhance the efficiency of mail processing and delivery. Finally, Stamps.com's Postage Server is designed to interact with word processing, contact and address management, accounting and corporate applications to provide postage for letters, invoices, statements, checks and other business documents automatically.

   Stamps.com assess its customers a convenience fee to access its Internet Postage service. Stamps.com currently offers a single service plan to its users. The plan is month-to-month and a user can cancel service at any time. Under Stamps.com's plan, a customer purchases postage at cost and is charged a monthly convenience fee based on how much postage he or she uses during the month. The current plan assesses a convenience fee equal to 10% of the postage printed during the month. There is a monthly minimum fee of $1.99 and a maximum monthly fee of $19.99. Convenience fees are calculated and charged at the end of a monthly billing cycle. From time to time, Stamps.com may offer special promotions to attract new customers. These promotions may involve waiving or discounting convenience fees, discounts on supplies offered through Stamps.com's online store, or free postage. Although Stamps.com has established the single pricing plan, Stamps.com may need to change pricing plans or promotions given the lack of an established or proven commercial market for Internet postage. In addition, Stamps.com's ability to generate revenues or achieve profitability could be adversely affected by special promotions or changes in its pricing plans. See "Risk Factors -- Stamps.com has a history of losses and expects to incur losses in the future and may never achieve profitability."

The US Postal Service Certification Process

   All Internet postage products must complete extensive US Postal Service testing and evaluation in the areas of operational reliability, financial integrity and security to become certified for commercial distribution. Each additional implementation of a particular product or function requires additional evaluation and approval by the US Postal Service prior to commercial delivery.

   The US Postal Service certification process for Internet postage is a standardized, ten-stage process concluding with commercial release. Each stage requires US Postal Service review and authorization to proceed to the next stage of the certification process. The US Postal Service has no published timeline or estimated time to complete each of the ten stages of the program.

   The ten stages of the US Postal Service certification process are defined at the US Postal Service Web site and are as follows:

  1.  Letter of Intent                    7. Product Submission/Testing
  2.  Non-Disclosure Agreements           8. Product Infrastructure Testing
  3.  Concept of Operations               9. Three Phase Beta Test Approval
                                             (Limited Distribution)

  4.  Software and Documentation Requirements
  5.  Provider Infrastructure Plan       10. Vendor Product Approval (Full
                                             Distribution)

  6.  US Postal Service Address Matching System

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Stamps.com's Certification Progress and Commercial Release

   In March 1997, Stamps.com submitted its letter of intent to join the Information Based Indicia Program. From March 1997 through August 1998, Stamps.com progressed through the first eight stages of the US Postal Service certification process. On August 24, 1998, the US Postal Service announced that Stamps.com was approved for beta testing and Stamps.com's Internet postage service became the first software-based postage solution approved by the US Postal Service for market testing. Between August 24, 1998 and August 9, 1999, Stamps.com successfully completed the three-phase beta testing required by the US Postal Service's certification process. On August 9, 1999, Stamps.com became the first software-based Internet postage solution approved for commercial release by the US Postal Service. On October 22, 1999, Stamps.com initiated the commercial roll-out of its service. As of December 31, 1999, Stamps.com's customer base consisted of 87,360 users who had downloaded its software and registered for its service.

Stamps.com's Strategic Distribution Partners

   Stamps.com's objective is to achieve significant market penetration through relationships with strategic partners in each of the four following categories:

  .  Web portals, content sites and Internet service providers, including
     AOL;

  .  independent software vendors, including Quicken.com and Microsoft;

  .  PC, printer and other equipment manufacturers, including IBM; and

  .  office/postal supplies vendors, including 3M and Office Depot.

   Stamps.com believes it will benefit from these relationships by achieving positive brand association and a cost effective means of customer acquisition. Stamps.com believes its partners can utilize their relationships with Stamps.com to derive additional revenue opportunities, including revenue-sharing arrangements, and provide more value-added services to their customers. Stamps.com's current strategic partners include:

3M              Deluxe Financial Services
                                      iGo.com     Mindspring      Seiko
                                                                  Instruments
Allbizdepot.com
                Dymo/CoStar           Inc.com     MySoftware
AllBusiness.com Galileo International Interland   Office.com      USOPNet.com
America Online  HotOffice             Lotus                       Westvaco

                                                  OfficeDepot.com
                                                                  ZDNet
Concentric Networks
                IBM                   Microsoft   Quicken.com

Stamps.com's Marketing and Sales

   Stamps.com intends to establish a strong brand name by allocating significant resources to its marketing and distribution efforts. Stamps.com distributes postage printing software through its Web site and distribution partners. In addition, Stamps.com will rely on traditional media and several other channels to achieve rapid distribution of its services, including:

   Web Sites. Stamps.com intends to work with high traffic Web sites including portals, commerce and content sites, and other high visibility Internet sites. This channel will provide the opportunity for users to download Stamps.com's software and access Stamps.com's Internet postage service.

   Affiliate Programs. Stamps.com intends to utilize the traffic and customers of other online sites by offering revenue-sharing opportunities to affiliates that provide a link on their Web site to download Stamps.com's Internet Postage software and access other related services. Stamps.com can leverage its affiliates abilities to offer new, value-added services and increase repeat visits to their site.

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   Preloaded/Bundled Hardware and Services. Stamps.com intends to take advantage of relationships with vendors of hardware products, including computers, printers and label makers, and with Internet service providers to offer Stamps.com's software to buyers of their products. Stamps.com leverage its resellers' ability to promote new features on commodity, non-differentiated products and services.

   Embedded Software. Stamps.com intends to seek further partnerships with software publishing companies. Software packages that would benefit from Stamps.com's current services would include word processing, contact and address management, accounting, billing and retail software.

   Postal Supplies. Stamps.com will target companies in the postal supplies industry, including manufacturers of envelopes, labels, checks, forms, digital scales and postage meters.

   Financial Services. Stamps.com will seek distribution and co-branding opportunities with banks and brokerages by incorporating Stamps.com's Internet Postage service into online banking and investing offered by financial service providers.

   Direct Sales. Stamps.com will target specific large industries or vertical markets where distributed use of the mail is prevalent, including insurance, travel and hospitality, financial services, law firms or other businesses where branch offices or agent organizational structures are common. Stamps.com believes that significant benefits in the form of usability, convenience and cost savings to large corporate users may result from integrating Stamps.com's Internet Postage service into the everyday work flow.

   Customer Retention Programs. Stamps.com believes it can increase customer retention by offering co-branded affinity marketing programs, including frequent flyer miles based on postage and other related expenditures. Further, Stamps.com intends to create strong customer loyalty by offering discounts to Stamps.com's online store that are tied to customer postage volume.

Stamps.com's Competition

   The market for Internet postage products and services is new and Stamps.com expects it to be intensely competitive. The US Postal Service approved Stamps.com's software-based Internet postage service and E-Stamp Corporation's hardware-based Internet postage service for commercial release on August 9, 1999. At present, two other Internet postage vendors have hardware and software products available for beta testing.

   The following is a summary of Stamps.com's competitors in the Information Based Indicia Program, including the status of each competitor's product in the US Postal Service certification process:

   E-Stamp Corporation. E-Stamp is a developer and marketer of a hardware-based solution enabling users to generate postage transactions from their existing personal computers and printers. E-Stamp was the first company to gain US Postal Service approval for market testing of a hardware storage device identified as the Postal Security Device. The US Postal Service approved E-Stamp's PC Postal Security Device product for commercial release on August 9, 1999.

   Neopost Industrie. Neopost is a large French postage company with a small percentage of US market share in the traditional postage meter industry. Similar to E-Stamp, Neopost has developed an online postage product that requires a special purpose hardware device, and announced their approval for Phase I beta testing in September 1998. On March 29, 1999, Neopost announced that their software-based postage product was approved for Phase I beta testing. Both of these products entered Phase II beta testing on December 7, 1999. Finally, Neopost has commercially available a specialty metering device that can be attached to a user's PC and allows a user to download postage to the specialty device from the Internet. This specialty metering device is not regulated by the Information Based Indicia Program because it does not allow for the printing of postage from standard inkjet or laser printers.

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   Pitney Bowes, Inc. Pitney Bowes is the current market leader in the traditional postage meter business and according to its most recent annual report had approximately $4.2 billion in revenues in 1998. Pitney Bowes has developed a product similar to E-Stamp which requires the use of a specialized hardware device for postage transactions. In addition, Pitney Bowes has developed a software-based postage product. On December 15, 1999, Pitney Bowes announced that it had received approval from the US Postal Service to proceed to the third and final phase of beta testing for both its hardware and software products. See "Risk Factors--Success by Pitney Bowes in its suit against Stamps.com alleging patent infringement could prevent us from offering our Internet Postage service and severely harm our business or cause it to fail."

   In addition to competing with Internet postage vendors for market share of Internet postage sales, Stamps.com will also compete with traditional postage methods including stamps and metered mail. While Stamps.com believes its Internet Postage service provides benefits over traditional postage methods, Stamps.com cannot be certain that Internet postage will be adopted by postage consumers on a commercial scale, if at all. These customers may continue to use traditional means to purchase postage, including purchasing postage from their local post office. Any failure by Stamps.com or other Internet postage vendors to displace traditional postage methods would seriously impact Stamps.com's ability to compete with providers of traditional postage.

   Stamps.com may also face competition from hardware-based products. Although, Stamps.com believes its software-based solution is easier to use than hardware-based products, hardware-based products have some advantages. For example, Stamps.com's service requires a user to connect to the Internet each time the user prints postage, while the hardware-based solution allows users to download postage onto a storage device that is connected to the user's computer. If users of hardware-based products do not transition to software-based solution, Stamps.com could face continuing competition from this market.

   Overall, Stamps.com may not be able to maintain a competitive position against current or future competitors as they enter the markets in which Stamps.com competes. This is particularly true with respect to competitors with greater financial, marketing, service, support, technical, intellectual property and other resources than us. Stamps.com's failure to maintain a competitive position within the market could seriously harm Stamps.com's business, financial condition and results of operations. Stamps.com believes that the principal competitive factors in its market include:

  .  US Postal Service product certification;

  .  successful commercial release;

  .  brand recognition;

  .  convenience;

  .  ease of use;

  .  price;

  .  accountability;

  .  security;

  .  compatibility;

  .  accuracy; and

  .  integration.

   For further discussion of the competitive risks and factors to be considering in making an investment in Stamps.com common stock, see "Risk Factors--Success by Pitney Bowes in its suit against Stamps.com alleging patent infringement could prevent Stamps.com from offering its Internet Postage service and severely harm Stamps.com's business or cause it to fail" and "--If Stamps.com is unable to compete successfully, particularly against large, traditional providers of postage products like Pitney Bowes who enter the online postage market, Stamps.com's revenues and operating results will suffer."

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Stamps.com's Technology

   Stamps.com's service is comprised of the following key components:

   System Architecture. Stamps.com's servers are located in a high-security, off-site data center and operate with internally developed security software. These servers create the information-based indicia. These servers also process postage purchases using secure technology that meets US Postal Service security requirements.

   Stamps.com's service currently supports Windows-based client applications, which Stamps.com believes is easier for customers to use and provides the power and flexibility necessary to support a variety of label and envelope options and a wide range of printers. In addition, Stamps.com's application employs an internally developed user authentication mechanism for additional security.

   Transaction Processing. Stamps.com's transaction processing servers are a combination of secure, commercially available technologies that are designed to provide secure and reliable transactions. Stamps.com's system implements hardware to exceed the highest government standard for security and data integrity currently in effect. The performance and scalability of Stamps.com's Internet Postage system allows a wide range of users to process postage transactions through Stamps.com's Web site.

   Database Processing. Stamps.com's database servers are designed to complement industry-leading database technologies and can be built to scale incrementally as needed.

   Client Module. Stamps.com's system utilizes a secure client module for authentication, which has been designed to minimize transmission time over the Internet. The client module is designed to be the building block for Internet postage capabilities that are accessible from popular software applications. Stamps.com's client module will be used by its postage application as well as add-ins for popular word processing applications and third party mailing and business systems.

Stamps.com's Intellectual Property

   Stamps.com relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect intellectual property rights in products, services, know-how and information. Stamps.com has three issued US patents and has filed 20 patent applications in the United States, and one international patent application. Stamps.com has also applied for several trademarks and service marks. Stamps.com plans to apply for other patents in the future.

   Despite efforts to protect Stamps.com's intellectual property rights, Stamps.com faces substantial uncertainty regarding the impact that other parties' intellectual property positions will have on the Internet postage market. In particular, Pitney Bowes has sent formal comments to the US Postal Service asserting that intellectual property of Pitney Bowes related to postage metering and systems would be infringed by products meeting the requirements of the Information Based Indicia Program's specifications. Furthermore, in June 1999, Pitney Bowes filed two separate lawsuits in the United States District Court for the District of Delaware against both us and E-Stamp alleging infringement of Pitney Bowes patents. For a discussion of claims by Pitney Bowes and risks associated with intellectual property, please refer to "Risk Factors--Success by Pitney Bowes in its suit against Stamps.com alleging patent infringement could prevent Stamps.com from offering its Internet Postage service and severely harm Stamps.com's business or cause it to fail" and "-- Legal Proceedings."

Stamps.com's Employees

   As of September 30, 1999, Stamps.com had 158 full time employees, of which 48 were employed in research and development, 54 were employed in network operations, 32 were employed in sales and marketing, and 24 were employed in administrative positions. None of Stamps.com's employees are represented by a labor union, and Stamps.com considers Stamps.com's employee relations to be good. Stamps.com intends to expand significantly Stamps.com's employee base in 2000. See "Risk Factors--Stamps.com relies on a relatively new management team and need additional personnel to grow Stamps.com's business."


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

Stamps.com's Properties

   Our corporate headquarters is located in a 47,000 square foot facility in Santa Monica, California under a lease expiring on May 31, 2004. Stamps.com also has a 5,000 square foot satellite research and development site in Irvine, California under a lease expiring in February 2001. If the iShip.com acquisition is completed, Stamps.com will also have a lease for approximately 21,000 square feet in Bellevue, Washington, expiring in August 2004. Stamps.com believes that its current facilities and other facilities that will be available to us will be adequate to accommodate its needs for the foreseeable future.

Legal Proceedings

   On June 16, 1999, Pitney Bowes sued Stamps.com for alleged patent infringement in the United States District Court for the District of Delaware. The suit alleges that Stamps.com is infringing two patents held by Pitney Bowes related to postage application systems and electronic indicia. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. Stamps.com filed an answer to the complaint on August 6, 1999, denying the allegations of patent infringement and asserting a number of affirmative defenses. Pitney Bowes filed a similar complaint in early June 1999 against one of Stamps.com's competitors, E-Stamp Corporation, alleging infringement of seven Pitney Bowes patents.

   The outcome of the litigation that Pitney Bowes has brought against Stamps.com is uncertain. Therefore, Stamps.com can give no assurance that Pitney Bowes will not prevail in its suit against us. See "Risk Factors-- Success by Pitney Bowes in its suit against Stamps.com alleging patent infringement could prevent Stamps.com from offering its Internet Postage service and severely harm Stamps.com's business or cause it to fail."

   On December 29, 1999, three individual plaintiffs sued Stamps.com for alleged breach of oral contract, quantum meruit, fraud and negligent representation in the California Superior Court for the County of Los Angeles. The suit alleges that the plaintiffs were due cash consideration for securing a board member and investors for Stamps.com. The suit seeks compensatory damages, punitive and exemplary damages and attorneys' fees and costs incurred. The outcome of this litigation is uncertain and Stamps.com can give no assurance that the plaintiffs will not prevail.

   Stamps.com is not currently involved in any other material legal proceedings, nor has Stamps.com been involved in any other material proceedings that has had or may have a significant effect on Stamps.com's financial position. Stamps.com is not aware of any other material legal proceedings pending against us.

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

                                   ISHIP.COM

   This discussion contains forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results including those set forth under "Risk Factors" and elsewhere in this document.

   iShip.com was founded in May 1997 and has developed Web-based technology that provides a complete, one-stop shipping and tracking solution. iShip.com's tools are designed to help consumers, small businesses and large corporations price, ship, track and manage shipments over the internet. iShip.com's service will enable online users to compare rates and services among multiple carriers, including Airborne Express, Federal Express, UPS, the US Postal Service and Yellow Freight, and will also allow users to print shipping labels directly from desktop printers and manage their shipping history.

Traditional Shipping Industry and the Emergence of Internet-Based Shipping

   By 2003, Forrester Research predicts that the number of residential packages shipped from online sales will top 2.1 billion per year. Forrester Research also projects that total residential package deliveries will grow from 2.98 million packages per day in 1999 to 6.53 million packages per day in 2003. International Data Corporation predicts a sharp rise in the number of Internet users making purchases, from 31 million in 1998 to more than 183 million in 2003. With the growth in e-commerce activities, there is also increasing demand for package shipments relating to online commerce transactions in the business-to-consumer and business-to-business markets. iShip.com believes that technology is and will continue to play an increasingly important role in creating efficiencies in package shipments. In addition, iShip.com believes that a major goal of package carriers is to capture shipping information electronically in order to reduce costs, increase accuracy, and speed tracking and billing. The internet provides an ideal medium through which this information can be distributed and managed.

The iShip.com Solution

   iShip.com offers a convenient and easy to use Web-based technology that enables users to choose and purchase shipping services, print labels, and track shipments directly from their personal computers. iShip.com's core technology provides a platform for serving consumers, small businesses and large corporate enterprises. iShip.com's multi-carrier shipping solution provides simplified functionality for consumers, a broader feature set for the small business, and extensive management tools for the large corporate enterprise user.

   Benefits to the User. iShip.com's internet shipping service is designed to be convenient, cost effective and easy to use, and to provide the following benefits to the user:

  .  accurate, complete, reliable shipping and tracking information;

  .  multi-carrier service and rate comparison;

  .  shipping labels printed from laser jet printers;

  .  address book and shipping history;

  .  e-mail based notification and tracking; and

  .  administration and reporting features.

iShip.com's Strategy

   iShip.com's objective is to be the leading Web-based shipping solution. To achieve this objective, iShip.com's strategy includes the following key elements:

   Enhance the iShip.com Brand. iShip.com intends to increase its brand recognition through a variety of marketing and promotional techniques, including co-marketing and co-branding agreements with strategic

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

partners, affiliate programs, and ongoing public relations campaigns. iShip.com believes that building brand awareness of its services and technology is critical to attracting and expanding its customer base.

   Leverage Strategic Partnerships and Relationships. iShip.com intends to develop and utilize strategic partnerships to gain access to large numbers of potential users, cooperatively market products and services, cross-sell additional services and gain entry into new markets. iShip.com has entered into strategic partnerships with Mail Boxes Etc., eBay and Yellow Freight, among others, and UPS is a principal shareholder of iShip.com. iShip.com intends to utilize its strategic partnerships and relationships to enhance its brand and grow its customer base.

   Leverage iShip.com's Scaleable Technology. iShip.com intends to utilize its scaleable technology platform to enhance and broaden its service offerings across multiple market segments. iShip.com's scaleable multi-carrier shipping solution provides simplified functionality for consumers, a broader feature set for the small business, and extensive management tools for the large corporate enterprise user.

   Pursue Additional Revenue Opportunities. Once iShip.com has developed a customer base, iShip.com intends to utilize its brand, electronic commerce capabilities, infrastructure and user base to develop additional revenue opportunities in areas like management report generation, data backup, archival and retrieval, and shipment analysis.

iShip.com's Internet-Based Shipping Service

   iShip.com has developed Web-based technology that is designed to provide online customers a complete one-stop multi-carrier shipping and tracking solution. iShip.com's tools are designed to help consumers, small businesses and large corporations price, ship, track and manage shipments over the Internet. iShip.com's core service is designed to enable shippers to:

  .  select the optimal shipping solution every time they ship a package;

  . print shipping labels from their desktop laser jet printers or high-speed thermal printers;

  .  track packages, including in-bound packages;

  .  send and receive e-mail notifications of the status of shipped packages;

  .  maintain a shipping log and history of packages shipped;

  .  generate reports to help them better manage their shipping process; and

  .  provide shipping data to the package carriers' back-end host systems.

iShip.com's Strategic Partners

   iShip.com's objective is to achieve significant market penetration through relationships with strategic partners in various markets, including: consumer-to-consumer online auction communities, business-to-business online auction communities, small business online communities, major online retailers, online commerce service providers and Web-based enterprise applications. As the Internet is increasingly an application environment, vendors of traditional application categories like Enterprise Resource Planning, Customer Relationship Management and Warehouse Management Software are redesigning their services for the Web, which may create additional opportunities for iShip.com to enter into relationships to offer vendors a shipping solution.

   iShip.com believes that its strategic partnerships and relationships will provide positive brand association, a cost-effective means of customer acquisition, additional revenue opportunities and an enhanced offering of products and services for its customers.

   In April 1999, iShip.com entered into a five-year Manifest System Services and Co-Branding Agreement with Mail Boxes Etc. Under the terms of this agreement, iShip.com is the exclusive provider of an

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


Internet-based manifest system for the approximately 3,000 domestic Mail Boxes Etc. franchisees to process packages for shipment, and iShip.com will provide Mail Boxes Etc. with extensive Internet-based management and reporting tools. As of December 31, 1999, approximately 1,400 Mail Boxes Etc. franchisees have entered into subscription agreements to use this system. Under the agreement, iShip.com will receive transaction-based payments from Mail Boxes Etc. and its franchisees. Upon expiration of the initial five-year term, Mail Boxes Etc. has the option to extend the agreement for additional two-year terms subject to mutually agreed pricing terms.

   In May 1999, iShip.com entered into a five-year Co-Branding Agreement with eBay to provide integrated package shipping services to eBay auction sellers and buyers. It is contemplated that in the future eBay shippers will pay iShip.com a fee when they print shipping labels using iShip.com's service.

   In October 1999, iShip.com entered into a two-year Shipping Interface Agreement with Yellow Freight Systems, Inc. to feature Yellow Freights' shipping rates and other related information on the Web sites of iShip.com and its partners. iShip.com will receive transaction fees for each Yellow Freight shipment originated by iShip.com or through its services.

iShip.com's Sales and Marketing

   iShip.com intends to market and sell its services to consumers, small businesses and corporate enterprises through different channels. iShip.com intends to distribute its shipping and tracking tools and utilities widely across the Internet through affiliate and other marketing programs. iShip.com intends to market and sell its small business shipping as a subscription-based service accessed through its Web site and the Web site of its distribution partners. The corporate enterprise service will be marketed and sold through a direct sales force to shipping professionals within large organizations, as a service they can provide to all employees throughout the enterprise.

   Web Sites. iShip.com intends to work with high traffic and high visibility Web sites, including portals, commerce and content sites, to provide Internet users with greater access to its Internet-based shipping service.

   Affiliate Programs. iShip.com intends to utilize the traffic and customers of other Web sites by offering revenue-sharing opportunities to affiliates that provide iShip.com's shipping and tracking tools and services, often through co-branded pages or sites. Affiliates can capitalize on the ability to offer new value-added services to attract and retain users.

   Direct Sales. Using a direct sales force, iShip.com intends to target large corporate enterprises that require improved management of their package shipping activities. iShip.com believes that integration of its service into the everyday work flow of large corporate users will result in significant benefits in the form of improved control, greater cost containment, more accurate reporting, and enhanced data warehousing and management.

iShip.com's Competition

   The market for Internet-based shipping services is new and iShip.com expects it to be intensely competitive. At present, iShip.com's principal competitors fall into two general categories: traditional package carriers and providers of online shipping information.

   The major domestic package carriers include UPS, FDX Corporation (FedEx and RPS), the US Postal Service and Airborne Express. Additionally, there are hundreds of local and regional domestic package carriers. Most of the major carriers offer various services to their customers via Internet technology. These carriers also have deep and longstanding ties to their customers, and their customers may not utilize iShip.com's technology.

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

   Other companies which compete with iShip.com's Internet-based shipping services include the following:

   Pitney Bowes, through an affiliated Web site located at www.valueship.com, provides multi-carrier package pricing and tracking features similar to iShip.com's services. Additionally, Pitney Bowes has a long relationship with numerous businesses to whom they provide multi-carrier shipping software.

   Virtan, Inc. operates a Web site with a URL of www.smartship.com that provides multi-carrier pricing and tracking features similar to iShip.com's services. Additionally, this Web site provides users the ability to process their shipments with a package carrier, a service iShip.com currently offers only on a test basis.

   BITS, Inc. operates a Web site with a URL of www.intershipper.net that is competitive with iShip.com. The BITS, Inc. site provides a rate feature similar to iShip.com's pricing feature where pricing is compared across multiple carriers and service offerings. Additionally, both the BITS, Inc. and iShip.com provide a package tracking service and a feature to integrate their services into affiliate web sites.

   Express Shipping Centers, Inc. operates a Web site located at www.packagenet.com that provides a single-carrier Web-based shipping service.

   Recently, a Web site with a URL of www.goship.com announced that they intend to build a Web site that provides multi-carrier pricing and tracking features substantially similar to services offered by iShip.com.

   In addition, other companies provide traditional and Internet-based multi-carrier shipping and tracking software but do not presently operate publicly accessible Web sites which provide shipping services, including TanData Corporation and Kewill Systems plc, the parent company of Aristo and Tracer Research.

   iShip.com may not be able to maintain a competitive position against current or future competitors as they enter the markets in which iShip.com competes. This is particularly true with respect to competitors that have greater financial, marketing, service, support, technical, intellectual property and other resources than iShip.com. iShip.com's failure to maintain a competitive position within the market could seriously harm its business, financial condition and results of operations. iShip.com believes that the principal competitive factors in its market include:

  .  brand recognition;

  .  functionality and feature sets;

  .  convenience and ease of use;

  .  cost effectiveness;

  .  reliability and accuracy; and

  .  scaleability.

iShip.com's Technology

   iShip.com's service is comprised of the following key components:

   System Architecture. iShip.com's service is offered to customers via Internet browsers, and its server environment utilizes Microsoft Windows NT. The iShip.com service is designed on a three-tier architecture comprised of customer, transactional and database technology layers.

   Transaction Processing. iShip.com's transaction processing servers are a combination of secure commercially available technologies that are designed to provide secure and reliable transactions. The performance and scaleability of iShip.com's Internet shipping system allows a wide range of users to process shipping transactions through its Web site.

   Database Processing. iShip.com's database servers are designed and built with industry leading database technologies and hardware and can be scaled incrementally as needed. Its production servers are located in a high security off-site data center, and its development and test data centers are located at its corporate headquarters, allowing iShip.com to test releases in stages.

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

iShip.com's Intellectual Property

   iShip.com relies on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect its intellectual property rights in products, services, know-how and information. iShip.com has filed a US patent application and has applied to register two trademarks and service marks. In addition, iShip.com presently intends to apply for other patents and trademarks in the future.

   Despite efforts to protect its intellectual property rights, iShip.com faces substantial uncertainty regarding the impact that other parties' intellectual property positions will have on the Internet-based shipping market.

iShip.com's Employees

   As of December 31, 1999, iShip.com had 92 full time employees, 51 of which are involved in the development of its Internet-based technology. None of its employees are represented by a labor union, and it considers its employee relations to be good.

iShip.com's Properties

   iShip's corporate headquarters are located in Bellevue, Washington in a facility consisting of approximately 21,000 square feet that is leased through July 31, 2004. iShip.com believes that its current facilities and other facilities that will be available to it will be adequate to accommodate its needs for the foreseeable future.

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                                   MANAGEMENT

Stamps.com's Directors and Executive Officers

   The following table sets forth information regarding Stamps.com's executive officers and directors as of December 31, 1999(1):

  Name                       Age                     Position
  ----                       ---                     --------
John M. Payne...............  43 Chairman of the Board and Chief Executive
                                 Officer, (Class III, expires 2002)

Loren E. Smith..............  61 President, Chief Operating Officer and Director
                                 (Class III, expires 2002)

John W. LaValle.............  42 Chief Financial Officer and Senior Vice
                                 President of Operations

Christopher S. Hylen........  38 Senior Vice President, Marketing

Timothy A. Von Kaenel.......  34 Senior Vice President, Product Development

Michael D. Walther..........  45 Senior Vice President, Network Operations

Douglas J. Walner...........  30 Senior Vice President, Business Development

Candelario J. Andalon.......  30 Corporate Controller

Michael A. Zuercher.........  33 Senior Director, Legal Affairs and Secretary

Mohan P. Ananda.............  52 Director (Class II, expires 2001)

David C. Bohnett(2).........  43 Director (Class I, expires 2000)

Jeffrey J. Brown(2).........  38 Director (Class III, expires 2002)

Thomas H. Bruggere(3).......  53 Director (Class I, expires 2000)

Thomas N. Clancy(3).........  41 Director (Class II, expires 2001)

G. Bradford Jones(3)........  44 Director (Class I, expires 2000)

Marvin Runyon(2)............  74 Director (Class II, expires 2001)

Carolyn Ticknor.............  52 Director (Class III, expires 2002)

--------
(1) iShip.com has the right to appoint two persons to Stamps.com's board of directors if, as and when the acquisition is completed. No decision has been made as to these nominees or the incumbent directors, if any, who would resign to provide vacant seats for iShip.com's nominees.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

   John M. Payne has been Stamps.com's Chairman and Chief Executive Officer since October 1999 and served as Chief Executive Officer, President and a Director from October 1998 until October 1999. Mr. Payne was a consultant to Stamps.com from May 1998 to October 1998. From June 1994 to January 1998, Mr. Payne served as the President and Chief Operating Officer and as the President and Chief Executive Officer of Airmedia, Inc., a wireless communications software and service provider. On April 15, 1999, Airmedia filed for Chapter 11 bankruptcy protection. From October 1992 to June 1994, Mr. Payne was the founding Chief Executive Officer of Fingertip Technologies, Inc., a software company. Previously, Mr. Payne co-founded and served as President of two specialty software firms, Financial Microsystems from June 1986 to October 1992, and LoanStar Computer from September 1979 to November 1986. Mr. Payne received his B.A. in Economics from the University of California, Irvine.

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

   Loren E. Smith has been Stamps.com's President and Chief Operating Officer since October 1999 and has served as a Director since February 1999. Since November 1996, Mr. Smith has been a Principal at Threshold Management, a consulting firm that specializes in strategic growth management for leading businesses in a diverse range of industries. He was also employed as a Principal at Threshold Management from July 1993 to October 1994. From October 1994 to October 1996, he served as the Senior Vice President and Chief Marketing Officer of the US Postal Service. In 1985, Mr. Smith joined Citibank and was responsible for establishing the national marketing organization of its Consumer Services Group. From 1975 to 1995, he founded Threshold Management. Previously, Mr. Smith held various management positions at General Foods Corporation and Colgate Palmolive Co. Mr. Smith received his A.B. in Economics from Albion College and his M.B.A. from the University of Michigan.

   John W. LaValle has been Stamps.com's Chief Financial Officer and Senior Vice President of Operations since September 1998. From September 1998 until November 1999, Mr. LaValle also served as Stamps.com's Secretary. From July 1997 to September 1998, Mr. LaValle served as Chief Financial Officer of Comcore Semiconductor, Inc., a semiconductor manufacturer. From November 1994 to July 1997, he was the Chief Financial Officer of Trikon Technologies, a semiconductor equipment manufacturer. Previously, Mr. LaValle served as the Chief Financial Officer at Superconductor Technologies, a manufacturer of high temperature thin film superconductors used in cellular base station applications from September 1989 to November 1994. From April 1987 to September 1989, he was the Chief Financial Officer of PS Medical, a manufacturer of implantable neurosurgery products. From August 1984 to February 1987, Mr. LaValle served as a senior financial analyst for Chevron Corporation, and from December 1980 to September 1982, he served as a senior analyst for Andersen Consulting. Mr. LaValle received his B.A. in Government from Boston College and his M.B.A. from Harvard University.

   Christopher S. Hylen has been Stamps.com's Senior Vice President of Marketing since June 1999. From September 1995 through June 1999, Mr. Hylen served as Vice President of Interactive Services and Vice President of Business Development and Small Business Services of American Express Corp., a financial services company. From 1990 to September 1995, Mr. Hylen served as Vice President of Business Development and Vice President of Product Development of Comdata Corporation, a transaction processing company. Mr. Hylen received his B.S. in Chemical Engineering from Widener University and his M.B.A. from Harvard University.

   Timothy A. Von Kaenel has been Stamps.com's Senior Vice President of Product Development since January 1999. From July 1998 to January 1999, Mr. Von Kaenel was Director, Product Management at IMA, a customer service software company. From July 1995 to July 1998, Mr. Von Kaenel was Senior Vice President of Product Development at AirMedia, Inc., a wireless communications software and service provider. On April 15, 1999, Airmedia filed for Chapter 11 bankruptcy protection. Before AirMedia, Mr. Von Kaenel was Vice President, Interactive Technologies at Advanced Media, a multimedia software and interactive services company. In 1990, he founded and was President of Vision Imaging, an international developer and publisher of multimedia software products, which was later acquired by Advanced Media. Mr. Von Kaenel received his B.A. in Economics and M.B.A. from the University of California, Irvine.

   Douglas J. Walner has been Stamps.com's Senior Vice President of Business Development since October 1999 and was Stamps.com's Vice President of Business Development from September 1998 to October 1999. From March 1998 to August 1998, Mr. Walner served as a business development and strategic relationship consultant to Stamps.com. From January 1996 to March 1998, Mr. Walner was the Director of Business Development at CyberMedia, a software company. Mr. Walner served as the Original Equipment Manufacturer Sales Manager at Airmedia, Inc., from April 1994 to January 1996. Prior to 1994, Mr. Walner served as a Program Manager at Mortgage Capital Group/City National Bank. Mr. Walner received his B.A. in History from Tulane University.

   Michael D. Walther has been Stamps.com's Senior Vice President of Network Operations since April 1999 after having served as a consultant since January 1999. From December 1997 to December 1998, Mr. Walther provided interim CEO/COO support to early stage venture companies. In June 1994, he co-founded Artios

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

Corporation, an enterprise solutions company, and served as its President until December 1997. From October 1989 to June 1994, Mr. Walther served as President of AEI, a computer aided design software firm. Mr. Walther received his B.S. in Computer Science from the Texas A&M University--School of Commerce.

   Candelario J. Andalon has been Stamps.com's Corporate Controller since October 1998. From September 1991 to September 1998, Mr. Andalon served in various capacities at Ernst & Young LLP, most recently as Manager in the firm's Technology, Communications and Entertainment group. Mr. Andalon received his B.S. degree in Accounting from Loyola Marymount University and is a Certified Public Accountant.

   Michael A. Zuercher has been a Senior Director of Legal Affairs since May 1999 and Stamps.com's Secretary since November 1999. From September 1996 to May 1999, Mr. Zuercher was an associate at Brobeck, Phleger & Harrison LLP. From September 1989 to June 1993, Mr. Zuercher was a Contracts Negotiator at Hughes Aircraft Company, an electronics company. Mr. Zuercher received his B.A. in Economics and Political Science from Stanford University and his J.D. from the University of San Francisco.

   Mohan P. Ananda has been a Director since January 1998. Mr. Ananda is a founder and currently serves as the Chief Executive Officer and Chairman of the Board of AmazingHitz.com, Inc., an Internet-based entertainment company. From January 1997 to October 1998, Mr. Ananda served as Stamps.com's Chief Executive Officer. From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the Board of Directors of other privately-held companies. Mr. Ananda received his B.S. in Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

   David C. Bohnett has been a Director since March 1999. Until May 1999, Mr. Bohnett served as Chairman of the Board and Secretary of GeoCities, an Internet company that hosts communities of interest, which he founded in November 1994. From November 1994 to April 1998, Mr. Bohnett also served as GeoCities' Chief Executive Officer and President. From November 1994 to November 1997, Mr. Bohnett also served as GeoCities' Chief Financial Officer. Prior to founding GeoCities, from February 1990 to May 1994, Mr. Bohnett served as Director of Product Marketing at Goal Systems, which merged with LEGENT, a software company. From 1988 to 1990, Mr. Bohnett was Chief Financial Officer of Essential Software, which merged with Goal Systems. Mr. Bohnett also was a director of GeoCities until the company was acquired by Yahoo! in May 1999. Mr. Bohnett serves on the Boards of Directors of NetZero, Inc., an Internet service provider, NCR Corporation, a provider of information technology hardware and software, and several private companies. Mr. Bohnett received his B.S. degree in Business Administration from the University of Southern California and his M.B.A. degree in Finance from the University of Michigan.

   Jeffrey J. Brown has been a Director since February 1998. In June 1993, Mr. Brown founded and, since that time, he has been a director, executive officer and shareholder of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., the Managing Partner of SBIC Partners. Mr. Brown is also a founder, director, executive officer and shareholder of Forrest Binkley & Brown Venture Advisor Co., an affiliate of SBIC Partners. From 1987 to 1992, Mr. Brown served in various executive capacities at Security Pacific Venture Capital Group. From April 1992 until June 1993, Mr. Brown acted as Senior Vice President of BankAmerica Venture Capital Group. Mr. Brown is a director of Golden State Vintners, Inc., a supplier of premium bulk wines and wine processing services, and serves on the boards of a number of private companies. Mr. Brown received his B.S. in Mathematics from Willamette University and his M.B.A. from Stanford University.

   Thomas H. Bruggere has been a Director since April 1998 and was Stamps.com's Chairman of the Board of Directors from April 1998 to October 1999. Since 1994, Mr. Bruggere has been a private investor. In 1995 and 1996, Mr. Bruggere was the Democratic Nominee for the US Senate from Oregon. Mr. Bruggere founded Mentor Graphics, an electronic design automation software company, in 1981 and served as its Chief Executive Officer until 1994. Mr. Bruggere also serves on the Board of Directors of Open Market, Inc., a software

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development company, and several privately-held companies. Mr. Bruggere received his B.S. in Mathematics from UC Santa Barbara, his M.S. in Computer Science from the University of Wisconsin and his M.B.A. from Pepperdine University.

   Thomas N. Clancy has been a Director since February 1998. Mr. Clancy has been a General Partner at Enterprise Partners Venture Capital since October 1999 and was a Venture Partner at Enterprise Partners from February 1997 to October 1999. Prior to joining Enterprise Partners in September 1996, Mr. Clancy was a Partner at Technical Resource Connection, now Perot Systems, a provider of information technology services, from March 1996 to July 1996. Previously, Mr. Clancy served as the Chief Executive Officer at Expersoft from May 1994 to January 1996 and as Vice President of Product Marketing at Expersoft from October 1993 to May 1994. From March 1983 to November 1991, Mr. Clancy worked at Citibank in engineering management and product development. Mr. Clancy serves on the board of a number of private companies. Mr. Clancy received his Computer and Systems Engineering degree from Rensselaer Polytechnic Institute in New York.

   G. Bradford Jones has been a Director since October 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981, and Managing Director of Redpoint Ventures, a firm he co-founded in October 1999. Mr. Jones also currently serves on the board of directors of Onyx Acceptance Corporation, a specialized consumer finance company, Interpore International, a medical device company, and ISOCOR, an Internet messaging and directory software developer, Sandpiper Networks, an Internet content management and distribution company, Trading Edge, an Internet-based fixed income securities broker, and several privately-held companies. Mr. Jones received his B.S. in Chemistry from Harvard University, his Master degree in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

   Marvin Runyon has been a Director since February 1999. From 1992 to 1999, Mr. Runyon served as Postmaster General of the United States. Prior to joining the US Postal Service, he served as Chairman of the Tennessee Valley Authority from 1988 to 1992. From 1980 to 1988, Mr. Runyon was the founding President and CEO of Nissan Motor Manufacturing Corporation U.S.A. Previously, Mr. Runyon spent 37 years at Ford Motor Co., leaving in 1980 with the position of Vice President, Body and Assembly Operations. Mr. Runyon serves as a board member of Genesis Direct, Inc., a specialty retailer. Mr. Runyon received his B.S. from Texas A&M University.

   Carolyn M. Ticknor has served as a Director since July 1999. Ms. Ticknor is currently a Vice President and a member of the Executive Committee of Hewlett-Packard Company and the President and CEO of Hewlett-Packard's LaserJet Imaging Systems. Since joining Hewlett-Packard in 1977, Ms. Ticknor has served in various management roles in the Information Networks Division, the Roseville Networks Division and the LaserJet Solutions Group. Prior to joining Hewlett-Packard, Ms. Ticknor worked for Bank of America in computer services from 1971 to 1975. Ms. Ticknor received her B.A. in Psychology from the University of Redlands (Calif.), her M.S. in Industrial Psychology from San Francisco State University and her M.B.A. from Stanford University.

Stamps.com's Classified Board of Directors

   Stamps.com's board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of Stamps.com's board of directors will be elected each year. These provisions, together with the provision of Stamps.com's amended and restated certificate of incorporation, allow the Stamps.com board of directors to fill vacancies of or increase the size of Stamps.com's board of directors, and may deter a stockholder from removing incumbent directors and filling those vacancies with its own nominees in order to gain control of the board.

Stamps.com's Board Committees

   Stamps.com board of directors has established an Audit Committee to meet with and consider suggestions from members of management and Stamps.com's internal accounting personnel, as well as Stamps.com's independent accountants, concerning Stamps.com's financial operations. The audit committee also has the responsibility to review Stamps.com audited financial statements and consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The audit committee is currently comprised of Messrs. Runyon, Bohnett and Brown. Stamps.com's board of directors has also established a Compensation Committee to review and approve the compensation and benefits for Stamps.com's key executive officers, administer Stamps.com's stock purchase, equity incentive and stock option plans and make recommendations to the full board of directors regarding these matters. The Compensation Committee is currently comprised of Messrs. Bruggere, Clancy and Jones.

   The Stamps.com Board has also established a Special Stock Option Committee for the purpose of granting options to non-Section 16 employees and consultants. The Special Stock Option Committee is currently comprised of Messrs. Bruggere, Clancy, Jones and Payne, each of whom are individually authorized to make option grants under the 1999 plan.

Stamps.com's Compensation Committee Interlocks and Insider Participation

   The Stamps.com Compensation Committee consists of Messrs. Bruggere, Clancy and Jones. Neither of these individuals was an employee of Stamps.com's at any time since Stamps.com's formation. None of Stamps.com's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Stamps.com's board of directors or compensation committee.

Stamps.com's Director Compensation and Other Arrangements

   Stamps.com's directors receive no cash remuneration for serving on the board of directors or any board committee. In February 1999, Messrs. Runyon, and Smith and in March 1999 Mr. Bohnett, were each granted an option to purchase 108,000 shares of common stock. The options were granted at fair market value on the date of grant and vest ratably over three year periods. In April 1999, Messrs. Clancy, Jones and Brown were each granted an option to purchase 36,000 shares of Stamps.com common stock. These options were granted at fair market value on the date of grant and vest in full on the first anniversary of the grant. In addition, directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings.

   On June 21, 1999, Stamps.com entered into a consulting services agreement with Carolyn Ticknor to provide strategic planning and business development advice, and other consulting services that Stamps.com may request. In exchange for these services, Stamps.com granted Ms. Ticknor an option to purchase 10,000 shares of Stamps.com common stock at an exercise price of $11.00 per share. This consulting agreement expired on October 1, 1999.

   In October 1999, Stamps.com entered into a three-year consulting agreement with Marvin Runyon under which he will provide strategic planning services. In exchange for these services, Stamps.com granted Mr. Runyon an option to purchase 36,000 shares of common stock at an exercise price of $35.625 per share. These options were granted at fair market value and vest ratably over a three-year period. In November 1999, this agreement was amended to provide that Mr. Runyon receive $2,000 per day in compensation for any special projects on which Stamps.com requires his services.

   Directors who are also our employees are eligible to receive options and be issued shares of common stock directly under the 1999 plan. Non-employee directors will also receive automatic grants under the 1999 plan.

Stamps.com's Executive Compensation

   The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 1998 by Stamps.com's Chief Executive Officer and each of Stamps.com's other four highest paid executive officers whose total compensation exceeded or would have exceeded $100,000 during 1998 had those officers provided services to us for the entire fiscal year.

                Summary Compensation Table for Fiscal Year 1998

                                                                      Long Term
                                                                     Compensation
                               Annual Compensation                    Securities
  Name and Principal           --------------------   Other Annual    Underlying     All Other
  Positions                    Salary ($) Bonus ($) Compensation ($) Options (#)  Compensation ($)
  ------------------           ---------- --------- ---------------- ------------ ----------------
John M. Payne................    27,897       --          --               --         112,800(1)
 Chairman and Chief Executive
 Officer (October 1998 to
 present)

John W. LaValle..............    42,000       --          --           395,802            --
 Chief Financial Officer and
 Senior Vice President of
 Operations

Mohan P. Ananda..............    85,500       --          --               --             --
 Chief Executive Officer and
 President (January 1998 to
 October 1998)

Douglas J. Walner............    35,000    25,000         --           366,357          7,434(2)
 Senior
 Vice President of Business
 Development

--------
(1) Represents total payments to Mr. Payne for consulting services performed during the period from May 1998 to October 1998.
(2) Represents total payments to Mr. Walner for consulting services performed during the period from August 1998 to September 1998.

                 Stock Options Granted During Fiscal Year 1998

   During the fiscal year ended December 31, 1998, Stamps.com granted options to purchase 2,347,471 shares of Stamps.com common stock. All options were granted at an exercise price equal to the fair market value of Stamps.com common stock as determined by Stamps.com's Board of Directors on the date of grant. The exercise price may be paid in cash, check, promissory note, shares of Stamps.com common stock valued at fair market value on the exercise date or a cashless exercise procedure involving a same-day sale of the purchased shares. The following table indicates information regarding options to purchase common stock granted to Stamps.com's officers listed in the Summary Compensation Table.

                                                                                   Potential
                                                                                  Realizable
                                                                                   Value at
                                                                                Assumed Annual
                                                                                Rates of Stock
                                                                                  Appreciate
                                           Individual Grants                    For Option Term
                         ------------------------------------------------------ ---------------
                         Number of
                         Securities   Percentage of
                         Underlying   Total Options
                          Options      Granted to     Exercise Price Expiration
 Name                     Granted   Employees in 1998   Per Share       Date      5%      10%
 ----                    ---------- ----------------- -------------- ---------- ------- -------
John W. LaValle.........  395,802         17.1%           $0.07       9/24/08   $16,594 $42,054
Douglas J. Walner.......  366,357         15.6%           $0.07       8/20/08   $15,360 $38,925

   Each option listed in the table was granted under Stamps.com's 1998 Stock Plan, which was succeeded by Stamps.com's 1999 Stock Incentive Plan. The options shown in the table are immediately exercisable. The shares underlying the options are subject to a repurchase option which expires over a four year period. The purchase price per share upon exercise of the repurchase option by us is equal to the exercise price paid by the optionee to originally purchase the shares. One year after the option grant date, 1/4 of the shares are no longer subject to the repurchase option and the repurchase option expires for 1/48 of the shares each month thereafter. The shares underlying the options may also vest fully upon a change in control. See "--1999 Stock Incentive Plan."

   Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Stamps.com's estimate or projection of Stamps.com's future common stock prices. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

             Aggregated Option Exercises and Year-End Option Values

   The following table indicates the number and value of unexercised options held by Stamps.com's officers listed on the Summary Compensation Table. There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values of unexercised options have been calculated by subtracting the exercise price from the fair market value of the underlying securities as determined by the Board of Directors. No options were exercised by Stamps.com's executive officers in 1998.

                                Number of Securities
                                     Underlying         Value of Unexercised
                                 Unexercised Options    In-the-Money Options
                                at December 31, 1998    at December 31, 1998
                                ----------------------  ----------------------
     Name                        Vested    Unvested      Vested    Unvested
     ----                       --------- ------------  --------- ------------
John W. LaValle................      0         395,802      0     $    105,547
Douglas J. Walner..............      0         366,357      0     $     97,695

            Employment Agreements and Change in Control Arrangements

   John M. Payne has entered into a letter agreement, effective as of October 29, 1998, to serve as Stamps.com's President and Chief Executive Officer. Mr. Payne's 1999 compensation includes a base salary of $210,000 per year and a potential bonus of $90,000. In addition, Stamps.com gave Mr. Payne benefits that Stamps.com makes available to Stamps.com's employees in comparable positions, and upon his execution of the letter agreement, Stamps.com sold 1,500,000 shares of Stamps.com common stock to him at $0.07 per share, the fair market value on the purchase date. Mr. Payne is an at-will employee and his employment may be terminated at any time by him or by us. If Mr. Payne's employment is constructively terminated or terminated by us or a successor entity involuntarily within 12 months following a change in control, or if Stamps.com terminates or constructively terminates Mr. Payne's employment for any reason other than for cause, he will be entitled to receive monthly installments of his base salary for six months and all of his unvested stock will become immediately vested. After two years of employment, Mr. Payne's severance period will increase to nine months, and after three years of service, the severance period will increase to one year.

   John W. LaValle entered into a letter agreement, effective as of August 16, 1998, to serve as Stamps.com's Chief Financial Officer and Senior Vice President. Mr. LaValle receives a base salary of $156,000 per year and was granted an option to purchase 395,802 shares of Stamps.com common stock at $0.07 per share, the fair market value on the grant date. In February 1999, Mr. LaValle's base salary was increased to $185,000 per year. In October 1999, Mr. LaValle was granted an option to purchase 104,198 shares of Stamps.com common stock with an exercise price of $35.625, the fair market value on the grant date. In addition, Mr. LaValle receives standard medical and dental benefits available to Stamps.com's other employees. Mr. LaValle is an at-will employee and his employment can be terminated at any time by him or by us. If Mr. LaValle's employment is constructively terminated or terminated by us or a successor entity within 12 months following a change in control, all of his unvested stock will become immediately vested.

   For purposes of Messrs. Payne and LaValle, "constructive termination" shall occur upon the following:

  .  a relocation without consent;

  .  disability or death;

  . an assignment to a new position that is not commensurate with the individual's seniority and compensation level; or

  .  any reduction in the individual's compensation.

   Mohan P. Ananda entered into an employment agreement, effective as of January 20, 1998, under which Mr. Ananda served as Stamps.com's President, Chief Executive Officer and the Chairman of the Board of Directors. Mr. Ananda received an initial base salary of $60,000, which was increased to $120,000 per year in October 1998. In addition, Stamps.com sold 2,172,595 shares of Stamps.com common stock to Mr. Ananda at $0.01 per share, the fair market value on the purchase date. Mr. Ananda has ceased active involvement with Stamps.com's operations, but he continues as a director.

   Douglas J. Walner is subject to an agreement which partially accelerates the vesting of his options upon a change in control and his subsequent termination.

   In April 1999, Stamps.com amended Stamps.com's 1998 Stock Plan to adopt a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within eighteen months following a Corporate Transaction in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of Stamps.com common stock upon an involuntary termination. A "Corporate Transaction" under the 1998 Stock Plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of Stamps.com's outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of Stamps.com's assets in complete liquidation of us. "Involuntary Termination" is defined under the 1998 Stock Plan as the optionee's involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee's voluntary resignation following:

  . a change in his or her position with us which materially reduces his or her responsibilities;

  .  a reduction in his or her level of compensation by more than 15%; or

  . a relocation of the optionee's place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee's consent.

   Our 1999 Stock Incentive Plan is a successor plan to Stamps.com's 1998 Stock Plan, and includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances.

1999 Stock Incentive Plan

   The 1999 Stock Incentive Plan serves as the successor program to Stamps.com's 1998 Stock Plan, and the principal features of Stamps.com's 1999 plan are summarized above in "Approval of Amendment to Stamps.com's 1999 Stock Incentive Plan."

1999 Employee Stock Purchase Plan

   Introduction. Stamps.com's 1999 Employee Stock Purchase Plan was adopted by the board and approved by the stockholders in June 1999. The plan became effective on June 24, 1999. The plan is designed to allow Stamps.com's eligible employees and the eligible employees of Stamps.com's participating subsidiaries to purchase shares of Stamps.com common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. 300,000 shares of Stamps.com common stock were initially reserved for issuance. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to one percent of the total number of outstanding shares of Stamps.com common stock on the last trading day in December in the prior year. In no event will any annual increase exceed 521,571 shares. Based upon the total number of shares outstanding on the last trading day of December 1999, the number of shares reserved for issuance increased by 409,850 for a total of 709,850 shares reserved for issuance under the plan.

   Offering Periods. The plan has a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period commenced on June 24, 1999 and ends on the last business day in July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will be set by Stamps.com's compensation committee.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date.

   Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 1,200 shares on any purchase date, and not more than 75,000 shares may be purchased in total by all participants on any purchase date.

   Reset Feature. If the fair market value per share of Stamps.com common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Change in Control. Should Stamps.com be acquired by merger or sale of substantially all of Stamps.com's assets or more than fifty percent of Stamps.com's voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

   Plan Provisions. The following provisions are also in effect under the plan:

  .  The plan will terminate no later than the last business day of June
     2009.

  . The board may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

iShip.com's Executive Officers

   The following table sets forth information as of October 31, 1999, regarding iShip.com's executive officers who will serve as officers of Stamps.com if the acquisition is completed:

      Name                  Age              Position at iShip.com
      ----                  ---              ---------------------
Stephen M. Teglovic........  39 President, Chief Executive Officer and Director
John E. Jamerson...........  46 Chief Financial Officer
John M. Dietz..............  38 Vice President, Operations
William W. Smith...........  36 Vice President, Engineering

   Stephen M. Teglovic has been the President and Chief Executive Officer and a director of iShip.com since its founding in May 1997. Before launching iShip.com, from November 1995 to April 1997, Mr. Teglovic served as General Manager of Velleb, Inc., a wholly owned subsidiary of UPS that was responsible for the design and development of UPS Online Professional. Prior to Velleb, from January 1993 to October 1995,

Mr. Teglovic served as both vice president of engineering and vice president of consulting for ConnectSoft, Inc., which built custom software systems, primarily for Fortune 1000 companies. Mr. Teglovic previously served in the Airborne Infantry of the United States Army and as a commissioned officer in the California National Guard. Mr. Teglovic received his B.S. in Management Information Systems from California Polytechnic University, San Luis Obispo.

   John E. Jamerson has been the Chief Financial Officer of iShip.com since May 1997 and served as a director of iShip.com from July 1997 to April 1999. Prior to joining iShip.com, from April 1994 to April 1997, Mr. Jamerson founded and served as president of Lancaster Holding, Inc., where he advised and raised capital for private companies. From September 1985 to March 1994, Mr. Jamerson founded and served as president of Lancaster Capital Corporation, a commercial real estate development firm. From September 1981 to August 1985, Mr. Jamerson served as senior vice president of Dean Witter Realty Inc. in San Francisco. From September 1977 to September 1981, Mr. Jamerson served as vice president of Dean Witter Reynolds Investment Banking in New York. Mr. Jamerson received his Bachelor's of Business Administration from the University of Michigan and has an M.B.A. from the M.I.T. Sloan School of Management.

   John M. Dietz has been Vice President, Operations of iShip.com since helping found iShip.com in May 1997 and served as a director of iShip.com from May 1997 to April 1999. From November 1995 to April 1997, Mr. Dietz served as Vice President of Engineering for Velleb, Inc., a wholly owned subsidiary of UPS. While at Velleb, Inc., Mr. Dietz managed the delivery of UPS Online Professional, a PC-based shipping application. Mr. Dietz also served as director of development for ConnectSoft, Inc. from January 1994 to October 1995, where he supervised many projects involving customized software systems, primarily for Fortune 1000 companies. From August 1985 to December 1993, Mr. Deitz worked at The Boeing Company as a software engineer for the U.S. Government's Strategic Defense Initiative. Mr. Dietz holds a B.S. in Computer Science from Texas A&M College of Engineering, as well as a B.S. in Poultry Science from Texas A&M University.

   William W. Smith has been Vice President, Engineering of iShip.com since its inception in May 1997 and served as a director of iShip.com from May 1997 to April 1999. From November 1995 to April 1997, Mr. Smith served as Chief Engineer of Velleb, Inc., a wholly owned subsidiary of UPS where he was the primary architect of UPS Online Professional, a PC-based shipping application. Prior to Velleb, Inc., from January 1994 to October 1995, Mr. Smith worked as a Senior Software Engineer for ConnectSoft, Inc., building custom software systems for other companies. From March 1989 to December 1993, Mr. Smith worked as a systems analyst for Boeing Computer Services where he applied his training in human factors to the design of aircraft cockpits. He holds a B.S. in Industrial Engineering from the University of Michigan and an M.S. in Human Factors from Virginia Tech University.

                           RELATED PARTY TRANSACTIONS

Sales of Securities

   Stamps.com has issued shares of Stamps.com common stock to several of Stamps.com's directors, executive officers and founders. John M. Payne, Stamps.com's President and Chief Executive Officer, purchased 1,500,000 shares of Stamps.com common stock in November 1998 for a purchase price of $100,000.00, which amount includes a note payable to Stamps.com for $99,000.00. Thomas Bruggere, Stamps.com's Chairman of the Board of Directors, purchased 488,475 shares of Stamps.com common stock in October 1998 and December 1998 for a total purchase price of $28,460.00. Mohan Ananda, a member of Stamps.com's board of directors, purchased 2,172,595 shares of Stamps.com common stock in January 1998 for a total purchase price of $28,967.94. As payment of the purchase price, Mr. Ananda assigned to us intellectual property rights in his inventions developed for us and received a license back from us to use those intellectual property rights in a restricted field of use. A more detailed description of transactions with Mr. Ananda appears below. In January 1998, Stamps.com also sold 423,993 shares of Stamps.com common stock to each of Stamps.com's co-founders, James McDermott, Ari Engelberg and Jeffrey Green, for a total purchase price of $16,959.72, which amount includes $9,000.00 in notes payable to Stamps.com.

   Stamps.com has issued, in private placement transactions, shares of preferred stock as follows:

  . 3,762,500 shares of Series A preferred stock at $0.40 per share in February 1998;

  . 6,020,000 shares of Series B preferred stock at $0.75 per share in August, October and November 1998; and

  . 5,464,486 shares of Series C preferred stock at $5.49 per share in February and March 1999.

Transactions with Mr. Ananda

   Stamps.com paid $61,000 in March 1998 to Safeware Corporation for employee salary and patent prosecution expenses incurred on Stamps.com's behalf to attain patents for us. These patent prosecution expenses consisted primarily of fees paid to patent counsel and fees paid to the US Patent and Trademark Office. Mr. Ananda is the majority shareholder in Safeware Corporation. Stamps.com also reimbursed Mr. Ananda for approximately $20,000 for expenses incurred on Stamps.com's behalf.

   Under Stamps.com's previous agreements with Mr. Ananda, Stamps.com owns all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as Stamps.com's Chief Executive Officer on January 1, 1999. In May 1999, Stamps.com entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights relative to us. The new license agreement reaffirmed Stamps.com's ownership of the intellectual property invented by Mr. Ananda. In addition, the license agreement clarified and narrowed Mr. Ananda's field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with Stamps.com's Internet postage service.

Consulting Services

   Stamps.com paid Mr. Payne $112,800 for consulting services he rendered to us between May 1998 and October 1998.

   In February 1999, Stamps.com entered into a three-year consulting agreement with Loren Smith under which he will provide marketing and strategic planning services. Mr. Smith also agreed to serve as a director on Stamps.com's board of directors and to serve as a member on a board committee. In exchange for these services, Stamps.com compensated Mr. Smith $120,000 per year, and in consideration of his consulting services, granted him an option to purchase 135,000 shares of Stamps.com common stock at $0.33 per share. This agreement terminated in October 1999 upon Mr. Smith's appointment as Stamps.com's President and Chief Operating Officer. In connection with Mr. Smith's appointment as President and Chief Operating Officer, Stamps.com granted Mr. Smith an option to purchase 300,000 shares of Stamps.com common stock at an exercise price of $35.625 per share. The options were granted at fair market value and vest over a period of two years.

   On June 21, 1999, Stamps.com entered into a consulting services agreement with Carolyn Ticknor, a director, to provide us with strategic planning and business development advice, and other consulting services that Stamps.com may request. In exchange for these services, Stamps.com granted Mrs. Ticknor an option to purchase 10,000 shares of Stamps.com common stock at an exercise price of $11.00 per share. This agreement expired on October 1, 1999.

   In October 1999, Stamps.com entered into a three-year consulting agreement with Marvin Runyon under which he will provide strategic planning services. In exchange for these services, Stamps.com granted Mr. Runyon an option to purchase 36,000 shares of Stamps.com common stock. These options were granted at fair market value and vest ratably over a three-year period. In November 1999, this agreement was amended to provide that Mr. Runyon receive $2,000 per day in compensation for any special projects on which we require his services.

                       PRINCIPAL STAMPS.COM STOCKHOLDERS

   The following table indicates beneficial ownership of Stamps.com common stock as of December 31, 1999 by:

  . each stockholder whom Stamps.com knows to beneficially own 5% or more of the outstanding shares of Stamps.com common stock;

  . each of Stamps.com's directors and Stamps.com's executive officers named in the Summary Compensation Table; and

  .  all of Stamps.com's directors and executive officers as a group.

   Unless otherwise indicated, the address of each beneficial owner listed below is c/o Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, Stamps.com believes, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Stamps.com common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 40,985,054 shares of Stamps.com common stock outstanding as of December 31, 1999. In computing the number of shares of Stamps.com common stock subject to options held by that person that are exercisable within 60 days of December 31, 1999, these shares are deemed outstanding for the purpose of determining the percentage ownership of the optionee. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder.

                                          Number of Shares  Percentage of Shares
Name of Beneficial Owner                 Beneficially Owned  Beneficially Owned
------------------------                 ------------------ --------------------
Named executive officers and Directors:
 Thomas N. Clancy(1)...................       5,467,448             13.3%
 Jeffrey J. Brown(2)...................       5,457,448             13.3%
 G. Bradford Jones(3)..................       5,457,448             13.3%
 Mohan P. Ananda(4)....................       2,174,095              5.3%
 John M. Payne(5)......................       1,500,100              3.7%
 Thomas H. Bruggere(6).................         488,475              1.2%
 John W. LaValle(7)....................         398,696              1.0%
 Douglas J. Walner(8)..................         366,357                *
 Loren E. Smith(9).....................         244,500                *
 David C. Bohnett......................         199,218                *
 Marvin Runyon(10).....................         141,831                *
 Carolyn Ticknor(11)...................          20,000                *
Other 5% Stockholders:(12)
 Brentwood Venture Capital(13).........       5,421,448             13.2%
  11150 Santa Monica Blvd, Suite 1200
  Los Angeles, CA 90025
 Enterprise Partners IV, L.P.(14)......       5,421,448             13.2%
  5000 Birch Street, Suite 6200
  Newport Beach, CA 92660
 SBIC Partners, L.P. ..................       5,421,448             13.2%
  201 Main Street, Suite 2302
  Fort Worth, TX 76102
 Vulcan Ventures Inc. .................       2,732,241              6.7%
  110-110th Ave., N.E.,
  Suite 550 Bellevue, WA 98004
 Chase Venture Capital Partners,              2,185,792              5.3%
  L.P. ................................
  380 Madison Ave., 12th Floor
  New York, NY 10017
All directors and executive officers as                             52.7%
 a group (17 people)(15)...............      22,566,197

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of Stamps.com common stock.

 (1) Includes 4,987,732 shares and 433,716 shares held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., respectively. Thomas
     N. Clancy is a General Partner at Enterprise Partners Venture Capital. Mr. Clancy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 10,000 shares of Stamps.com common stock and 36,000 shares subject to options, all of which are presently exercisable within 60 days from December 31, 1999.

 (2) Includes 5,421,448 shares held by SBIC Partners, L.P. Jeffrey Brown is a director and executive officer of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., the Managing Partner of SBIC Partners. Mr. Brown disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 36,000 shares subject to options, all of which are presently exercisable within 60 days from December 31, 1999.

 (3) Includes 5,204,590 shares and 216,858 shares held by Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund, L.P., respectively. G. Bradford Jones is a General Partner at Brentwood Venture Capital. Mr. Jones disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 36,000 shares subject to options, all of which are presently exercisable within 60 days from December 31, 1999.
 (4) Includes 240,000 shares held in trust for the benefit of Mr. Ananda's family.
 (5) Includes 75,000 shares held in trust for the benefit of Mr. Payne's family.
 (6) Includes 75,000 shares held in trust for the benefit of his children as to which Mr. Bruggere disclaims beneficial ownership.

 (7) Includes 403,452 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from December 31, 1999. Does not include 90,048 shares granted to Mr. La Valle in October 1999, none of which are presently exercisable or will be exercisable within 60 days from December 31, 1999.

 (8) Includes 365,857 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from December 31, 1999.

 (9) Includes 243,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from December 31, 1999. Does not include 300,000 shares subject to options, none of which are presently exercisable or will be exercisable within 60 days from December 31, 1999.

(10) Includes 112,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from December 31, 1999. Does not include 32,000 shares subject to options granted to Mr. Runyon in October 1999, none of which are presently exercisable or will be exercisable within 60 days of December 31, 1999.

(11) Includes 20,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from December 31, 1999.

(12) Based on the current holdings of the stockholders of iShip.com, Stamps.com does not anticipate that any shareholder of iShip.com will be a 5% stockholder of Stamps.com if the iShip.com acquisition is completed.

(13) Includes 5,204,590 shares and 216,858 shares held by Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund, L.P., respectively. G. Bradford Jones is a General Partner at Brentwood Venture Capital. Mr. Jones disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(14) Includes 4,987,732 shares and 433,716 held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., respectively. Thomas N. Clancy is a Venture Partner at Enterprise Partners Venture Capital. Mr. Clancy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(15) Includes 1,875,934 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of December 31, 1999.

                        PRINCIPAL ISHIP.COM SHAREHOLDERS

   The following table sets forth information regarding the beneficial ownership of iShip.com capital stock as of October 22, 1999 by:

  . by each person or entity known by iShip.com to beneficially own more than 5% of the outstanding shares of iShip.com common stock, Series A Preferred Stock, Series B Preferred Stock and all classes of stock combined;

  .  by each executive officer and director of iShip.com; and

  .  by all executive officers and directors of iShip.com as a group.

   Unless otherwise indicated, the address of each beneficial owner listed below is c/o iShip.com, Inc., 3535 Factoria Blvd SE, 5th Floor, Bellevue, Washington 98006.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage of beneficial ownership is based on the following number of shares of iShip.com capital stock outstanding as of October 22, 1999, which in aggregate equal 26,612,722 shares of capital stock:

  .  7,492,720 shares of common stock;

  .  8,986,668 shares of Series A Preferred Stock; and

  .  10,133,334 shares of Series B Preferred Stock.

   As of October 22, 1999, there were approximately 52 holders of iShip.com's common stock, 11 holders of iShip.com's Series A Preferred Stock and 16 holders of iShip.com's Series B Preferred Stock. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of iShip.com common stock shown as beneficially owned by them, subject to community property laws where applicable.

                               iShip.com        iShip.com Series A   iShip.com Series B      Total iShip.com
                              Common Stock       Preferred Stock       Preferred Stock           Shares
                           Beneficially Owned   Beneficially Owned   Beneficially Owned     Beneficially Owned
                          -------------------- -------------------- --------------------- ---------------------
  Name and Address of     Number of            Number of            Number of             Number of
    Beneficial Owner       Shares   Percentage  Shares   Percentage   Shares   Percentage   Shares   Percentage
  -------------------     --------- ---------- --------- ---------- ---------- ---------- ---------- ----------
Named executive officers
and directors:
 Stephen M.
 Teglovic(1)............  1,740,000    23.2%         --        *           --        *     1,740,000     6.5%
 John M. Dietz(2).......  2,140,000    28.6%         --        *           --        *     2,140,000     8.0%
 John E. Jamerson(3)....    661,224     8.8%         --        *           --        *       661,224     2.5%
 William W. Smith(4)....  2,040,000    27.2%         --        *           --        *     2,040,000     7.7%
 Jerry Aurelio(5).......        --        *    2,133,334    23.7%    1,103,332    10.0%    3,146,666    11.8%
 Brian Finn(6)..........     66,666       *          --        *     8,266,666    64.6%    8,333,332    28.4%
 Jennifer Fonstad(7)....        --        *    5,333,334    59.3%    1,333,334    13.2%    6,666,668    25.1%
 Thomas K.
 Herskowitz(6)..........     66,666       *          --        *     8,266,666    64.6%    8,333,332    28.4%
Other 5% Shareholders:
 Mail Boxes Etc. USA,
 Inc(6).................     66,666       *          --        *     8,266,666    64.6%    8,333,332    28.4%
   6060 Cornerstone
   Court West
   San Diego, CA 92121-
   3762
 Draper Fisher
 Funds(7)...............        --        *    5,333,334    59.3%    1,333,334    13.2%    6,666,668    25.1%
   Draper Fisher &
   Jurvetson
   400 Seaport Court,
   Suite 250
   Redwood City, CA
   94063
 United Parcel Services
 General Services
 Co.(5).................        --        *    2,133,334    23.7%    1,013,332    10.0%    3,146,666    11.8%
   55 Glenlake Parkway,
   N.E.
   Building 1, 7th Floor
   Atlanta, GA 30328
 Intel Corporation......        --        *    1,333,334    14.8%      733,334     7.2%    2,066,668     7.8%
   c/o Willy Agatstein
   1900 Prairie City
   Road
   MS FMS-27
   Folsom, CA 95630
 eBay Incorporated......        --        *          --        *     1,333,334    13.2%    1,333,334     5.0%
   2005 Hamilton Avenue,
   Suite 350
   San Jose, CA 95125
All directors and
executive officers as a
group (8 people)(8).....  6,647,890    88.7%   7,466,668    83.1%   10,613,332    87.7%   24,727,890    84.3%

-----

* Represents beneficial ownership of less than 1% of the outstanding shares of the specified class or series of iShip.com capital stock.

--------
(1) Includes 200,000 shares held by the Steve and Pam Teglovic LLC. Mr. Teglovic disclaims beneficial ownership of the shares held by the Steve and Pam Teglovic LLC except to the extent of his pecuniary interest in them.
(2) Includes 200,000 shares held by the John and Carla Dietz Family LLC, 40,000 shares held by John and Carla Dietz, 100,000 shares held by Mr. Dietz as Trustee of Trust FBO Colton Michael Teglovic and 100,000 shares held by Mr. Dietz as Trustee of Trust FBO Morgan Mariah Teglovic. Mr. Dietz disclaims beneficial ownership of the shares held by the John and Carla Dietz Family LLC and the shares held in trust for Michael Teglovic and Mariah Teglovic except to the extent of his pecuniary interest in them.
(3) Includes 30,612 shares held by Kristin Anderson Jamerson, the spouse of Mr. Jamerson, and 160,000 shares held by the Jamerson--iShip.com, L.L.C. Mr. Jamerson disclaims beneficial ownership of the shares held by the Jamerson--iShip.com, L.L.C. except to the extent of his pecuniary interest in them.

(4) Includes 200,000 shares held by the Fairweather Bay LLC, an entity of which Mr. Smith is the managing member, 20,000 shares held by Mr. Smith as Trustee of Trust FBO Andrew Bryson Dietz, 20,000 shares held by Mr. Smith as Trustee of Trust FBO Sarah Ashley Dietz and 20,000 shares held by Mr. Smith as Trustee of Trust FBO Breanna Christine Dietz. Mr. Smith disclaims beneficial ownership of the shares held by the Fairweather Bay LLC, and the shares held in trust for Andrew Bryson Dietz, Sarah Ashley Dietz and Breanna Christine Dietz except to the extent of his pecuniary interest in them.
(5) All of these shares are held by United Parcel Services General Services Co. ("UPS"). Mr. Aurelio is Business Officer Portfolio Manager of UPS and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in them.

(6) Consists of (i) 5,333,334 shares of Series B Preferred Stock held directly by Mail Boxes Etc. USA, Inc. ("MBE"), (ii) 2,666,666 shares of Series B Preferred Stock subject to a warrant issued by iShip.com to MBE on April 27, 1999 which will be assumed by Stamps.com in connection with the merger,
    (iii) 100,000 shares of Series B Preferred Stock held directly by Mr. Finn,
    (iv) 66,666 shares subject to an option to purchase common stock held by Mr. Finn which is presently exercisable and (v) 166,666 shares of Series B Preferred Stock held directly by Grosvenor Street Partners III, LLC. Mr. Finn is a principal and a director of Clayton, Dubilier & Rice, Inc. and a member of the board of directors of US Office Products Company. MBE is a wholly owned subsidiary of US Office Products Company. Clayton, Dubilier & Rice, Inc. is the largest stockholder of US Office Products Company. Grosvenor Street Partners III, LLC is an investment partnership comprised of individual principals of Clayton, Dubilier & Rice, Inc. Mr. Herskowitz is Executive Vice President of MBE. Mr. Herskowitz, Mr. Finn and Grosvenor Street Partners III, LLC disclaim beneficial ownership of all of these shares except to the extent of their pecuniary interest in them.
(7) Includes 6,200,000 shares held by Draper Fisher Associates Fund IV, LP and 466,668 shares held by Draper Fisher Partners Fund IV, LLC. Ms. Fonstad is a partner of Draper Fisher Jurvestson, a general partner in both Draper Fisher Associates Fund IV, LP and Draper Fisher Partners Fund IV, LLC.
    Ms. Fonstad disclaims beneficial ownership of these shares except to the extent of her pecuniary interest in them.

(8) Includes 66,666 shares subject to an option to purchase common stock which is presently exercisable and 2,666,666 shares of Series B Preferred Stock subject to a warrant issued by iShip.com to MBE on April 27, 1999 which will be assumed by Stamps.com in connection with the merger.

Related Party Transactions

   John Dietz, Stephen Teglovic, William Smith and John Jamerson are parties to an Amended and Restated Voting Agreement with iShip.com and holders of iShip.com preferred stock and dated as of April 27, 1999 under which they have agreed to vote their shares of iShip.com common stock in favor of specified nominees for directors. This voting agreement will terminate upon closing of the acquisition.

   iShip.com issued 2,000,000 shares of its common stock to each of John M. Dietz, William W. Smith and Stephen M. Teglovic pursuant to Stock Purchase Agreements, dated as of June 16, 1997. iShip.com has a right to repurchase the shares from those persons at cost after termination of their employment, with 5/6ths of the total number of those shares subject to repurchase at the time the agreements were entered into and 1/36th of the total number of shares being released each month beginning December 31, 1997. iShip.com's repurchase rights under these agreements will terminate in full upon closing of the acquisition.

   In connection with the execution and delivery of the merger agreement, each of John M. Dietz, John E. Jamerson, William W. Smith and Stephen M. Teglovic entered into an employment agreement with Stamps.com which will become effective upon completion of the acquisition. See "Related Agreements-- Employment Agreements."

   Each holder of an option to purchase the common stock of iShip.com issued pursuant to its 1997 Amended and Restated Stock Plan before October 2, 1999 will receive, upon the closing of the merger, acceleration of vesting with respect to only one-third of the unvested portion of each option. In addition, if these options are held by executive officers of iShip.com, the option holder will receive full acceleration of vesting if the executive officer's employment is terminated within one year of the consummation the acquisition.

   Each holder of an option to purchase the common stock of iShip.com issued pursuant to its 1997 Amended and Restated Stock Plan on or after October 2, 1999 will receive full acceleration of vesting if the optionee is involuntarily terminated (as defined in the option agreement) within 18 months of the consummation the acquisition.

   The Series B Preferred Stock Purchase Warrant issued by iShip.com to MBE on April 27, 1999 will be modified upon closing of the merger to be exercisable for common stock of Stamps.com. The share and per share amounts will be adjusted by the appropriate exchange ratio set forth in the merger agreement, but all other provisions of the warrant will remain in effect.

   Venture Law Group, A Professional Corporation, and directors of Venture Law Group hold options to purchase up to an aggregate of 40,000 shares of iShip.com's common stock which will vest in full upon the closing of the acquisition.

                    DESCRIPTION OF STAMPS.COM CAPITAL STOCK

   The following description of Stamps.com's securities and provisions of Stamps.com's certificate of incorporation and bylaws is only a summary. You should also refer to the copies of Stamps.com's certificate of incorporation and bylaws which have been filed with the Securities and Exchange Commission as exhibits to Stamps.com's registration statement, of which this document forms a part. Stamps.com's authorized capital stock consists of 95,000,000 shares of Stamps.com common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

   Holders of Stamps.com common stock are entitled to one vote for each share held on all matters submitted to a vote of Stamps.com's stockholders. Holders of Stamps.com common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon Stamps.com's liquidation, dissolution or winding up, the holders of Stamps.com common stock are entitled to receive ratably Stamps.com's net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Stamps.com common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Stamps.com common stock are, and the shares offered by us in connection with the acquisition will be, upon receipt of payment for the shares, fully paid and nonassessable. The rights, preferences and privileges of holders of Stamps.com common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which Stamps.com may designate and issue in the future without further stockholder approval. Currently, there are no shares of preferred stock outstanding.

Preferred Stock

   Stamps.com's board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. Stamps.com's issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Stamps.com's management without further action by the stockholders and may adversely affect the voting and other rights of the holders of Stamps.com common stock. Stamps.com's issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Stamps.com common stock, including the loss of voting control to others. Stamps.com has no present plans to issue any shares of preferred stock.

Warrant

   On May 1, 1998, Stamps.com issued a warrant which is currently exercisable for 1,050 shares of Stamps.com common stock at $0.27 per share. The warrant may be exercised at any time on or before May 1, 2005.

America Online Investment

   In October 1999, Stamps.com entered into a common stock and warrant purchase agreement with AOL for the purchase of up to $11 million of common stock by AOL and a warrant which allows AOL to purchase up to 50% of the number of shares of common stock issued to AOL. The warrant also allows for the purchase of additional shares of common stock (50% of the unexercised portion of the warrant) in the event Stamps.com is unable to cure a material breach of the payment provisions of our marketing agreement with AOL.

   On October 29, 1999, Stamps.com issued 178,638 shares of Stamps.com common stock under the purchase agreement for $6.0 million in the aggregate, or $33.588 per share. Stamps.com also issued the warrant, which was then exercisable for 89,318 shares of Stamps.com common stock, at an exercise price of $33.59 per share. On December 6, 1999, Stamps.com issued an additional 148,862 shares of Stamps.com common stock under the purchase agreement for $5.0 million in the aggregate, or $33.588 per share. In addition, the number of shares issuable upon exercise of the warrant was increased to 163,750 shares, or 50% of the total of 327,500 shares of common stock issued to AOL under the purchase agreement. The warrant may be exercised at any time on or before October 29, 2002, unless the term of exercisability is extended to compensate for any required regulatory filings.

Anti-Takeover Effects of Provisions of Delaware Law and Stamps.com's Certificate of Incorporation and Bylaws

   Delaware Section 203. Stamps.com is subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control in attempts with respect to us and, accordingly, may discourage attempts to acquire us.

   In addition, provisions of Stamps.com's certificate of incorporation and bylaws, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his best interest, including those attempts that might result in a premium over the market price for the shares held by Stamps.com's stockholders.

   Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at Stamps.com's principal executive offices not less than 120 days prior to the date of Stamps.com's annual meeting. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

   Authorized But Unissued Shares. Stamps.com's authorized but unissued shares of Stamps.com common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Stamps.com common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

   Classified Board of Directors; Removal. Stamps.com's directors are divided into three classes. The classification of the Board of Directors has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the directors which could have the effect of delaying or preventing a change in control of Stamps.com. Subject to the rights of the holders of any outstanding series of preferred stock, Stamps.com's certificate of incorporation authorizes only Stamps.com's board of directors to fill vacancies, including newly created directorships. The certificate of incorporation also provides that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

   Supermajority Vote to Amend Charter and Bylaws. Stamps.com's certificate of incorporation and bylaws each provides that our bylaws may only be amended by a two-thirds vote of the outstanding shares. In addition, Stamps.com's certificate of incorporation provides that its provisions related to bylaw amendments, staggered board and indemnification may only be amended by a two-thirds vote of the outstanding shares.

Registration Rights

   Holders of approximately 25,043,074 shares of Stamps.com common stock are entitled to registration rights with respect to their shares. Of these shares, 2,172,595 shares of Stamps.com common stock do not have demand registration rights and are only entitled to "piggy-back" registration rights. The holders of securities with registration rights can require us to register all or part of their shares at any time following December 30, 1999. In addition these holders may also require Stamps.com to include their shares in future registration statements that Stamps.com files and may require us to register their shares on Form S-3. Upon registration, these shares are freely tradable in the public market without restriction.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for Stamps.com common stock is U.S. Stock Transfer Corporation.

Listing

   Stamps.com common stock is quoted on the Nasdaq National Market under the trading symbol "STMP."

                  RIGHTS OF DISSENTING ISHIP.COM SHAREHOLDERS

   Generally, shareholders of a Washington corporation who dissent from a merger of the corporation for which a shareholders' vote is required are entitled to appraisal rights, requiring the surviving corporation to purchase the dissenting shares at fair value. In accordance with Chapter 23B.13 of the Washington Business Corporation Act, holders of shares of capital stock of iShip.com stock will be entitled to dissenters' rights in connection with the merger.

   If the merger is consummated, dissenting shareholders of iShip.com will be entitled to be paid the fair value of their shares immediately prior to the effective time of the merger by complying with the provisions of the WBCA. The following is a brief summary of the WBCA provisions relating to dissenters' rights. It is qualified in its entirety by reference to the applicable statutory provisions of the WBCA, a copy of which is attached hereto as Annex C and which is incorporated by reference. Shareholders should consult their legal counsel for advice concerning dissenters' rights as failure to follow the dissenting procedures exactly could result in the loss of their rights. iShip.com shareholders should assume that iShip.com will take no action to perfect any appraisal rights of any shareholder.

   If the merger is consummated, iShip.com shareholders who have not consented to the merger will have the right to demand an appraisal of the fair value of their shares of iShip.com Common Stock, iShip.com Series A Preferred Stock or iShip.com Series B Preferred Stock in accordance with the provisions of Section 23B.13 of the WBCA, which sets forth the rights and obligations of iShip.com shareholders demanding an appraisal and the procedures to be followed. Shareholders who properly perfect appraisal rights will not be entitled to surrender their shares of iShip.com common stock, iShip.com Series A Preferred Stock or iShip.com Series B Preferred Stock for payment in the manner otherwise provided in the merger agreement.

   The demand for appraisal must be delivered to the address set forth below prior to the later of 20 days after delivery or this document to you and the date on which iShip.com receives sufficient shareholder approval of the merger. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as the holder's name appears on the holder's certificates evidencing shares of iShip.com stock. If the shares are owned of record in a fiduciary capacity, like a trustee, guardian or custodian, the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record, but the agent must identify the record owner or owners and expressly disclose in the demand that the agent is acting as agent for the record owner or owners of shares.

   The written demand for appraisal should set forth the number of shares covered by the demand. Unless a demand for appraisal specifies a number of shares, the demand will be presumed to cover all shares of any class held in the name of the record owner. A holder of record may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights.

   If the merger is approved by shareholders of iShip.com, iShip.com shall send written notice not later than ten days after the effective time of the merger to each of its dissenting shareholders stating where a shareholder must send his or her written payment demand, stating where and when certificates representing shares of capital stock of iShip.com must be deposited, containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the merger on October 25, 1999, and setting a date by which written payment demand must be received. An iShip.com dissenting shareholder who does not demand payment, certify that the shareholder acquired the shares on or before October 25, 1999, and deposit his or her shares with in the time provided by the notice will not be entitled to dissenters' rights.

   iShip.com shall pay to each iShip.com dissenting shareholder who complies with the procedures described above, within thirty days after the later of the effective time of the merger and the date the payment demand is received, the amount that iShip.com estimates to be the fair value of his or her shares, plus accrued interest. iShip.com will provide, along with payment, financial information, including iShip.com's balance sheet, income statement and statement of changes in shareholders' equity for its last fiscal year and iShip.com's latest available interim financial statements, an explanation of how iShip.com estimated the fair value of the shares, an explanation of how the accrued interest was calculated and other information. iShip.com may elect to withhold payment from any dissenter who was not the beneficial owner of the shares as to which dissenters' rights are asserted prior to October 25, 1999, and send a statement to the dissenter setting forth its estimate of the fair value of such shares and offering to pay that amount, with interest, as a final settlement of the dissenter's demand for payment. Any dissenting shareholder who is dissatisfied with that payment or offer may, within thirty days of payment or offer of payment, notify iShip.com in writing of that shareholder's estimate of fair value of his or her shares and the amount of interest due and demand payment thereof.

   If any iShip.com dissenting shareholder's demand for payment is not settled within sixty days after receipt by iShip.com of the shareholder's payment demand, the WBCA requires that iShip.com commence a proceeding in King County Superior Court and petition the court to determine the fair value of the shares and accrued interest, naming all iShip.com dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her own shares, plus interest, exceeds the amount paid by iShip.com.

   Holders of shares of capital stock of iShip.com should recognize that a determination of fair value could result in a price higher than, lower than or equal to the price available to iShip.com shareholders pursuant to the merger. Under the WBCA, a court may consider a variety of factors in determining the fair value and may not give undue emphasis to any one factor.

   Court costs and appraisal fees would be assessed against iShip.com, except that the court may assess costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable against iShip.com if the court finds that it did not substantially comply with provisions of the WBCA concerning dissenters' rights, or against the dissenter if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against iShip.com, the court may award to counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefited from the proceedings.

   Any iShip.com shareholder who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to: iShip.com, Inc., c/o Venture Law Group, 4750 Carillon Point, Kirkland, Washington 98033-7355, Attn: David R. Young.

   NOTE: IF THE MERGER IS APPROVED, AND YOU DELIVER A WRITTEN DEMAND FOR APPRAISAL PRIOR TO THE LATER OF 20 DAYS AFTER DELIVERY OF THIS DOCUMENT TO YOU AND THE DATE ON WHICH ISHIP.COM RECEIVES SUFFICIENT SHAREHOLDER APPROVAL OF THE MERGER, AND YOU DO NOT VOTE IN FAVOR OF THE MERGER, STAMPS.COM WILL SEND YOU MORE INSTRUCTIONS ON YOUR DISSENTERS' RIGHTS. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH EXERCISING DISSENTERS' RIGHTS MAY RESULT IN THE TERMINATION OR WAIVER OF RIGHTS.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Stamps.com estimates that approximately 11.5 million of the 41.0 million outstanding shares of Stamps.com common stock are freely tradable. On December 22, 1999, upon the expiration of lock-up agreements entered into in connection with Stamps.com's initial public offering, an additional 2.1 million outstanding shares of common stock became available for immediate sale. On February 4, 2000, the lock-up described below will expire for approximately 6.8 million shares of Stamps.com's outstanding common stock and, on March 5, 2000, the lock-up described below will expire for all remaining shares subject to the lock-up. Prior to these dates, shares subject to lock-up agreements cannot be offered or sold without the prior written consent of Goldman, Sachs & Co. All of the shares subject to the lock-up will be available for immediate sale, subject to the volume and other restrictions under Rule 144 of the Securities Act of 1933. Of these shares, approximately 22.5 million held by investment funds may be distributed by them from time to time to their investors. Upon distribution, those shares will be available for immediate resale.

   Stamps.com is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for its common stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of Stamps.com common stock in the open market may adversely affect the market price of the Stamps.com common stock offered by this document.

   As part of the follow-on public offering completed in December 1999, Stamps.com's executive officers and directors, other significant stockholders and iShip.com's significant stockholders, who will receive at least 95% of the shares of Stamps.com common stock to be issued in the acquisition of iShip.com, executed agreements with the underwriters that they will not offer or sell any shares of Stamps.com common stock until February 4, 2000 without the prior written consent of Goldman, Sachs & Co. On February 4, 2000, the lock-up will expire for 20% of the shares held by these stockholders. On March 5, 2000, the lock-up will expire for the remaining 80% of the shares held by these stockholders. Prior to these dates, any shares subject to lock-up agreements cannot be offered or sold without the prior written consent of Goldman, Sachs & Co. This agreement does not apply to shares reserved for issuance to non-director, non-execute officer employees under existing employee benefit plans. In addition, the merger agreement provides that Stamps.com is not obligated to file an S-8 registration statement for options assumed in the acquisition until the expiration of the 90 day lock-up period subject to lock-up agreements for the follow-on offering, which date is March 5, 2000 . Goldman, Sachs & Co. may, in its sole discretion, at any time and without notice, release all or a portion of the shares of common stock subject to these agreements. Sales of substantial amounts of Stamps.com common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price for the Stamps.com common stock and could impair Stamps.com's ability to raise capital through a public offering of equity securities.

                                 LEGAL MATTERS

   The validity of the shares of Stamps.com common stock offered by this document will be passed upon for Stamps.com by Brobeck, Phleger & Harrison LLP, Irvine, California. As of December 31, 1999, affiliates of Brobeck, Phleger & Harrison LLP beneficially owned a total of approximately 84,000 shares of Stamps.com common stock. Brobeck, Phleger & Harrison LLP and Venture Law Group, A Professional Corporation, have each rendered an opinion as to the disclosure under the caption "The Merger - Federal Income Tax Consequences."

                                    EXPERTS

   The financial statements of Stamps.com Inc. as of December 31, 1998 and for the period from January 9, 1998 (date of inception) to December 31, 1998 included in this document and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The iShip.com financial statements as of December 31, 1997 and 1998 and for the period from inception (May 27, 1997) to December 31, 1997 and for the year ended December 31, 1998, included in this document and elsewhere in the registration statement have been audited by Moss Adams LLP independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   Stamps.com has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the shares of Stamps.com common stock to be issued in connection with the merger. This document does not contain all the information contained in the registration statement. For further information with respect to Stamps.com and the shares of Stamps.com common stock to be issued in connection with the merger, Stamps.com referred you to the registration statement and the exhibits and schedules filed with the registration statement. Stamps.com has described all material information for each contract, agreement or other document filed with the registration statement in this document. However, statements contained in this document as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information that Stamps.com file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission's filings, including the registration statement are also available to you without charge on their Web site (http://www.sec.gov).

           STOCKHOLDER PROPOSALS FOR STAMPS.COM'S NEXT ANNUAL MEETING

   Stamps.com expects to hold Stamps.com's next annual stockholders' meeting in June 2000. Shareholder proposals for 2000 annual meeting must be received by January 1, 2000, to be considered for inclusion in Stamps.com's proxy statement for Stamps.com's next annual stockholders' meeting. Those proposals should be addressed to Stamps.com's Corporate Secretary and must comply with Stamps.com's bylaws. Stamps.com's bylaws are an exhibit to the registration statement of which this document is a part.

                         INDEX TO FINANCIAL STATEMENTS

                                Stamps.com Inc.

                                                                          Page
                                                                          ----
Report of Independent Public Accountants.................................  F-2

Balance Sheets at December 31, 1998 and September 30, 1999 (unaudited)...  F-3

Statements of Operations for the period from January 9, 1998 (date of inception) to December 31, 1998, the period from January 9, 1998 (date of inception) to September 30, 1998 (unaudited), the nine months ended
 September 30, 1999 (unaudited) and the period from January 9, 1998 (date of inception) to September 30, 1999 (unaudited).........................  F-4

Statements of Stockholders' Equity (Deficit) for the period from January
 9, 1998 (date of inception) through December 31, 1998 and the nine months ended September 30, 1999 (unaudited).............................  F-5

Statements of Cash Flows for the period from January 9, 1998 (date of inception) to December 31, 1998, the period from January 9, 1998 (date of inception) to September 30, 1998 (unaudited), the nine months ended
 September 30, 1999 (unaudited) and the period from January 9, 1998 (date of inception) to September 30, 1999 (unaudited).........................  F-6

Notes to Financial Statements............................................  F-7

                             iShip.com, Inc.
                             ---------------
Independent Auditor's Report............................................. F-18

Balance Sheets at December 31, 1997 and 1998, and September 30, 1999
 (unaudited)............................................................. F-19

Statements of Operations for the period from May 27, 1997 (date of inception) to December 31, 1997, year ended December 31, 1998, the nine months ended September 30, 1998 and 1999 (unaudited) and the period from
 May 27, 1997 (date of inception) to September 30, 1999 (unaudited)...... F-20

Statements of Stockholders' Equity (Deficit) for the period from May 27,
 1997 (date of inception) through December 31, 1997, the year ended
 December 31, 1998 and the nine months ended September 30, 1999
 (unaudited)............................................................. F-21

Statements of Cash Flows for the period from May 27, 1997 (date of inception) to December 31, 1997, the year ended December 31, 1998, the nine months ended September 30, 1998 and 1999 (unaudited) and the period from May 27, 1997 (date of inception) to September 30, 1999
 (unaudited)............................................................. F-22

Notes to Financial Statements............................................ F-23

      UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
      ------------------------------------------------------------
Unaudited Pro Forma Condensed Combined Financial Information ............ F-30

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30,
 1999 ................................................................... F-31

Unaudited Pro Forma Condensed Combined Statement of Operations for the
 year ended December 31, 1998 ........................................... F-32

Unaudited Pro Forma Condensed Combined Statement of Operations for the
 nine months ended September 30, 1999.................................... F-33

Notes to Unaudited Pro Forma Condensed Combined Financial Information.... F-34

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Stamps.com Inc.:

   We have audited the accompanying balance sheet of Stamps.com Inc. (a Delaware corporation in the development stage) as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from January 9, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stamps.com Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from January 9, 1998 (date of inception) through December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Los Angeles, California
January 13, 1999

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                     December 31,  September 30,
                                                         1998          1999
                                                     ------------  -------------
                                                                    (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents......................... $ 3,470,207   $ 61,198,260
  Prepaid advertising...............................         --       6,531,018
  Prepaid expenses..................................      48,118        684,495
                                                     -----------   ------------
      Total current assets..........................   3,518,325     68,413,773
Property and equipment, net.........................     670,301      5,339,565
Other assets........................................     237,193        432,138
                                                     -----------   ------------
      Total assets.................................. $ 4,425,819   $ 74,185,476
                                                     ===========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit.................................... $ 1,000,000   $  1,000,000
  Accounts payable..................................     392,372      2,331,566
  Accrued expenses..................................     192,528      1,850,055
  Accrued payroll and related.......................     140,942      1,079,823
  Accrued professional..............................     200,000        300,000
  Current portion of capital lease obligations......     207,683        472,000
                                                     -----------   ------------
      Total current liabilities.....................   2,133,525      7,033,444
Capital lease obligations, less current portion.....     265,070        500,214
Commitments
  Redeemable preferred stock, $.001 par value
   (Series A, B & C):
   Authorized shares 10,000,000 at December 31, 1998
    and none at September 30, 1999..................
   Issued and outstanding shares 9,782,500 at
    December 31, 1998 and none at September 30,
    1999............................................   5,978,344            --
Stockholders' equity (deficit):
  Preferred Stock, $.001 par value:
   Authorized shares none at December 31, 1999 and
    5,000,000 at September 30, 1999.................
   Issued and outstanding none at December 31, 1999
    and September 31, 1999..........................         --             --
  Common stock, $.001 par value:                           6,901         35,569
   Authorized shares 20,000,000 at December 31, 1998
    and 95,000,000 at September 30, 1999............
   Issued and outstanding shares 6,900,975 at
    December 31, 1998; Issued shares 35,569,402 and
    outstanding shares 34,864,807 at September 30,
    1999............................................
  Additional paid-in capital........................   1,437,859    103,047,686
  Notes receivable from stock sales.................    (117,000)      (107,000)
  Deferred compensation.............................  (1,083,000)    (8,086,000)
  Deficit accumulated during the development stage..  (4,195,880)   (27,298,977)
  Treasury stock at cost (704,595 outstanding)......         --        (939,460)
                                                     -----------   ------------
      Total stockholders' equity (deficit)..........  (3,951,120)    66,651,818
                                                     -----------   ------------
      Total liabilities and stockholders' equity
       (deficit).................................... $ 4,425,819   $ 74,185,476
                                                     ===========   ============

   The accompanying notes are an integral part of these financial statements.

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                            Period from     Period from                   Period from
                          January 9, 1998 January 9, 1998 Nine Months   January 9, 1998
                          (inception) to  (inception) to     Ended      (inception) to
                           December 31,    September 30,   September     September 30,
                               1998            1998         30, 1999         1999
                          --------------- --------------- ------------  ---------------
                                            (unaudited)   (unaudited)     (unaudited)
Revenues................    $       --      $       --    $        --    $        --
Costs and expenses:
  Research and
   development..........      1,531,811         548,200      5,049,459      6,581,270
  Sales and marketing...        632,349             --      10,856,087     11,488,436
  General and
   administrative.......      2,015,930       1,125,584      8,275,706     10,291,636
                            -----------     -----------   ------------   ------------
    Total costs and
     expenses...........      4,180,090       1,673,784     24,181,252     28,361,342
                            -----------     -----------   ------------   ------------
Loss from operations....     (4,180,090)     (1,673,784)   (24,181,252)   (28,361,342)
Other income (expense):
  Interest expense......        (27,624)         (4,814)      (121,968)      (149,592)
  Interest income.......         11,834           2,682      1,200,123      1,211,957
                            -----------     -----------   ------------   ------------
Net loss................    $(4,195,880)    $(1,675,916)  $(23,103,097)  $(27,298,977)
                            ===========     ===========   ============   ============

Basic and diluted net
 loss per share.........    $     (0.85)    $     (0.35)  $      (1.59)  $      (2.44)
                            ===========     ===========   ============   ============
Pro forma basic and
 diluted net loss per
 share..................    $     (0.36)                  $      (0.74)
                            ===========                   ============
Weighted average shares
 outstanding used in
 basic and diluted per-
 share calculation......      4,955,913       4,738,400     14,495,600     11,186,100
Weighted average shares
 outstanding used in pro
 forma basic and diluted
 per-share calculation..     11,593,380                     31,259,500


   The accompanying notes are an integral part of these financial statements.

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                         Deficit
                                                               Notes                   Accumulated    Cost of
                 Shares of Common Stock Common   Additional  Receivable                 During the    Common
                 ----------------------  Stock    Paid-In    from Stock    Deferred    Development   Stock in
                   Issued   In Treasury Issued    Capital      Sales     Compensation     Stage      Treasury      Total
                 ---------- ----------- ------- ------------ ----------  ------------  ------------  ---------  -----------
Balance at
January 9, 1998
(inception)             --        --    $   --  $        --  $     --    $       --    $        --   $     --   $       --
Issuance of
common stock....  4,912,500       --      4,913       61,387   (18,000)          --             --         --        48,300
Issuance of
restricted
common stock....  1,988,475       --      1,988      126,472   (99,000)          --             --         --        29,460
Deferred
compensation....        --        --        --     1,250,000       --     (1,250,000)           --         --           --
Amortization of
deferred
compensation....        --        --        --           --        --        167,000            --         --       167,000
Net loss........        --        --        --           --        --            --      (4,195,880)       --    (4,195,880)
                 ----------  --------   ------- ------------ ---------   -----------   ------------  ---------  -----------
Balance at
December 31,
1998............  6,900,975       --      6,901    1,437,859  (117,000)   (1,083,000)    (4,195,880)       --    (3,951,120)
Exercise of
stock options
(unaudited).....     47,948       --         48        5,728       --            --             --         --         5,776
Repurchase of
common stock
(unaudited).....        --   (704,595)      --           --      7,000           --             --    (939,460)    (932,460)
Conversion of
redeemable
preferred stock
(unaudited)..... 22,870,479       --     22,870   34,255,069       --            --             --         --    34,277,939
Issuance of
common stock
(unaudited).....  5,750,000       --      5,750   57,836,030       --            --             --         --    57,841,780
Repayment on
note receivable
(unaudited).....        --        --        --           --      3,000           --             --         --         3,000
Deferred
compensation
(unaudited).....        --        --        --     9,513,000       --     (9,513,000)           --         --           --
Amortization of
deferred
compensation
(unaudited).....        --        --        --           --        --      2,510,000            --         --     2,510,000
Net loss
(unaudited).....        --        --        --           --        --            --     (23,103,097)       --   (23,103,097)
                 ----------  --------   ------- ------------ ---------   -----------   ------------  ---------  -----------
Balance at
September 30,
1999
(unaudited)..... 35,569,402  (704,595)  $35,569 $103,047,686 $(107,000)  $(8,086,000)  $(27,298,977) $(939,460) $66,651,818
                 ==========  ========   ======= ============ =========   ===========   ============  =========  ===========

  The accompanying notes are an integral part of these financial statements.

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                              Period from
                                               January 9,    Period from                   Period from
                                                  1998        January 9,                    January 9,
                                              (inception)        1998       Nine Months        1998
                                                   to       (inception) to     Ended      (inception) to
                                              December 31,  September 30,  September 30,  September 30,
                                                  1998           1998          1999            1999
                                              ------------  -------------- -------------  --------------
                                                             (unaudited)    (unaudited)    (unaudited)
Operating activities:
Net loss....................................  $(4,195,880)   $(1,675,916)  $(23,103,097)   $(27,298,977)
 Adjustments to reconcile net loss to net
  cash
   used in operating activities:
     Depreciation and amortization..........       81,540         27,032        555,166         636,706
     Amortization of deferred compensation..      167,000         34,000      2,510,000       2,677,000
     Changes in operating assets and
      liabilities:
      Prepaid expenses......................      (48,118)       (14,202)    (7,167,395)     (7,215,513)
      Accounts payable......................      392,372         78,573      1,939,194       2,331,566
      Accrued expenses......................      533,470        131,658      2,696,408       3,229,878
                                              -----------    -----------   ------------    ------------
Net cash used in operating activities.......   (3,069,616)    (1,418,855)   (22,569,724)    (25,639,340)

Investing activities:
 Capital expenditures.......................     (195,297)      (113,781)    (4,562,263)     (4,757,560)
 Other......................................     (209,071)       (95,978)      (197,591)       (406,662)
                                              -----------    -----------   ------------    ------------
Net cash used in investing activities.......     (404,368)      (209,759)    (4,759,854)     (5,164,222)

Financing activities:
 Net proceeds from line of credit...........    1,000,000        300,000             --       1,000,000
 Repayment of capital lease obligations.....      (81,945)       (53,397)      (150,059)       (232,004)
 Issuance of redeemable preferred stock,
  net.......................................    5,978,344      2,063,344     28,299,594      34,277,938
 Issuance of common stock...................       47,792         18,332     57,841,780      57,889,572
 Repurchase of common stock.................           --             --       (939,460)       (939,460)
 Proceeds from exercise of stock options....           --             --          5,776           5,776
                                              -----------    -----------   ------------    ------------
Net cash provided by financing activities...    6,944,191      2,328,279     85,057,631      92,001,822
                                              -----------    -----------   ------------    ------------

Net increase in cash and cash equivalents       3,470,207        699,665     57,728,053      61,198,260
Cash and cash equivalents at beginning of
 period.....................................           --             --      3,470,207              --
                                              -----------    -----------   ------------    ------------
Cash and cash equivalents at end of period..  $ 3,470,207    $   699,665   $ 61,198,260    $ 61,198,260
                                              ===========    ===========   ============    ============
Cash paid for:
 Interest...................................  $    27,624    $     4,814   $    121,968    $    149,592
 Income taxes...............................  $       800    $       800   $        800    $      1,600
Noncash investing and financial activity:
Issuance of common stock in exchange for a
 patent and a trademark name................  $    29,968    $    29,968   $         --    $     29,968
Equipment acquired under capital lease......  $   554,698    $   470,938   $    649,520    $  1,204,218
Issuance of notes receivable from stock
 sales......................................  $   117,000    $   117,000   $         --    $    117,000

   The accompanying notes are an integral part of these financial statements.

                                STAMPS.COM INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business and Basis of Presentation

   Stamps.com Inc. (Stamps.com Inc. or the Company) was incorporated in Delaware on January 9, 1998, and is a development stage company. Its primary activities since inception have been to develop an Internet-based postage service for end-users and raise capital to finance operations.

   The Company is subject to the normal risks associated with a development stage enterprise in the technology industry. These risks include, among others, the risks associated with product development, commercial roll-out of its Internet postage service, US Postal Service regulation, acceptance of the product by end users and the ability to raise additional capital to sustain operations.

   On August 9, 1999, the Company's Internet Postage service was approved by the US Postal Service for commercial release. On October 22, 1999, the Company commercially launched its Internet Postage service.

 Unaudited Interim Financial Information

   The interim financial statements of the Company for the period from January 9, 1998 (date of inception) to September 30, 1998 and the nine months ended September 30, 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1999, the results of operations and its cash flows for the period from January 9, 1998 (date of inception) to September 30, 1998 and the nine months ended September 30, 1999.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

 Cash Equivalents

   Cash equivalents include demand deposits and short-term investments with a maturity of three months or less when purchased.

 Concentration of Risk

   The financial instrument that potentially exposes the Company to concentrations of credit risks consists primarily of cash equivalents. The Company places its cash equivalents with high quality financial institutions. At times, such balances may be in excess of the FDIC insurance limit.

 Reclassifications

   Certain reclassifications have been made to prior periods to conform to current period presentations.

                                STAMPS.COM INC.

 Computation of Historical Net Loss per Share and Pro Forma Net Loss Per Share

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.

   Common equivalent shares, consisting of unvested restricted Common Stock and incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

   A summary of the shares used to compute earnings per share is as follows:

                               Period from       Period from                           Period from
                             January 9, 1998   January 9, 1998                       January 9, 1998
                             (inception) to     (inception) to   Nine Months Ended    (inception) to
                            December 31, 1998 September 30, 1998 September 30, 1999 September 30, 1999
                            ----------------- ------------------ ------------------ ------------------
                                                 (unaudited)         (unaudited)        (unaudited)
   Weighted average common
    shares used to compute
    basic net loss per
    share..................     4,955,913         4,738,400          14,495,600         11,186,100
   Effect of dilutive
    securities.............           --                --                  --                 --
                               ----------         ---------          ----------         ----------
   Weighted average common
    shares used to compute
    dilutive net loss per
    share..................     4,955,913         4,738,400          14,495,600         11,186,100
                               ----------         ---------          ----------         ----------
   Conversion of preferred
    stock..................     6,637,467         4,874,400          16,763,900         13,608,700
                               ----------         ---------          ----------         ----------
   Weighted average common
    shares used to compute
    pro forma basic and
    diluted net loss per
    share..................    11,593,380         9,612,800          31,259,500         24,794,800
                               ==========         =========          ==========         ==========

   Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B and C Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's Initial Public Offering as if such conversion occurred at inception or the date of original issuance, if later. Pro forma diluted earnings per share is computed using the pro forma weighted average number of common and common equivalents shares outstanding during the period, to the extent such shares are dilutive.

 Advertising Costs

   The Company generally expenses the costs of producing advertisements at the time the advertising first runs, and expenses the costs of communicating advertising in the period in which the advertising space or airtime is used.

   Internet advertising expenses are recognized based on specifics of the individual agreements. Under impression based agreements, advertising expense is recognized using the ratio of the number of impressions delivered over the total number of contracted impressions while agreements based on a period of time recognize advertising expense on the straight-line basis over the term of the contract.

                                STAMPS.COM INC.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are computed principally on a straight-line method over the estimated useful lives of the assets ranging from three to five years. Assets acquired under capitalized lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases is computed using the straight-line method over the life of the asset or term of the lease, whichever is shorter. Expenditures for repairs and maintenance are charged to expense as incurred.

   Property and equipment is comprised of the following:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (unaudited)
   Furniture and equipment...........................   $ 32,315    $1,311,986
   Computers and software............................    717,679     4,649,790
                                                        --------    ----------
                                                         749,994     5,961,776
   Accumulated depreciation..........................    (79,693)     (622,211)
                                                        --------    ----------
                                                        $670,301    $5,339,565
                                                        ========    ==========

 Other Assets

   Patents, trademarks and other intangibles are included in other assets in the accompanying balance sheets and are carried at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of the assets, ranging from 5 to 15 years.

 Income Taxes

   The Company accounts for income taxes in accordance with FASB 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and the tax basis of assets and liabilities using the enacted tax rate in effect for the years in which the differences are expected to reverse.

 Research and Development Costs

   Research and development costs are expensed as incurred. These costs primarily consist of salaries, development materials, supplies and applicable overhead expenses of personnel directly involved in the research and development of new technology and products.

 Website Development Costs

   The Company developed and maintains its website. Costs associated with the website consist primarily of software purchased from third parties. Currently, the Company capitalizes costs of computer software obtained for internal use in web design and network operations. These capitalized costs are amortized based on their estimated useful life. Payroll and related costs are not capitalized, as the amounts are immaterial and principally relate to maintenance. Costs related to the development of website content are expensed as incurred.

 Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

                                STAMPS.COM INC.

2. Line of Credit

   On May 1, 1998, the Company entered into a credit line agreement with a lender. The initial $300,000 borrowing base was increased to $1 million based on the Company's net equity balance, as defined, through December 31, 1998. Borrowings bear interest at the lender's prime rate plus 1% (8.75% at December 31, 1998) and are collateralized by certain of the Company's assets. The Company used the amount drawn for working capital purposes. The unpaid balance due under the line of credit at February 9, 1999 may be converted to a term loan payable in 24 equal monthly installments commencing on such date. Otherwise, the credit line agreement matures on October 8, 1999.

   In connection with this indebtedness agreement, the Company issued a detachable warrant which permits the holder to purchase 7,050 shares of the Company's Common Stock for $.27 per share. The term of this warrant is for a period of seven years from the date of grant.

3. Income Taxes

   The provision for income taxes consists solely of minimum state taxes. The Company's effective tax rate differs from the statutory federal income tax rate primarily as a result of the establishment of a valuation allowance for the future benefits to be received from the net operating loss carryforwards and research tax credit carryforwards. The tax effect of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities at December 31, 1998 are presented below.

   Deferred tax assets (liabilities):
     Net operating loss carryforwards.............................  $   537,154
     Research credits.............................................      150,000
     Depreciation.................................................      (28,006)
     Capitalized start-up costs...................................      988,403
     Accruals.....................................................       46,068
                                                                    -----------
   Total deferred tax assets......................................    1,693,619
   Valuation allowance............................................   (1,693,619)
                                                                    -----------
   Net deferred tax assets........................................  $       --
                                                                    ===========

   Because the Company is uncertain when it may realize the benefits of its favorable tax attributes in future returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. In 1998, the valuation allowance recorded was $1,693,619.

   The Company has a net operating loss carryforward for federal and state income tax purposes at December 31, 1998 of $1,348,467, and an available tax credit carryforward at December 31, 1998 of $150,000, each of which can be carried forward to offset future taxable income, if any. The Company's federal net operating loss expires starting in 2018, state net operating loss expires starting in 2006, and credits expire starting in 2018. The Federal Tax Reform Act of 1986 and similar state tax laws contain provisions which may limit the net operating losses carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interests.

                                STAMPS.COM INC.

4. Capital Leases, Commitments and Contingencies

   The Company leases certain equipment under capital lease arrangements expiring on various dates through 2001. Included in property and equipment are the following assets held under capital lease:

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
                                                                    (unaudited)
   Computer equipment...............................   $ 554,698    $1,204,218
   Accumulated depreciation.........................     (58,129)     (201,059)
                                                       ---------    ----------
                                                       $ 496,569    $1,003,159
                                                       =========    ==========

   The following is a schedule of future minimum lease payments:

   Year ending December 31, 1998:
   1999............................................................. $254,148
   2000.............................................................  254,520
   2001.............................................................   31,007
                                                                     --------
                                                                      539,675
   Less amount representing interest................................  (66,922)
                                                                     --------
   Present value of net minimum lease payments ($207,683 payable currently)...................................................... $472,753
                                                                     ========

   The Company currently rents its facilities on a month-to-month basis or for terms less than one year. Total rent expense for the period from January 9, 1998 through December 31, 1998 was $109,428 and includes $23,400 paid to a stockholder/officer for rental of office space.

   In December 1998, the Company entered into a Distribution and Marketing Agreement with America Online, Inc. (AOL) that provides broad distribution and marketing campaigns amongst AOL's diverse properties. In exchange for these services, the Company is required to make minimum payments that approximate $1,700,000 and $525,000 in 1999 and 2000, respectively. In exchange for these services, the Company is required to pay $2.3 million in varied amounts through February 2000 ($75,000 in 1998, $1,700,000 in 1999 and $525,000 in 2000). The
Company may purchase additional advertising under this Marketing and Distribution Agreement but it is not required. The Company will recognize the related expense upon performance of services (see note 8).

5. Stock Options

   In January 1998, the Company adopted the 1998 Stock Option Plan (the Plan) which authorizes the Board of Directors to grant incentive stock options, nonqualified stock options and stock purchase rights (collectively options) to employees, directors, consultants and advisors of the Company. The maximum number of shares of common stock to be issued under the Plan is 7,290,000. All options granted under the Plan have been made at prices not less than fair value of the stock at the date of grant, as determined by the Board of Directors. Options granted under the Plan are generally exercisable immediately, however, they vest 25% per year, and the Board of Directors has the discretion with respect to vesting periods applicable to a particular grant. During 1998, the Company issued options to purchase 2,347,471 shares of common stock at prices which included approximately $600,000 of a compensation element. The $600,000 is being recognized as expense over the vesting periods of the related options and has been presented as a reduction of stockholders' equity (deficit) in the accompanying balance sheets.

                                STAMPS.COM INC.

   The following tabulation summarizes certain information related to options for common stock:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
   Outstanding options at January 9, 1998...................       --     $ --
   Grants................................................... 2,347,471     .07
   Surrendered, forfeited or expired........................   (36,562)    .03
   Exercised................................................       --       --
                                                             ---------    ----
   Outstanding options at December 31, 1998................. 2,310,909    $.06
                                                             =========    ====

   As of December 31, 1998, all options were exercisable. However, no options were vested and 1,904,091 were available for future grant. The weighted average remaining contractual life of the outstanding stock options at December 31, 1998, is 9.7 years.

   Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair-value method of that statement. The fair value for these options was estimated at the date of grant using the minimum-value method, which utilizes a near-zero volatility factor. The remaining assumptions, which are weighted average, under this method are as follows:

   Expected life (years)..................................................    5
   Risk-free interest rate................................................ 5.50%
   Dividend yield.........................................................   --

   This option-valuation method requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing method does not necessarily provide a reliable single measure of the fair value of its employee stock options. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

   Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value of the grant dates for the awards under a method prescribed by SFAS 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                  Period from
                                                                January 9, 1998
                                                                (inception) to
                                                               December 31, 1998
                                                               -----------------
   Net loss:
     As reported..............................................    $(4,195,880)
     Pro forma................................................    $(4,247,180)

   Net loss per share,
     Basic and diluted:
     As reported..............................................    $     (0.85)
     Pro forma................................................    $     (0.86)

                                STAMPS.COM INC.

6. Related Party Transactions

   The Company paid $61,000 in March 1998 to Safeware Corporation for employee salary and patent prosecution expenses incurred to obtain a patent. These patent prosecution expenses consisted primarily of fees paid to patent counsel and fees paid to the US Patent and Trademark Office. A director of the Company is the majority shareholder in Safeware Corporation. The Company also reimbursed the director for approximately $20,000 for expenses incurred on its behalf.

7. Stock Transactions

   During 1998, the Company issued restricted stock to an employee and a director totaling 1,988,475 shares. These shares vest one-fourth on May 30, 1999 and the remaining shares vest monthly over the subsequent thirty-six months. The Company issued these shares at prices which included approximately $650,000 of a compensation element. The $650,000 is being recognized as expense over the vesting periods and has been presented as a reduction of stockholders' equity (deficit) in the accompanying balance sheets.

   In February 1998, the Company issued 3,762,500 shares of its Series A Redeemable Preferred Stock at $0.40 per share and warrants to acquire 6,020,000 shares of the Company's its Series B Redeemable Preferred Stock at $0.75 per share. In August and October 1998, 6,020,000 shares of Series B Redeemable Preferred Stock were issued under these warrants.

   Redeemable Preferred stock is convertible to common stock on a one-for-one basis at the option of the holder at any time after issuance, subject to anti-dilution protection. Each share of Redeemable Preferred Stock automatically converts to Common Stock upon (i) the sale of Common Stock by the Company in an underwritten public offering with a public offering price of $2.00 per share and net proceeds of $15 million or (ii) written consent of the majority holders of outstanding shares of Preferred Stock (see Note 8).

   The holders of Redeemable Preferred Stock are entitled to receive non-cumulative dividends in preference to the Common stock at a rate of $0.040 and $0.075 per share per annum, respectively, or if greater (as determined on a per annum basis and an as converted basis for Redeemable Preferred Stock), an amount equal to that paid on any other outstanding share, payable quarterly when, as and if declared. No dividends can be paid or declared on any Common Stock unless full cash dividends, including past dividends declared, have been paid on the Redeemable Preferred Stock.

   The Series A and Series B Redeemable Preferred Stock have a liquidation preference over Common Stock of $0.40 and $0.75 per share, respectively.

   The Redeemable Preferred Stock may be redeemed at any time after February 26, 2003 at the written consent of the majority holders of outstanding shares of Redeemable Preferred Stock. The redemption price for Series A and Series B Redeemable Preferred Stock is $0.40 and $0.75 per share, respectively. Series A and Series B Redeemable Preferred Stock has been reflected in the accompanying balance sheets outside of stockholders' equity (deficit) due to its redemption feature.

   In connection with the issuance of Common Stock during the period, the Company exchanged shares with a fair value of $117,000 for notes receivable of the same amount. These notes receivable bear interest at 9% per annum and are payable in February 2003.

                                STAMPS.COM INC.

8. Events Subsequent to the Date of the Auditors' Report (Unaudited)

 Redeemable Preferred Stock

   On February 10, 1999, the Board of Directors approved the sale of Series C Redeemable Preferred Stock. In February and March 1999, the Company issued 5,464,486 shares of its Series C Redeemable Preferred Stock at $5.49 per share. Series C Redeemable Preferred Stock is convertible to common stock on a one-for-one basis at the option of the holder at any time after issuance, subject to anti-dilution protection. In connection with the sale of Series C Redeemable Preferred Stock, the board of directors amended the certificate of incorporation and each share of Series A, Series B and Series C Redeemable Preferred Stock automatically converts to Common Stock upon (i) the sale of Common Stock by the Company in an underwritten public offer with a public offering price of at least $10.98 per share and net proceeds of $20 million or
(ii) written consent of the majority of holders of outstanding shares of Redeemable Preferred Stock. In connection with the Company's Initial Public Offering in June 1999, all shares of Series A, B, and C Preferred Stock converted into 22,870,479 shares of Common Stock.

 Authorized Stock and Stock Dividend

   On February 17, 1999, the Company increased the number of authorized shares of common stock and preferred stock to 40,000,000 shares and 15,500,000 shares, respectively. Subsequent to year end, the Board of Directors increased the number of shares reserved for issuance under the 1998 Stock Option Plan to 7,290,000 shares.

   In June 1999, the Board of Directors declared a stock dividend of 3 shares of Common Stock for every 2 shares of Common Stock then outstanding, an action which also resulted in an adjustment to the conversion ratio of the Series A, B and C redeemable preferred stock to a three-for-two basis. The stock dividend became effective on the date that the Company's public offering of Common Stock closed. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock dividend. In addition the board changed the number of authorized shares of Common Stock and Preferred Stock to 95,000,000 and 5,000,000 shares, respectively.

 Stock options

   The following tabulation summarizes certain information related to options for common stock for the period from January 1, 1999 through September 30, 1999:

                                                              Weighted Average
                                                               Exercise Price
                                                              ----------------
Outstanding options at December 31, 1998........... 2,310,909      $ .06
Grants (unaudited)................................. 4,097,356       3.98
Surrendered, forfeited or expired (unaudited)......   103,400        .35
Exercised (unaudited)..............................    47,948        .12
                                                    ---------      -----
Outstanding options at September 30, 1999
 (unaudited)....................................... 6,256,917      $4.09
                                                    =========      =====

   The estimated fair value for these options was estimated at the date of grant using the minimum-value method using the same assumptions as Note 5. From January 1, 1999 through September 30, 1999, the Company issued options to purchase approximately 4,097,000 shares of common stock at prices which included a compensation element of approximately $9,513,000. This compensation element is being recognized as an expense over the vesting periods of the related options and the unrecognized portion has been presented as a reduction of stockholders' equity (deficit) in the accompanying balance sheets.

                                STAMPS.COM INC.

 Commitments

   In May 1999, the Company entered into a facility lease agreement for its corporate headquarters with minimum lease payments totaling $4.8 million over 5 years.

   Also in May 1999, the Company entered into a Sponsorship Agreement with Intuit Inc. (Intuit) that markets our Internet postage service on various Intuit internet sites and software. In exchange for this sponsorship, the Company is required to pay $3.3 million ($2 million in 1999 and $1.3 million in 2000). Additional payments may be required if this Sponsorship Agreement results in certain customer levels. The related expense will be recognized as the services are provided.

   In October 1999, the Company entered into a three-year marketing and distribution agreement with America Online, Inc. ("AOL"). This partnership is an expansion of our agreement with AOL made in December 1998. Under the new agreement, the Company will be provided with a specific number of advertising impressions across several AOL brands featuring it as the exclusive provider of Internet postage services. Stamps.com software will also be included in AOL branded CD-ROMs for distribution.

   In consideration, the Company has committed to pay $56.0 million over the three-year term of the agreement. Of the $56.0 million total commitment, $20.5 million will be paid during the twelve months ended September 30, 2000. The Company is recognizing these fees as sales and marketing expense over the term of the contract based primarily on the ratio of the number of impressions delivered over the total number contracted.

   In connection with the new AOL agreement, the Company issued 178,638 shares of common stock in October 1999 for $6.0 million in the aggregate, or $33.588 per share. In December 1999, the Company issued an additional 148,862 shares of common stock for $5.0 million in the aggregate, or $33.588 per share. The total shares owned by AOL as a result of the transaction is 327,500. The Company also issued AOL a warrant, which is exercisable at $33.588 per share for 50 percent of the total common stock shares purchased by AOL. The warrant also allows for the purchase of additional Common shares (50 percent of the unexercised portion of the warrant) in the event the Company is unable to cure a material breach of the payment provisions of the marketing and distribution agreement.

 Related Party Transactions

   In February 1999, a director entered into a three-year consulting agreement with the Company to provide marketing and strategic planning services. In exchange for his consulting services, the director will receive consulting fees of $120,000 per annum and an option to purchase 135,000 shares of common stock at $0.33 per share. In the nine-month period ended September 30, 1999, a compensation element of approximately $180,000 was calculated using the Black-Scholes valuation model for the options earned during the period. This agreement was terminated in October 1999 upon the director's appointment as an officer of the Company. This change in status will result in a new measurement date for the remaining unvested options. The compensation expense resulting for the new measurement date will be recognized over the remaining vesting period.

   On June 21, 1999, the Company entered into a consulting services agreement with a director to provide us with strategic planning and business development advice, and other consulting services that the Company may request. In exchange for these services, the Company granted the director an option to purchase 10,000 shares of common stock at an exercise price of $11.00 per share. This agreement expired on October 1, 1999.

   In October 1999, a director entered into a three-year consulting agreement with the Company to provide strategic planning services. In exchange for his consulting services, the director received an option to purchase 36,000 shares of common stock at $35.625 per share. A compensation element for these options will be recorded each month as the options vest, based on the Black-Scholes valuation method.

   In November 1999, this agreement was amended to provide that the director would receive consulting fees of $2,000 per day for any special projects on which the Company requires his services.

                                STAMPS.COM INC.

 Legal Proceedings

   On June 16, 1999, Pitney Bowes filed a patent infringement lawsuit against the Company. The suit alleges that the Company is infringing two patents held by Pitney Bowes related to postage application systems and electronic indicia. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. The Company answered the complaint on August 6, 1999, denying the allegations of patent infringement and asserting a number of affirmative defenses. Pitney Bowes filed a similar complaint in early June 1999 against one of the Company's competitors, E-Stamp Corporation, alleging infringement of seven Pitney Bowes patents.

   The outcome of the litigation that Pitney Bowes has brought against the Company is uncertain. Therefore, the Company can give no assurance that Pitney Bowes will not prevail in its suit against the Company.

   If Pitney Bowes prevails in its claims against the Company, it may be prevented from selling postage on the Internet. Alternatively, the Pitney Bowes suit could result in limitations on how the Company implements its service, delays and costs associated with redesigning its service and payments of license fees and other payments. In addition, the litigation could result in significant expenses and diversion of management time and other resources. Thus, if Pitney Bowes prevails in its suit against the Company, its business could be severely harmed or fail. The Company believes a reasonable possibility exists that a loss may be incurred. However, the Company cannot provide an estimate of possible loss or range of loss at this time.

   On December 29, 1999, three individuals filed a lawsuit against the Company, asserting claims for breach of contract, quantum meruit, fraud and negligent misrepresentation. At this time, it is the Company's intent to file a response to the complaint which denies these allegations, and to vigorously defend this suit. However, there can be no assurances that the Company will prevail in this suit. Due to the preliminary stage of this lawsuit, the Company is unable to estimate the potential loss or range of potential loss at this time.

 Initial Public Offering

   In June and July 1999, the Company completed an initial public offering in which the underwriters sold to the public 5,750,000 shares of Common Stock, including 750,000 shares in connection with the exercise of the underwriters' over-allotment option, at $11.00 per share. The Company's proceeds from the offering, after deducting underwriting discounts and commissions, were $10.23 per share, or $58,822,500 in the aggregate. Upon the closing of that offering, the Company repurchased 704,595 shares of Common Stock for $939,460 and converted all the Company's Redeemable Preferred Stock to Common Stock. After the offering, the Company's authorized capital consists of 95,000,000 shares of Common Stock of which 34,864,807 shares were outstanding at September 30, 1999.

 Acquisition

   In October 1999, the Company entered into a merger agreement with iShip.com, a development stage enterprise developing Internet-based shipping technology. In connection with the proposed merger, an aggregate of up to 8,000,000 of the Company's common stock will be issued and reserved for issuance. The agreement is subject to shareholder approval by both companies, and other customary conditions.

   The acquisition will be accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date. The company is currently in process of preparing the final purchase price allocation and determining the useful lives of the assets acquired. It is anticipated that the purchase would result in intangible assets of approximately $288.8 million.

                                STAMPS.COM INC.

 1999 Stock Incentive Plan

   In October 1999, the Company's Board of Directors approved an increase of 2,500,000 shares to the number of shares eligible to be granted under the 1999 Stock Incentive Plan. Upon stockholder approval of the increase, the total shares authorized for issuance under the 1999 Stock Incentive Plan will be 11,019,551, which amount includes an automatic annual increase to the share reserve of 3% of the Company's outstanding common shares on the last trading day in December. The increase on January 1, 2000 was 1,229,551 shares based on 40,985,054 shares outstanding on the last trading day of December 1999.

 Follow-On Public Offering

   In December 1999, the Company completed a follow-on public offering in which the underwriters sold to the public 5,750,000 shares of common stock, including 750,000 shares in connection with the exercise of the over-allotment option, at $65.00 per share. The Company's proceeds from the offering, after deducting underwriting discounts and commissions, were $61.83 per share, or $355,522,500 in the aggregate.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
iShip.com, Inc.

   We have audited the accompanying balance sheets of iShip.com, Inc. (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from inception (May 27, 1997) to December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of iShip.com, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from inception (May 27, 1997) to December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Moss Adams LLP

Seattle, Washington
March 12, 1999
                                iSHIP.COM, INC.
                         (A Development Stage Company)

                                 BALANCE SHEETS

                                               December 31,
                                           ----------------------  September 30,
                                             1997        1998          1999
                                           ---------  -----------  -------------
                                                                    (Unaudited)
                 ASSETS
                 ------

Current assets
  Cash and cash equivalents..............  $ 218,876  $   386,384   $ 5,521,919
  Investments............................        --       990,676           --
  Stock subscriptions receivable.........     96,098          --            --
  Prepaid expenses and other.............     37,850       12,516       102,270
                                           ---------  -----------   -----------
    Total current assets.................    352,824    1,389,576     5,624,189
                                           ---------  -----------   -----------
Equipment, net...........................    175,936      237,094     2,224,403
                                           ---------  -----------   -----------
                                           $ 528,760  $ 1,626,670   $ 7,848,592
                                           =========  ===========   ===========

  LIABILITIES AND SHAREHOLDERS' EQUITY
  ------------------------------------

Current liabilities
  Accounts Payable.......................  $   2,377  $    42,320   $   605,131
  Accrued liabilities....................        201       19,514        82,771
  Advances from shareholders.............      4,525          --            --
  Current portion of long-term debt......        --         7,200       389,920
  Current portion of capital lease
   obligations...........................     46,140       48,900        46,900
                                           ---------  -----------   -----------
    Total current liabilities............     53,243      117,934     1,124,722
                                           ---------  -----------   -----------
Long-term debt, net of current portion...        --        79,218     1,281,164
Deferred officers' compensation..........    150,000      168,750       168,750
Deferred rent payable....................        --        50,845        96,606
Capital lease obligations, net of current
 portion.................................    128,386       79,486        45,050
                                           ---------  -----------   -----------
    Total long-term liabilities..........    278,386      378,299     1,591,570
                                           ---------  -----------   -----------
Shareholders' equity
  Series A Preferred stock, $.0005 par
   value, 8,986,668 shares authorized,
   shares issued and outstanding;
   1,600,000 at December 31, 1997,
   8,986,668 at December 31, 1998 and
   September 30, 1999, liquidation
   preference of $600,000 at December 31,
   1997, and $3,369,801 at December 31,
   1998 and September 30, 1999...........        800        4,493         4,493
  Series B Preferred stock, $.0005 par
   value, 12,800,000 shares authorized,
   shares issued and outstanding; none at
   December 31, 1997 and 1998, 10,133,334
   at September 30, 1999, liquidation
   preference of $7,600,000 at
   September 30, 1999....................        --           --          5,067
  Common stock, $0.0005 par value,
   60,000,000 shares authorized, shares
   issued and outstanding; 6,132,448 at
   December 31, 1997, 6,543,448 at
   December 31, 1998, and 7,238,014 at
   September 30, 1999....................      3,066        3,272         3,619
  Additional paid-in capital.............    600,133    3,488,021    13,001,086
  Deferred compensation..................        --       (96,970)   (1,477,457)
  Deficit accumulated during the
   development stage.....................   (406,868)  (2,268,379)   (6,404,508)
                                           ---------  -----------   -----------
                                             197,131    1,130,437     5,132,300
                                           ---------  -----------   -----------
                                           $ 528,760  $ 1,626,670   $ 7,848,592
                                           =========  ===========   ===========

                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                            STATEMENTS OF OPERATIONS

                         Period from                                           Period from
                          Inception                                             Inception
                           (May 27,                    Nine Months Ended        (May 27,
                           1997) to    Year Ended        September 30,          1997) to
                         December 31, December 31,  ------------------------  September 30,
                             1997         1998         1998         1999          1999
                         ------------ ------------  -----------  -----------  -------------
                                                    (Unaudited)  (Unaudited)   (Unaudited)
Revenues................  $     --    $       --    $       --   $       --    $       --
                          ---------   -----------   -----------  -----------   -----------

Operating Expenses:
 General and
  administrative........    255,309     1,041,121       757,871    2,183,753     3,480,183
 Research and
  development...........    203,966       783,972       507,693    1,664,178     2,652,116
 Selling and marketing..        500        79,224         5,978      349,682       429,406
 Product
  implementation........     19,297        53,574        32,324       74,158       147,029
                          ---------   -----------   -----------  -----------   -----------
                            479,072     1,957,891     1,303,866    4,271,771     6,708,734
                          ---------   -----------   -----------  -----------   -----------

Operating loss..........   (479,072)   (1,957,891)   (1,303,866)  (4,271,771)   (6,708,734)
                          ---------   -----------   -----------  -----------   -----------

Other income (expense):
 Interest income........        --         73,030        49,657      152,609       225,639
 Interest expense.......        --         (8,879)       (6,252)     (17,872)      (26,751)
 Other income...........     72,204        32,229        31,795          905       105,338
                          ---------   -----------   -----------  -----------   -----------
                             72,204        96,380        75,200      135,642       304,226
                          ---------   -----------   -----------  -----------   -----------

Net loss................  $(406,868)  $(1,861,511)  $(1,228,666) $(4,136,129)  $(6,404,508)
                          =========   ===========   ===========  ===========   ===========


                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                           Preferred Stock   Preferred Stock                             Deficit
                                           ---------------- -----------------                          Accumulated
                            Common Stock       Series A         Series B      Additional               During the
                          ---------------- ---------------- -----------------   Paid-in     Deferred   Development
                           Shares   Amount  Shares   Amount   Shares   Amount   Capital   Compensation    Stage
                          --------- ------ --------- ------ ---------- ------ ----------- ------------ -----------
Balance, May 27, 1997
 (inception)............        --  $  --        --  $  --         --  $  --  $       --          --   $       --
Common stock issued.....  6,132,448  3,066       --     --         --     --          370         --           --
Preferred stock issued..        --     --  1,600,000    800        --     --      599,200         --           --
Deferred Compensation...        --     --        --     --         --     --          563        (563)         --
Amortization of deferred
 compensation...........        --     --        --     --         --     --          --          563          --
Net loss................        --     --        --     --         --     --          --          --      (406,868)
                          --------- ------ --------- ------ ---------- ------ -----------  ----------  -----------
Balance, December 31,
 1997...................  6,132,448  3,066 1,600,000    800        --     --      600,133         --      (406,868)
                          --------- ------ --------- ------ ---------- ------ -----------  ----------  -----------
Common stock issued.....    411,000    206       --     --         --     --       17,242         --           --
Preferred stock issued..        --     --  7,386,668  3,693        --     --    2,766,308         --           --
Deferred Compensation...        --     --        --     --         --     --      104,338    (104,338)         --
Amortization of deferred
 compensation...........        --     --        --     --         --     --          --        7,368          --
Net loss................        --     --        --     --         --     --          --          --    (1,861,511)
                          --------- ------ --------- ------ ---------- ------ -----------  ----------  -----------
Balance, December 31,
 1998...................  6,543,448  3,272 8,986,668  4,493        --     --    3,488,021     (96,970)  (2,268,379)
                          --------- ------ --------- ------ ---------- ------ -----------  ----------  -----------
Common stock issued
 (unaudited)............    694,566    347       --     --         --     --    1,918,132         --           --
Preferred stock issued
 (unaudited)............        --     --        --     --  10,133,334  5,067   7,594,933         --           --
Deferred Compensation
 (unaudited)............        --     --        --     --         --     --          --   (1,897,282)         --
Amortization of deferred
 compensation
 (unaudited)............        --     --        --     --         --     --          --      516,795          --
Net loss for nine months
 ended September 30,
 1999 (unaudited).......        --     --        --     --         --     --          --          --    (4,136,129)
                          --------- ------ --------- ------ ---------- ------ -----------  ----------  -----------
Balance, September 30,
 1999 (unaudited).......  7,238,014 $3,619 8,986,668 $4,493 10,133,334 $5,067 $13,001,086  (1,477,457) $(6,404,508)
                          ========= ====== ========= ====== ========== ====== ===========  ==========  ===========


                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                            Period From                                              Period from
                             Inception                     Nine Months Ended          Inception
                          (May 27, 1997)   Year Ended        September 30,          (May 27, 1997)
                          to December 31, December 31,  -------------------------  to September 30,
                               1997           1998         1998          1999            1999
                          --------------- ------------  -----------  ------------  ----------------
                                                        (Unaudited)  (Unaudited)     (Unaudited)
CASH FLOWS FROM
 OPERATING ACTIVITIES
 Net loss...............     $(406,868)   $(1,861,511)  $(1,228,666) $ (4,136,129)   $ (6,404,508)
 Adjustments to
  reconcile net loss to
  net cash from
  operating activites...
 Depreciation...........        15,511         80,872        54,986       343,953         440,336
 Amortization of
  deferred
  compensation..........           563          7,368         4,896       516,795         524,726
 Amortization of
  discount of
  investments...........           --         (48,445)      (25,171)     (146,561)       (195,006)
 Stock and stock options
  issued for services...           375          2,448         2,210         2,100           4,923
 Changes in assets and
  liabilites:
  Prepaid expenses and
   other................       (37,850)        25,334        37,400       (89,754)       (102,270)
  Accounts payable......         2,377         39,943        45,841       562,811         605,131
  Accrued liabilities...           201         19,313        19,299        63,257          82,771
  Deferred officers'
   compensation.........       150,000         18,750        18,750           --          168,750
  Deferred rent
   payable..............           --          50,845        35,592        45,761          96,606
                             ---------    -----------   -----------  ------------    ------------
Net cash used in
 operating activities...      (275,691)    (1,665,083)   (1,034,863)   (2,837,767)     (4,778,541)
                             ---------    -----------   -----------  ------------    ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES
 Purchase of property
  and equipment.........        (5,321)      (142,030)     (107,347)   (2,331,262)     (2,478,613)
 Proceeds from sale of
  investments...........           --       1,050,000       197,206    21,098,602      22,148,602
 Purchase of
  investments...........           --      (1,992,231)   (1,992,231)  (19,961,365)    (21,953,596)
                             ---------    -----------   -----------  ------------    ------------
Net cash used in
 investing activities...        (5,321)    (1,084,261)   (1,902,372)   (1,194,025)     (2,283,607)
                             ---------    -----------   -----------  ------------    ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES
 Proceeds from long-term
  debt..................           --          86,418        38,686     1,591,866       1,678,284
 Proceeds from issuance
  of common stock.......         3,061         15,000        15,000        19,097          37,158
 Proceeds from issuance
  of preferred stock....       600,000      2,770,001     2,770,001     7,600,000      10,970,001
 Net change in stock
  subscription
  receivable............       (96,098)        96,098        96,098           --              --
 Net change in
  shareholder advance...         4,525         (4,525)       (4,525)          --              --
 Payments on capital
  lease obligations.....       (11,600)       (46,140)      (34,305)     (36,436)         (94,176)
 Payments on long-term
  debt..................           --             --            --        (7,200)          (7,200)
                             ---------    -----------   -----------  ------------    ------------
Net cash provided by
 financing activities...       499,888      2,916,852     2,880,955     9,167,327      12,584,067
                             ---------    -----------   -----------  ------------    ------------
INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS............       218,876        167,508       (56,280)    5,135,535       5,521,919
CASH AND CASH
 EQUIVALENTS
 Beginning of period....           --         218,876       218,876       386,384             --
                             ---------    -----------   -----------  ------------    ------------
 End of period..........     $ 218,876    $   386,384   $   162,596  $  5,521,919    $  5,521,919
                             =========    ===========   ===========  ============    ============
NONCASH TRANSACTIONS
 Equipment purchased
  through capital
  lease.................     $ 186,126    $       --    $       --   $        --     $    186,126
                             =========    ===========   ===========  ============    ============
CASH PAID FOR INTEREST..     $     --     $     8,879   $     6,336  $     17,872    $     26,751
                             =========    ===========   ===========  ============    ============

                            See accompanying notes.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

Note 1--Summary of Significant Accounting Policies

   Development Stage Operations--iShip.com, Inc. (the Company), a Washington corporation, was incorporated on May 27, 1997 under the name MoveIt! Software, Inc. On May 18, 1998, the Company changed its name to iShip.com, Inc. The Company's office is located in Bellevue, Washington.

   Since inception, the Company has been developing and marketing software applications that enable customers to price, ship and track packages using its website. The Company has devoted significant time to raising capital, obtaining financing and administrative functions. These activities are expected to continue until such time the software is released commercially. During 1998, a "beta" version of the software was released. Limited revenues have been recognized since inception related to miscellaneous service fees.

   Unaudited Interim Financial Information--The interim financial statements of the Company for the nine months ended September 30, 1998 and 1999 and the period from May 27, 1997 (date of inception) to September 30, 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at September 30, 1998 and 1999, the results of operations and its cash flows for the nine months ended September 30, 1998 and 1999 and the period from May 27, 1997 (date of inception) to September 30, 1999.

   Use of Estimates--The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   Cash and Cash Equivalents--For the purposes of the statement of cash flows, cash and cash equivalents are defined as short-term, highly liquid investments that are readily convertible to cash and are so near maturity that fluctuations in interest rates lead to insignificant risk of changes in investment value.

   Equipment--Equipment is stated at cost. The Company provides depreciation on the cost of its equipment using straight-line methods over estimated useful lives of three years. Expenditures for repairs and maintenance are charged to expense as incurred.

   Research and Development Costs--Research and development costs are charged to expense as incurred. These costs primarily consist of salaries, development materials, supplies and applicable overhead expenses of personnel directly involved in the research and development of new technology.

   Advertising--The Company expenses advertising costs as incurred. No advertising costs were incurred during the period from inception (May 27, 1997) to December 31, 1997 and the year ended December 31, 1998.

   Internet advertising expenses are recognized based on specifics of the individual agreements, advertising expense is recognized using the ratio of the number of impressions delivered over the total number of contracted impressions while agreements based on a period of time recognize advertising expense on a straight-line basis over the term of the contract.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

   Stock-Based Compensation--The Company accounts for stock-based compensation to employees using the intrinsic value method, whereby, compensation cost is recognized when the exercise price at the date of grant is less than the fair market value of the Company's common stock. The Company discloses the proforma effect of compensation cost based on the fair value method for determining compensation cost. Stock-based compensation awarded to non-employees is determined using the fair value method. Compensation cost is recognized over the service or vesting period.

   Income Taxes--Income taxes are accounted for using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of its deferred tax assets will not be realized.

   Risk Concentrations--At times, cash balances exceed federally-insured limits. However, cash is held on deposit in major financial institutions and is considered subject to minimum credit risk.

   Website Development Costs--The Company developed and maintains its website. Costs associated with the website consist primarily of software purchased from third parties. Currently, the Company capitalizes costs of computer software obtained for internal use in web design and network operations. These capitalized costs are amortized based on their useful life. Payroll and related costs are not capitalized, as the amounts are immaterial and principally relate to maintenance. Costs related to development of website content are expensed as incurred.

Note 2--Investment Securities

   Investment securities are classified as "available-for-sale" under generally accepted accounting principles. Available-for-sale securities are recorded at estimated fair value, with the net unrealized gain or loss included as a separate component of shareholders' equity, net of the related tax effect. Realized gains or losses on dispositions are based on the net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

   At December 31, 1998, the Company had commercial paper with an amortized cost of $990,676, which approximates fair value. The expected maturities of the securities range from 25 to 106 days.

Note 3--Equipment

   Equipment is recorded at cost and consists of the following at December 31:

                                                               1997      1998
                                                             --------  --------
   Computer hardware.......................................  $141,787  $245,865
   Computer software.......................................    49,660    87,612
                                                             --------  --------
                                                              191,447   333,477
   Accumulated depreciation................................   (15,511)  (96,383)
                                                             --------  --------
                                                             $175,936  $237,094
                                                             ========  ========

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


Note 4--Long-Term Debt

   The Company has an equipment line of credit with a bank providing for equipment purchase advances up to $500,000 through September 4, 1999. Advances are collateralized by substantially all assets of the Company. Interest on the borrowings are at the bank's prime rate plus 0.5%. Monthly interest payments are required through September 4, 1999. Commencing on October 4, 1999, the unpaid principal balance of the advances shall be paid in 36 equal monthly installments of principal plus interest.

   Maturities of long-term debt for years ending December 31 are as follows:

   1999................................................................. $ 7,200
   2000.................................................................  28,800
   2001.................................................................  28,800
   2002.................................................................  21,618
                                                                         -------
                                                                         $86,418
                                                                         =======

Note 5--Deferred Officers' Compensation

   Three key officers of the Company deferred their salaries during the first nine months of development stage operations. The deferred compensation amounts to $150,000 and $168,750 as of December 31, 1997 and 1998, respectively. The deferred salaries will be paid when the Company generates positive cash flows from operations.

Note 6--Preferred Stock

   Transactions--The Company issued 1,600,000 shares in 1997 and 7,386,668 shares in 1998 of Series A Preferred Stock at $0.375 per share. No direct costs were incurred in relation to the shares issued.

   Preference in Liquidation--In the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding-up of the Company before any distribution or payment to holders of the Company's common stock, the holders of Series A Preferred Stock are entitled to receive payment of $0.375 per outstanding share held by them.

   Dividends--Dividends payable to holders of Series A Preferred Stock are at the discretion of the Company's Board of Directors. As of December 31, 1997 and 1998, no dividends had been declared.

   Conversion Rights--A holder of Series A Preferred Stock, at the holder's option, has the right to convert shares of Series A Preferred Stock into common stock on a one-for-one basis, subject to adjustment for stock splits and dilutive issuances. In addition, Series A Preferred Stock would automatically convert to common stock in the event of the closing of an underwritten public offering which establishes a valuation of the Company of at least $50 million and results in gross proceeds of at least $10 million or upon the conversion of two-thirds of the shares of Series A Preferred Stock originally issued.

   Voting Rights--The holders of Series A Preferred Stock are entitled to one vote for each share and are entitled to vote on all matters on which the holders of common stock have the right to vote.

Note 7--Stock Option Plan

   The Company has a stock option plan under which employees and consultants may be awarded incentive or nonstatutory stock options. The plan authorizes the grant of options for the purchase of up to 5,660,000 shares of common stock. Under the plan, the option exercise price for incentive stock options may
                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

not be less than the fair market value of the Company's common stock at the date of grant as determined by the Board of Directors, but for nonstatutory stock options may be less than the fair market value of the Company's common stock at the date of grant as determined by the Board of Directors. However, all option grants under the plan to 10% shareholders may not be less than 110% of fair market value of the Company's common stock at the date of grant as determined by the Board of Directors. Options expire no later than ten years from the grant date, and vesting is established at the time of grant provided that options shall become exercisable at the rate of at least 20% per year over five years. During 1998, the Company issued options to purchase 759,000 shares of common stock which included approximately $104,000 of compensation element. The $104,000 is being recognized as expense over the vesting periods of the related options and has been presented as a reduction of stockholders' equity in the accompanying balance sheet.

   Stock option activity is as follows:

                                                    Common Shares       Weighted
                                                ----------------------- Average
                                                Available     Options   Exercise
                                                for Grant   Outstanding  Price
                                                ----------  ----------- --------
Inception, May 27, 1997........................        --          --       --
  Authorized...................................  5,660,000         --       --
  Granted...................................... (1,785,000)  1,785,000  $0.0375
  Exercised....................................        --      (10,000) $0.0375
                                                ----------   ---------
Balance, December 31, 1997.....................  3,875,000   1,775,000  $0.0375
  Granted......................................   (759,000)    759,000  $0.0430
  Exercised....................................        --     (411,000) $0.0365
                                                ----------   ---------
Balance, December 31, 1998.....................  3,116,000   2,123,000  $0.0390
                                                ==========   =========

   The following summarizes options outstanding at December 31, 1998:

                               Weighted
                                Average   Weighted
     Range of                  Remaining  Average
     Exercise       Number    Contractual Exercise   Number
       Price      Outstanding    Life      Price   Exercisable
     --------     ----------- ----------- -------- -----------
   $0.0375-0.050   2,123,000   9.1 years   $0.039    420,312

   Had the compensation cost for stock options been determined using the fair value method, the proforma net loss would have increased by $4,000 to $410,868 for the period from inception to December 31, 1997 and by $25,000 to $1,886,511 for the year ended December 31, 1998.

   The weighted average fair value of the options granted was estimated to be $0.01 in the period from inception to December 31, 1997 and $0.27 in 1998 using the Black-Scholes option-pricing model with the following assumptions on the date of grant: 0% dividend yield and volatility, 5% forfeitures per year, risk-free interest rate of 4.47% to 5.80%, expected life of five years.

Note 8--Income Taxes

   At December 31, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1.9 million and research credit carryforwards of $109,000 available to offset future federal taxable income, if any. The net operating loss and research credit carryforwards generally expire in 2018. The Internal Revenue Code may limit the net operating loss carryforwards to be used in any given year upon the occurrence of certain events, including significant change in ownership interest.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Deferred taxes are comprised of the following at December 31:

                                                             1997       1998
                                                           ---------  ---------
   Deferred tax assets (liabilities)
     Net operating loss carryforwards..................... $  70,500  $ 643,000
     Research credits.....................................    16,500    109,000
     Deferred compensation................................    51,000     57,000
     Other................................................    (1,200)    17,300
                                                           ---------  ---------
   Total deferred tax asset...............................   136,800    826,300
   Valuation allowance....................................  (136,800)  (826,300)
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

   A valuation allowance for the full amount of the net deferred tax asset has been recorded as realization in the near term is not reasonably assured. The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to earnings before taxes due to the valuation allowance established for the current year's net operating loss and nondeductible items.

Note 9--Capital Lease Obligation

   At December 31, 1997 and 1998, the Company was obligated under the terms of a capital lease for certain computer hardware and software from a related party. The implicit interest rate for the leases ranges from 4.4% to 7.5% and requires monthly payments of $4,534. Required minimum lease payments for the years ending December 31 are as follows:

   1999............................................................... $ 54,413
   2000...............................................................   54,413
   2001...............................................................   28,435
                                                                       --------
                                                                        137,261
   Less amount representing interest..................................    8,875
                                                                       --------
                                                                       $128,386
                                                                       ========

   Included in equipment at December 31, 1997 and 1998 is $186,126 held under capital lease with accumulated amortization of $15,511 and $77,552, respectively.

Note 10--Commitments and Contingency

   Lease Commitments--The Company leases its office space and certain leasehold improvements and office furniture under operating leases through June 30, 2001 from a related party. Rent expense under all leases was $23,452 for the period from inception to December 31, 1997 and $269,885 for the year ended December 31, 1998. Future minimum lease payments required under non cancelable operating leases are as follows:

   Years Ending December 31,
   -------------------------
     1999............................................................. $295,287
     2000.............................................................  295,287
     2001.............................................................  147,643
                                                                       --------
                                                                       $738,217
                                                                       ========

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Given the Company's development stage operations, only a portion of the standard lease payments are required in early months. The difference between the actual lease payments and the standard monthly payments are recorded as deferred rent payable. Total deferred rent was $50,845 as of December 31, 1998.

   The Company subleases a portion of the office space to an unrelated party. The sublease commenced on June 15, 1998 and provides for monthly rent of $7,708. The original lease term is twelve months. The subtenant has the right to extend the sublease for two additional periods of three months each. Rental income from the sublease totaled $58,069 in 1998.

   The Company also leases certain furniture and leasehold improvements to the third party. Rental income from these leases amounted to $24,044 in 1998.

Note 11--Events Subsequent to the Date of the Auditors' Report (Unaudited)

   Series B Preferred Stock--In April 1999 the Board of Directors, approved the sale of Series B Preferred Stock. In April, May and August, 1999 the Company issued 10,133,334 shares of its Series B Preferred Stock at $0.75 per share. No direct costs were incurred in relation to the shares issued. The proceeds of $7.6 million have been used to fund the operations of the Company with excess funds at September 30, 1999 invested in short-term, highly-liquid investments classified as cash equivalents. In the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding-up of the Company before any distribution or payment to holders of the Company's common stock, the holders of Series B Preferred Stock are entitled to receive payment of $0.75 per outstanding share held by them. Dividends payable to holders of Series B Preferred Stock are at the discretion of the Company's Board of Directors. A holder of Series B Preferred Stock, at the holder's option, has the right to convert shares of Series B Preferred Stock into common stock on a one-for-one basis, subject to adjustment for stock splits and dilutive issuances. In addition, the Series B Preferred Stock would automatically convert to common stock in the event of the closing of an underwritten public offering which establishes a valuation of the Company of at least $75 million and results in gross proceeds of at least $15 million or upon the conversion of two-thirds of the shares of Series B Preferred Stock originally issued. The holders of Series B Preferred Stock are entitled to one vote for each share and are entitled to vote on all matters on which the holders of common stock have the right to vote.

   Stock Warrant--On April 27, 1999 the Company issued a warrant to a strategic partner for a maximum of 2,666,666 shares of the Company's Series B Preferred Stock at a purchase price of $1.50 per share. The actual number of shares purchasable under the warrant is equal to the quotient of the amount in excess of a specified dollar amount the Company receives in a specified one-year period pursuant to the agreement between the Company and this strategic partner divided by $0.75, and in any event may not exceed 2,666,666 shares. The specified one-year period begins on the earlier of March 1, 2000 and the date one which a certain threshold is reached pursuant to the agreement between the Company and this strategic partner. The warrant terminates on the earlier of April 27, 2004 and the consummation of a merger or acquisition of the Company occurring after the specified one-year period. The Company is valuing the warrant at its fair value, which at September 30, 1999 is zero. The fair value of the warrant will be adjusted, as events occur, until completion of performance. Costs resulting from the warrant, if any, will be recognized based on increases in the fair value of the warrant.

   Lease Commitment--In July, 1999 the Company entered into a facility lease agreement for its corporate headquarters with minimum lease payments approximating $2.4 million over five years.

   Stock Split--On August 6, 1999 the Board of Directors approved a 2 for 1 split of the Company's Common and Preferred Stock and an increase in the number of authorized Common Stock shares to 60,000,000 and authorized Preferred Stock shares to 21,786,688. Accordingly, the share information in the accompanying financial statements and footnotes have been restated to reflect the stock split.

                                iSHIP.COM, INC.
                         (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   Finance Agreement--On August 20, 1999, the Company entered into a Loan and Security Agreement with a bank for $2,950,000 of which $2.5 million is available for equipment purchases through February 19, 2003 and $450,000 is available through a revolving line maturing on August 19, 2000. Advances are collateralized by substantially all assets of the Company. Interest on borrowings are at the bank's prime rate plus 0.5%. Borrowings for equipment purchases are payable in 30 equal monthly installments beginning March 19, 2000.

   In connection with the agreement, the Company issued a Common Stock purchase warrant which permits the holder to purchase up to 10,000 shares of the Company's Common Stock at a purchase price of the lesser of $2.50 per share and the price per share received by the Company in the next round of financing. The warrant is exercisable only (i) after the Company's initial public offering,
(ii) immediately prior to a change in control and (iii) with the written consent of the Company. The Company has valued the warrant at fair value, approximately $20,000 at September 30, 1999. The cost associated with the warrant has been deferred and will be recognized over the period of the finance agreement.

   Proposed Merger Agreement--In October 1999, the Company entered into a merger agreement with Stamps.com, Inc. a development stage enterprise developing an Internet-based postage service for end-users. In connection with the proposed merger, the Company will receive an aggregate 8 million shares of Stamps.com Common Stock in exchange for all the outstanding Common and Preferred Stock, and outstanding options and warrants of the Company. The agreement is subject to shareholder approval by both companies and regulatory approval.

   Stock Options--The following tabulation summarizes certain information related to options for common stock for the period from January 1, 1999 through September 30, 1999:

                                                                        Weighted
                                                Available               Average
                                                   for        Options   Exercise
                                                  Grant     Outstanding  price
                                                ----------  ----------- --------
   Balance, December 31, 1998..................  3,116,000   2,123,000   $0.039
   Granted (unaudited)......................... (1,641,606)  1,641,606   $0.159
   Exercised (unaudited).......................        --     (694,566)  $0.046
   Balance, September 30, 1999.................  1,474,394   3,070,040   $0.102

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   On October 22, 1999, Stamps.com entered into a merger agreement to acquire iShip.com in exchange for up to 8,000,000 shares of Stamp.com's common stock. Stamps.com's management has prepared the following unaudited pro forma condensed combined financial information to give effect to this acquisition. The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to the iShip.com acquisition as if it had taken place on January 1, 1998. The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1999 gives effect to the iShip.com acquisition as if it had taken place on such date.

   The pro forma adjustments, which are based upon available information and certain assumptions that Stamps.com believes are reasonable in the circumstances, are applied to the historical financial statements of Stamps.com and iShip.com. The iShip.com acquisition will be accounted for using the purchase method of accounting. Stamps.com allocation of purchase price is based upon management's current estimates of the fair value of assets acquired and liabilities assumed in accordance with Accounting Principles Board No. 16.

   The purchase price allocations reflected in the accompanying unaudited pro forma condensed combined financial statements may be different from the final allocation of the purchase price and such differences may be material. The Company expects to complete a valuation and other procedures during the first quarter of 2000.

   As part of the merger agreement, both companies have agreed to deposit 800,000 shares of Stamps.com common stock that would have been exchanged at the close of this transaction into an escrow account immediately preceeding the close of this transaction. The escrow amount is intended to compensate Stamps.com for any inaccuracy or breach of any representation, warranty, covenant or agreement of iShip.com as contained in the merger agreement. The shares must remain in the escrow fund for a period of one year from the close of the acquisition. The parties are currently not aware of any inaccuracy or breach of any representation, warranty, covenant or agreement of iShip as contained in the merger agreement.

   The accompanying unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and the notes thereto for both Stamps.com and iShip.com, which are included elsewhere in this prospectus. The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent what Stamps.com's financial position or results of operations would actually have been had the iShip.com acquisition occurred on such dates or to project Stamps.com's results of operations or financial position for any future period.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999

                             (Amounts in thousands)

                                                          PRO FORMA
                                    STAMPS.COM ISHIP.COM ADJUSTMENTS     TOTAL
                                    ---------- --------- -----------    --------
              ASSETS
              ------

Current assets:
Cash and cash equivalents..........  $61,198    $5,522    $    --       $ 66,720
Prepaid expenses...................    7,216       102         --          7,318
                                     -------    ------    --------      --------
Total current assets...............   68,414     5,624         --         74,038
Property and equipment, net........    5,339     2,225         --          7,564
Intangibles, net...................      --        --      288,755 (2)   288,755
Other assets.......................      432       --          --            432
                                     -------    ------    --------      --------
    Total assets...................  $74,185    $7,849    $288,755      $370,789
                                     =======    ======    ========      ========

   LIABILITIES AND STOCKHOLDERS'
          EQUITY (DEFICIT)
   -----------------------------

Current liabilities:
Line of credit.....................  $ 1,000    $  --     $    --       $  1,000
Accounts payable...................    2,331       605         --          2,936
Accrued expenses...................    3,230        83         --          3,313
Current portion of capital lease
 obligations.......................      472       437         --            909
                                     -------    ------    --------      --------
Total current liabilities..........    7,033     1,125         --          8,158

Long-term liabilities..............      500     1,591         --          2,091
Stockholders' equity (deficit).....   66,652     5,133     (16,432)(3)   360,540
                                                           305,187 (4)
                                     -------    ------    --------      --------
    Total liabilities and
     stockholders' equity
     (deficit).....................  $74,185    $7,849    $288,755      $370,789
                                     =======    ======    ========      ========


   See notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                 (Amounts in thousands, except per share data)

                                                         PRO FORMA
                                   STAMPS.COM ISHIP.COM ADJUSTMENTS     TOTAL
                                   ---------- --------- -----------    --------
Revenues..........................  $    --    $   --    $    --       $    --
Cost of sales.....................       --        --         --            --
                                    --------   -------   --------      --------
Gross profit......................       --        --         --            --
Operating expenses:
Research and development..........     1,532       838        --          2,364
Sales and marketing...............       632        79        --            711
General and administrative........     2,016     1,041     76,297 (5)    79,352
                                    --------   -------   --------      --------
                                       4,180     1,958     76,297        82,427
Loss from operations..............    (4,180)   (1,958)   (76,297)      (82,427)
Other income (expense):
Interest expense..................       (28)       (9)       --            (37)
Interest income...................        12        73        --             85
Other, net........................       --         32        --             32
                                    --------   -------   --------      --------
Net loss..........................  $ (4,196)  $(1,862)  $(76,297)     $(82,347)
                                    ========   =======   ========      ========
Basic and diluted net loss per
 share............................  $  (0.85)                          $  (7.58)
                                    ========                           ========
Pro forma basic and diluted net
 loss
 per share .......................  $  (0.36)                          $  (4.70)
                                    ========                           ========
Weighted average shares
 outstanding used in basic and
 diluted per share calculation....     4,956                5,911        10,867
                                    ========             ========      ========
Weighted average shares
 outstanding used in pro forma
 basic and diluted per share
 calculation......................    11,593                5,911        17,504
                                    ========             ========      ========


   See notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                 (Amounts in thousands, except per share data)

                                                         Pro Forma
                                   Stamps.com iShip.com Adjustments     Total
                                   ---------- --------- -----------    --------
Revenues..........................  $    --    $   --    $    --       $    --
Cost of sales.....................       --        --         --            --
                                    --------   -------   --------      --------
Gross profit......................       --        --         --            --

Operating expenses:
Research and development..........     5,049     1,493        --          6,542
Sales and marketing...............    10,856       234        --         11,090
General and administrative........     8,276     2,028     57,223 (6)    67,527
                                    --------   -------   --------      --------
                                      24,181     3,755     57,223        85,159
Loss from operations..............   (24,181)   (3,755)   (57,223)      (85,159)
Other income (expense):
Interest expense..................      (122)      (18)       --           (140)
Interest income...................     1,200       153        --          1,353
Other, net........................       --          1        --              1
                                    --------   -------   --------      --------
Net loss..........................  $(23,103)  $(3,619)  $(57,223)     $(83,945)
                                    ========   =======   ========      ========
Basic and diluted net loss per
 share............................  $  (1.59)                          $  (4.11)
                                    ========                           ========
Pro forma basic and diluted net
 loss per share...................  $  (0.74)                          $  (2.26)
                                    ========                           ========
Weighted average shares
 outstanding used in basic and
 diluted per share calculation....    14,496                5,911        20,407
                                    ========             ========      ========
Weighted average shares
 outstanding used in pro forma
 basic and diluted per share
 calculation......................    31,260                5,911        37,171
                                    ========             ========      ========



   See notes to unaudited pro forma condensed combined financial information.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

   The pro forma financial information gives effect to the following pro forma adjustments:

   The iShip.com merger will be accounted for using the purchase method of accounting. In connection with the acquisition, Stamps.com will issue up to 8 million shares of Common Stock in exchange for all of the outstanding shares of iShip.com capital stock, options and warrants. For purposes of these pro forma financial statements, the estimated purchase price is approximately $310.3 million based on $43.10 per share and the issuance of 7.2 million shares of common stock (8 million less the escrow amount of 800,000). The $43.10 per share amount is the average of the last reported sale price of our Common Stock on the Nasdaq National Market for the six trading days before and after October 25, 1999, the date we announced the Merger.

   The iShip.com shares were first converted to Stamps.com equivalent shares by taking the number of iShip.com shares over the total number of iShip.com shares multiplied by 8,000,000 to arrive at Stamps.com shares for each iShip.com share. This calculation has been made for purposes of these financial statements only and does not represent the final exchange ratio, which will be determined on the third trading day prior to the closing of the transaction.

   The purchase price was determined as follows (in thousands):

                                                          Stamps.com
                                             iShip shares   shares   Fair Value
                                             ------------ ---------- ----------
   Shares...................................    26,358      5,911     $254,771
   Warrants.................................     2,677        601       25,875
   Vested stock options.....................     1,370        307       13,242
   Unvested stock options...................     1,700        381       16,432
                                                ------      -----     --------
                                                32,105      7,200     $310,320
                                                ======      =====     ========

   The fair value of "shares" was calculated by taking the value of the Stamps.com shares ($43.10 per share) times the number of Stamps.com shares to be exchanged.

   With respect to stock options exchanged as part of the iShip.com merger, all vested and unvested iShip.com options exchanged for Stamps.com options are included as part of the purchase price based on their fair value. The fair value of the shares underlying options and warrants was calculated by taking the vested and unvested options and warrants to purchase Stamps.com shares (1,289,000 options) times the fair value of the stock ($43.10 per share). Proceeds to be received from the option and warrant holders upon exercise were excluded as the amounts are immaterial.

   The pro forma financial information has been prepared on the basis of assumptions described in these notes and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of iShip.com based on preliminary estimates of their fair value. The actual allocation of such consideration may differ from that reflected in the pro forma financial information after valuations and other procedures to be performed after the closing of the iShip.com acquisition.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                  COMBINED FINANCIAL INFORMATION--(Continued)

  Below is a table of the estimated acquisition cost, purchase price allocation and annual amortization of the intangible assets acquired (in thousands):

                                                                     Annual
                                                    Amortization  Amortization
                                                        Life     of Intangibles
                                                    ------------ --------------
   Estimated Acquisition Cost:
     Estimated purchase price............  $310,320
                                           ========
   Purchase Price Allocation:
     Estimated fair value of net tangible
      assets of iShip.com at September
      30, 1999...........................     5,133
     Deferred compensation on unvested
      stock options assumed..............    16,432       4           4,108
   Intangible assets acquired:
     Goodwill............................   288,755       4          72,189
                                           --------
                                           $310,320
                                           ========

Tangible assets of iShip.com acquired in the iShip.com merger principally include cash and fixed assets. Liabilities of iShip.com assumed in the iShip.com merger principally include accounts payable, accrued payroll and long-term debt.

   2. The pro forma adjustment is for goodwill allocation of $288.76 million.

   3. The pro forma adjustment is for deferred stock compensation associated with the unvested iShip.com stock options to acquire approximately 1.7 million shares of iShip.com common stock to be assumed by Stamps.com.

   4. The pro forma adjustment to "shareholders' equity" reflects the elimination of iShip.com's shareholders' equity ($5.1 million) and the impact of the issuance of Stamps.com's common stock ($310.3 million) in connection with the iShip.com merger.

   5. The pro forma adjustment is for amortization of deferred stock compensation associated with the unvested iShip.com stock options assumed by Stamps.com over the remaining vesting period of $4.1 million and amortization of goodwill of $72.2 million for the year ended December 31, 1998.

   6. The pro forma adjustment is for amortization of deferred stock compensation of $3.1 million and amortization of goodwill of $54.1 million for the nine months ended September 30, 1999.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                STAMPS.COM INC.,
                            ROCKET ACQUISITION CORP.
                                      AND
                                ISHIP.COM, INC.
                          Dated as of October 22, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE 1 THE MERGER....................................................   A-5
    1.1  The Merger.....................................................    A-5
    1.2  Effective Time.................................................    A-6
    1.3  Effect of the Merger on Constituent Corporations...............    A-6
    1.4  Articles of Incorporation and Bylaws of Surviving Corporation..    A-6
    1.5  Directors and Officers of Surviving Corporation................    A-6
    1.6  Maximum Number of Shares of Parent Common Stock to be Issued;
         Effect on Outstanding Securities of the Company................    A-6
    1.7  Dissenting Shares..............................................    A-8
    1.8  Exchange Procedures............................................    A-9
    1.9  No Further Ownership Rights in Company Capital Stock...........    A-9
    1.10 Lost, Stolen or Destroyed Certificates.........................   A-10

 ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................  A-10
    2.1  Organization and Qualification.................................   A-10
    2.2  Authority Relative to this Agreement...........................   A-10
    2.3  Capital Stock..................................................   A-10
    2.4  No Subsidiaries................................................   A-11
    2.5  No Conflicts...................................................   A-11
    2.6  Books and Records; Organizational Documents....................   A-12
    2.7  Company Financial Statements...................................   A-12
    2.8  Absence of Changes.............................................   A-12
    2.9  No Undisclosed Liabilities.....................................   A-15
    2.10 Taxes..........................................................   A-15
    2.11 Legal Proceedings..............................................   A-16
    2.12 Compliance with Laws and Orders................................   A-16
    2.13 Plans; ERISA...................................................   A-16
    2.14 Title to Property..............................................   A-19
    2.15 Intellectual Property..........................................   A-19
    2.16 Contracts......................................................   A-21
    2.17 Insurance......................................................   A-21
    2.18 Affiliate Transactions.........................................   A-22
    2.19 Employees; Labor Relations.....................................   A-22
    2.20 Environmental Matters..........................................   A-23
    2.21 Substantial Partnerships.......................................   A-24
    2.22 Accounts Receivable............................................   A-24
    2.23 Other Negotiations; Brokers; Third Party Expenses..............   A-24
    2.24 Foreign Corrupt Practices Act..................................   A-24
    2.25 Financial Projections..........................................   A-24
    2.26 Approvals......................................................   A-24
    2.27 Takeover Statutes..............................................   A-25
    2.28 Registration Statement; Information Sheet/Prospectus...........   A-25
    2.29 Disclosure.....................................................   A-25

 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......  A-26
    3.1  Organization and Qualification.................................   A-26
    3.2  Authority Relative to this Agreement...........................   A-26
    3.3  SEC Documents; the Parent Financial Statements.................   A-26
    3.4  No Conflicts...................................................   A-27
    3.5  Ownership of Merger Sub; No Prior Activities...................   A-27

                                                                          Page
                                                                          ----
    3.6  Investment Advisors............................................  A-27
    3.7  Absence of Certain Changes or Events...........................  A-27
    3.8  Compliance with Laws...........................................  A-27
    3.9  Tax Matters....................................................  A-28
    3.10 Intellectual Property Rights...................................  A-28
    3.11 Year 2000 Preparedness.........................................  A-28

 ARTICLE 4 CONDUCT PRIOR TO THE EFFECTIVE TIME........................... A-29
    4.1  Conduct of Business of the Company.............................  A-29
    4.2  No Solicitation................................................  A-29

 ARTICLE 5 ADDITIONAL AGREEMENTS......................................... A-29
    5.1  Proxy Statement/Prospectus; Registration Statement.............  A-29
    5.2  Shareholder Approval...........................................  A-30
    5.3  Access to Information..........................................  A-30
    5.4  Confidentiality................................................  A-30
    5.5  Expenses; Termination Fee......................................  A-31
    5.6  Public Disclosure..............................................  A-31
    5.7  Approvals......................................................  A-31
    5.8  Notification of Certain Matters................................  A-31
    5.9  Company Affiliate Agreements...................................  A-31
    5.10 Additional Documents and Further Assurances....................  A-31
    5.11 Form S-8.......................................................  A-32
    5.12 NNM Listing of Additional Shares Application...................  A-32
    5.13 Company's Auditors.............................................  A-32
    5.14 Takeover Statutes..............................................  A-32
    5.15 Supplemental Disclosure Letter.................................  A-32
    5.16 Tax Treatment..................................................  A-32
    5.17 Parent Board Representation....................................  A-32

 ARTICLE 6 CONDITIONS TO THE MERGER...................................... A-32
    6.1  Conditions to Obligations of Each Party to Effect the Merger...  A-32
    6.2  Additional Conditions to Obligations of the Company............  A-33
         Additional Conditions to the Obligations of Parent and Merger
    6.3  Sub............................................................  A-33

 ARTICLE 7 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
           AGREEMENTS; ESCROW PROVISIONS................................. A-35
         Survival of Representations, Warranties, Covenants and
    7.1  Agreements.....................................................  A-35
    7.2  Escrow Provisions..............................................  A-35

 ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER............................. A-40
    8.1  Termination....................................................  A-40
    8.2  Effect of Termination..........................................  A-40

 ARTICLE 9 MISCELLANEOUS PROVISIONS...................................... A-41
    9.1  Notices........................................................  A-41
    9.2  Entire Agreement...............................................  A-41
    9.3  Further Assurances; Post-Closing Cooperation...................  A-41
    9.4  Amendment; Waiver..............................................  A-42
    9.5  Third Party Beneficiaries......................................  A-42
    9.6  No Assignment; Binding Effect..................................  A-42
    9.7  Headings.......................................................  A-42
    9.8  Invalid Provisions.............................................  A-42
    9.9  Governing Law..................................................  A-42

                                                                            Page
                                                                            ----
    9.10 Construction.....................................................  A-42
    9.11 Counterparts.....................................................  A-42
    9.12 Specific Performance.............................................  A-42

 ARTICLE 10 DEFINITIONS.................................................... A-43
    10.1 Definitions......................................................  A-43

   Exhibit A--Form of Support Agreements
   Exhibit B--Form of Articles of Merger
   Exhibit C--Form of Company Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of October 22, 1999, by and among Stamps.com Inc., a Delaware corporation (the "Parent"), Rocket Acquisition Corp., a Washington corporation and a wholly owned subsidiary of the Parent ("Merger Sub"), and iShip.com, Inc., a Washington corporation (the "Company"), and with respect to Section 7.2 only, U.S. Stock Transfer Corporation, as Depositary. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in Article 10.

                                    RECITALS

   A. The Boards of Directors of each of the Parent, Merger Sub and the Company believe it is in the best interests of the Parent, Merger Sub and the Company (as applicable) and their respective shareholders that the Parent acquire the Company through the merger of Merger Sub with and into the Company (the "Merger").

   B. The Boards of Directors of each of the Parent, Merger Sub and the Company have approved this Agreement, the Merger and the other transactions contemplated hereby.

   C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive shares of common stock, par value $0.001 per share, of the Parent ("Parent Common Stock"), and (ii) all outstanding Company Options and Company Warrants will become exercisable for Parent Common Stock, subject to the terms and conditions set forth herein.

   D. As an inducement to the Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company have, concurrently herewith, entered into Support Agreements with the Parent in substantially the form attached hereto as Exhibit A (the "Support Agreements") pursuant to which, among other things, such shareholders have agreed to vote the shares of Company Capital Stock owned by them in favor of the Merger.

   E. The Parent, Merger Sub and the Company intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and in furtherance thereof, intend that this Agreement shall be a "Plan of Reorganization" within the meaning of Sections 354(a) and 361(a) of the Code.

   F. The Company, the Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

   G. A portion of the shares of Parent Common Stock otherwise issuable or reserved for issuance by the Parent in connection with the Merger shall be placed in escrow as set forth in Article 7 herein.

   H. As an inducement to the Parent and Merger Sub to enter into this Agreement, certain officers and employees of the Company have entered into employment agreements with the Parent (the "Employment Agreements") whose term will commence on the Closing Date.

   NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1
                                   THE MERGER

   1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Washington Code, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation").

   1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to
Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five Business Days following satisfaction or waiver of the conditions set forth in Article 6, at the offices of Brobeck, Phleger & Harrison LLP, 38 Technology Drive, Irvine, California, unless another place or time is agreed to by the Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger (or like instrument), in substantially the form attached hereto as Exhibit B (the "Articles of Merger"), with the Secretary of State of the State of Washington, in accordance with applicable Laws (the date and time of acceptance by the Secretary of State of the State of Washington of such filing, or such later time agreed to by the parties and set forth in the Articles of Merger, being referred to herein as the "Effective Time").

   1.3 Effect of the Merger on Constituent Corporations. At the Effective Time, the Merger shall have the effects provided for in the applicable provisions of the Washington Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub and the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   1.4 Articles of Incorporation and Bylaws of Surviving Corporation.

   (a) At the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation and bylaws of the Surviving Corporation, except that Article I thereof shall be amended to read in its entirety as follows: "The name of the Corporation is iShip.com, Inc."

   (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by such bylaws, the articles of incorporation and applicable law.

   1.5 Directors and Officers of Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation.

   1.6 Maximum Number of Shares of Parent Common Stock to be Issued; Effect on Outstanding Securities of the Company.

   (a) The maximum number of shares of Parent Common Stock to be issued (including Parent Common Stock to be reserved for issuance upon exercise of any of the Company Options or Company Warrants to be assumed by the Parent as provided herein) in the Merger and in exchange for all vested and unvested Company Options and Company Warrants shall be the Aggregate Merger Share Number. No increase shall be made in the number of shares of Parent Common Stock issuable as a result of the transactions contemplated by this Agreement arising from any consideration (except for deemed share consideration arising from the net exercise provisions of any Company Options or Company Warrants, which share consideration shall continue to be outstanding shares of Company Capital Stock at the Closing and through the Escrow Period) received by the Company from the date hereof to the Effective Time as a result of any exercise, conversion or exchange of Company Options, or Company Warrants.

   (b) Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of the Parent or Merger Sub, the Company or the holder of any shares of the Company Capital Stock and Company Options or Company Warrants, the following shall occur:

     (i) Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b)(iv) and any Dissenting Shares (as provided in Section 1.7)) will be converted automatically into the right to receive that number of shares of Parent Common Stock equal to the Common Stock Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock.

     (ii) Conversion of Series A Preferred Stock. At the Effective Time, each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be cancelled pursuant to Section 1.6(b)(iv) and any Dissenting Shares (as provided in Section 1.7)) will be automatically converted into the right to receive that number of shares of Parent Common Stock equal to the Series A Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock.

     (iii) Conversion of Series B Preferred Stock. At the Effective Time, each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series B Preferred Stock to be cancelled pursuant to Section 1.6(b)(iv) and any Dissenting Shares (as provided in Section 1.7)) will be automatically converted into the right to receive that number of shares of Parent Common Stock equal to the Series B Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock.

     (iv) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by the Parent or the Company or any Subsidiary of the Parent or the Company immediately prior to the Effective Time shall be automatically canceled and extinguished without any consideration in respect thereof and without any further action on the part of the Parent, Merger Sub or the Company.

     (v) Company Options and Stock Plan. At the Effective Time all unexpired and unexercised Company Options and Company Warrants then outstanding, whether vested or unvested, together with the Company's Amended and Restated 1997 Stock Plan (the "Stock Plan"), shall be assumed by the Parent in accordance with provisions described below.

       (A) At the Effective Time, each unexpired and unexercised Company Option and Company Warrant then outstanding, whether vested or unvested, together with the Stock Plan, shall be, in connection with the Merger, assumed by the Parent. Each Company Option and Company Warrant so assumed by the Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions as were applicable to such Company Option or Company Warrant immediately prior to the Effective Time; provided that (1) such Company Option or Company Warrant, as the case may be, shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Option or Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio applicable to the series or class of Company Capital Stock subject to the Company Option or Company Warrant (rounded down to the nearest whole number of shares of Parent Common Stock) and (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option or Company Warrant, as the case may be, shall be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Option or Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio applicable to the series or class of Company Capital Stock subject to the Company Option or Company Warrant (rounded up to the nearest whole cent).

       (B) It is the intention of the parties that the Company Options assumed by the Parent shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent the Company Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.6(b)(v) shall be applied consistent with this intent.

       (C) At the Effective Time, the Parent shall succeed to the Company's rights and assume the Company's obligations under any Restricted Stock Purchase Agreements. Any and all restrictions on the Company Restricted Stock issued pursuant to the Stock Plan or such other agreements which do not lapse in accordance with their terms as in effect on the date of this Agreement shall continue in full force and effect until such restrictions lapse pursuant to the terms of such agreements.

       (D) Notwithstanding the foregoing, the Series B Preferred Stock Purchase Warrant, dated April 27, 1999 (the "MBE Warrant"), by and between the Company and Mail Boxes Etc. USA, Inc. ("MBE"), shall, subject to the consent of MBE, be modified, at the Effective Time, to be a warrant of the Parent on terms and subject to conditions identical to the MBE Warrant, except that such warrant shall be exercisable for the number of whole shares of Parent Common Stock equal to the product of the number of shares of Series B Preferred Stock that were issuable upon exercise of the MBE Warrant immediately prior to the Effective Time multiplied by the Series B Exchange Ratio (rounded down to the nearest whole number of shares of Parent Common Stock) and the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such warrant shall be equal to the quotient determined by dividing the exercise price per share of Series B Preferred Stock under the MBE Warrant by the Series B Exchange Ratio (rounded up to the nearest whole cent).

     (vi) Adjustments to Exchange Ratios. The Exchange Ratios shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, reclassification, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

     (vii) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation. Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

   1.7 Dissenting Shares.

   (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with Washington Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive shares of Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the Washington Code.

   (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Capital Stock who demands purchase of such shares under the Washington Code shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's dissenters' rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such withdrawal or loss, such holder's shares shall automatically be converted into and represent only the right to receive shares of Parent Common Stock as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

   (c) The Company shall give the Parent (i) prompt notice of its receipt of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the Washington Code and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal of any shares of Company Capital Stock under the Washington Code. The Company shall not, except with the prior written consent of the Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle or settle any such demands.

   1.8 Exchange Procedures.

   (a) Parent Common Stock. On the Closing Date, the Parent shall issue in accordance with this Article 1, the aggregate number of shares of Parent Common Stock issuable in exchange for outstanding shares of Company Capital Stock; provided, however, that, on behalf of the holders of Company Capital Stock, the Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount. The portion of the Escrow Amount contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive by virtue of ownership of outstanding shares of Company Capital Stock.

   (b) Exchange Procedures. At the Closing, each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and which shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.6, shall deliver the Certificates to the Parent. Upon surrender of a Certificate for cancellation and a stock power indorsed in blank with respect to the shares held pursuant to Article 7, the Parent shall deliver to the holder of such Certificate in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock to be deposited in the Escrow Fund on such holder's behalf pursuant to Article 7 hereof), to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article 7 hereof, the Parent shall cause to be distributed to the Depositary a certificate or certificates (in such denominations as may be requested by the Depositary), registered in the name of each former shareholder of the Company, representing that number of shares of Parent Common Stock equal to the Escrow Amount. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate the Parent as provided in
Article 7. Until surrendered, each outstanding Certificate will be deemed, from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted.

   (c) Distributions With Respect to Unexchanged Shares of Company Capital Stock. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange for any such unsurrendered Certificates, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such shares of Parent Common Stock.

   (d) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued pursuant to the Merger in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Parent, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of the Parent or any agent designated by it that such tax has been paid or is not payable.

   1.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

   1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Parent shall issue certificates representing such shares of Parent Common Stock in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are specifically disclosed with respect to specific sections of this Article 2 in the Disclosure Letter as follows:

   2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing under the laws of the State of Washington, and has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Section
2.1 of the Disclosure Letter sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

   2.2 Authority Relative to this Agreement. Subject only to the requisite approval of the Merger and this Agreement by the shareholders of the Company, the Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by all necessary action by the Board of Directors of the Company, and no other action on the part of the Board of Directors of the Company is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

   2.3 Capital Stock.

   (a) The authorized capital stock of the Company consists only of 60,000,000 shares of Common Stock, $0.0005 par value per share (the "Company Common Stock"), of which 7,492,720 shares of Company Common Stock are issued and outstanding as of the date hereof, and 21,786,668 shares of Preferred Stock, $0.0005 par value per share (the "Company Preferred Stock"). The designation and status of the Company Preferred Stock is as follows: (i) 8,986,668 shares are designated as Series A Preferred Stock, all of which are issued and outstanding as of the date hereof, and (ii) 12,800,000 shares are designated as Series B Preferred Stock, 10,133,334 of which are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of any applicable federal, state and foreign securities Laws or preemptive rights. Except for shares issuable upon conversion of the Series A Preferred Stock or the

Series B Preferred Stock or upon exercise of Company Options or Company Warrants, no shares of Company Common Stock or Company Preferred Stock are reserved for issuance. Section 2.3(a) of the Disclosure Letter lists the name and state of residence of each holder of Company Common Stock and Company Preferred Stock provided to the Company by such holder. With respect to any Company Common Stock or Company Preferred Stock that has been issued subject to a repurchase option on the part of the Company, Section 2.3(a) of the Disclosure Letter sets forth the holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated).

   (b) As of the date hereof, there are no outstanding Company Options or Company Warrants or agreements, arrangements or understandings to which the Company is a party (written or oral) to issue Options with respect to the Company and there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the articles of incorporation or bylaws of the Company, or any agreement or other arrangement to which the Company is a party or to which it is bound and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Common Stock or Equity Equivalents. With respect to each Company Option and Company Warrant, Section 2.3(b) of the Disclosure Letter sets forth the holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). All of the Company Options and Company Warrants were issued in compliance with all applicable federal, state and foreign securities Laws. The Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including without limitation any voting trust agreement or proxy.

   2.4 No Subsidiaries. The Company has no Subsidiaries and does not otherwise hold any equity, membership, partnership, joint venture or other ownership interest in any Person.

   2.5 No Conflicts. The execution and delivery by the Company of this Agreement does not, the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

   (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation or bylaws of the Company;

   (b) except as could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company or be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.5 of the Disclosure Letter, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company or any of its Assets and Properties; or

   (c) except as could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company or be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company is a party or by which any of the Company's Assets and Properties is bound.

   2.6 Books and Records; Organizational Documents. The minute books and stock record books and other similar records of the Company that have been provided or made available to the Parent or its counsel prior to the execution of this Agreement are complete and correct in all respects and have been maintained in accordance with sound business practices. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of the Company through the date hereof. The Company has prior to the execution of this Agreement delivered to the Parent true and complete copies of its articles of incorporation and bylaws, both as amended through the date hereof. The Company is not in violation of any provision of its articles of incorporation or bylaws.

   2.7 Company Financial Statements.

   (a) Section 2.7 of the Disclosure Letter sets forth the Company Financials. The Company Financials are correct and complete in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto, and, in the case of the Interim Financial Statements, subject to normal year-end adjustments, which adjustments will not be material in amount or significance). The Company Financials present fairly and accurately the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which adjustments will not be material in amount or significance and except that the Interim Financial Statements may not contain footnotes. Since the Company's inception, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company.

   (b) The Company does not have as of the date hereof nor as of the Audited Financial Statement Date assets with a book value greater than or equal to $10 million, and, with respect to the fiscal year ended on the Audited Financial Statement Date, the Company, did not have revenues greater than or equal to $10 million.

   2.8 Absence of Changes. Since the date of the Interim Financial Statements, there has not been any material adverse change in the Business or Condition of the Company or any occurrence or event which, individually or in the aggregate, could be reasonably expected to have any material adverse change in the Business or Condition of the Company. In addition, without limiting the foregoing, except as expressly contemplated hereby, there has not occurred since the date of the Interim Financial Statements:

   (a) the entering into of any Contract, commitment or transaction or the incurrence of any Liabilities outside of the ordinary course of business consistent with past practice;

   (b) the entering into of any Contract in connection with any transaction involving a Business Combination;

   (c) the entering into of any Contract or other commitment relating to any interest of the Company in any corporation, association, joint venture, partnership or business entity;

   (d) the entering into of any strategic alliance, joint development or joint marketing Contract (other than joint marketing efforts in the ordinary course of business consistent with past practice with its customers with whom the Company had such a relationship at the date of the Interim Financial Statements);

   (e) any material amendment or other modification (or agreement to do so), except in the ordinary course of business consistent with past practice, or violation of the terms of, any of the Contracts disclosed in the Disclosure Letter;

   (f) the entering into of any transaction with any officer, director, shareholder, Affiliate or Associate of the Company, other than pursuant to any Contract in effect on the date of the Interim Financial Statements and disclosed to the Parent pursuant to Section 2.18 of the Disclosure Letter or other than pursuant to any contract of employment and listed in Section 2.16(a) of the Disclosure Letter;

   (g) the entering into or amendment of any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or Company Intellectual Property other than as contemplated by the Company's

Contracts or Licenses disclosed in the Disclosure Letter or otherwise in the ordinary course of business consistent with past practice with a Person with whom the Company had such a relationship at the date of the Interim Financial Statements;

   (h) the commencement of any Action or Proceeding involving or which could reasonably be expected to involve the Company, or insofar as it relates to their capacity as such, any officer, director, Affiliate or Associate of the Company;

   (i) the declaration, setting aside or payment of any dividends on or making of any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or Equity Equivalents, or any split, combination or reclassification of any Company Capital Stock or Equity Equivalents or issuance or authorization of the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or Equity Equivalents, or the repurchase, redemption or other acquisition, directly or indirectly, of any shares of Company Capital Stock or Equity Equivalents;

   (j) except for (i) the issuance of shares of Company Capital Stock upon exercise or conversion of then-outstanding Company Options, Company Warrants or Company Preferred Stock listed in Section 2.3 of the Disclosure Letter, or (ii) the issuance of options available for grant under the Stock Plan in the ordinary course of business to employees who are not officers of the Company consistent with past practice, the issuance, grant, delivery, sale or authorization of or proposal to issue, grant, deliver or sell, or purchase or proposal to purchase, any shares of Company Capital Stock, Equity Equivalents or modification or amendment of the rights of any holder of any outstanding shares of Company Capital Stock of Equity Equivalents (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options, Company Warrants or other Equity Equivalents), nor have there been any agreements, arrangements, plans or understandings with respect to any such modification or amendment;

   (k) any amendments to the Company's articles of incorporation or bylaws;

   (l) any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property other than non-exclusive transfers to the Company's customers, distributors or other licensees at the date of the Interim Financial Statements in the ordinary course of business consistent with past practice;

   (m) any disposition or sale of, waiver of rights to, license or lease of, or incurrence of any Lien on, any Assets and Properties of the Company, other than dispositions of inventory, or licenses of products to Persons to whom the Company had granted licenses of its products at the date of the Interim Financial Statements, in the ordinary course of business of the Company consistent with past practice;

   (n) any purchase of any Assets and Properties of any Person other than acquisitions of inventory, or licenses of products, in the ordinary course of business of the Company consistent with past practice;

   (o) the making of any capital expenditures or commitments by the Company for additions to property, plant or equipment of the Company constituting capital assets individually or in the aggregate in an amount exceeding $50,000;

   (p) the write-off or write-down or making of any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company, or change in any reserves or liabilities associated therewith, individually or in the aggregate in an amount exceeding $50,000;

   (q) the payment, discharge or satisfaction, in an amount in excess of $25,000, in any one case, or $50,000 in the aggregate, of any claim or Liability, other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business since the date of the Interim Financial Statements;

   (r) the failure to pay or otherwise satisfy Liabilities of the Company consistent with the Company's past practices, except such as are being contested in good faith;

   (s) the incurrence of any Indebtedness or guarantee of any Indebtedness in an aggregate amount exceeding $50,000 or issuance or sale of any debt securities of the Company or guarantee any debt securities of others;

   (t) the grant of any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, the terms of which are disclosed in the Disclosure Letter;

   (u) the increase of greater than five percent in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

   (v) the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, shareholder, employee or consultant of the Company) to any current or former officer, director, shareholder, employee, independent contractor or consultant of the Company;

   (w) the establishment or modification of (i) targets, goals, pools or similar provisions under any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

   (x) the adoption, entering into, amendment, modification or termination (partial or complete) of any Plan (other than as required to comply with applicable Laws or to maintain the qualified status of such plan under Section 401(a) of the Code);

   (y) the payment of any discretionary or stay bonus;

   (z) any action, including the acceleration of vesting of any Company Options or Company Warrants, or other rights to acquire shares of capital stock of the Company, which could jeopardize the tax-free reorganization hereunder, except as expressly required by any Contract set forth in the Disclosure Letter;

   (aa) the making or changing of any material election in respect of Taxes, adoption or change of any accounting method in respect of Taxes, the entering into of any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

   (bb) other than in the ordinary course of business, the making of any representation or proposal to, or engagement in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company;

   (cc) the commencement or termination of, or change in, any line of business;

   (dd) the cancellation, material amendment or failure to renew any insurance policy other than in the ordinary course of business consistent with past practice, or failure to use commercially reasonable efforts to give all notices and present all claims under all such policies in a timely fashion;

   (ee) any material amendment, failure to renew, or failure to use commercially reasonable efforts to maintain, its existing Approvals or failure to observe any Law or Order applicable to the conduct of the Company's business or the Company's Assets and Properties;

   (ff) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company individually or in the aggregate in an amount exceeding $50,000;

   (gg) the repurchase, cancellation or modification of the terms of any Company Capital Stock, Equity Equivalents, Company Options or Company Warrants or other financial instrument that derives the majority of its value from its convertibility into Company Capital Stock or Equity Equivalents, other than transactions entered into in the ordinary course of business and pursuant to either (i) contractual provisions or (ii) the Stock Plan, in either case as in effect at the date of this Agreement; or

   (hh) any entering into of any Contract, or acquiescence by the Company in respect of, an arrangement or understanding to do, engage in, cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs.

   2.9 No Undisclosed Liabilities. Except as reflected or reserved against in the Company Financials, there are no Liabilities of, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material to the Business or Condition of the Company, and are not for tort or for breach of contract.

   2.10 Taxes.

   (a) All Tax Returns required to have been filed by or with respect to the Company or any affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member (a "Relevant Group") have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely reflects Tax liability and all other material information required to be reported thereon. All Taxes due and payable by the Company or any member of a Relevant Group, whether or not shown on any Tax Return, or claimed to be due by any Tax Authority, have been paid or accrued on the Company Financials for all periods (or portions thereof) through and including the date thereof. All such Tax Returns are true, complete and correct in all material respects.

   (b) The Company has not incurred any material liability for Taxes other than as reflected on the Interim Financial Statements for all periods (or portions thereof) through and including the date thereof and will not incur additional Liabilities for Taxes through and including the Closing Date, other than in the ordinary course of business. The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for liability for Income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Company's most recent balance sheet and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

   (c) The Company is not a party to any agreement extending the time within which to file any Tax Return. No claim has ever been made by a Taxing Authority of any jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

   (d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

   (e) The Company does not have knowledge of any actions by any Taxing Authority in connection with assessing additional Taxes against or in respect of it for any past period. There is no dispute or claim concerning any Tax liability of the Company either (i) threatened, claimed or raised by any Taxing Authority or (ii) of which the Company is aware. There are no Liens for Taxes upon the Assets and Properties of the Company other than Liens for Taxes not yet due. Section 2.10 of the Disclosure Letter indicates those Tax Returns, if any, of the Company that have been audited or examined by Taxing Authorities, and indicates those Tax Returns of the Company that currently are the subject of audit or examination. The Company has delivered to the Parent complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company since the fiscal year ended December 31, 1997.

   (f) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, the Company or with respect to any Tax assessment or deficiency affecting the Company or any Relevant Group.

   (g) The Company has not received any written ruling related to Taxes or entered into any agreement with a Taxing Authority relating to Taxes.

   (h) The Company has no liability for the Taxes of any Person other than the Company (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor,
(iii) by Contract or (iv) otherwise.

   (i) The Company (i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method and (ii) is not a "consenting corporation" within the meaning of Section 341(f)(1) of the Code.

   (j) The Company is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

   (k) The Company is not involved in, subject to, or a party to any joint venture, partnership, Contract or other arrangement that is treated as a partnership for federal, state, local or foreign Income Tax purposes.

   (l) The Company was not included and is not includible in the Tax Return of any Relevant Group with any corporation other than such a return of which the Company is the common parent corporation.

   (m) The Company has not made any payments, is not obligated to make any payments, nor is a party to any Contract that under certain circumstances could require it to make any payments that are not deductible as a result of the provisions set forth in Section 280G of the Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code (other than payments for which shareholder approval meeting the requirements of Section 280G(c)(5) of the Code will be obtained prior to the Closing Date).

   (n) The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

   2.11 Legal Proceedings.

   (a) Except as set forth in Section 2.11 of the Disclosure Letter:

     (i) there are no Actions or Proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company or its Assets and Properties; and

     (ii) the Company has not received notice, and does not otherwise have knowledge, of any Orders outstanding against the Company.

   (b) Prior to the execution of this Agreement, the Company has delivered to the Parent all responses of counsel for the Company to auditor's requests for information since the Company's inception (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company. Section 2.11(b) of the Disclosure Letter sets forth all Actions or Proceedings relating to or affecting the Company or any of its Assets and Properties since the Company's inception and prior to the date hereof.

   2.12 Compliance with Laws and Orders. The Company has not violated, and is not currently in default under, any Law or Order applicable to the Company or any of its Assets and Properties, except for any such violations or defaults that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

   2.13 Plans; ERISA.

   (a) For purposes of this Agreement, the term "Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of which any of the Company or any member of the same controlled group of businesses as the Company within the meaning of Section 4001(a)(14) of ERISA (an "ERISA Affiliate") is or ever was a sponsor or participating employer or as to which the Company or any of its ERISA Affiliates makes contributions or is or has been required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of any of the Company or any of its ERISA Affiliates (whether written or oral) providing for health, life, vision or dental insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Except as disclosed on Section 2.13 of the Disclosure Letter, (i) neither the Company nor any of its ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Plans, (ii) none of the Plans is or was a "multi-employer plan", as defined in Section 3(37) of ERISA, (iii) none of the Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) none of the Plans provides or provided post-retirement medical or health benefits, other than as required under applicable Laws, (v) none of the Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, (vi) neither the Company nor any of its ERISA Affiliates is or was a party to any collective bargaining agreement and (vii) neither the Company nor any of its ERISA Affiliates has announced or otherwise made any commitment to create or amend any Plan (other than as required to comply with applicable Laws or to maintain the qualified status of a Plan under Section 401(a) of the Code). Notwithstanding any statement or indication in this Agreement to the contrary, there are no Plans (a) as to which the Parent will be required to make any contributions or with respect to which the Parent shall have any obligation or liability whatsoever, whether on behalf of any of the current employees of the Company or on behalf of any other Person, after the Closing (other than current deferred contributions to the Company's 401(k) plan and the current month's premium for health plan coverage), or (b) which the Parent or the Surviving Corporation will not be able to terminate immediately after the Closing in accordance with their terms, ERISA and the Code. With respect to each of such Plans, at the Closing there will be no unrecorded liabilities with respect to the establishment, implementation, operation, administration or termination of any such Plan, or the termination of the participation in any such Plan by the Company or its ERISA Affiliates. The Company has delivered to the Parent true and complete copies of: (i) each of the Plans and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect and there are no defaults thereunder, (ii) the currently effective Summary Plan Description pertaining to each of the Plans, (iii) the annual reports filed for each of the Plans since inception (including all related schedules), if applicable, (iv) the most recently filed PBGC Form 1 (if applicable), (v) the most recent Internal Revenue Service determination letter for each Plan which is intended to constitute a qualified plan under Section 401 of the Code and each amendment to each of the foregoing documents and (vi) for each unfunded Plan, if any, financial statements consisting of (A) the consolidated statement of assets and liabilities of such Plan as of its most recent valuation date, and (B) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such Plan for the most recently-ended plan year, which such financial statements shall fairly present the financial condition and the results of operations of such Plan in accordance with GAAP, consistently applied, as of such dates.

   (b) The present value of all accrued benefits under any Plans subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such Plans allocated to such accrued benefits, based upon the applicable provisions of the Code and ERISA, and each such Plan shall be capable of being terminated as of the Closing Date in a "standard termination" under Section 4041(b) of ERISA. With respect to each Plan that is subject to Title IV of ERISA, (i) no amount is due or owing from the Company or any of its ERISA Affiliates to the PGBC or to any "multi-employer Plan" as defined in
Section 3(37) of ERISA on account of any withdrawal therefrom and (ii) no such Plan has been terminated other than in accordance with ERISA or at a time when the Plan was not sufficiently funded. The transactions contemplated hereunder, including, without limitation, the termination of any Plan at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable Laws.

   (c) Neither the Company nor any of its ERISA Affiliates is subject to any material liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Company nor any of its ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any material liability, tax or penalty, including, but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other Laws. Each Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D of the Code, has complied in all material respects. No event has occurred which could subject any Plan to Tax under
Section 511 of the Code. None of the Plans subject to Title IV of ERISA has been completely or partially terminated nor has there been any "reportable event," as such term is defined in Section 4043(b) of ERISA, with respect to any of the Plans since the effective date of ERISA nor has any notice of intent to terminate been filed or given with respect to any such Plan. There has been no (i) withdrawal by the Company or any of its ERISA Affiliates that is a substantial employer from a single-employer plan which is a Plan and which has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by the Company or any of its ERISA Affiliates of operations at a facility causing more than twenty percent of Plan participants to be separated from employment, as referred to in Section 4062(f) of ERISA. Neither the Company nor any of its ERISA Affiliates, nor any other organization of which any of them are a successor or parent corporation as defined in Section 4069(b) of ERISA, have engaged in any transaction described in Section 4069(a) of ERISA.

   (d) None of the Plans nor any trust created thereunder has incurred any "accumulated funding deficiency" as such term is defined in Section 412 of the Code, whether or not waived, since the effective date of said Section 412, and no condition has occurred or exists which by the passage of time could be expected to result in an accumulated funding deficiency as of the last day of the current plan year of any such Plan. Furthermore, neither the Company nor any of its ERISA Affiliates has any unfunded liability under ERISA in respect of any of the Plans (except with respect to current deferred contributions under the Company's 401(k) plan and the current month's premium for health plan coverage). Each of the Plans which is intended to be a qualified plan under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or has time remaining to apply for a determination letter and make such changes as may be required under the remedial amendment period of Section 401(b) of the Code. Each Plan has been operated in accordance with its terms and with the provisions of the Code. All of the Plans have been administered and maintained in compliance with ERISA, the Code and all other applicable Laws, except as could not have a material adverse effect on the Business or Condition of the Company. All contributions required to be made to each of the Plans under the terms of that Plan, ERISA, the Code or any other applicable Laws have been timely made. Each Plan intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meet such requirements. There are no Liens against the property of the Company or any of its ERISA Affiliates under Section 412(n) of the Code or
Section 302(f) or 4068 of ERISA. The Interim Financial Statements properly reflect all amounts required to be accrued as liabilities to date under each of the Plans. There is no contract, agreement or benefit arrangement covering any employee of the Company or any Subsidiary which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code) (other than payments for which shareholder approval meeting the requirements of Section 280G(c)(5) of the Code will be obtained prior to the Closing Date). Except as disclosed in Section 2.13(d) of the Disclosure Letter, the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Parent or the Surviving Corporation to the PBGC, any Plan, or any present or former employee of the Parent or the Surviving Corporation, (ii) be a trigger event under any Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder, contractor, or consultant of the Company (except as required in connection with any termination or partial termination of a qualified Plan and except for acceleration of options under the Stock Plan and accelerated lapsing of repurchase rights under Company Common Stock purchase agreements). With respect to any insurance policy which provides, or has provided, funding for benefits under any Plan, (i) there is and will be no liability of the Company or the Parent in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and
(ii) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

   (e) Other than routine claims for benefits under the Plans, there are no pending, or, to the best knowledge of the Company, threatened, Actions or Proceedings involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or the Company or any of its ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other person whomsoever. The Company knows of no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

   2.14 Title to Property. The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Financials or acquired after the Financial Statement Date (except properties, interests in properties and assets sold or otherwise disposed of since the Financial Statement Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt which is reflected on the Company Financials. The plants, property and equipment of Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used as of the applicable date in the operations of Company are reflected in the Company Financials to the extent generally accepted accounting principles require the same to be reflected.

   2.15 Intellectual Property.

   (a) Section 2.15(a) of the Disclosure Letter lists all Company Registered Intellectual Property and lists any proceedings or actions pending as of the date hereof before any court, tribunal (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

   (b) Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(a) of the Disclosure Letter is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License) and is free and clear of any Liens. The Company (i) owns exclusively all trademarks, service marks and trade names used in connection with the operation or conduct of the business of the Company, including the sale of any products or technology or the provision of any services by the Company and (ii) owns exclusively, and has good title to, all copyrighted works that are Company products or other works of authorship that the Company otherwise purports to own; provided, however, that such works may incorporate copyrighted works or works of authorship of third parties which are licensed to the Company or are in the public domain.

   (c) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property.

   (d) Except pursuant to agreements listed in Section 2.15(d) of the Disclosure Letter, the Company has not transferred ownership of or granted any License or other right to use or authorized the retention of any rights to use any Intellectual Property that is or was Company Intellectual Property, to any other Person.

   (e) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Company's business as it currently is conducted, including, without limitation, the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company (including products, technology, or services currently under development).

   (f) The Contracts and Licenses listed in Section 2.15(f) of the Disclosure Letter include all Contracts and Licenses to which the Company is a party with respect to any Intellectual Property. No Person other than the

Company has ownership rights to improvements made by the Company in Intellectual Property which has been licensed to the Company.

   (g) Section 2.15(g) of the Disclosure Letter lists all Contracts, Licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

   (h) To the knowledge of the Company, the operation of the business of the Company as currently conducted or as presently proposed to be conducted, including the Company's design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company does not infringe or misappropriate the Intellectual Property of any Person, violate the rights of any Person (including rights to privacy or publicity and moral rights), or constitute unfair competition or trade practices under any Laws, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights.

   (i) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

   (j) There are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

   (k) To the knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

   (l) The Company has taken all reasonable steps to protect the Company's rights in confidential information and trade secrets of the Company or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment agreements substantially in the form set forth in Section 2.15(l) of the Disclosure Letter, and all current and former employees, consultants and independent contractors of the Company have executed such an agreement.

   (m) No Company Intellectual Property or product, technology or service of the Company is subject to any Order or Action or Proceeding that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

   (n) To the knowledge of the Company, no (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes material, false advertising or otherwise violates any Law.

   (o) To the knowledge of the Company, the Company has taken all actions necessary and appropriate to assure that there shall be no material adverse change to its business or electronic systems or material interruptions in the delivery of the Company's products and services by reason of the advent of the year 2000, including, without limitation, that all of its products (including products currently under development) will, without interruption or manual intervention, continue to consistently, predictably and accurately record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will consistently, predictably and accurately calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as such products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

   (p) Neither this Agreement nor any transactions contemplated by this Agreement will result in the Parent's granting any rights or licenses with respect to the Intellectual Property of the Parent to any Person pursuant to any Contract to which the Company is a party or by which any of its Assets and Properties are bound.

   (q) Neither this Agreement nor any transactions contemplated by this Agreement will result in the Company losing any rights or licenses with respect to any Intellectual Property pursuant to any Contract to which the Company is a party or by which it has any rights or licenses with respect any Intellectual Property.

   2.16 Contracts.

   (a) Section 2.16(a)(1) of the Disclosure Letter contains a true and complete list of each of the Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Parent prior to the execution of this Agreement).
Section 2.16(a)(2) of the Disclosure Letter contains a true and complete list of each Contract of the Company not terminable by the Company upon thirty days (or less) notice by the Company without penalty or obligation to make payments based on such termination.

   (b) Each Contract required to be disclosed in Section 2.16(a) of the Disclosure Letter is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity. To the knowledge of the Company, no other party to such Contract is, nor has received notice that it is, in material violation or material breach of or default under any such Contract (or with notice or lapse of time or both, would be in material violation or material breach of or default under any such Contract). To the knowledge of the Company, each such contract is a legal, valid and binding obligation of each other party to such Contract, enforceable against each other party to such contract, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

   (c) The Company is not a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits the Company's ability to compete with any Person in any line of business or in any area or territory.

   2.17 Insurance. The Company has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Company. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

   2.18 Affiliate Transactions.

   (a) Except as disclosed in Section 2.18(a) of the Disclosure Letter, (i) there are no Contracts or Liabilities between the Company, on the one hand, and
(A) any current or former officer, director, shareholder, or to the Company's knowledge, any Affiliate or Associate of the Company or (B) any Person who, to the Company's knowledge, is an Associate of any such officer, director, shareholder or Affiliate, on the other hand, (ii) the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, shareholder, Affiliate or Associate, (iii) neither the Company nor any such current or former officer, director, shareholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company and (iv) the Company does not beneficially own, directly or indirectly, any Investment Assets of any such current or former officer, director, shareholder, Affiliate or Associate.

   (b) Each of the Contracts and Liabilities listed in Section 2.18(a) of the Disclosure Letter were entered into or incurred, as the case may be, on terms no less favorable to the Company (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm's-length basis on competitive terms. Any Contract to which the Company is a party and in which any director of the Company has a financial interest in such Contract was approved in accordance with the Washington Code.

   2.19 Employees; Labor Relations.

   (a) Except as set forth in Section 2.19(a) of the Disclosure Letter, the Company is not a party to any collective bargaining agreement and there is no unfair labor practice or labor arbitration proceedings pending with respect to the Company, or, to the knowledge of the Company, threatened, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. To the knowledge of the Company, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of the employees performing work for the Company but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company.

   (b) All employees of the Company are employed at will. Section 2.19(b) of the Disclosure Letter sets forth, individually and by category, the name of each officer, employee and consultant, together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Except as set forth in Section 2.19(b) of the Disclosure Letter, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company to any officer, director, or employee of, or consultant to, the Company, and to the knowledge of the Company no employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee's relationship with the Company, for any reason, including because of the consummation of the transactions contemplated by this Agreement. The Company is not a party to any agreement for the provision of labor from any outside agency. To the knowledge of the Company, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees except as set forth in Section 2.19(b) of the Disclosure Letter.

   (c) Since the Company's inception, except as set forth in Section 2.19(c) of the Disclosure Letter, there have been no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. Except as could not reasonably be expected to have a material adverse effect on the Business or Condition of the Company, the Company has complied with all laws related to the employment of employees. Except as set forth in Section 2.19(c) of the Disclosure Letter, the Company has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the WARN Act, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

   (d) The Company has no written policies and/or employee handbooks or manuals except as set forth in Section 2.19(d) of the Disclosure Letter.

   (e) To the knowledge of the Company, no officer, employee or consultant of the Company is obligated under any Contract or other agreement or subject to any Order or Law that would interfere with the Company's business as currently conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as presently conducted nor any activity of such officers, employees or consultants in connection with the carrying on of the Company's business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract or other agreement under which any of such officer's, employees or consultants is now bound.

   2.20 Environmental Matters.

   (a) The Company possesses any and all Environmental Permits necessary to or required for the operation of its business. The Company will obtain any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation to conduct the business of the Company as it was conducted prior to the Closing.

   (b) The Company is in compliance with (i) all terms, conditions and provisions of its Environmental Permits and (ii) all Environmental Laws.

   (c) Neither the Company nor any predecessor of the Company nor any entity previously owned by the Company has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.

   (d) Neither the Company nor any predecessor of the Company nor any entity previously owned by the Company has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there are no past or present events, facts or circumstances which could form the basis of any such obligation or liability.

   (e) No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

   (f) Neither the Company, nor any predecessor of the Company, nor any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location.

   (g) No Site is a current or proposed Environmental Clean-up Site.

   (h) There are no Liens under or pursuant to any Environmental Law on any Site.

   (i) There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all 1998 upgrade requirements.

   (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to the Parent prior to execution of this Agreement.

   (k) The Company is not a party, whether as a direct signatory or as successor, assign, third party beneficiary or otherwise, to, and is not otherwise bound by, any lease or other contract under which the Company is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

   (l) The Company and any predecessors of the Company and any entity previously owned by the Company have provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

   2.21 Substantial Partnerships. None of United Parcel Service General Services Co. ("UPS"), MBE and eBay Incorporated ("eBay") intend, and none of the foregoing have threatened, to terminate or refuse to perform their obligations to, or adversely affect their relationship with, the Company as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. In addition, each of UPS, MBE and eBay have waived any express or implied rights of first refusal, rights of first offer or termination rights which may be triggered by the execution of this Agreement and the contemplation and consummation of the transactions described in this Agreement.

   2.22 Accounts Receivable. The accounts and notes receivable of the Company reflected on the Company Financials, and all accounts and notes receivable arising subsequent to the Unaudited Financial Statement Date, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

   2.23 Other Negotiations; Brokers; Third Party Expenses. Neither the Company nor, to the knowledge of the Company, any of its Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company or any such Affiliate) (a) has entered into any Contract that conflicts with, or could be expected to delay or prevent, any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person regarding any transaction involving the Company which could result in the Parent, the Company or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. Section 2.23 of the Disclosure Letter sets forth the principal terms and conditions of any Contract with respect to, and a reasonable estimate of, all Third Party Expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

   2.24 Foreign Corrupt Practices Act. Neither the Company, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

   2.25 Financial Projections. The Company has made available to the Parent certain financial projections with respect to the Company's business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable.

   2.26 Approvals.

   (a) Section 2.26(a) of the Disclosure Letter contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company which are required to be given to or obtained by the Company from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement.

   (b) Section 2.26(b) of the Disclosure Letter contains a list of all material non-Governmental or Regulatory Authority Approvals which are required to be given to or obtained by the Company from any and all third parties in connection with the consummation of the transactions contemplated by this Agreement.

   (c) The Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company in the manner as it is currently being conducted and since its inception, there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company as it is currently being conducted are set forth in Section 2.26(c) of the Disclosure Letter.

   (d) The affirmative vote or consent of the holders of two-thirds of the outstanding shares of each of (i) the Company Common Stock and (ii) the Series A Preferred Stock and the Series B Preferred Stock, voting together as a class, are the only votes of the holders of any of the Company Capital Stock necessary to approve this Agreement and the Merger and the transactions contemplated hereby.

   (e) The shareholders of Company that have concurrently herewith entered into Support Agreements constitute (x) the holders of a majority of the Company Common Stock and (y) the Holders of two-thirds of the Series A Preferred Stock and the Series B Preferred Stock, voting together as a class, in each case approving this Agreement and the Merger and the transactions contemplated hereby.

   2.27 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Merger or the transactions contemplated hereby. The Company has not adopted any shareholder rights plan or similar "poison pill" arrangement, provision or understanding.

   2.28 Registration Statement; Information Sheet/Prospectus. The information supplied by the Company for inclusion in the Registration Statement on Form S-4 of the Parent relating to the offer and sale of shares of Parent Common Stock in connection with the transactions contemplated by this Agreement (the "Registration Statement") pursuant to which the shares of Parent Common Stock issuable hereunder will be registered for public resale shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Parent in connection with the approval, under the NASD's rules, of the issuance of shares of Parent Common Stock hereunder (such information statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to the Parent's stockholders, on the date of the special meeting of the stockholders of Parent convened for the purpose of voting on (a) this Agreement and (b) an amendment to the Parent's 1999 Stock Incentive Plan to increase the number of shares of Parent Common Stock issuable thereunder (the "Parent Stockholders' Meeting") and at the Effective Time, contain any statement which, at such time, is false or misleading, with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform the Parent. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by the Parent or Merger Sub which is contained in any of the foregoing documents.

   2.29 Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Letter or in any certificate delivered to the Parent pursuant to this Agreement (including the Company Financials including the notes thereto) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby represent and warrant to the Company as follows:

   3.1 Organization and Qualification. Each of the Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, each with full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use and lease its Assets and Properties. Each of the Parent and Merger Sub are duly qualified, licensed or admitted to do business and are in good standing in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that could not reasonably be expected to have a material adverse effect on the Business or Condition of the Parent and its subsidiaries, taken as a whole.

   3.2 Authority Relative to this Agreement. Each of the Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Parent and Merger Sub of this Agreement and the consummation by the Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Board of Directors of each of the Parent and Merger Sub, and no other action on the part of the Board of Directors of either the Parent or Merger Sub is required to authorize the execution, delivery and performance of this Agreement and the consummation by the Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Parent and Merger Sub enforceable against the Parent and Merger Sub in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors' rights generally and by general principles of equity.

   3.3 SEC Documents; the Parent Financial Statements.

   (a) As of their respective filing dates, all SEC Documents filed by the Parent since June 30, 1999 and all SEC Documents filed after the date hereof but before the Closing complied or will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of the SEC Documents contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent such SEC Documents are corrected, updated or superseded by a document subsequently filed with the SEC.

   (b) The financial statements of the Parent, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange
Act) and present fairly the financial position of the Parent at the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in the Parent's accounting policies except as described in the notes to the Parent Financial Statements.

   (c) Except as reflected or reserved against in the Parent Financial Statements, the Parent has no material Liabilities or other obligations, except for Liabilities and obligations (i) incurred in the ordinary course of business since the date of the most recent Parent Financial Statements or (ii) that would not be required to be reflected or reserved against in the balance sheet of the Parent prepared in accordance with GAAP.

   3.4 No Conflicts. The execution and delivery by the Parent and Merger Sub of this Agreement does not, and the performance by the Parent of its obligations under this Agreement and the consummation of the transactions contemplated hereby do not and will not:

   (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation of the Parent, articles of incorporation of Merger Sub or bylaws of each of the Parent or Merger Sub;

   (b) conflict with or result in a violation or breach of any Law or Order applicable to the Parent or Merger Sub or their respective Assets or Properties;

   (c) except as would not have a material adverse effect on the Business or Condition of the Parent or Merger Sub, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under,
(iii) require the Parent to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result of the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Parent or Merger Sub or any of their respective Assets or Properties or
(vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Parent or Merger Sub is a party or by which any of their Assets and Properties are bound, except for (A) the expiration or termination of any waiting period under the HSR Act and (B) consents, approvals or actions of third parties that have been obtained.

   3.5 Ownership of Merger Sub; No Prior Activities. As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

   3.6 Investment Advisors. Except for Thomas Weisel Partners LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Parent.

   3.7 Absence of Certain Changes or Events. Since June 30, 1999 ("Parent Balance Sheet Date"), the Parent has conducted its business in the ordinary course in a manner consistent with past practice and there has not occurred:
(i) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of the Parent, or any direct or indirect redemption, purchase or other acquisition by the Parent of any of its shares of capital stock; (ii) any material amendment or change to the Parent's certificate of incorporation or bylaws; or (iii) any negotiation or agreement by the Parent to do any of the things described in the preceding clauses (i) or
(ii) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

   3.8 Compliance with Laws. The Parent and its subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or the ownership or operation of their business, except for such violations or failures to comply which would not reasonably be expected to have a material adverse effect on the Parent and its subsidiaries, taken as a whole.

   3.9 Tax Matters. Neither the Parent nor any of its subsidiaries nor, to the knowledge of the Parent, any of their respective Affiliates or agents is aware of any agreement, plan or other circumstance that would prevent the Merger from constituting a reorganization under Section 368(a) of the Code.

   3.10 Intellectual Property Rights. Except as otherwise described in the Parent's SEC Documents: (a) the Parent owns or possesses adequate rights to use all patents, patent rights or licenses, inventions, collaborative research agreements, trade secrets, know-how, trademarks, service marks, trade names and copyrights which are necessary to conduct its businesses as currently conducted, (b) the expiration of any patents, patent rights, trade secrets, trademarks, service marks, trade names or copyrights would not reasonably be expected to result in a material adverse effect on the Parent and its subsidiaries, taken as a whole, (c) the Parent has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of the Parent by others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights and (d) the Parent has not received any notice of, and has no knowledge of, any infringement of or conflict with asserted rights of others with respect to any patent, patent rights, inventions, trade secrets, know-how, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a material adverse effect on the Parent and its subsidiaries, taken as a whole. Except as otherwise disclosed in the Parent's SEC Documents, there is no claim being made against the Parent regarding patents, patent rights or licenses, inventions, collaborative research, trade secrets, know-how, trademarks, service marks, trade names or copyrights. Except as otherwise disclosed in the Parent's SEC Documents, the Parent, to its knowledge, does not in the current conduct of its business nor as or currently proposed to be conducted infringe or conflict with any right or patent of any third party, or any discovery, invention, product or process which is the subject of a patent application filed by any third party, known to the Parent, which such infringement or conflict is reasonably likely to result in a material adverse effect on the Parent and its subsidiaries, taken as a whole.

   3.11 Year 2000 Preparedness. There are no issues related to the Parent's preparedness for the Year 2000 that (a) are of a character required to be described or referred to in the Parent's SEC Documents which have not been accurately described in the Parent's SEC documents or (b) would reasonably be expected to result in any material adverse effect on the Parent and its subsidiaries, taken as a whole, or that would reasonably be expected to materially affect their Assets or Properties. To the Parent's knowledge, all internal computer systems and each Constituent Component of those systems and all computer-related products and each Constituent Component of those products of the Parent fully comply with Year 2000 Qualification Requirements. "Year 2000 Qualification Requirements" means that the internal computer systems and each Constituent Component of those systems and all computer-related products and each Constituent Component of those products of the Parent (i) have been reviewed to confirm that they store, process (including sorting and performing mathematical operations, calculations and computations), input and output data containing date and information correctly regardless of whether the date contains dates and times before, on or after January 1, 2000, (ii) have been designated to ensure date and time entry recognition and calculations, and date data interface values that reflect the century, (iii) accurately manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and will not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates, (iv) accurately process any date rollover and (v) accept and respond to two-digit year date input in a manner that resolves any ambiguities as to the century. "Constituent Component" means all software (including operating systems, programs, packages and utilities), firmware, hardware, networking components, and peripherals provided as part of the configuration. The Parent has inquired of material vendors as to their preparedness for the Year 2000 and has disclosed in the Parent's SEC Documents any issues that would reasonably be expected to result in a material adverse effect on the Parent and its subsidiaries, taken as a whole.

                                   ARTICLE 4
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

   4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (unless the Parent shall give its prior consent in writing) to carry on its business in the ordinary course consistent with past practice, to pay its Liabilities, including, but not limited to, Taxes consistent with the Company's past practices, to pay or perform other obligations when due consistent with the Company's past practices, subject to any good faith disputes over such Liabilities and, to the extent consistent with such business, to use reasonable efforts and institute all policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, independent contractors, shareholders and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Except as expressly contemplated by this Agreement and as set forth in
Section 4.1 of the Disclosure Letter, the Company shall not, without the prior written consent of the Parent, take, or agree in writing or otherwise to take, any of the actions described in Sections 2.9(a) through (ii) above, or any other action that could make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its agreements and covenants hereunder.

   4.2 No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, shareholders, attorneys, investment advisors, agents, representatives, Affiliates or Associates to) directly or indirectly, take any of the following actions with any Person other than the Parent and its designees: (a) solicit, initiate, entertain, review, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any Person relating to any possible Business Combination with the Company or any of its Subsidiaries (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (b) provide information with respect to the Company to any Person, other than the Parent, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination with the Company or any Subsidiary of the Company (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), (c) enter into a Contract with any Person, other than the Parent, providing for a Business Combination with the Company or any Subsidiary (whether such Subsidiaries are in existence on the date hereof or are hereafter organized), or (d) make or authorize any statement, recommendation or solicitation in support of any possible Business Combination with the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or are hereafter organized) other than by the Parent. Each of the foregoing provisions (a) through (d) shall be a "Triggering Event." In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal (formal or informal) relating to any of the above, the Company shall immediately notify the Parent thereof and provide the Parent with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep the Parent fully informed of the status and details of any such offer or proposal. Each of the Company and the Parent acknowledge that this Section 4.2 was a significant inducement for the Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the merger consideration to be paid to the shareholders of the Company or (ii) a failure to induce the Parent to enter into this Agreement.

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

   5.1 Proxy Statement/Prospectus; Registration Statement.

   (a) As soon as practicable, the Parent and the Company shall prepare, and the Parent shall file with the SEC, the Registration Statement. The Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus or the Registration

Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the same. The Company will promptly advise the Parent, and the Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or the Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

   (b) The Proxy Statement/Prospectus shall include a recommendation of the board of directors of each of the Parent and the Company that the Parent stockholders or the Company shareholders, as the case may be, approve the proposal submitted to them which are intended to facilitate the consummation of the transactions contemplated by this Agreement.

   5.2 Shareholder Approval.

   (a) The Company shall take all action necessary in accordance with Washington Code and its articles of incorporation and bylaws to convene a meeting of the Company's shareholders to vote on the approval and adoption of this Agreement and the Merger (the "Company Shareholders Meeting") or to secure a written consent of its shareholders within twenty days of the date the Registration Statement becomes Effective under the Securities Act. The Company shall consult with the Parent regarding the date of the Company Shareholders Meeting or written consent and use all reasonable efforts and shall not postpone the date of the Company Shareholders Meeting or written consent. The Company shall use its best efforts to solicit from shareholders of Company proxies or written consent, as the case may be, in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger.

   (b) The Parent shall promptly after the date hereof take all action necessary in accordance with the Delaware Code and its certificate of incorporation and bylaws to convene the Parent Stockholders Meeting or to secure the written consent of its stockholders. The Parent shall consult with the Company regarding the date of the Parent Stockholders Meeting or written consent of its stockholders and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the Parent Stockholders Meeting. The Parent shall use its best efforts to solicit from its stockholders' proxies or written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required to effect the Merger.

   5.3 Access to Information. Between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice the Company shall (a) give the Parent, Merger Sub and their respective officers, employees, accountants, counsel, financing sources and other agents and representatives full access during the Company's normal business hours to all buildings, offices, and other facilities and to all Books and Records of the Company, whether located on the premises of the Company or at another location, (b) permit Parent and Merger Sub to make such inspections as they may reasonably require, (c) cause its officers to furnish the Parent and Merger Sub such financial, operating, technical and product data and other information with respect to the business and Assets and Properties of the Company as the Parent and Merger Sub from time to time may request, including without limitation financial statements and schedules, (d) allow the Parent and Merger Sub the opportunity to interview third parties and business partners and such employees and other personnel and Affiliates of the Company with the Company's prior written consent, which consent shall not be unreasonably withheld or delayed and (e) assist and cooperate with the Parent and Merger Sub in the development of integration plans for implementation by the Parent and the Surviving Corporation following the Effective Time; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein.

   5.4 Confidentiality. The parties acknowledge that the Parent and Company have previously executed a mutual non-disclosure agreement, dated May 14, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

   5.5 Expenses; Termination Fee.

   (a) Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses; provided, that, if the Merger is consummated, the Parent agrees to pay the Estimated Third Party Expenses (as set forth on Section 2.23 of the Disclosure Letter) incurred by the Company which do not exceed $200,000 in the aggregate plus any Third Party Expenses reasonably incurred in excess of such $200,000 directly attributable to preparation of the Registration Statement and the Company agrees that the Parent will have full recourse to the Escrow Fund for payment of Third Party Expenses in excess of Estimated Third Party Expenses, whether such Third Party Expenses have been paid by the Company, accrued by the Company or have been incurred (and not accrued and paid) by the Company.

   (b) In the event this Agreement is terminated by the Parent under Section 8.1(h), the Company shall promptly, but in no event later than one day after the date of such termination, pay the Parent a fee equal to $5,000,000 in immediately available funds.

   5.6 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) or, as to the Parent, by the rules and regulations of the NASD, prior to the Effective Time, no disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by the Parent and the Company prior to release; provided, however, that such approval shall not be unreasonably withheld or delayed.

   5.7 Approvals. Each party shall use commercially reasonable efforts to obtain the Approvals from Governmental or Regulatory Authorities or under any of the Contracts or other agreements as may be required in connection with the Merger so as to preserve all rights of and benefits to the Company thereunder and each party shall provide the other party with such assistance and information as is reasonably required to obtain such Approvals (the payment of money for any such Approvals, other than filing fees, being unreasonable).

   5.8 Notification of Certain Matters. The Company shall give prompt notice to the Parent, and the Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company, the Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of the Company, the Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

   5.9 Company Affiliate Agreements. Schedule 5.9 of the Disclosure Letter sets forth those persons who, in the Company's reasonable judgment, are or, as of the Closing Date, may be "affiliates" of the Company within the meaning of Rule 145 under the Securities Act (the "Company Affiliates"). The Company shall provide the Parent such information and documents as the Parent shall reasonably request for purposes of reviewing such list. The Company shall use its commercially reasonable efforts to deliver or cause to be delivered to the Parent on or prior to the Closing from each of the Company Affiliates, an executed affiliate agreement in the form attached hereto as Exhibit C (a "Company Affiliate Agreement").

   5.10 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things (including, but not limited to, all action reasonably necessary to seek and obtain any and all consents and approvals of any Government or Regulatory Authority or Person; provided, however, that the Parent shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith) as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. The Company shall cause its shareholders to appoint, not later than two Business Days prior to the Closing Date, an individual, reasonably acceptable to the Parent, to act as Shareholders' Agent as contemplated by
Article 7.

   5.11 Form S-8. The Parent shall file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options to the extent the shares of Parent Common Stock issuable upon exercise of such Company Options qualify for registration on Form S-8. Such Form S-8 shall be filed on the date of expiration of any lock-up period imposed by any underwriter in connection with any follow-on stock offering by the Parent and agreed to by all of the Parent's officers, directors and holders (other than former shareholders of the Company) of five percent or more of the outstanding shares of Parent Common Stock.

   5.12 NNM Listing of Additional Shares Application. The Parent shall use its commercially reasonable efforts to cause to be authorized for quotation on the NNM the shares of Parent Common Stock issuable in connection with the Merger and the shares of Parent Common Stock issuable upon exercise, after the Closing Date, of the Company Options or the Company Warrants, in each case upon official notice of issuance.

   5.13 Company's Auditors. The Company will use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by the Parent to comply with applicable SEC regulations, (ii) the review of any Company audit or review work papers since the Company's inception, including the examination of selected interim financial statements and data and (iii) the delivery of such representations from the Company's independent accountants as may be reasonably requested by the Parent or its accountants. The Company shall use commercially reasonable efforts to obtain a binding fee quotation (on the same basis as the Company's fee arrangement with such accountants) and the engagement of its independent auditors to provide consents and comfort letters requested by the Parent.

   5.14 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

   5.15 Supplemental Disclosure Letter. The Company shall deliver on the Closing Date a supplement to the Disclosure Letter updating all of the disclosures accompanying the representations and warranties of the Company in this Agreement. Such supplement to the Disclosure Letter shall not affect the Parent's rights and remedies under Article 7.

   5.16 Tax Treatment. The Parent, the Company and the Surviving Corporation shall each use its best efforts (before and after the Effective Time) to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Section 6.1(c), including the execution of the letters of representation referred to therein.

   5.17 Parent Board Representation. The Parent shall use its commercially reasonable efforts to cause two persons, nominated by the Company, at least ten days prior to the date of the Parent Stockholders' Meeting (the "Board Nominees"), to be elected to the board of directors of the Parent as of the Effective Time.

                                   ARTICLE 6
                            CONDITIONS TO THE MERGER

   6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any of which may be waived, in writing, by agreement of the parties hereto:

   (a) Governmental and Regulatory Approvals. Approvals from any Governmental or Regulatory Authority (if any) deemed appropriate or necessary by any party to this Agreement shall have been timely obtained; and any waiting period under the HSR Act with respect to the receipt of Parent Common Stock by a shareholder of the Company shall have expired or been terminated.

   (b) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Merger or which would permit consummation of the Merger only if certain divestitures were made or if the Parent were to agree to limitations on its business activities or operations.

   (c) Tax Opinions. The Parent and the Company shall each have received written opinions from their counsel, in form and substance reasonably satisfactory to each of them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

   (d) Stockholder/Shareholder Approval. The (a) increase in number of shares of Parent Common Stock issuable under the Parent's 1999 Stock Incentive Plan and (b) Agreement shall have been approved and adopted by the requisite votes of the Parent's stockholders and the Merger shall have been approved by the Company's shareholders in accordance with applicable Laws.

   (e) Registration Statement. The Registration Statement shall have been declared effective by the SEC and no stop order shall be in effect and no Actions or Proceedings for that purpose shall be pending or, to the knowledge of the parties hereto, threatened with respect to the Registration Statement.

   6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

   (a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and on and as of the Effective Time as though such representation or warranty was made on and as of the Effective Time, and any representation or warranty made as of a specified date earlier than the Effective Time shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

   (b) Performance. Parent and Merger Sub shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Parent or Merger Sub at or before the Effective Time.

   (c) Officers' Certificate. The Parent shall have delivered to the Company a certificate, dated the Closing Date and executed by an authorized officer confirming the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

   (d) NNM Listing. The shares of Parent Common Stock issuable to shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger will be converted upon disposition shall have been authorized for quotation on the NNM upon official notice of issuance.

   (e) Parent Board Representation. The Board Nominees shall have been elected to the board of directors of the Parent.

   6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

   (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) when made and, after giving effect to the supplement to the Disclosure Letter made pursuant to Section 5.15, on and as of the Effective Time as though such representation or warranty was made on and as of the Effective Time; provided, however, and any representation or warranty made as of a specified date earlier than the Effective Time shall also have been true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) on and as of such earlier date.

   (b) Performance. The Company shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company on or before the Effective Time.

   (c) Officers' Certificate. The Company shall have delivered to the Parent a certificate, dated the Closing Date and executed by its President and Chief Executive Officer confirming the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

   (d) Third Party Consents. The Parent shall have been furnished with evidence satisfactory to it that the Company has obtained the consents, approvals and waivers listed in Section 2.6 of the Disclosure Letter (except for such consents, approvals and waivers the failure of which to receive could not be expected to have a material adverse effect on the Business or Condition of the Surviving Corporation).

   (e) Limitation on Dissent. The holders of less than five percent of the outstanding shares of Company Common Stock shall have exercised, nor shall they have any continuing right to exercise, appraisal, dissenters' or similar rights under applicable Law with respect to their shares arising out of or related to the transactions contemplated by this Agreement.

   (f) No Material Adverse Change. There shall have occurred no material adverse change or event or circumstance which could reasonably be expected to have a material adverse change in the Business or Condition of the Company since the date hereof.

   (g) Legal Proceedings. No Governmental or Regulatory Authority shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental or Regulatory Authority shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

   (h) Termination of Pension Plan. If required by the Parent in writing, Company shall, immediately prior to the Effective Time, terminate the Company's 401(k) Plan (the "401(k) Plan"); provided that the Parent shall pay all reasonable costs reasonably incurred in connection with such termination of the 401(k) Plan, and no further contributions shall be made to the 401(k) Plan, except for contributions received from participants prior to the termination date of the 401(k) Plan and contributions made on behalf of Participants in the 401(k) Plan that are based on compensation earned on or before such termination. The Company shall provide to the Parent (i) executed resolutions by the board of directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

   (i) Affiliate Agreements. Each Company Affiliate shall have executed and delivered to the Company and the Parent a Company Affiliate Agreement and such agreements shall be in full force and effect.

   (j) Employees. The Employment Agreements shall continue to be in full force and effect (and none of Persons a party thereto shall have given any notice or other indication that they will not continue to be willing to be employed by the Parent following the Merger). The number of engineering and R&D employees of the Company as of the Closing shall be at least 95% of the number of such employees as of the date of this Agreement (excluding any such employee who, as of the date of this Agreement, has given notice or other indication that they will not continue to be willing to be employed by the Parent following the Merger); provided that the Parent shall take no action indicating that the compensation and benefits of such employees after the Closing would, in the aggregate, be less favorable than the compensation and benefits received by such employees on the date of this Agreement.

   (k) Consents of UPS, MBE and eBay. The Support Agreements with each of UPS and MBE shall continue to be in full force and effect and none of them or eBay shall have given notice of their intent to materially change or terminate their business relationship with the Company or that such party will not continue to perform the terms of its business relationship with the Company.

   (l) Lock-up Agreements. Each shareholder of the Company who is requested by any underwriter of the Parent to deliver a lock-up agreement shall have delivered an executed lock-up agreement in such form as required by any underwriter of the Parent and agreed to by all of the Parent's officers, directors and holders (other than former shareholders of the Company) of five percent or more of the outstanding shares of Parent Common Stock.

   (m) Appointment of Shareholders' Agent. By action of the holders of at least two thirds of the outstanding shares of capital stock of the Company (calculated on an as if converted basis) shall have appointed an individual, reasonably acceptable to the Parent, to act as their agent and attorney-in-fact in the manner contemplated by Article 7 (the "Shareholders' Agent"), who shall have signed an agreement to be bound to this Agreement as Shareholders' Agent.

                                   ARTICLE 7
             SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
                         AGREEMENTS; ESCROW PROVISIONS

   7.1 Survival of Representations, Warranties, Covenants and
Agreements. Except as otherwise provided in Section 8.2, all of the representations, warranties, covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until the first anniversary of the Closing Date (the "Expiration Date").

   7.2 Escrow Provisions.

   (a) Establishment of the Escrow Fund. As soon as practicable after the Effective Time, the Escrow Amount, without any act of any shareholder of the Company, will be deposited with the Depositary (plus a proportionate share of any additional shares of Parent Common Stock as may be issued upon any stock splits, stock dividends or recapitalizations effected by the Parent following the Effective Time), such deposit to constitute the Escrow Fund to be governed by the terms set forth herein. The portion of the Escrow Amount contributed on behalf of each shareholder of the Company shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled under Section 1.6.

   (b) Recourse to the Escrow Fund. The Escrow Fund shall be available to compensate the Parent and the Surviving Corporation, and their respective officers, directors, employees, agents, Affiliates and Associates for any and all Losses (whether or not involving a Third Party Claim), incurred or sustained by the Parent or Merger Sub, their respective officers, directors, employees, agents, Affiliates or Associates, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein or in any instrument delivered pursuant to this Agreement. The Parent, Merger Sub and the Company each acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the aggregate Merger consideration to be paid to the shareholders of the Company. The Escrow Fund shall be the sole post closing remedy of the Parent and the Surviving Corporation for any breach of any representation, warranty, agreement or covenant contained herein (other than claims for fraud or negligent misrepresentation; provided, that no former shareholder of the Company shall be liable to the Parent or the Surviving Corporation for acts of fraud or negligent misrepresentation by Persons other than that former shareholder of the Company ).

   (c) Escrow Period; Distribution of Escrow Fund upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 5:00 p.m., Pacific Time, on the Expiration Date (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and all shares of Parent Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this
Section 7.2(c); provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is necessary in the reasonable judgment of the Parent, subject to the objection of the Shareholders' Agent and the subsequent arbitration of the matter in the manner as provided in Section 7.2(g) hereof, to satisfy any unsatisfied claims under this Section 7.2 concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary prior to termination of such Escrow Period. As soon as all such claims, if any, have been resolved, the Depositary shall deliver to the former shareholders of the Company the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of shares of Parent Common Stock remaining in the Escrow Fund to the former shareholders of the Company pursuant to this Section 7.2(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund and the Parent shall use its commercially reasonable efforts to have such shares delivered within five Business Days of such resolution.

   (d) Protection of Escrow Fund.

     (i) The Depositary shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of the Parent and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

     (ii) Any shares of Parent Common Stock or other Equity Equivalents securities issued or distributed by the Parent ("New Shares") in respect of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Parent Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Parent Common Stock shall not be added to the Escrow Fund but shall be distributed to the former shareholders of the Company ratably in proportion to their respective contributions to the Escrow Fund.

     (iii) Each former shareholder of the Company shall have voting rights with respect to the shares of Parent Common Stock contributed to the Escrow Fund by such former shareholder of the Company (and on any voting securities added to the Escrow Fund in respect of such shares of Parent Common Stock).

   (e) Claims Upon Escrow Fund.

     (i) Upon receipt by the Depositary at any time on or before the last day of the Escrow Period of a certificate signed by any officer of the Parent (an "Officer's Certificate"): (A) stating that the Parent has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, directly or indirectly, as a result of any inaccuracy or breach of any representation, warranty, covenant or agreement of the Company contained herein or in any instrument delivered pursuant to this Agreement, and (B) specifying in reasonable detail the bona fide individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the bona fide basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty, agreement or covenant to which such item is related, the Depositary shall, subject to the provisions of Section 7.2(f) hereof, deliver to the Parent out of the Escrow Fund, as promptly as practicable, shares of Parent Common Stock held in the Escrow Fund in an amount equal to such Losses. No claim may be made against the Escrow Fund until the aggregate indemnifiable losses exceed $50,000 and then such claim may be made for such $50,000 of indemnifiable Losses and any Losses in excess of $50,000.

     (ii) For the purposes of determining the number of shares of Parent Common Stock to be delivered to the Parent out of the Escrow Fund pursuant to Section 7.2(e)(i), the shares of Parent Common Stock shall be valued at the Closing Price.

   (f) Objections to Claims. At the time of delivery of any Officer's Certificate to the Depositary, a duplicate copy of such certificate shall be delivered to the Shareholders' Agent and for a period of thirty days after such delivery, the Depositary shall make no delivery to the Parent of any Escrow Amounts pursuant to Section 7.2(e) hereof unless the Depositary shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty-day period, the Depositary shall make delivery of shares of Parent Common Stock from the Escrow Fund in accordance with Section 7.2(e) hereof; provided that no such payment or delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary prior to the expiration of such thirty-day period.

   (g) Resolution of Conflicts; Arbitration.

     (i) In case the Shareholders' Agent shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholders' Agent and the Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and the Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary. The Depositary shall be entitled to rely on any such memorandum and distribute shares of Parent Common Stock from the Escrow Fund in accordance with the terms thereof.

     (ii) If no such agreement can be reached after good faith negotiation, either the Parent or the Shareholders' Agent may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three arbitrators, one selected by the Parent and one selected by the Shareholders' Agent, and the two arbitrators selected by the Parent and the Shareholders' Agent shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorney's fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(f) hereof, the Depositary shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators.

     (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the city and county of Los Angeles, California under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Section 7.2(g), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, the Parent shall be deemed to be the Non-Prevailing Party in the event that the arbitrators award the Parent less than the sum of one-half of the bona fide disputed amount of any Losses; otherwise, the former shareholders of the Company as represented by the Shareholders' Agent shall be deemed to be the Non-Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

   (h) Shareholders' Agent of the Shareholders; Power of Attorney.

     (i) In the event that the Merger is approved by the shareholders of the Company, effective upon such vote, and without further act of any shareholder, the Shareholders' Agent shall be appointed as agent and attorney-in-fact for each former shareholder of the Company (except such shareholders, if any, as shall have perfected their appraisal or dissenters' rights under the Washington Code), for and on behalf of former shareholders of the Company, to give and receive notices and communications, to authorize delivery to the Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of claims by the Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the former shareholders of the Company from time to time upon not less than thirty days prior written notice to the Parent; provided, however, that the Shareholders' Agent may not be removed unless holders of a two-thirds interest in the Escrow Fund agree to such removal and to the identity of the substituted shareholder agent. Any vacancy in the position of Shareholders' Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall not receive compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the former shareholders of the Company.

     (ii) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment.

   (i) Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all the former shareholders of the Company for whom a portion of the Escrow Amount otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Depositary and the Parent may rely upon any such decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of every such shareholder of the Company. The Depositary and the Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

   (j) Third-Party Claims. In the event the Parent becomes aware of a third-party claim (a "Third Party Claim") which the Parent reasonably expects may result in a demand against the Escrow Fund, the Parent shall notify the Shareholders' Agent of such claim, and the Shareholders' Agent, as representative for the shareholders of the Company, shall be entitled, at their expense, to participate in any defense of such claim. The Parent shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if the Parent settles any Third Party Claim without the Shareholders' Agent's consent (which consent shall not be unreasonably withheld or delayed), the Parent may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by the Parent in such settlement. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object under any provision of this Article 7 to the amount of any claim by the Parent against the Escrow Fund with respect to the amount of Losses incurred by the Parent in such settlement.

   (k) Depositary's Duties.

     (i) The Depositary shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary may receive after the date of this Agreement which are signed by an officer of the Parent and the Shareholders' Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties.

  The Depositary shall not be liable for any act done or omitted hereunder as Depositary while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

     (ii) The Depositary is hereby expressly authorized to comply with and obey Orders of any court of law or Governmental or Regulatory Authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary obeys or complies with any such Order, the Depositary shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such Order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

     (iii) The Depositary shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     (iv) The Depositary shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary.

     (v) In performing any duties under the Agreement, the Depositary shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary. The Depositary shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary shall in good faith believe to be genuine, nor will the Depositary be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority. In addition, the Depositary may consult with legal counsel in connection with the Depositary's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Depositary is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

     (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary will not be required to determine the controversy or to take any action regarding it. The Depositary may hold all documents and shares of Parent Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary's discretion, the Depositary may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary will not be liable for any damages. Furthermore, the Depositary may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary is authorized to deposit with the clerk of the court all documents and shares of Parent Common Stock held in escrow, except all costs, expenses, charges and reasonable attorneys' fees incurred by the Depositary due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Depositary shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

     (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Depositary harmless against any and all Losses incurred by the Depositary in connection with the performance of the Depositary's duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

     (viii) The Depositary may resign at any time upon giving at least thirty days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor Depositary which shall be accomplished as follows: the parties shall use their commercially reasonable efforts to mutually agree on a successor depositary within thirty days after receiving such notice. If the parties fail to agree upon a successor depositary within such time, the Depositary shall have the right to appoint a successor depositary authorized to do business in the State of California; provided, that such successor depositary shall be consented to by the Parent and the Shareholders' Representative (which consent shall not be unreasonably withheld or delayed). The successor depositary shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depositary as if originally named as Depositary. The Depositary shall be discharged from any further duties and liability under this Agreement.

   (l) Fees. All fees of the Depositary for performance of its duties hereunder shall be paid by the Parent in accordance with the fee schedule previously delivered to the Parent. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. The Parent agrees to pay these sums upon demand.

                                   ARTICLE 8
                       TERMINATION, AMENDMENT AND WAIVER

   8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

   (a) by mutual agreement of the Company, Parent and Merger Sub;

   (b) by the Parent, Merger Sub or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Pacific Time) on February 29, 2000 (provided, however, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental or Regulatory Authority that would make consummation of the Merger illegal;

   (c) by the Parent and Merger Sub, if there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental or Regulatory Authority, which would: (i) prohibit the Parent's or the Merger Sub's ownership or operation of all or any portion of the business of the Company or (ii) compel the Parent or Merger Sub to dispose of or hold separate all or a portion of the Assets and Properties of the Company as a result of the Merger;

   (d) by the Parent, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and (i) the Company has not cured such breach within fifteen days following receipt by the Company of written notice of such breach or is not using its commercially reasonable efforts to cure such breach after written notice of such breach to the Company (provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured) and (ii) as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied;

   (e) by the Company, if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger Sub and (i) the Parent has not cured such breach within fifteen days following receipt by the Company of written notice of such breach or is not using its commercially reasonable efforts to cure such breach after written notice of such breach to the Parent (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured), and
(ii) as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied;

   (f) by the Parent, if the Merger shall not have been approved at the Special Meeting by the requisite votes of the Company's shareholders in accordance with the Washington Code;

   (g) by the Company, if the Merger shall not have been approved by the Parent's shareholders at the Parent Special Meeting; or

   (h) by the Parent, if a Triggering Event (as defined in Section 4.2 hereof) shall have occurred.

   8.2 Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parent, Merger Sub or the Company, or their respective officers, directors or shareholders or Affiliates or Associates; provided, however, that each party shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 5.4, 5.5, 5.6, 8.2, 9.6, 9.9 and 9.10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                                   ARTICLE 9
                            MISCELLANEOUS PROVISIONS

   9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation, return receipt requested, or mailed by overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

     If to the Parent or Merger Sub to:

     Stamps.com Inc.
     3420 Ocean Park Boulevard, Suite 1040
     Santa Monica, California 90405
     Facsimile No.: (310) 314-8523
     Attn: Chief Executive Officer and
     Attn: Senior Director, Legal Affairs

     with a copy (which shall not constitute notice) to:

     Brobeck, Phleger & Harrison LLP
     38 Technology Drive
     Irvine, California 92618
     Facsimile No.: (949) 790-6301
     Attn: Bruce R. Hallett

     If to the Company to:

     iShip.com, Inc.
     3535 Factoria Boulevard SE, Suite 500
     Bellevue, Washington 98006
     Facsimile No.: (425) 602-5025
     Attn: President and Chief Executive Officer

     with a copy (which shall not constitute notice) to:

     Venture Law Group, a Professional Corporation
     4750 Carillion Point
     Kirkland, Washington 98033
     Facsimile No.: (425) 739-8750
     Attn: Craig E. Sherman

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, and (iii) if delivered by overnight courier to the address as provided in this Section, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

   9.2 Entire Agreement. This Agreement and the Confidentiality Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

   9.3 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, the parties shall execute and deliver to the other party such other documents and instruments, provide such materials and information and take such other actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other party to fulfill its obligations under this Agreement and the transactions contemplated hereby.

   9.4 Amendment; Waiver. Except as otherwise required by applicable law after the shareholders of the Company approve the Merger and this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

   9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article 7.

   9.6 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

   9.7 Headings. The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

   9.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

   9.9 Governing Law. Other than the mandatory provisions of the Washington Code, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

   9.10 Construction. The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra preferentum.

   9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

   9.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                                  ARTICLE 10
                                  DEFINITIONS

   10.1 Definitions.

   (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

   "Actions or Proceedings" means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

   "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) ten percent or more of any class of equity securities of that Person or any of its Affiliates or (ii) ten percent or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, manager, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling," "controlled by," and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

   "Aggregate Company Share Number" means the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including all shares of Company Common Stock issued or issuable upon exercise, conversion or exchange of all unvested and vested Company Options or Company Warrants which are not exercised, converted, exchanged or expired as of the Effective Time), (b) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (c) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

   "Aggregate Merger Share Number" means 8,000,000 shares of Parent Common Stock (as appropriately adjusted to reflect the effect of any stock split, stock dividend, stock combination, reorganization, reclassification or similar change by the Parent occurring after the date of this Agreement and prior to the Effective Time).

   "Agreement" means this Agreement and Plan of Merger, the Exhibits and the Disclosure Letter and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

   "Articles of Merger" has the meaning ascribed to it in Section 1.2.

   "Approval" means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

   "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including, but not limited to, the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

   "Associate" means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

   "Audited Financial Statement Date" means December 31, 1998.

   "Audited Financial Statements" means the audited balance sheets of the Company as of each of the fiscal years ended December 31, 1997 and December 31, 1998, respectively, and the related audited statements of operations, shareholders' equity and cash flows for each of the fiscal years then ended, in each case, including the notes thereto.

   "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans.

   "Business Combination" means, with respect to any Person, (i) any merger, consolidation or other business combination to which such Person is a party,
(ii) any sale, dividend, split or other disposition of any capital stock or other equity interests of such Person, (iii) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (iv) any sale, dividend or other disposition of all or a material portion of the Assets and Properties of such Person or (v) the entering into of any agreement or understanding, the granting of any rights or options, or the acquiescence of the Company, with respect to any of the foregoing.

   "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

   "Business or Condition of the Company" means the business, condition (financial or otherwise), results of operations, prospects or Assets and Properties of the Company.

   "Certificates" has the meaning ascribed to it in Section 1.8(b).

   "Closing" means the closing of the transactions contemplated by Section 1.2.

   "Closing Date" has the meaning ascribed to it in Section 1.2.

   "Closing Price" means the average closing sales price of Parent Common Stock as traded on the NNM and reported by The Wall Street Journal, for the thirty consecutive trading days ending on and including the third trading day prior to the Closing Date.

   "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

   "Common Stock Exchange Ratio" means the quotient obtained by dividing (x) the Aggregate Merger Share Number minus the Liquidation Share Number by (y) the Aggregate Company Share Number.

   "Company" has the meaning ascribed to it in the forepart of this Agreement.

   "Company Affiliates" has the meaning ascribed to it in Section 5.9.

   "Company Affiliate Agreement" has the meaning ascribed to it in Section 5.9.

   "Company Capital Stock" means the Company Common Stock and Company Preferred Stock.

   "Company Common Stock" has the meaning ascribed to it in Section 2.3(a).

   "Company Financials" means the Audited Financial Statements and the Interim Financial Statements.

   "Company Intellectual Property" shall mean any Intellectual Property that is
(i) owned by; (ii) licensed to; or (iii) was developed or created by or for the Company.

   "Company Option(s)" means any Option to purchase Company Capital Stock, excluding the Company Warrants.

   "Company Preferred Stock" has the meaning ascribed to it in Section 2.3(a).

   "Company Registered Intellectual Property" means all Registered Intellectual Property owned by, or filed in the name of, the Company.

   "Company Restricted Stock" means shares of Company Capital Stock which are subject to a repurchase option by the Company.

   "Company Warrants" means all of the warrants to purchase Company Capital Stock listed on Section 2.3(b) of the Disclosure Letter.

   "Contract" means any material contract, arrangement or understanding (whether written, oral or otherwise), including without limitation:

     (a) any distributor, sales, advertising, agency or manufacturer's representative contract;

     (b) any continuing contract for the purchase of materials, supplies, equipment or services involving in the case of any such contact more than $50,000 over the life of the contract;

     (c) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

     (d) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

     (e) any contract for capital expenditures in excess of $50,000 in the aggregate;

     (f) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person as that term is defined in the Exchange Act, as defined herein, or any confidentiality, secrecy or non-disclosure contract;

     (g) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

     (h) any contract with any person with whom the Company does not deal at arm's length

     (i) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; or

     (j) any contract granting or assigning Intellectual Property to or of the Company, except for contracts granting non-exclusive licenses in the ordinary course of business consistent with past practice.

   "Delaware Code" means the General Corporation Law of the State of Delaware and all amendments and additions thereto.

   "Depositary" means U.S. Stock Transfer Corporation (or other institution acceptable to the Parent and the Shareholders' Agent).

   "Disclosure Letter" means the letter delivered on the date hereof to Parent and Merger Sub by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article 2 of this Agreement or otherwise.

   "Dissenting Shares" has the meaning ascribed to it in Section 1.7(a).

   "Effective Time" has the meaning ascribed to it in Section 1.2.

   "Employment Agreements" has the meaning ascribed to it in the recitals.

   "Environment" means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as Persons, wildlife, fish, biota or other natural resources.

   "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

   "Environmental Law" means any federal, state, local or foreign environmental, health and safety or other Law relating to of Hazardous Materials, including without limitation, the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the California Safe Drinking Water and Toxic Enforcement Act.

   "Environmental Permit" means any permit, license, approval, consent or authorization required under or in connection with any Environmental Law and includes without limitation any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority.

   "Equity Equivalents" means securities (including Options to purchase any shares of Company Capital Stock) which, by their terms, are or may be exercisable, convertible or exchangeable for or into common stock, preferred stock or other securities at the election of the holder thereof.

   "ERISA" has the meaning ascribed to it in Section 2.13(a).

   "ERISA Affiliate" has the meaning ascribed to it in Section 2.13(a).

   "Escrow Amount" means ten percent of the Aggregate Merger Share Number.

   "Escrow Period" has the meaning ascribed to it in Section 7.2(c).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

   "Exchange Ratios" means the Series A Exchange Ratio, the Series B Exchange Ratio and the Common Stock Exchange Ratio.

   "Expiration Date" has the meaning ascribed to it in Section 7.1.

   "Financial Statement Date" means December 31, 1998.

   "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

   "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, postal service, department, official or other instrumentality of the United States, any foreign country, international treaty organization or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the NASD and any Person exercising the powers of any of the foregoing.

   "Hazardous Material" means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including, but not limited to, chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls,
(b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.

   "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

   "Income Tax" means (i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever, excluding any Other Tax, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such Tax (domestic or foreign); or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. (S)1.1502-6 or comparable provisions of any Taxing Authority in respect of a Tax Return of a Relevant Group.

   "Indebtedness" of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(d) under capital leases and (e) in the nature of guarantees of any obligations of any other Person.

   "Intellectual Property" means all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, utility models and utility model rights, copyrights, works of authorship, moral rights, mask work rights, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether patentable or not), invention disclosures, improvements, processes, formulae, algorithms, industrial models, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, files and other media on which any of the foregoing is stored.

   "Interim Financial Statements" means the unaudited balance sheet of the Company as of August 31, 1999, and the related unaudited statement of operations and statement of cash flows for the eight-month period ended on such date.

   "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

   "IRS" means the United States Internal Revenue Service or any successor entity.

   "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

   "Liabilities" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

   "License" means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including, without limitation, any covenants not to sue with respect to any Intellectual Property).

   "Lien(s)" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any (a) restrictions on transfer generally arising under any applicable federal or state securities law or (b) liens incurred in the ordinary course of business.

   "Liquidation Share Number" means the quotient of (x) the Series A Liquidation Preference plus the Series B Liquidation Preference divided by (y) the Closing Price.

   "Losses" means any and all damages, fines, fees, Taxes, penalties, deficiencies, losses, costs (including, but not limited to, indemnification payments made to any Persons) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including the reasonable fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

   "Merger" has the meaning ascribed to it in the recitals to this Agreement.

   "Merger Sub" has the meaning ascribed to it in the forepart of this Agreement.

   "NASD" means the National Association of Securities Dealers, Inc.

   "New Shares" has the meaning ascribed to it in Section 7.2(d)(ii).

   "NNM" means the distinct tier of The Nasdaq Stock Market referred to as the Nasdaq National Market.

   "Officer's Certificate" has the meaning ascribed to it in Section
7.2(e)(i).

   "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person; (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person, excluding, however, the Company Preferred Stock; or
(iii) whose value is in whole or in part dependent on the value of any class or series of Company Capital Stock or the value of the equity interests of the Company.

   "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final and whether subject to appeal or review or not).

   "Other Tax" means any sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign).

   "Parent" has the meaning ascribed to it in the forepart of this Agreement.

   "Parent Common Stock" has the meaning ascribed to it in the recitals.

   "Parent Financial Statements" has the meaning ascribed to it in Section
3.3.

   "PBGC" means the Pension Benefit Guaranty Corporation established under
ERISA.

   "Permit" means any license, permit, franchise or authorization.

   "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, postal service, trust, union, association or Governmental or Regulatory Authority.

   "Plan" has the meaning ascribed to it in Section 2.13(a).

   "PTO" means the United States Patent and Trademark Office.

   "Registered Intellectual Property" shall mean all United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks and servicemarks, applications to register trademarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled;
(iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

   "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

   "Relevant Group" has the meaning ascribed to it in Section 2.10(a).

   "Restricted Stock Purchase Agreements" means the Stock Purchase Agreements listed on Schedule 1.6(b)(v) of the Disclosure Letter.

   "SEC" means the Securities and Exchange Commission or any successor entity.

   "SEC Documents" means, with respect to any Person, each report, schedule, form, statement or other document filed with the SEC by such Person pursuant to
Section 12 or 13(a) of the Exchange Act.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "Series A Exchange Ratio" means (a) the Common Stock Exchange Ratio plus (b) the quotient of (i) $0.375 divided by (ii) the Closing Price.

   "Series A Liquidation Preference" means the product of (i) the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time and (ii) $0.375.

   "Series A Preferred Stock" means the Series A Preferred Stock of the
Company.

   "Series B Exchange Ratio" means (a) the Common Stock Exchange Ratio plus (b) the quotient of (i) $0.75 divided by (ii) the Closing Price.

   "Series B Liquidation Preference" means the product of (i) the sum of the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time and the number of shares of Series B Preferred Stock issuable upon the exercise of the MBE Warrant and (ii) $0.75.

   "Series B Preferred Stock" means the Series B Preferred Stock of the
Company.

   "Shareholders' Agent" has the meaning ascribed to it in Section 6.3(m).

   "Site" means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company, any predecessors of the Company, or any entities previously owned by the Company, including all soil, subsoil, surface waters and groundwater.

   "Stock Plan" has the meaning ascribed to it in Section 1.6(c)(iv).

   "Subsidiary" means any Person in which the Company or the Parent, as the context requires, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least 50% of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

   "Support Agreement" has the meaning ascribed to it in the recitals.

   "Surviving Corporation" has the meaning ascribed to it in Section 1.1.

   "Takeover Statute" means a "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

   "Tax" or "Taxes" means Income Taxes and/or Other Taxes, as the context requires.

   "Tax Laws" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

   "Tax Returns" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by, a Taxing Authority in connection with any Tax.

   "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

   "Third Party Claim" has the meaning ascribed to it in Section 7.2(j).

   "Third Party Expenses" has the meaning ascribed to it in Section 5.5.

   "Washington Code" means the Washington Business Corporations Act and all amendments and additions thereto.

   (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms "Article" or "Section" or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company, (vi) the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation," and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. The term "party" or "parties" when used herein refer to the Parent and Merger Sub, on the one hand, and the Company, on the other hand.

   (c) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person, "known to" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and directors of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry.

   IN WITNESS WHEREOF, the Parent, Merger Sub and Company and with respect to
Section 7.2 only, the Depositary have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

STAMPS.COM INC.                           ISHIP.COM, INC.

By:        /s/ John M. Payne              By:     /s/ Stephen M. Teglovic
  ----------------------------------         ----------------------------------
  John M. Payne                              Stephen M. Teglovic
  Chairman and Chief Executive               President and Chief Executive
  Officer                                    Officer

ROCKET ACQUISITION CORP.

By:        /s/ John M. Payne
  ----------------------------------
  John M. Payne
  Chairman and Chief Executive Officer

U.S. STOCK TRANSFER CORPORATION,
as Depositary

By:       /s/ Carol J. Clays
  ----------------------------------
  Name:     Carol J. Clays
  Title:    Vice President

                                                                         ANNEX B


             LETTERHEAD OF THOMAS WEISEL PARTNERS MERCHANT BANKING

October 22, 1999

Board of Directors
Stamps.com Inc.
3420 Ocean Park Boulevard
Santa Monica, CA 90405

Members of the Board:

   We understand that iShip.com, Inc., a Washington corporation (the "Company"), Stamps.com Inc., a Delaware corporation (the "Parent"), and Rocket Acquisition Corp., a Washington corporation and a wholly owned subsidiary of the Parent ("Merger Sub") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that (i) each outstanding share of common stock, $0.0005 par value per share, of the Company ("Company Common Stock"), other than any shares of Company Common Stock to be cancelled pursuant to Section 1.6(b) of the Merger Agreement and any dissenting shares, will be converted into the right to receive that number of shares of common stock, $0.001 par value per share, of the Parent ("Parent Common Stock") equal to the Common Stock Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole share of Parent Common Stock, (ii) each outstanding share of Series A preferred stock, $0.0005 par value per share, of the Company ("Company Series A Preferred Stock"), other than any shares of Company Series A Preferred Stock to be cancelled pursuant to
Section 1.6(b) of the Merger Agreement and any dissenting shares, will be converted into the right to receive that number of shares of Parent Common Stock equal to the Series A Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole share of Parent Common Stock and
(iii) each outstanding share of Series B preferred stock, $0.0005 par value per share, of the Company ("Company Series B Preferred Stock" and, together with the Company Common Stock and the Company Series A Preferred Stock, the "Company Capital Stock"), other than any shares of Company Series B Preferred Stock to be cancelled pursuant to Section 1.6(b) of the Merger Agreement and any dissenting shares, will be converted into the right to receive that number of shares of Parent Common Stock equal to the Series B Exchange Ratio (as defined in the Merger Agreement), rounded down to the nearest whole share of Parent Common Stock; provided that no more than 8,000,000 shares of Parent Common Stock will be issued in exchange for all outstanding shares of Company Capital Stock and all vested and unvested options and warrants of the Company. The number of shares of Parent Common Stock to be issued in exchange for shares of Company Capital Stock pursuant to the Merger is hereinafter referred to as the "Consideration". The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

   You have asked for our opinion as investment bankers as to whether the Consideration is fair to the Parent from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise the Parent with respect to alternatives to the Merger or the Parent's underlying decision to proceed with or effect the Merger.

   In connection with our opinion, we have, among other things; (i) reviewed certain publicly available financial and other data with respect to the Parent, including the consolidated financial statements for recent years and interim periods to June 30, 1999 and certain other relevant financial and operating data relating to the Parent made available to us from published sources and from the internal records of the Parent; (ii) reviewed the consolidated financial statements of the Company for recent years and interim periods to September 30,

1999 and certain other relevant financial and operating data relating to the Company made available to us from the internal records of the Company; (iii) reviewed the financial terms and conditions of a draft dated October 20, 1999 of the Merger Agreement; (iv) reviewed certain publicly available information concerning the trading of Parent Common Stock; (v) compared the Company and the Parent from a financial point of view with certain other Internet-based service companies which we deemed to be relevant; (vi) considered the financial terms, to the extent publicly available, of selected recent business combinations of Internet-based service companies which we deemed to be comparable, in whole or in part, to the Merger; (vii) completed a discounted cash flow analysis of the Company; (viii) reviewed and discussed with representatives of the management of the Company and the Parent certain information of a business and financial nature regarding the Company and the Parent, furnished to us by them, including financial forecasts and related assumptions of the Company and the Parent; (ix) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Parent's counsel; and (x) performed such other analyses and examinations as we have deemed appropriate.

   In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for the Company and the Parent provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of the Company and the Parent and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in the Company's or the Parent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to the Parent as to all legal and financial reporting matters with respect to the Parent, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company or the Parent, not have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

   We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the draft dated October 20, 1999 of the Merger Agreement, without any further amendments thereto, and without waiver by the Parent of any of the conditions to its obligations thereunder.

   We will receive a fee for our services in rendering this opinion. In the ordinary course of our business, we actively trade the equity securities of the Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of the Parent and performed various investment banking services for the Parent.

   Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration is fair to the Parent from a financial point of view, as of the date hereof.

   This opinion is directed to the Board of Directors of the Parent in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the Parent and does not address the relative merits of the Merger and any alternatives to the Merger, the Parent's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by the Parent, or quoted or disclosed to any person in any manner, without our prior written consent. We hereby give consent to the inclusion of this opinion in the joint proxy statement and consent solicitation/prospectus (the "Proxy Statement and Consent Solicitation/Prospectus") to be filed with the Securities and Exchange Commission in connection with the Merger, provided that this opinion be disclosed in its entirety in the Proxy Statement and Consent Solicitation/Prospectus and that any description of or reference to us or summary of this opinion or related valuation analyses be in form and substance acceptable to us and to our legal counsel.

                                          Very truly yours,

                                          THOMAS WEISEL PARTNERS LLC

                                                                         ANNEX C

                  WASHINGTON BUSINESS CORPORATION ACT, 23B. 13


RCW 23B.13.010
Definitions.
   As used in this chapter:

   (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B. 13.200 through 23B. 13.280.

   (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

   (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (7) "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020
Right to dissent.

   (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party
  (i) if shareholder approval is required for the merger by RCW 23B. 11.030, 23B. 11.080, or the articles of incorporation and the shareholder is entitled to vote oil the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action falls to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

   (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

     (a) The proposed corporate action is abandoned or rescinded;

     (b) A court having Jurisdiction permanently enjoins or sets aside the corporate action; or

     (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030
Dissent by nominees and beneficial owners.

   (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

   (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200
Notice of dissenters' rights.

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

   (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them. the dissenters' notice described in RCW 23B.13.220.

RCW 23B.13.210
Notice of intent to demand payment.

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and

     (b) not vote such shares in favor of the proposed action.

   (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220
Dissenters' notice.

   (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

   (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

     (e) Be accompanied by a copy of this chapter.

RCW 23B.13.230
Duty to demand payment.

   (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

   (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

   (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240
Share restrictions.

   (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23 B. 13.260.

   (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250
Payment.

   (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.1 3.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

   (2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (b) An explanation of how the corporation estimated the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under RCW 23B. 13.280; and

     (e) A copy of this chapter.

RCW 23B.13.260
Failure to take action.

   (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

   (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270
After-acquired shares.

   (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   (2) To the extent the corporation elects to withhold Payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B. 13.280.

RCW 23B.13.280
Procedure if shareholder dissatisfied with payment or offer.

   (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if

     (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation falls to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

     (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

   (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.
Court action.

   (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

   (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310
Court costs and counsel fees.

   (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23 B.13.280.

   (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B. 13.280; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

   (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Amended and Restated Certificate of Incorporation (the "Certificate") of Stamps.com Inc., a Delaware corporation (the "Company"), provides that, except to the extent prohibited by the General Corporation Law of the State of Delaware (the "DGCL"), the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company has obtained liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   The Company, with the approval of its board of directors, has obtained directors' and officers' liability insurance. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers, a form of which is Exhibit 10.10 hereto.

   There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. Moreover, the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 21. Exhibits and Financial Statement Schedules.

   (a) Exhibits

   The following Exhibits are furnished as required by Item 601 of Regulation
S-K:

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger, dated as of October 22, 1999, by and among the Company, Rocket Acquisition Corp. and iShip.com, Inc.(1)

  3.1    The Certificate.(2)

  3.2    Bylaws of the Company.(2)

  4.1    Specimen common stock certificate.(2)

  5.1**  Opinion of Brobeck, Phleger & Harrison LLP.

  8.1**  Opinion of Brobeck, Phleger & Harrison LLP.

  8.2**  Opinion of Venture Law Group, a Professional Corporation.

 10.1    Series A Stock Purchase Warrant, dated May 1, 1998, between the
         Company and Silicon Valley Bank.(2)

 10.2    Amended and Restated Investors' Rights Agreement, dated February 17,
         1999, between the Company and the investors named therein.(2)

 10.3    Patent Assignment from Mohan P. Ananda to the Company, dated January
         20, 1998.(2)

 10.4    Assignment and License Agreement between the Company and Mohan P.
         Ananda, dated January 20, 1998.(2)

 10.5    Employment Offer Letter, dated October 29, 1998, by and between the
         Company and John M. Payne.(2)

 10.6    Employment Agreement dated, January 20, 1998, by and between the
         Company and Mohan P. Ananda.(2)

 10.7    1998 Stock Plan and Forms of Notice of Grant and Stock Option
         Agreement.(2)

 10.8    1999 Stock Incentive Plan.(2)

 10.9    1999 Employee Stock Purchase Plan.(2)

 10.10 Form of Indemnification Agreement between the Company and its directors and officers.(2)

 10.11   Lease Agreement, dated August 27, 1998, between the Company and
         Spieker Properties, L.P. and Amendment No. One, dated January 8,
         1999.(2)

 10.12+  Advertising Insertion Order, dated December 16, 1998, between the
         Company and America Online, Inc. ("AOL").(2)

 10.13   Master Lease Agreement between the Company and FirstCorp, dated June
         5, 1998.(2)

 10.14 Quick Start Loan and Security Agreement, dated May 1, 1998, between the Company and Silicon Valley Bank.(2)

 10.15   Employment Offer Letter, dated August 7, 1998, between the Company and
         John W. LaValle.(2)

 10.16   Consulting Agreement, dated February 1, 1999, between the Company and
         Loren Smith.(2)

 10.17   Lease, dated April 12, 1999, between the Company and Spieker
         Properties, L.P.(2)

 10.18+  Sponsorship Agreement, dated May 14, 1999, between the Company and
         Intuit, Inc.(2)

 10.19+ Distributor Agreement, dated December 10, 1998, between the Company and Westvaco.(2)

 10.20+  Distributor Agreement, dated January 15, 1999, between the Company and
         Office Depot, Inc.(2)

 Exhibit
 Number                                Description
 -------                               -----------
 10.21+  Distributor Agreement, dated March 31, 1999, between the Company and
         Seiko Instruments USA, Inc.(2)

 10.22+  Distributor Agreement, dated March 30, 1999, between the Company and
         Avery Dennison Office Products Company.(2)

 10.23+  Distributor Agreement, dated March 11, 1999, between the Company and
         Dymo-Costar Corporation.(2)

 10.24   Series A Preferred Stock and Warrant Purchase Agreement, dated
         February 26, 1998, between the Company and certain investors.(2)

 10.25 Amended and Restated Voting Agreement, dated February 17, 1999, between the Company and certain investors.(2)

 10.26   Separation Agreement and Release, dated May 13, 1999, between the
         Company and Mohan Ananda.(2)

 10.27   License Agreement, dated May 13, 1999, between the Company and Mohan
         Ananda.(2)

 10.28 Series C Preferred Stock Purchase Agreement, dated February 17, 1999, between the Company and certain investors.(2)

 10.29   Amendment Letter to AOL, dated June 4, 1999.(2)

 10.30 Nondisclosure Agreement and Agreement to Release University from damages caused by testing, dated December 6, 1998.(2)

 10.31   Nondisclosure Agreement and Agreement to Release Carnegie Mellon, Inc.
         from damages caused by testing, dated April 22, 1997.(2)

 10.32 Letter of Intent from Stampmaster, Inc. and US Postal Service response letter between Stampmaster, Inc. and the US Postal Service, dated
         February 21, 1997 and April 23, 1997, respectively.(2)

 10.33   Consulting Agreement, dated June 21, 1999, between the Company and
         Carolyn Ticknor.(2)

 10.34   Interactive Marketing and Distribution Agreement, dated October 15,
         1999, between AOL and the Company.(3)

 10.35 Common Stock and Warrant Purchase Agreement, dated October 20, 1999, between AOL and the Company.(3)

 10.36 Common Stock Purchase Warrant, dated October 29, 1999, between AOL and the Registrant.(3)

 10.37   Consulting Agreement dated October 20, 1999 between the Company and
         Marvin Runyon.(3)

 10.38*  Amended and Restated Consulting Services Agreement dated November 15,
         1999 between the Registrant and Marvin Runyon.

 21.1    Subsidiaries of the Company.(3)

 23.1** Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibits 5.1 and 8.1 hereto).

 23.2**  Consent of Thomas Weisel Partners LLC.

 23.3**  Consent of Arthur Andersen LLP.

 23.4**  Consent of Moss Adams LLP.

 23.5**  Consent of Venture Law Group, A Professional Corporation (included in
         Exhibit 8.2).

 24.1*   Power of Attorney.

 27.1*   Financial Data Schedule.

 99.1*   Action by Written Consent of the Shareholders of iShip.com, Inc.
 99.2*   Proxy Card.

--------

 * Previously filed.

** Filed herewith.
(1) Incorporated by reference to the Company's Form 8-K filed with the Securities and Exchange Commission (the "Commission") on October 29, 1999. (File No. 000-26427).
(2) Incorporated by reference herein to the Registration Statement on Form S-1 filed with the Commission. (File No. 333-77025).
(3) Incorporated by reference to the Registration Statement on Form S-1 filed with the Commission. (File No. 333-90115)
 +  Confidential treatment requested and received as to certain portions.

   (b) Financial Statement Schedules

   All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

   (c) Reports, Opinions or Appraisals.

   The opinion of Thomas Weisel Partners LLC is included as Annex B to the joint proxy statement and consent solicitation/prospectus.

Item 17. Undertakings.

   (a) The company hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement and consent solicitation/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (b) The company hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (c) The undersigned hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

   (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Company has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Monica, State of California, on the 6th day of January, 2000.

                                          Stamps.com Inc.

                                          By: /s/ John M. Payne
                                          _____________________________
                                          John M. Payne
                                          Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ John M. Payne            Chairman, Chief Executive    January 6, 2000
______________________________________  Officer and Director
            John M. Payne               (Principal Executive
                                        Officer)

                  *                    President, Chief Operating   January 6, 2000
______________________________________  Officer and Director
            Loren E. Smith

         /s/ John W. LaValle           Chief Financial Officer,     January 6, 2000
______________________________________  (Principal Financial and
           John W. LaValle              Accounting Officer)

                  *                    Director                     January 6, 2000
______________________________________
          Thomas H. Bruggere

                  *                    Director                     January 6, 2000
______________________________________
           Mohan P. Ananda

                  *                    Director                     January 6, 2000
______________________________________
           David C. Bohnett

                  *                    Director                     January 6, 2000
______________________________________
           Jeffrey J. Brown

                  *                    Director                     January 6, 2000
______________________________________
           Thomas N. Clancy

                  *                    Director                     January 6, 2000
______________________________________
          G. Bradford Jones

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                     January 6, 2000
______________________________________
            Marvin Runyon

                  *                    Director                     January 6, 2000
______________________________________
          Carolyn M. Ticknor

 *By: /s/ John M. Payne

  _________________________

  John M. Payne

  Attorney-in-Fact